     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 6, 1998

                                                      REGISTRATION NO. 333-41437
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                   PRE-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3


                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                         FOREST CITY ENTERPRISES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             Ohio                                   1100 Terminal Tower,                               34-0863886
(STATE OR OTHER JURISDICTION OF                       50 Public Square                              (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)          Cleveland, Ohio 44113-2203 -- (216) 621-6060             IDENTIFICATION NUMBER)
                                    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                                  INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE
                                                          OFFICES)

                               WILLIAM M. WARREN
         General Counsel, Senior Vice President and Assistant Secretary
                              1100 Terminal Tower,
                                50 Public Square
                           Cleveland, Ohio 44113-2203
                                 (216) 621-6060
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                    COPY TO:

                                DAVID P. PORTER
                           Jones, Day, Reavis & Pogue
                              901 Lakeside Avenue
                             Cleveland, Ohio 44114
                                 (216) 586-3939
                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time as determined by market conditions and other factors, after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                                                     PROPOSED MAXIMUM         PROPOSED
       TITLE OF EACH CLASS OF SECURITIES           AMOUNT TO BE     AGGREGATE OFFERING   MAXIMUM AGGREGATE       AMOUNT OF
               BEING REGISTERED                  REGISTERED(1)(2)   PRICE PER UNIT(3)   OFFERING PRICE(2)(3) REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Debt Securities(4).............................
Preferred Stock, without par value(4)..........
Depositary Shares(5)...........................
Class A Common Stock, par value $.33 1/3 per
  share(4).....................................
Total..........................................    $250,000,000            100%           $250,000,000(5)      $73,750.00(7)
==============================================================================================================================

(1) In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies.

(2) Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus constituting a part of this Registration Statement also relates to $167,890,000 of the Registrant's securities registered under Registration Statement 333-22695 and for which a filing fee of $50,875.76 has previously been paid.

(3) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 and exclusive of accrued interest and dividends, if any.

(4) Also includes such indeterminate amounts of Debt Securities and Preferred Stock and indeterminate number of shares of Class A Common Stock as may be issued upon conversion of or exchange for any Debt Securities or Preferred Stock that are subject to this Registration Statement.

(5) In the event Forest City Enterprises, Inc. elects to offer to the public fractional interests in shares of the Preferred Stock registered hereunder, Depositary Receipts will be distributed to those persons purchasing such fractional interests and shares of Preferred Stock will be issued to the Depositary under the Deposit Agreement. No separate consideration will be received for the Depositary Shares.

(6) No separate consideration will be received for the Debt Securities, Preferred Stock, or the Class A Common Stock issuable upon conversion of or in exchange for any securities registered hereunder that provide for conversion or exchange into such securities.

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this registration statement is a combined prospectus relating also to Registration Statement No. 333-22695.

(7) Previously paid.
                             ---------------------
   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                EXPLANATORY NOTE

     This Registration Statement contains one form of prospectus to be used in connection with offerings of Debt Securities, Preferred Stock, Depositary Shares, and Class A Common Stock of Forest City Enterprises, Inc.

     Each offering of securities made under this Registration Statement will be made pursuant to this Prospectus, with the specific terms of the securities offered thereby in an accompanying Prospectus Supplement.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 27, 1998

                                  $417,890,000

                         FOREST CITY ENTERPRISES, INC.

 DEBT SECURITIES, PREFERRED STOCK, DEPOSITARY SHARES, AND CLASS A COMMON STOCK

    Forest City Enterprises, Inc., an Ohio corporation ("Forest City" or the "Company"), may from time to time offer together or separately its (a) debt securities, in one or more series, which may be senior debt securities (the "Senior Debt Securities"), senior subordinated debt securities (the "Senior Subordinated Debt Securities") or junior subordinated debt securities (the "Junior Subordinated Debt Securities" and, together with the Senior Subordinated Debt Securities, the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities"), (b) shares of its preferred stock, without par value (the "Preferred Stock"), which may be issued in the form of Depositary Shares (as defined herein) evidenced by Depositary Receipts (as defined herein), and (c) shares of its Class A Common Stock, par value
$.33 1/3 per share (the "Class A Common Stock"). The Debt Securities, Preferred Stock, and Class A Common Stock, are referred to herein collectively as the "Offered Securities."

    The Offered Securities may be issued in one or more series or issuance and will be limited to $417,890,000 aggregate public offering price (or its equivalent, based on the applicable exchange rate at the time of sale, in one or more foreign currencies, currency units or composite currencies as shall be designated by Forest City).

    Specific terms of the particular Offered Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement"), which will describe, without limitation and where applicable, the following: (a) in the case of the Debt Securities, the specific designation, aggregate principal amount, denominations, maturity, premium, if any, interest rate (which may be fixed or variable) or method of calculating interest, if any, place or places where principal, premium, if any, and interest, if any, on such Debt Securities will be payable, the currency in which principal, premium, if any, and interest, if any, on such Debt Securities will be payable, any terms of redemption, any sinking fund provisions, terms for any conversion or exchange into other Offered Securities, initial public offering or purchase price, methods of distribution and other special terms, (b) in the case of Preferred Stock, the specific designation, stated value and liquidation preference per share and number of shares offered, dividend rate (which may be fixed or variable) or method of calculating dividends, place or places where dividends will be payable, any terms of redemption, any sinking fund provisions, terms for any conversion or exchange into other Offered Securities, initial public offering or purchase price, methods of distribution and other special terms, (c) in the case of Class A Common Stock, the number of shares offered, initial public offering or purchase price, methods of distribution and other special terms, and (d) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share.

    The Debt Securities will be unsecured. Accordingly, holders of the Debt Securities should look only to the assets of Forest City for payments of interest and principal and premium, if any. The Senior Debt Securities will be senior unsecured obligations of Forest City, the Senior Subordinated Debt Securities will be subordinated in right of payment to all senior debt of Forest City, and the Junior Subordinated Debt Securities will be subordinated to the Senior Subordinated Debt Securities, to the extent described herein and in the applicable Prospectus Supplement relating thereto. The Debt Securities may be denominated in United States dollars or, at the option of Forest City if so specified in the applicable Prospectus Supplement, in one or more foreign currencies or currency units. The Debt Securities may only be issued in registered form or in the form of one or more global debt securities unless otherwise specified in the applicable Prospectus Supplement. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global debt securities.

    The Prospectus Supplement also will contain information, as applicable, about certain United States Federal income tax considerations relating to the Offered Securities.

    The Offered Securities may be sold through agents, underwriters or dealers as designated from time to time, directly to purchasers, or through a combination of such methods. See "Plan of Distribution." If agents of Forest City or any dealers or underwriters are involved in the sale of the Offered Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in or may be calculated from the Prospectus Supplement with respect to such Offered Securities.

    This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

             The date of this Prospectus is                , 1998.

                             AVAILABLE INFORMATION

     Forest City is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as Forest City, that file electronically with the Commission and the address of such Web site is http://www.sec.gov. Additionally, the Class A Common Stock of Forest City, par value $.33 1/3 per share, and the Class B Common Stock of Forest City, par value $.33 1/3 per share, are listed on the New York Stock Exchange under the symbols FCEA and FCEB, respectively and such reports, proxy statements and other information concerning Forest City are also available for inspection at the offices of the New York Stock Exchange located at 20 Broad Street, New York, NY 10005.

     Forest City has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Offered Securities. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to Forest City and the Offered Securities, reference is made to the Registration Statement and the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the Commission, at the address set forth above. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Forest City with the Commission are incorporated into this Prospectus by reference:

     1. Forest City's Annual Report on Form 10-K for the fiscal year ended January 31, 1997 (File No. 1-4372);

     2. Forest City's Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 1997;

     3. Forest City's Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 1997;

     4. Forest City's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1997; and

     5. Description of Forest City's Class A Common Stock contained in its Registration Statement on Form 10 (File No. 1-4372).

     Each document or report filed by Forest City pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering described herein shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such document.

     Forest City will provide without charge to any person, including any beneficial owners, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all documents incorporated by reference herein (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to: Forest City Enterprises, Inc., 1100 Terminal Tower, 50 Public Square, Cleveland, Ohio 44113-2203, Attention: Secretary (telephone:
216-621-6060).

     Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

                                  FOREST CITY

     Forest City Enterprises, Inc. (with its Subsidiaries, the "Company" or "Forest City") is one of the leading real estate development companies in the United States. It develops, acquires, owns and manages commercial and residential real estate projects in 21 states and the District of Columbia. At October 31, 1997, the Company had $2.8 billion in consolidated assets, of which approximately $2.6 billion was invested in commercial and residential real estate.

     The Company is organized into the four principal business groups:

     - The Commercial Group, which develops, acquires, owns and operates shopping centers, office buildings and mixed-use projects including hotels.

     - The Residential Group, which develops, acquires, owns and operates the Company's multi-family properties.

     - The Land Group, which owns and develops raw land into master planned communities and other residential developments for resale.

     - The Lumber Trading Group, which operates the Company's lumber wholesaling business.

     Forest City was incorporated in Ohio in 1960 as a successor to a business started in 1921. The address of Forest City's principal executive offices is 1100 Terminal Tower, 50 Public Square, Cleveland, Ohio 44113-2203; its telephone number is (216)621-6060.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of the Company for the periods indicated. For the purpose of computing such ratio, "earnings" consist of income from continuing operations before provision for income taxes and extraordinary gain, plus fixed charges, and distributed income from less than 50%-owned companies carried at equity, amortization of previously capitalized interest, equity method losses where the debt obligations are not guaranteed, less net capitalized interest of consolidated subsidiaries. "Fixed charges" comprise interest on long-term and short-term debt, capitalized interest, amortization of loan procurement costs and the portion of rents representative of an appropriate interest factor.

                                                    NINE MONTHS
                                                       ENDED
                                                    OCTOBER 31,        YEAR ENDED JANUARY 31,
                                                    -----------   --------------------------------
                                                    1997   1996   1997   1996   1995   1994   1993
                                                    ----   ----   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges................    --   1.14   1.11   1.10     --   1.04   1.08

     To date, Forest City has not issued any shares of Preferred Stock; therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges and are not separately presented. Total fixed charges exceeded the Company's adjusted earnings by $8 million and $28 million for the nine months ended October 31, 1997 and the fiscal year ended January 31, 1995, respectively. For the nine months ended October 31, 1997, earnings, as adjusted, includes income of $15 million from a lawsuit settlement related to Toscana, a 563-unit apartment complex, and a $39 million loss related to sales of Toscana ($36 million) and a partnership interest ($3 million), but does not include an extraordinary gain of $18 million related to the sale of Toscana. For the year ended January 31, 1995, earnings, as adjusted, includes a loss of $31 million related to the sale of Park LaBrea Towers but does not include an extraordinary gain of $60 million, also related to the sale of Park LaBrea Towers. The Company has sources of funds other than earnings from operations, principally from depreciation and amortization that are available to cover fixed charges.

                                USE OF PROCEEDS

     Except as otherwise set forth in the applicable Prospectus Supplement, Forest City intends to use the net proceeds from the sale of Offered Securities for general corporate purposes, which may include repayment of indebtedness, additions to working capital, capital expenditures and acquisitions or for such other purposes as may be specified in the applicable Prospectus Supplement. A more detailed description of the use of proceeds of any specific offering of Offered Securities will be set forth in the Prospectus Supplement pertaining to such offering.

                     DESCRIPTION OF SENIOR DEBT SECURITIES

     The Senior Debt Securities are to be issued under an Indenture (the "Senior Indenture"), between the Company and The Bank of New York, as Trustee (the "Trustee"), a copy of the form of such Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The particular terms of Senior Debt Securities which are offered by a Prospectus Supplement will be described in such Prospectus Supplement.

     The following summaries of certain provisions of the Indenture do not purport to be complete and are subject, and are qualified in their entirety by reference, to all the provisions of the Indenture, including the definitions therein of certain terms and to the description of the terms thereof included in the Prospectus Supplement relating to the Senior Debt Securities. Wherever particular Sections or defined terms of the Indenture are referred to herein or in a Prospectus Supplement, such Sections or defined terms are incorporated by reference herein or therein, as the case may be.

     The Company currently conducts substantially all of its operations through subsidiaries. The Company's ability to pay principal and interest on the Senior Debt Securities is dependent upon the ability of its subsidiaries to distribute their income to the Company. Certain of these subsidiaries are subject to financial covenants that may limit or prohibit their ability to make loans, advances, dividends or distributions to the Company.

     The Senior Debt Securities will rank pari passu in right of payment with all other existing and future senior unsecured indebtedness of the Company, including the Company's Guaranty (the "Guaranty") of the borrowings under the Forest City Rental Properties Corporation Credit Agreement dated as of December 10, 1997 among Forest City Rental Properties Corporation, a wholly owned subsidiary of the Company, and the banks party thereto, as amended (the "FCRPC Credit Agreement"). The Senior Debt Securities will be effectively subordinated to all existing and future senior secured indebtedness of the Company, to the extent of the value securing such indebtedness.

     Although the Senior Debt Securities are senior obligations of the Company, they are effectively subordinated to all existing and future indebtedness and other liabilities (including trade payables and capital lease obligations) of the Company's subsidiaries, including the borrowings under the FCRPC Credit Agreement. At January 31, 1998, approximately $2.0 billion of indebtedness issued or guaranteed by subsidiaries of the Company was outstanding in addition to borrowings under the FCRPC Credit Agreement. Except for the borrowings and guaranties permitted under the FCRPC Credit Agreement, all indebtedness issued or guaranteed by subsidiaries of the Company is nonrecourse to the Company.

     The FCRPC Credit Agreement will prohibit the payment of principal and interest on the Senior Debt Securities during the existence and continuation of a payment default under the FCRPC Credit Agreement or the Guaranty. In the event of a continuing non-payment default, the Guaranty prohibits FCRPC from making any distribution to the Company except as are necessary to pay interest (but not principal) on the Senior Debt Securities and taxes. The Guaranty also prohibits the Company's redemption or defeasance of the Senior Debt Securities without the consent of the lenders under the FCRPC Credit Agreement.

GENERAL

     The Senior Debt Securities will be senior unsecured obligations of the Company.

     The Prospectus Supplement will set forth the price or prices at which the Senior Debt Securities to be offered will be issued and will describe the following terms of such Senior Debt Securities: (1) the title of such Senior Debt Securities; (2) any limit on the aggregate principal amount of such Senior Debt Securities; (3) the Person to whom any interest on a Senior Debt Security shall be payable, if other than the Person in whose name that Senior Debt Security (or one or more predecessor Senior Debt Securities) is registered at the close of business on the Regular Record Date for such interest; (4) the date or dates on which the principal of any such Senior Debt Securities will be payable; (5) the rate or rates at which any of such Senior Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date for any such interest payable on any Interest Payment Date; (6) the place or places where the principal of and any premium and interest on any of such Senior Debt Securities will be payable; (7) the period or periods within which, the price or prices at which and the terms and conditions on which any of such Senior Debt Securities may be redeemed, in whole or in part, at the option of Forest City; (8) the obligation of the Company, if any, to repurchase or redeem the Senior Debt Securities upon the happening of an event or at the option of the Holder; (9) if other than the entire principal amount thereof, the portion of the principal amount of any of such Senior Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof; (10) if the principal amount payable at the Stated Maturity of any of such Senior Debt Securities will not be determinable as of any one or more dates prior to the Stated Maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any Maturity other than the Stated Maturity or which will be deemed to be Outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined); (11) if applicable, that such Senior Debt Securities, in whole or in any specified part, are defeasible pursuant to the provisions of the Indenture described under "Defeasance and Covenant
Defeasance -- Defeasance and Discharge" or "-- Covenant Defeasance," or under both such captions; (12) whether any of such Senior Debt Securities will be issuable in whole or in part in the form of one or more Global Securities, as defined in the Senior Indenture, and, if so, the respective Depositaries for such Global Securities, the form of any legend or legends to be borne by any such Global Security and any circumstances under which any such Global Security may be exchanged in whole or in part for Senior Debt Securities registered, and any transfer of such Global Security in whole or in part may be registered, in the names of Persons other than the Depositary for such Global Security or its nominee; (13) any addition to or change in the Events of Default applicable to any of such Senior Debt Securities and any change in the right of the Trustee or the Holders to declare the principal amount of any of such Senior Debt Securities due and payable; and (14) the covenants applicable to such Senior Debt Securities. (Section 301)

     Unless otherwise set forth in the Prospectus Supplement relating to the Senior Debt Securities, the Senior Debt Securities will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. (sec. 302) No service charge will be made for any registration of transfer or exchange of the Senior Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (sec. 305)

RESTRICTIVE COVENANTS

     Covenants applicable to the Senior Debt Securities will be set forth in the Prospectus Supplement relating to such Senior Debt Securities.

EVENTS OF DEFAULT

     Unless otherwise set forth in the Prospectus Supplement relating to the Senior Debt Securities, the following will be Events of Default under the Senior
Indenture: (a) failure to pay principal of (or premium, if any, on) any Senior Debt Security when due; (b) failure to pay any interest on any Senior Debt Security when due, continued for 30 days; (c) failure to perform or observe covenants of the Company in the Senior Indenture with respect to dispositions of assets, mergers, consolidations and sales of all or substantially all of the assets of the Company, and a change of control of the Company, each as specified in the Prospectus Supplement relating to the Senior Debt Securities; (d) failure to perform certain other covenants of the Company in the Senior Indenture, continued for 30 days after written notice as provided in the Senior Indenture;
(e) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any Subsidiary of the Company in an amount in excess of $10 million which remains undischarged or unstayed for a period of 45 days after the date on which the right to appeal has expired; (f) certain events in bankruptcy, insolvency or reorganization; and (g) any other Event of Default specified in the Prospectus Supplement relating to the Senior Debt Securities. (sec. 501) Subject to the provisions of the Senior Indenture relating to the duties of the Trustee in case an Event of Default (as defined) shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Senior Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (sec. 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Senior Debt Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (sec. 512)

     If an Event of Default (other than an Event of Default described in clause
(f) above) with respect to the Senior Debt Securities at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Senior Debt Securities may accelerate the maturity of all Senior Debt Securities; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Senior Debt Securities may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Senior Indenture. (sec.
502) For information as to waiver of defaults, see "Modification and Waiver".

     No Holder of any Senior Debt Security will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default (as defined) and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Senior Debt Securities shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Senior Debt Securities a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (sec. 507) However, such limitations do not apply to a suit instituted by a Holder of a Senior Debt Security for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note. (sec. 508)

     The Company will be required to furnish to the Trustee a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (sec. 1020)

MODIFICATION AND WAIVER

     Unless otherwise set forth in the Prospectus Supplement relating to Senior Debt Securities, modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Senior Debt Securities; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Senior Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Senior Debt Security, (b) reduce the principal amount of, or the premium or interest on, any Senior Debt Security,
(c) change the place or currency of payment of principal of, or premium or interest on, any Senior Debt Security, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Senior Debt Security, (e) reduce the above-stated percentage of Outstanding Senior Debt Securities necessary to modify or amend the Indenture, (f) reduce the percentage of aggregate principal amount of Outstanding Senior Debt Securities necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, or (g) modify any other provisions of the Indenture set forth in the Prospectus Supplement relating to such Senior Debt Securities. (sec. 902)

     The Holders of a majority in aggregate principal amount of the Outstanding Senior Debt Securities may waive compliance by the Company with certain restrictive provisions of the Indenture. (sec. 1021) The Holders of a majority in aggregate principal amount of the Outstanding Senior Debt Securities may waive any past default under the Indenture, except a default in the payment of principal, premium or interest or any other default specified in the Prospectus Supplement relating to such Senior Debt Securities. (sec. 513)

DEFEASANCE AND COVENANT DEFEASANCE

     If and to the extent indicated in the Prospectus Supplement, Forest City may elect, at its option at any time, to have the provisions of Section 1202, relating to defeasance and discharge of indebtedness, or Section 1203, relating to defeasance of certain restrictive covenants in the Indenture, applied to the Senior Debt Securities. (Section 1201)

DEFEASANCE AND DISCHARGE

     The Indenture will provide that, upon Forest City's exercise of its option (if any) to have Section 1202 applied to any Senior Debt Securities, Forest City will be discharged from all its obligations with respect thereto, except for certain obligations to exchange or register the transfer of Senior Debt Securities, to replace stolen, lost or mutilated Senior Debt Securities, to maintain paying agencies and to hold moneys for payment in trust, upon the deposit in trust for the benefit of the Holders of such Senior Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Senior Debt Securities on the Stated Maturity in accordance with the terms of the Indenture and such Senior Debt Securities. Such defeasance or discharge may occur only if, among other things, Forest City has delivered to the Trustee an Opinion of Counsel to the effect that Forest City has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Senior Debt Securities will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1202 and 1204)

COVENANT DEFEASANCE

     The Indenture will provide that, upon Forest City's exercise of its option (if any) to have Section 1203 applied to any Senior Debt Securities, Forest City may omit to comply with certain restrictive covenants, including any that may be described in the Prospectus Supplement relating to the Senior Debt Securities, and the occurrence of certain Events of Default will be deemed not to be or result in an Event of Default, in each case with respect to such Senior Debt Securities. Forest

City, in order to exercise such option, will be required to deposit, in trust for the benefit of the Holders of such Senior Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and each installment of interest on such Senior Debt Securities on the Stated Maturity in accordance with the terms of the Indenture and such Senior Debt Securities. Forest City will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that holders of such Senior Debt Securities will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur.

     In the event Forest City exercised this option with respect to any Senior Debt Securities and such Senior Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Senior Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Senior Debt Securities upon any acceleration resulting from such Event of Default. In such case, Forest City would remain liable for such payments. (Sections 1203 and 1204)

NOTICES

     Notices to Holders of Senior Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register. (Sections 101 and 106)

TITLE

     Forest City, the Trustee and any agent of Forest City or the Trustee may treat the Person in whose name a Senior Debt Security is registered as the absolute owner thereof (whether or not such Senior Debt Security may be overdue) for the purpose of making payment and for all other purposes. (Section 308)

RELATIONSHIP WITH THE TRUSTEE

     The Bank of New York is Trustee under the Senior Indenture and is also a lender to subsidiaries of the Company of non-recourse project debt.

GOVERNING LAW

     The Indenture and the Senior Debt Securities will be governed by, and construed in accordance with, the law of the State of New York. (Section 112)

                  DESCRIPTION OF SUBORDINATED DEBT SECURITIES

     The Senior Subordinated Debt Securities are to be issued under an Indenture (the "Senior Subordinated Indenture"), between Forest City, as issuer, and National City Bank, as Trustee (the "Senior Subordinated Trustee"). The Junior Subordinated Debt Securities will be issued pursuant to a separate Indenture (the "Junior Subordinated Indenture" and, together with the Senior Subordinated Trustee, the "Subordinated Trustee"), also between Forest City, as issuer, and National City Bank, as Trustee. The Senior Subordinated Indenture and Junior Subordinated Indenture are sometimes referred to collectively as the "Subordinated Indentures." A copy of the form of each Subordinated Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Subordinated Debt Securities may be issued from time to time in one or more series. The particular terms of each series of Subordinated Debt Securities, or of Subordinated Debt Securities forming a part of a series, which are offered by a Prospectus Supplement, will be described in such Prospectus Supplement.

     The following summaries of certain provisions of the Subordinated Indentures do not purport to be complete and are subject, and are qualified in their entirety by reference, to all the provisions of the Subordinated Indentures, including the definitions therein of certain terms, and, with respect to any particular Subordinated Debt Securities, to the description of the terms thereof included in the Prospectus Supplement relating thereto. Wherever particular Sections or defined terms of the Indentures are referred to herein or in a Prospectus Supplement, such Sections or defined terms are incorporated by reference herein or therein, as the case may be.

     The Company currently conducts substantially all of its operations through subsidiaries. The Company's ability to pay principal and interest on the Subordinated Debt Securities is dependent upon the ability of its subsidiaries to distribute their income to the Company. Certain of these subsidiaries are subject to capital adequacy restrictions and financial covenants.

     The Junior Subordinated Debt Securities will be subordinated in right of payment to all Senior Debt (as defined herein) and the Senior Subordinated Debt Securities will be subordinated in right of payment to all Senior Indebtedness (as defined herein). See "--Subordination of Subordinated Debt Securities". The only Senior Debt or Senior Indebtedness now outstanding is the Guaranty of borrowings under the FCRPC Credit Agreement. FCRPC may borrow up to $225 million under the FCRPC Credit Agreement; as of January 31, 1998, $114 million was outstanding under the FCRPC Credit Agreement.

     The Holders of Subordinated Debt Securities (including Senior Subordinated Debt Securities) will also be structurally subordinated to the creditors of the Company's subsidiaries. At January 31, 1998, approximately $2.0 billion of indebtedness issued or guaranteed by subsidiaries of the Company was outstanding in addition to borrowings under the FCRPC Credit Agreement. Except for the borrowings and guaranties permitted under the FCRPC Credit Agreement, all indebtedness issued or guaranteed by subsidiaries of the Company is nonrecourse to the Company.

GENERAL

     The Subordinated Indentures will provide that Subordinated Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. Forest City may specify a maximum aggregate principal amount for the Subordinated Debt Securities of any series. (Section
301) The Subordinated Debt Securities are to have such terms and provisions which are not inconsistent with the Subordinated Indentures, including as to maturity, principal and interest, as Forest City may determine.

     The applicable Prospectus Supplement will set forth whether the Subordinated Debt Securities offered will be Senior Subordinated Debt Securities or Junior Subordinated Debt Securities, the price or prices at which the Subordinated Debt Securities to be offered will be issued and will describe the following terms of such Subordinated Debt Securities: (1) the title of such Subordinated Debt Securities and the series of which such Subordinated Debt Securities shall be a part; (2) the aggregate principal amount of such Subordinated Debt Securities and any limit on the aggregate principal amount of such Subordinated Debt Securities or the series of which they are a part; (3) the Person to whom any interest on a Subordinated Debt Security of the series shall be payable, if other than the Person in whose name that Subordinated Debt Security (or one or more predecessor Subordinated Debt Securities) is registered at the close of business on the Regular Record Date for such interest; (4) the date or dates on which the principal of any of such Subordinated Debt Securities will be payable; (5) the rate or rates at which any of such Subordinated Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date for any such interest payable on any Interest Payment Date; (6) the place or places where the principal of and any premium and interest on any of such Subordinated Debt Securities will be payable; (7) the period or periods within which, the price or prices at which and the terms and conditions on which any of such Subordinated Debt Securities may be redeemed, in whole or in part, at the option of

Forest City; (8) the obligation, if any, of Forest City to redeem or purchase any of such Subordinated Debt Securities pursuant to any sinking fund or analogous provision or at the option of the Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions on which any of such Subordinated Debt Securities will be redeemed or purchased, in whole or in part, pursuant to such obligation; (9) the denominations in which any of such Subordinated Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (10) if the amount of principal of or any premium or interest on any of such Subordinated Debt Securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined; (11) if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of or any premium or interest on any of such Subordinated Debt Securities will be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States of America is to be determined for any purpose, including for the purpose of determining the principal amount deemed to be Outstanding at any time); (12) if the principal of or any premium or interest on any of such Subordinated Debt Securities is to be payable, at the election of Forest City or the Holder thereof, in one or more currencies or currency units other than those in which such Subordinated Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount is to be determined); (13) if other than the entire principal amount thereof, the portion of the principal amount of any of such Subordinated Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof; (14) if the principal amount payable at the Stated Maturity of any of such Subordinated Debt Securities will not be determinable as of any one or more dates prior to the Stated Maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any Maturity other than the Stated Maturity or which will be deemed to be Outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined); (15) if applicable, that such Subordinated Debt Securities, in whole or any specified part, are defeasible pursuant to the provisions of the relevant Indenture described under "Defeasance and Covenant Defeasance -- Defeasance and Discharge" or "Defeasance and Covenant Defeasance -- Covenant Defeasance," or under both such captions; (16) if applicable, the terms of any right to convert Subordinated Debt Securities into shares of Class A Common Stock of Forest City or other securities or property;
(17) whether any of such Subordinated Debt Securities will be issuable in whole or in part in the form of one or more Global Securities, as defined in the applicable Indenture, and, if so, the respective Depositaries for such Global Securities, the form of any legend or legends to be borne by any such Global Security in addition to or in lieu of the legend referred to under "Form, Exchange and Transfer" or "Global Securities" and, if different from those described under such captions, any circumstances under which any such Global Security may be exchanged in whole or in part for Securities registered, and any transfer of such Global Security in whole or in part may be registered, in the names of Persons other than the Depositary for such Global Security or its nominee; (18) any addition to or change in the Events of Default applicable to any of such Subordinated Debt Securities and any change in the right of the Subordinated Trustee or the Holders to declare the principal amount of any of such Debt Securities due and payable; (19) any addition to or change in the covenants applicable to such Debt Securities; and (20) any other terms of such Subordinated Debt Securities not inconsistent with the provisions of the relevant Indenture. (Section 301)

     Subordinated Debt Securities may be sold at a substantial discount to their principal amount. Certain special United States Federal income tax considerations (if any) applicable to Subordinated Debt Securities sold at an original issue discount will be described in the applicable Prospectus Supplement under "United States Taxation." In addition, certain special United States Federal income tax or other considerations (if any) applicable to any Subordinated Debt Securities which are denominated in a currency or currency unit other than United States dollars will be described in the applicable Prospectus Supplement.

CONVERSION RIGHTS

     The terms on which Subordinated Debt Securities of any series are convertible into Common Stock or other securities or property will be set forth in the Prospectus Supplement relating thereto. Such terms shall include provisions as to whether conversion is mandatory or at the option of the holder and may include provisions pursuant to which the number of shares of Common Stock or other securities or property to be received by the Holders of Subordinated Debt Securities upon conversion would be calculated according to the market price of Common Stock or other securities or property as of a time stated in the applicable Prospectus Supplement. (Article Fourteen)

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     Unless otherwise indicated in the Prospectus Supplement, the following provisions will apply to the Subordinated Debt Securities.

  SENIOR SUBORDINATED DEBT SECURITIES

     The Senior Subordinated Debt Securities will, to the extent set forth in the Senior Subordinated Indenture, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness, which includes the guaranty by Forest City of the obligations under the Credit Agreement. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of Forest City, the holders of Senior Indebtedness will first be entitled to receive payment in full of all amounts due thereon or to be due thereon, if any, on such Senior Indebtedness before the Holders of the Senior Subordinated Debt Securities will be entitled to receive or retain any payment in respect of the principal of (and premium, if any) or interest, if any, on the Senior Subordinated Debt Securities. (Section 1502)

     By reason of such subordination, in the event of liquidation or insolvency, Holders of Senior Subordinated Debt Securities may recover less than holders of Senior Indebtedness and may recover more than the Holders of Junior Subordinated Debt Securities.

     In the event of the acceleration of the maturity of any Senior Subordinated Debt Securities, the holders of all Senior Indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon before the Holders of the Senior Subordinated Debt Securities will be entitled to receive any payment upon the principal of (or premium, if any) or interest, if any, on the Senior Subordinated Debt Securities. (Section 1503)

     No payments on account of principal (or premium, if any) or interest, if any, in respect of the Senior Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Indebtedness, or an event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default. (Section
1504) For purposes of the subordination provisions, the payment, issuance and delivery of cash, property or securities (other than stock and certain subordinated securities of Forest City) upon conversion of a Senior Subordinated Debt Security will be deemed to constitute payment on account of the principal of such Senior Subordinated Debt Security.

  JUNIOR SUBORDINATED DEBT SECURITIES

     The Junior Subordinated Debt Securities will, to the extent set forth in the Junior Subordinated Indenture, be subordinate in right of payment to the prior payment in full of all Senior Debt. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of Forest City, the holders of Senior Debt will first be entitled to receive payment in full of all amounts due thereon or to be due thereon, if any, on such Senior Debt before the Holders of the Junior Subordinated Debt Securities will be entitled to receive or retain any payment in respect of the principal of (and premium, if any) or interest, if any, on the Junior Subordinated Debt Securities. (Section 1502)

     By reason of such subordination, in the event of liquidation or insolvency, Holders of Junior Subordinated Debt Securities may recover less than holders of Senior Debt and may recover less than the Holders of the Senior Subordinated Debt Securities.

     In the event of the acceleration of the maturity of any Junior Subordinated Debt Securities, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon before the Holders of the Junior Subordinated Debt Securities will be entitled to receive any payment upon the principal of (or premium, if any) or interest, if any, on the Junior Subordinated Debt Securities. (Section 1503)

     No payments on account of principal (or premium, if any) or interest, if any, in respect of the Junior Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt, or an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default. (Section 1504) For purposes of the subordination provisions, the payment, issuance and delivery of cash, property or securities (other than stock and certain subordinated securities of Forest
City) upon conversion of a Junior Subordinated Debt Security will be deemed to constitute payment on account of the principal of such Junior Subordinated Debt Security.

  DEFINITIONS

     Unless otherwise indicated in the applicable Prospectus Supplement, the following definitions are applicable to the Subordinated Indentures relating to the Subordinated Debt Securities. Reference is made to the relevant Subordinated Indenture for the full definition of each term.

     "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services,
(v) all indebtedness of the Person, whether incurred on or prior to the date of the relevant Subordinated Indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and
(vi) every obligation of the type referred to in the foregoing clauses (i) through (v) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise; provided that such definition shall not include trade accounts payable or accrued liabilities arising in the ordinary course of business.

     "Senior Debt" means the principal of (and premium, if any) and interest if any, (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Forest City to the extent that such claim for post-petition interest is allowed in such proceeding) on Debt, whether incurred on or prior to the date of the Junior Subordinated Indenture or thereafter created, assumed or incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Junior Subordinated Debt Securities or to other Debt which is pari passu with, or subordinated to, the Junior Subordinated Debt Securities; provided, however, that Senior Debt shall not be deemed to include (a) any Debt which, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Reform Act of 1978, was without recourse to Forest City, (b) Debt to any employee of Forest City, and (c) the Junior Subordinated Debt Securities.

     "Senior Indebtedness" means (i) the principal of (and premium, if any) and interest on all indebtedness for borrowed money of Forest City other than the Subordinated Debt Securities, whether incurred on or prior to the date of the Senior Subordinated Indenture or thereafter incurred, except obligations that by their terms are not superior in right of payment to the Senior Subordinated Securities or to other indebtedness which is pari passu with, or subordinated to, the Senior Subordinated Securities and (ii) any deferrals, renewals or extensions of any such indebtedness for money borrowed. The term "indebtedness for money borrowed" as used in the foregoing sentence means any obligation of, or any obligation guaranteed by, Forest City for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets.

ADDITIONAL TERMS

     Neither Subordinated Indenture limits or prohibits the incurrence of additional Senior Debt or Senior Indebtedness, either of which may include indebtedness that is senior to the Subordinated Debt Securities, but subordinate to other obligations of Forest City. In connection with the future issuances of Offered Securities, the Subordinated Indentures may be amended or supplemented to limit the amount of indebtedness incurred by Forest City. See "-- Restrictive Covenants." The Senior Subordinated Debt Securities, when issued, will constitute Senior Debt. The guaranty by Forest City of the obligations of Forest City Rental Properties Corporation under the Credit Agreement constitutes both Senior Debt and Senior Indebtedness.

     The Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Debt Securities of a particular series.

FORM, EXCHANGE AND TRANSFER

     The Subordinated Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable Prospectus Supplement, only in denominations of $1,000 and integral multiples thereof. (Section 302)

     At the option of the Holder, subject to the terms of the relevant Subordinated Indenture and the limitations applicable to Global Securities, Subordinated Debt Securities of each series will be exchangeable for other Subordinated Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

     Subject to the terms of the relevant Subordinated Indenture and the limitations applicable to Global Securities, Subordinated Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by Forest City for such purpose. No service charge will be made for any registration of transfer or exchange of Subordinated Debt Securities, but Forest City may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Forest City has appointed National City Bank as Security Registrar. Any transfer agent (in addition to the Security Registrar) initially designated by Forest City for any Subordinated Debt Securities will be named in the applicable Prospectus Supplement. (Section 305) Forest City may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that Forest City will be required to maintain a transfer agent in each Place of Payment for the Subordinated Debt Securities of each series. (Section 1002)

     If the Subordinated Debt Securities of any series (or of any series and specified terms) are to be redeemed in part, Forest City will not be required to
(i) issue, register the transfer of, or exchange, any Subordinated Debt Security of that series (or of that series and specified terms, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Subordinated Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or, exchange, any Subordinated Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Subordinated Debt Security being redeemed in part. (Section 305)

GLOBAL SECURITIES

     Some or all of the Subordinated Debt Securities of any series may be represented, in whole or in part, by one or more global securities which will have an aggregate principal amount equal to that of the Subordinated Debt Securities represented thereby (a "Global Security"). Each Global Security will be registered in the name of a depositary (the "Depositary") or a nominee thereof identified in the applicable Prospectus Supplement, will be deposited with such Depositary or nominee or a custodian thereof and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Subordinated Indenture.

     Notwithstanding any provision of the relevant Subordinated Indenture or any Subordinated Debt Security described herein, no Global Security may be exchanged in whole or in part for Subordinated Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or any nominee of such Depositary unless (i) the Depositary has notified Forest City that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the relevant Indenture,
(ii) there shall have occurred and be continuing an Event of Default with respect to the Subordinated Debt Securities represented by such Global Security or (iii) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable Prospectus Supplement. All securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct. (Sections 204 and 305)

     As long as the Depositary, or its nominee, is the registered Holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Subordinated Debt Securities represented thereby for all purposes under the Subordinated Debt Securities and the relevant Subordinated Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Subordinated Debt Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Subordinated Debt Securities in exchange therefor and will not be considered to be the owners or Holders of such Global Security or any Subordinated Debt Securities represented thereby for any purpose under the Subordinated Debt Securities or the relevant Subordinated Indenture. All payments of principal of and any premium and interest on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

     Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Subordinated Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of Forest City, the Subordinated Trustee or any agent of Forest City or the Subordinated Trustee will have any responsibility or liability for any aspect of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicted in the applicable Prospectus Supplement, payment of interest on a Subordinated Debt Security on any interest Payment Date will be made to the Person in whose name such Subordinated Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest. (Section 307)

     Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium and interest on the Subordinated Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as Forest City may designate for such purpose from time to time. Unless otherwise indicated in the applicable Prospectus Supplement, the corporate trust office of the Subordinated Trustee in The City of New York will be designated as the Company's sole Paying Agent for payments with respect to Subordinated Debt Securities of each series. Any other Paying Agents initially designated by Forest City for the Subordinated Debt Securities of a particular series will be named in the applicable Prospectus Supplement. Forest City may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve change in the office through which any Paying Agent acts, except that Forest City will be required to maintain a Paying Agent in each Place of Payment for the Subordinated Debt Securities of a particular series. (Section 1002)

     All moneys paid by Forest City to a Paying Agent for the payment of the principal of or any premium or interest on any Subordinated Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to Forest City, and the Holder of such Subordinated Debt Security thereafter may look only to Forest City for payment thereof. (Section 1003)

RESTRICTIVE COVENANTS

     Covenants specific to a particular series of Subordinated Debt Securities will be included in the applicable Prospectus Supplement.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Subordinated Indentures will provide that Forest City may not consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person (a "Successor Person"), and may not permit any Person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, Forest City, unless (i) the Successor Person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes Forest City's obligations on the Subordinated Debt Securities and under the Subordinated Indentures, (ii) immediately after giving effect to the transaction, and treating any indebtedness which becomes an obligation of Forest City or any

Subsidiary as a result of the transaction as having been incurred by it at the time of the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, (iii) if, as a result of the transaction, property of Forest City would become subject to a Lien that would not be permitted by the relevant Indenture, Forest City takes such steps as shall be necessary to secure the Subordinated Debt Securities, if any, equally and ratably with (or prior to) the indebtedness secured by such Lien and (iv) certain other conditions are met. (Section 801)

EVENTS OF DEFAULT

     Each of the following will constitute an Event of Default under the relevant Subordinated Indenture with respect to Subordinated Debt Securities of any series: (a) failure to pay principal of or any premium on any Subordinated Debt Security of that series when due, whether or not such payment is prohibited by the subordination provisions of the relevant Subordinated Indenture; (b) failure to pay any interest on any Subordinated Debt Securities of that series when due, continued for 30 days, whether or not such payment is prohibited by the subordination provisions of the relevant Indenture; (c) failure to deposit any sinking fund payment, when due, in respect of any Subordinated Debt Security of that series, whether or not such deposit is prohibited by the subordination provisions of the relevant Subordinated Indenture; (d) failure to perform any other covenant of Forest City in the relevant Subordinated Indenture (other than a covenant included in the relevant Subordinated Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the Subordinated Trustee, or the Holders of at least 10% in aggregate principal amount of the Outstanding Subordinated Debt Securities of that series, as provided in the relevant Indenture; (e) failure to pay when due (subject to any applicable grace period) the principal of, or acceleration of, any indebtedness for money borrowed by Forest City, if, in the case of any such failure, such indebtedness has not been discharged or, in the case of any such acceleration, such indebtedness has not been discharged or such acceleration has not been rescinded or annulled, in each case, within 10 days after written notice has been given by the Subordinated Trustee, or the Holders of at least 10% in principal amount of the Outstanding Subordinated Debt Securities of that series, as provided in the relevant Indenture; (f) certain events in bankruptcy, insolvency or reorganization; and (g) any other Event of Default specified in the applicable Prospectus Supplement. (Section 501)

     If any Event of Default (other than an Event of Default described in clause
(f) above) with respect to the Subordinated Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Subordinated Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Subordinated Debt Securities of that series by notice as provided in the relevant Indenture may declare the principal amount of the Subordinated Debt Securities of that series (or, in the case of any Subordinated Debt Security that is an Original Issue Discount Security or the principal amount of which is not then determinable, such portion of the principal amount of such Subordinated Debt Security, or such other amount in lieu of such principal amount, as may be specified in the terms of such Subordinated Debt Security) to be due and payable immediately. If an Event of Default described in clause (f) above with respect to the Subordinated Debt Securities of any series at the time Outstanding shall occur, the principal amount of all the Subordinated Debt Securities of that series (or, in the case of any such Original Issue Discount Security or other Subordinated Debt Security, such specified amount) will automatically, and without any action by the Subordinated Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Subordinated Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the relevant Indenture. (Section 502) For information as to waiver of defaults, see "Modification and Waiver."

     Subject to the provisions of the relevant Subordinated Indenture relating to the duties of the Subordinated Trustee in case an Event of Default shall occur and be continuing, the Subordinated Trustee will be under no obligation to exercise any of its rights or powers under the relevant Subordinated Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Subordinated Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Subordinated Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Subordinated Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Trustee or exercising any trust or power conferred on the Subordinated Trustee with respect to the Subordinated Debt Securities of that series. (Section 512)

     No Holder of a Subordinated Debt Security of any series will have any right to institute any proceeding with respect to the relevant Subordinated Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Subordinated Trustee written notice of a continuing Event of Default with respect to the Subordinated Debt Securities of that series, (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Subordinated Debt Securities of that series have made a written request, and such Holder or Holders have offered reasonable indemnity, to the Subordinated Trustee to institute such proceeding as trustee and (iii) the Subordinated Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Subordinated Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of a Subordinated Debt Security for the enforcement of payment of the principal of or any premium or interest on such Subordinated Debt Security on or after the applicable due date specified in such Debt Security. (Section 508)

     Forest City will be required to furnish to the Subordinated Trustee annually a statement by certain of its officers as to whether or not Forest City, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of each Subordinated Indenture and, if so, specifying all such known defaults. (Section 1004)

MODIFICATION AND WAIVER

     Modifications and amendments of the relevant Indenture may be made by Forest City and the Subordinated Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Subordinated Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Subordinated Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Subordinated Debt Security, (b) reduce the principal amount of, or any premium or interest on, any Subordinated Debt Security, (c) reduce the amount of principal of an Original Issue Discount Security or any other Subordinated Debt Security payable upon acceleration of the Maturity thereof, (d) change the place or currency of payment of principal of, or any premium or interest on, any Subordinated Debt Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Subordinated Debt Security, (f) in the case of Subordinated Debt Securities, modify the subordination provisions in a manner adverse to the Holders of the Subordinated Debt Securities, (g) reduce the percentage in principal amounts of Outstanding Subordinated Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the relevant Subordinated Indenture, (h) reduce the percentage in principal amount of Outstanding Subordinated Debt Securities of any series necessary for waiver of compliance with certain provisions of the relevant Subordinated Indenture or for waiver of certain defaults, (i) modify such provisions with respect to modification and waiver, or (j) in the case of convertible Subordinated Debt Securities, make any change that adversely affects the right to convert any Subordinated Debt Security as provided in the relevant Subordinated Indenture or Prospectus Supplement (except as permitted by the relevant Subordinated Indenture or to decrease the conversion price of any such Subordinated Debt Security). (Section 902)

     Each Subordinated Indenture will provide that the Holders of a majority in aggregate principal amount of the Outstanding Subordinated Debt Securities of any series may waive compliance by Forest City with certain restrictive provisions of such Subordinated Indenture. The Holders of a majority in principal amount of the Outstanding Subordinated Debt Securities of any series may waive any past default under the relevant Subordinated Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the relevant Subordinated Indenture which cannot be amended without the consent of the Holder of each Outstanding Subordinated Debt Security of such series affected. (Section 513) In addition, each Subordinated Indenture will provide that any consents or waivers sought from Holders of Subordinated Debt Securities may be obtained in connection with a tender offer or exchange offer for any series of Outstanding Subordinated Debt Securities or in consideration of payments of money or other value, provided that such tender offer, exchange offer or offer of consideration or other value is made to all Holders of the Outstanding Subordinated Debt Securities of such series on the same terms. (Section 908)

     Each Subordinated Indenture will provide that in determining whether the Holders of the requisite principal amount of the Outstanding Subordinated Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Subordinated Indenture as of any date, (i) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date,
(ii) if, as of such date, the principal amount payable at the Stated Maturity of a Subordinated Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Subordinated Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Subordinated Debt Security and (iii) the principal amount of a Subordinated Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Subordinated Debt Security described in clause (i) or (ii) above, of the amount described in such clause). Certain Subordinated Debt Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1302, will not be deemed to be Outstanding. (Section 101)

     Except in certain limited circumstances, Forest City will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Subordinated Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under each Subordinated Indenture, in the manner and subject to the limitations provided in the Subordinated Indentures. In certain limited circumstances, the Subordinated Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Subordinated Debt Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Subordinated Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other shorter period as may be specified by Forest City (or the Subordinated Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104)

DEFEASANCE AND COVENANT DEFEASANCE

     If and to the extent indicated in the applicable Prospectus Supplement, Forest City may elect, at its option at any time, to have the provisions of
Section 1302, relating to defeasance and discharge of indebtedness, or Section 1303, relating to defeasance of certain restrictive covenants in the relevant Subordinated Indenture, applied to the Subordinated Debt Securities of any series, or to any specified part of a series. (Section 1301)

  DEFEASANCE AND DISCHARGE

     The Subordinated Indentures will provide that, upon Forest City's exercise of its option (if any) to have Section 1302 applied to any Subordinated Debt Securities, Forest City will be discharged from all its obligations with respect thereto, including the provisions of Article Fifteen of the relevant Subordinated Indenture relating to subordination, except for certain obligations to exchange or register the transfer of Subordinated Debt Securities, to replace stolen, lost or mutilated Subordinated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust, upon the deposit in trust for the benefit of the Holders of such Subordinated Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Subordinated Debt Securities on the respective Stated Maturities in accordance with the terms of the Subordinated Indentures and such Subordinated Debt Securities. Such defeasance or discharge may occur only if, among other things, Forest City has delivered to the Subordinated Trustee an Opinion of Counsel to the effect that Forest City has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Subordinated Debt Securities will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1302 and 1304)

  COVENANT DEFEASANCE

     The Subordinated Indentures will provide that, upon Forest City's exercise of its option (if any) to have Section 1303 applied to any Subordinated Debt Securities, Forest City may omit to comply with certain restrictive covenants, including any that may be described in the applicable Prospectus Supplement, and the occurrence of certain Events of Default, which are described above in clause
(d) (with respect to such restrictive covenants) and clause (e) under "Events of Default" and any that may be described in the applicable Prospectus Supplement, will be deemed not to be or result in an Event of Default, in each case with respect to such Subordinated Debt Securities, and the provisions of Article Fifteen relating to subordination will cease to be effective with respect to any Subordinated Debt Securities. Forest City, in order to exercise such option, will be required to deposit, in trust for the benefit of the Holders of such Subordinated Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Subordinated Debt Securities on the respective Stated Maturities in accordance with the terms of the relevant Subordinated Indenture and such Subordinated Debt Securities. Forest City will also be required, among other things, to deliver to the Subordinated Trustee an Opinion of Counsel to the effect that holders of such Subordinated Debt Securities will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event Forest City exercised this option with respect to any Subordinated Debt Securities and such Subordinated Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Subordinated Debt Securities upon any acceleration resulting from such Event of Default. In such case, Forest City would remain liable for such payments. (Sections 1303 and 1304)

NOTICES

     Notices to Holders of Subordinated Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register. (Sections 101 and 106)

TITLE

     Forest City, the Subordinated Trustee and any agent of Forest City or the Subordinated Trustee may treat the Person in whose name a Subordinated Debt Security is registered as the absolute owner thereof (whether or not such Subordinated Debt Security may be overdue) for the purpose of making payment and for all other purposes. (Section 308)

RELATIONSHIPS WITH THE TRUSTEE

     National City Bank is Trustee under the Senior Subordinated Indenture and the Junior Subordinated Indenture. National City Bank is also a lender under the Credit Agreement and is, and likely will be in the future, a lender with respect to individual projects of the Company's subsidiaries.

GOVERNING LAW

     The Subordinated Indentures and the Subordinated Debt Securities will be governed by, and construed in accordance with, the law of the State of New York. (Section 112)

                         DESCRIPTION OF PREFERRED STOCK

     The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which a Prospectus Supplement may relate. Specific terms of any series of Preferred Stock offered by a Prospectus Supplement will be described in the applicable Prospectus Supplement. The description set forth below is subject to and qualified in its entirety by reference to amendments to the Amended Articles of Incorporation of Forest City adopted as of October 11, 1983 (the "Articles"), fixing the preferences, limitations and relative rights of a particular series of Preferred Stock.

GENERAL

     Under the Articles, the Board of Directors of the Company is authorized without further shareholder action, to provide for the issuance of up to 5,000,000 shares of Preferred Stock, in such series, with such preferences, conversion or other rights, restrictions, limitations as to dividends, qualifications or other provisions, as may be fixed by the Board of Directors.

     The Preferred Stock will have the dividend, redemption, liquidation, sinking fund and conversion rights set forth below unless otherwise provided in the applicable Prospectus Supplement relating to a particular series of Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of Preferred Stock offered thereby for specific terms, including: (i) the designation and authorized number of shares of each series;
(ii) the title and liquidation preference per share of such Preferred Stock and the number of shares offered; (iii) the price at which such series will be issued; (iv) the dividend rate, the dates on which dividends shall be payable and the dates from which dividends shall commence to accumulate; (v) any redemption or sinking fund provisions of such series; (vi) any conversion rights; and (vii) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such series.

     The Preferred Stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the applicable Prospectus Supplement relating to a particular series of Preferred Stock, each series will rank on a parity as to dividends and distributions in the event of a liquidation with each other series of Preferred Stock and, in all cases, will be senior to the Class A Common Stock and the Class B Common Stock of Forest City, par value $.33 1/3 per share (the "Class B Common Stock," and together with the Class A Common Stock, the "Common Stock").

DIVIDEND RIGHTS

     Holders of Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available therefor, cash dividends at such rates and on such dates as are set forth in the applicable Prospectus Supplement relating to such series of Preferred Stock. Holders of Preferred Stock will be entitled to receive dividends in preference to and in priority over dividends on account of Common Stock and will be cumulative from the date determined by the Board of Directors.

     If the applicable Prospectus Supplement so provides, as long as any shares of Preferred Stock are outstanding, no dividends will be declared or paid or any distributions be made on the Common Stock, unless the accrued dividends on each series of Preferred Stock have been declared and paid.

     Each series of Preferred Stock will be entitled to dividends as described in the Prospectus Supplement relating to such series, which may be based upon one or more methods of determination. Different series of Preferred Stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Except as provided in the applicable Prospectus Supplement, no series of Preferred Stock will be entitled to participate in the earnings or assets of the Company.

RIGHTS UPON LIQUIDATION

     Upon any dissolution, liquidation or winding-up of the Company, the holders of each series of Preferred Stock will be entitled to receive out of the assets of the Company, whether from capital, surplus or earnings, and before any distribution of any assets is made on account of Class A Common Stock or Class B Common Stock, the amount per share fixed by the Board of Directors for such series of Preferred Stock (as reflected in the applicable Prospectus Supplement), plus unpaid dividends to the date fixed for distribution. Holders of Preferred Stock will be entitled to no further participation in any distribution made in conjunction with any such dissolution, liquidation or winding-up.

REDEMPTION

     A series of Preferred Stock may be redeemable, in whole or in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund, in each case upon terms, at the times, the redemption prices and for the types of consideration set forth in the Prospectus Supplement relating to such series. The Prospectus Supplement relating to a series of Preferred Stock which is subject to mandatory redemption will specify the number of shares of such series that will be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to any accrued and unpaid dividends thereon to the date of redemption.

     If, after giving notice of redemption to the holders of a series of Preferred Stock, the Company deposits with a designated bank funds sufficient to redeem such Preferred Stock, then from and after such deposit, all shares called for redemption will no longer be outstanding for any purpose, other than the right to receive the redemption price and the right, if applicable, to convert such shares into Class A Common Stock of the Company prior to the date fixed for redemption. The redemption price will be stated in the Prospectus Supplement relating to a particular series of Preferred Stock.

     Except as indicated in the applicable Prospectus Supplement, the Preferred Stock is not subject to any mandatory redemption at the option of the holder.

SINKING FUND

     The Prospectus Supplement for any series of Preferred Stock will state the terms, if any, of a sinking fund for the purchase or redemption of that series.

CONVERSION RIGHTS

     The Prospectus Supplement for any series of Preferred Stock will state the terms, if any, on which shares of that series are convertible into shares of Class A Common Stock. The Preferred Stock will have no preemptive rights.

VOTING RIGHTS

     Under ordinary circumstances, the holders of Preferred Stock have no voting rights except as required by law. However, if dividends on the Preferred Stock are in arrears for an aggregate of six quarterly dividends upon such shares, the holders of the Preferred Stock, voting as a class, will become entitled to elect two Directors until such time as such arrearages are paid and current dividends paid or declared and funded.

TRANSFER AGENT AND REGISTRAR

     The transfer agent, registrar and dividend disbursement agent for a series of Preferred Stock will be selected by the Company and be described in the applicable Prospectus Supplement. The registrar for shares of Preferred Stock will send notices to shareholders of any meetings at which holders of Preferred Stock have the right to vote on any matter.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     Forest City may, at its option, elect to offer fractional shares of Preferred Stock ("Depositary Shares"), rather than full shares of Preferred Stock. In such event, Forest City will issue to the public receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock, as described below.

     The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between Forest City and a depositary named in the applicable Prospectus Supplement (the "Stock Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption, subscription and liquidation rights).

     The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional shares of Preferred Stock in accordance with the terms of the offering. Copies of the forms of Deposit Agreement and Depositary Receipt are filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Deposit Agreement does not purport to be complete and is subject, and is qualified in its entirety by reference, to all the provisions of the Deposit Agreement, including the definitions therein of certain terms, and with respect to any particular Depositary Receipts, to the description of the terms thereof included in the Prospectus Supplement relating thereto.

     Pending the preparation of definitive Depositary Receipts, the Stock Depositary may, upon the written order of Forest City, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at Forest City's expense.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the number of such Depositary Shares owned by such holders. The Stock Depositary will distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and the balance not so distributed will be held by the Stock Depositary (without liability for interest thereon) and will be added to and treated as part of the sum next received by the Stock Depositary for distribution to record holders of Depositary Shares.

     In the event of a distribution other than in cash, the Stock Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, in such amounts as are, as nearly as practicable, in proportion to the number of such Depositary Shares owned by such holder, unless the Stock Depositary determines that it is not feasible to make such distribution, in which case the Stock Depositary may, with the approval of Forest City, adopt such method as it deems equitable and practical, including the sale of such property and distribute the net proceeds from such sale to such holders.

     The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by Forest City to holders of the Preferred Stock shall be made available to the holders of Depositary Shares.

WITHDRAWAL OF PREFERRED STOCK

     Upon surrender of Depositary Receipts at the corporate trust office of the Stock Depositary (unless the related Depositary Shares have previously been called for redemption), the holder of the Depositary Shares evidenced thereby will be entitled to delivery at such office to or upon such holder's order, of the number of whole shares of the related series of Preferred Stock and any money or other property represented by such Depositary Shares. Holders of Depositary Shares making such withdrawals will be entitled to receive whole shares of the related series of Preferred Stock on the basis set forth in the related Prospectus Supplement for such series of Preferred Stock, but holders of such whole shares of such Preferred Stock will not thereafter be entitled to receive Depositary Shares in exchange therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of the related series of Preferred Stock to be withdrawn, the Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Stock Depositary Shares will be redeemed from the proceeds received by the Stock Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Stock Depositary in accordance with the terms of the Deposit Agreement. Whenever Forest City redeems shares of Preferred Stock held by the Stock Depositary, the Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Stock Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary or by any other method that may be determined by the Stock Depositary to be equitable.

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the money, securities, or other property payable upon such redemption and any money, securities, or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Stock Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Stock Depositary as to the exercise of the voting rights pertaining to the amount of whole shares of the Preferred Stock represented by such holder's Depositary Shares. The Stock Depositary will endeavor, insofar as practicable, to vote the amount of whole shares of the Preferred Stock represented by such Depositary Shares in accordance with such instructions, and Forest City will agree to take all reasonable action which may be deemed necessary by the Stock Depositary in order to enable the Stock Depositary to do so. The Stock Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holder of Depositary Shares representing such Preferred Stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between Forest City and the Stock Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding under such Deposit Agreement. The Deposit Agreement may be terminated by the Stock Depositary or Forest City only if (i) all outstanding Depositary Shares under such Deposit Agreement have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of Forest City and such distribution has been distributed to the holders of Depositary Receipts.

CHARGES AND EXPENSES OF DEPOSITARY

     Forest City will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Forest City will pay charges of the Stock Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock at the option of Forest City, and any withdrawals of Preferred Stock by the holders of Depositary Shares. Holders of Depositary Receipts will pay all other transfer and other taxes and governmental charges and such other charges as they are expressly provided in the Deposit Agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Stock Depositary may resign at any time by delivering to Forest City notice of its election to do so, and Forest City may at any time remove the Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     Forest City will deliver, at its own expense, all notices and reports required by law, by the rules of any national securities exchange upon which the Preferred Stock, the Depositary Shares or the

Depositary Receipts are listed or by the Company's Articles to be furnished to the record holders of Preferred Stock.

     As provided in the Deposit Agreement, neither the Stock Depositary nor Forest City will be liable if it is prevented or delayed by law or any other circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of Forest City and the Stock Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. Forest City and the Stock Depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

                          DESCRIPTION OF COMMON STOCK

     The Articles authorize the issuance of (a) 48,000,000 shares of Class A Common Stock, of which, at February 25, 1998, 9,910,586 shares were issued and were held of record by 884 shareholders, 313,650 shares were held in treasury and 9,596,936 shares were outstanding and (b) 18,000,000 shares of Class B Common Stock, convertible on a share-for-share basis into Class A Common Stock, of which, at February 25, 1998, 5,531,390 shares were issued and were held of record by 660 shareholders, 139,050 shares were held in treasury and 5,392,340 shares were outstanding.

     The description set forth below of the Class A Common Stock and Class B Common Stock is subject to and qualified in its entirety by reference to the Articles.

GENERAL

     Except as described below, the shares of Class A Common Stock and the shares of Class B Common Stock are in all respects identical, and the respective holders shall be entitled to participate in any dividend, reclassification, merger, consolidation, reorganization, recapitalization, liquidation, dissolution or winding up of the affairs of the Company, share-for-share, without priority or other distinction between classes.

     Both the Class A and Class B Common Stock are listed on the New York Stock Exchange. As of October 31, 1997, Class A Common Stock accounted for approximately 64% of the total number of shares of Common Stock issued and outstanding.

DIVIDENDS

     The Directors of Forest City are not required to declare a regular cash dividend in any fiscal year. The Class A Common Stock and Class B Common Stock will participate equally on a share-for-share basis in any and all cash dividends paid. No cash dividend can be paid on a class of Common Stock until provision is made for payment of a dividend of at least an equal amount on a share-for-share basis on the other class of Common Stock for such fiscal year.

     Any extra dividend, special dividend or dividend paid other than cash (other than a stock dividend) is required to be paid equally to the holders of Class A Common Stock and the holders of Class B Common Stock on a share-for-share basis. If the Directors determine to declare any stock dividend with respect to either class of Common Stock, they must at the same time declare a proportionate stock dividend with respect to the other class of Common Stock. If the shares of either class of Common Stock are combined or subdivided, the shares of the other class of Common Stock must be combined or subdivided in an equivalent manner. In the discretion of the Directors, dividends payable in Class A Common Stock may be paid with respect to shares of either class of Common Stock, but dividends payable in Class B Common Stock may be paid only with respect to shares of Class B Common Stock.

VOTING RIGHTS

     The holders of the Class A Common Stock (voting as a separate class) are entitled to elect 25% of the Directors rounded up to the nearest whole number. All other Directors are elected by the holders of the Class B Common Stock voting as a separate class. Cumulative voting for the election of Directors is provided by Ohio law if notice in writing is given by any shareholder to the President, a Vice President or the Secretary of the Company not less than forty-eight hours before the time fixed for the holding of the meeting that such shareholder desires cumulative voting with respect to the election of directors by a class of shareholders to which he belongs, and if an announcement of the giving of such notice is made upon the convening of the meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each holder of shares of that class shall have the right to accumulate such voting power as he possesses at such election with respect to shares of that class. Each holder of shares of Class A Common Stock or Class B Common Stock, as the case may be, shall have as many votes as equal the number of shares of that class of Common Stock owned by him multiplied by the number of directors to be elected by the holders of that class of Common Stock. These votes may be distributed among the total number of directors to be elected by the holders of that class of Common Stock or distributed among any lesser number, in such proportion as the holder may desire.

     In the event that the number of outstanding shares of Class A Common Stock is (as of the record date for any shareholder meeting at which Directors will be elected) less than 10% of the combined outstanding shares of Class A and Class B Common Stock, then the holders of Class A Common Stock will not have the right to elect 25% of the Directors. In such event, the holders of the Class A Common Stock and the holders of the Class B Common Stock would vote together as a single class in the election of all Directors, with each Class A share having one vote and each Class B share having ten votes.

     Further, in the event that the number of outstanding shares of Class B Common Stock as of the above-mentioned record date, is less than 500,000 shares, the holders of Class B Common Stock will lose their rights to elect 75% of the Directors. In such event, the holders of the Class A Common Stock would continue to vote as a separate class to elect 25% of the Directors rounded up to the nearest whole number, and the holders of the Class A and Class B Common Stock would vote together as a single class in the election of the remaining Directors, with each Class A share having one vote and each Class B share having ten votes.

     The holders of Class A Common Stock and the holders of Class B Common Stock are entitled to vote as separate classes (1) for the election of Directors (as discussed above); (2) to amend the Articles or the Code of Regulations of Forest City or approve a merger or consolidation of Forest City with or into another corporation if such amendment, merger or consolidation would adversely affect the rights of the particular class; and (3) on all matters as to which class voting may be required by applicable Ohio law. The holders of the Class A Common Stock vote together with the holders of the Class B Common Stock as a single class on all matters which are submitted to shareholder vote, except as discussed above. When all holders of shares of Forest City vote as a single class, each Class A share has one vote and each Class B share has ten votes.

CONVERSION

     Holders of shares of Class B Common Stock are entitled to convert, at any time and at their election, each share of Class B Common Stock into one share of Class A Common Stock. Shares of Class A Common Stock are not convertible into any security of Forest City.

OTHER TERMS

     Shareholders of Forest City have no preemptive or other rights to subscribe for additional shares of voting securities of Forest City (except for the conversion rights of Class B Common Stock described above and conversion rights of Preferred Stock, if any). Upon any liquidation, dissolution or winding up of Forest City, the assets legally available for distribution to holders of all classes of Common Stock are distributable ratably among the holders of the shares of all classes of Common Stock outstanding at the time. No class of Common Stock is subject to redemption.

TRANSFER AGENT

     National City Bank Corporate Trust Operations Department, Cleveland, Ohio, currently serves as transfer agent for the Common Stock.

                              PLAN OF DISTRIBUTION

     Forest City may sell Offered Securities to or through underwriters and may sell Offered Securities directly to other purchasers or through agents.

     The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Offered Securities, underwriters may receive compensation from Forest City or from purchasers of Offered Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Offered Securities may be deemed to be underwriters, and any discounts or commissions received by them from Forest City and any profit on the resale of Offered Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from Forest City will be described, in the relevant Prospectus Supplement.

     Under agreements which may be entered into by Forest City, underwriters and agents who participate in the distribution of Offered Securities may be entitled to indemnification by Forest City against certain liabilities, including liabilities under the Securities Act.

     If so indicated in the relevant Prospectus Supplement, Forest City will authorize underwriters or other persons acting as Forest City's agents to solicit offers by certain institutions to purchase Offered Securities from Forest City pursuant to contracts ("Delayed Delivery Contracts") providing for payment and delivery on a future date. Institutions with which Delayed Delivery Contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by Forest City. The obligations of any purchaser under Delayed Delivery Contracts will be subject only to the conditions that (i) the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such purchaser is subject, and (ii) if the Offered Securities are being sold to underwriters, Forest City shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Delayed Delivery Contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such Delayed Delivery Contracts.

     Agents, underwriters, and dealers may be customers of, engage in transactions with, or perform services for, Forest City and its subsidiaries in the ordinary course of business.

                       VALIDITY OF THE OFFERED SECURITIES

     The validity of the Offered Securities offered hereby will be passed upon for Forest City by Jones, Day, Reavis & Pogue, Cleveland, Ohio, and for any underwriters or agents by counsel to be named in the applicable Prospectus Supplement. Counsel to the underwriters or agents may, in some instances, rely as to certain matters of Ohio law upon the opinion of Jones, Day, Reavis & Pogue.

                                    EXPERTS

     The consolidated financial statements and financial statement schedules of Forest City and Subsidiaries appearing in Forest City's Annual Report on Form 10-K for the year ended January 31, 1997 have been audited by Coopers & Lybrand L.L.P., independent accountants as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and financial statement schedules are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED FEBRUARY 27, 1998


         PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED              , 1998

                                  $200,000,000





                         [FOREST CITY ENTERPRISES LOGO]


                            % SENIOR NOTES DUE 2008

                             ---------------------


    Forest City Enterprises, Inc. (the "Company") is a national real estate company principally engaged in the development, acquisition, ownership and management of commercial and residential real estate throughout the United States. The Company owns approximately $2.6 billion of properties at cost in 21 states and the District of Columbia. As of January 31, 1998, it operated a portfolio of real estate that consisted of 15.2 million square feet of retail space at 33 shopping centers, 6.7 million square feet of office space in 21 buildings, five hotels with 1,530 rooms and 32,111 units in 117 apartment communities, and owned 5,367 acres of land held for improvement and sale.



    Interest on the Notes is payable on March   and September   of each year,
commencing September   , 1998. The Notes will be redeemable at the option of the
Company, in whole or in part, at any time on or after March   , 2003 at the
redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, upon the occurrence of one or more Public
Equity Offerings (as defined herein) consummated prior to March   , 2001, the
Company may at its option redeem up to 33% of the original aggregate principal amount of the Notes from the proceeds thereof at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption; provided that immediately after such redemption, at least $130 million of the original aggregate principal amount of the Notes remains outstanding. Upon a Change of Control (as defined herein), holders of the Notes may require the Company to purchase all or a portion of the Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. In addition, in the event of certain asset sales, the Company may be required to make an offer to purchase Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, with the net proceeds of such asset sales. See "Description of Notes."



    The Notes will be senior unsecured obligations of the Company. The Notes will rank pari passu in right of payment with all other existing and future senior unsecured indebtedness of the Company, including the Company's Guaranty of the borrowings under the Forest City Rental Properties Corporation Credit Agreement. See "Description of Notes." The Notes will be effectively subordinated to all existing and future senior secured indebtedness of the Company, to the extent of the value of the collateral securing such indebtedness, and will be effectively subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries, including the borrowings under the Forest City Rental Properties Corporation Credit Agreement. See "Risk Factors -- Substantial Operations at Subsidiary Level; Structural Subordination."



    The Notes will be represented by one or more global notes registered in the name of the nominee of The Depository Trust Company ("DTC"). Beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, Notes in definitive form will not be issued.



     SEE "RISK FACTORS" BEGINNING ON PAGE S-16 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE NOTES.

                             ---------------------


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
                                    RELATES.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                             ---------------------


                                                               INITIAL PUBLIC        UNDERWRITING      PROCEEDS TO
                                                              OFFERING PRICE(1)      DISCOUNT(2)        COMPANY(3)
                                                              -----------------      ------------      -----------
Per Note....................................................                %                   %               %
Total.......................................................     $                   $                   $


---------------
(1) Plus accrued interest, if any, from            , 1998.

(2) Forest City has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."


(3) Before deducting estimated expenses of $614,000 payable by Forest City.

                             ---------------------


    The Notes offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in book-entry form only through the facilities of DTC
in New York, New York, on or about March   , 1998, against payment therefor in
immediately available funds.


GOLDMAN, SACHS & CO.

                            MERRILL LYNCH & CO.

                                                  MCDONALD & COMPANY

                                                         SECURITIES, INC.

                             ---------------------

         The date of this Prospectus Supplement is              , 1998.

                                   [GRAPHIC]


     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVERALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES, AND THE IMPOSITION OF A PENALTY BID IN CONNECTION WITH THIS OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                         PROSPECTUS SUPPLEMENT SUMMARY


     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial information and statements, and the notes thereto, and other data included elsewhere or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. As used in this Prospectus Supplement, references to the years 1997, 1996, 1995 and 1994 refer to the fiscal years ended January 31, 1998, 1997, 1996 and 1995, respectively; unless otherwise indicated by the context, "Forest City" or the "Company" refers to Forest City Enterprises, Inc., an Ohio corporation, together with its consolidated subsidiaries; and the "Offering" refers to the
offering made hereby of $200,000,000 principal amount of   % Senior Notes due
2008 (the "Notes").



OVERVIEW


     Forest City is one of the leading real estate development companies in the United States. It develops, acquires, owns and manages commercial and residential real estate projects in 21 states and the District of Columbia. At October 31, 1997, the Company had $2.8 billion in consolidated assets, of which approximately $2.6 billion was invested in commercial and residential real estate.

     The Company has a portfolio diversified both geographically and among property types, and operates through four principal business groups: the Commercial Group, the Residential Group, the Land Group and the Lumber Trading Group. The following table sets forth, by type of property, a summary of the Company's operating portfolio of commercial, residential and land projects as of January 31, 1998.


                                          NUMBER
                                            OF                                       REPRESENTATIVE PRINCIPAL
           TYPE OF PROPERTY             PROPERTIES         TOTAL SIZE                  METROPOLITAN REGIONS
--------------------------------------  -----------    -------------------    --------------------------------------
COMMERCIAL GROUP
  Shopping Centers....................       33        15.2 million square    New York City (7); California (4);
                                                       feet                   Cleveland (3); Akron, OH (3); Las
                                                                              Vegas (2) and Tucson (2)
  Office Buildings....................       21        6.7 million            Cleveland (9); New York City (6);
                                                       leasable square        Cambridge, MA (3) and Pittsburgh (2)
                                                       feet
  Hotels..............................        5        1,530 rooms            Cleveland (2); Pittsburgh (1);
                                                                              Charleston, WV (1) and Detroit (1)

RESIDENTIAL GROUP
  Apartment Communities (1)...........      117        32,111 units           Cleveland (21); California (8);
                                                                              Washington, D.C. (5); Detroit (4);
                                                                              Philadelphia (2); Cambridge, MA (1)
                                                                              and Las Vegas (1)

LAND GROUP
  Land held for improvement and
    sale..............................       --        5,367 acres            Ft. Lauderdale; Las Vegas; Cleveland;
                                                                              Tucson; Tampa and Charlotte


---------------


(1) Includes 9,402 syndicated senior citizen subsidized units in 57 apartment communities developed under Federal programs in which the Company holds a residual interest, none of which are reflected under the caption "Representative Principal Metropolitan Regions" in the table above.

     The Company's earnings before depreciation, amortization and deferred taxes ("EBDT") grew by 29% to $80.1 million for the nine months ended October 31, 1997 (including $7.0 million of litigation proceeds, net of tax, relating to the sale of a residential apartment complex) from $62.0 million for the nine months ended October 31, 1996. Management expects EBDT to grow by 17% to approximately $106 million (including the $7.0 million of litigation proceeds) for the year ended January 31, 1998 from $90.4 million for the year ended January 31, 1997.* This growth reflects strong performance in the Company's existing portfolio as a result of continued high occupancy rates, increased rental rates, the addition in 1996 of 11 properties to the Company's portfolio, with a total cost of $330.3 million (of which the Company's share was $186.2 million), and the addition in 1997 of 11 properties, with a total cost of $230.8 million (of which the Company's share was $164.7 million). For a further discussion and a more complete definition of EBDT, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     At October 31, 1997, the shopping centers, office buildings and hotels comprising the Commercial Group totaled $1.8 billion or 64% of total assets. Properties in the Company's Residential Group totaled $619.7 million or 22% of total assets as of October 31, 1997. For the nine months ended October 31, 1997, 52% of total revenues and 54% of EBDT were generated by the Commercial Group and 23% of total revenues and 32% of EBDT were generated by the Residential Group. In 1996, 51% of total revenues and 62% of EBDT were generated by the Commercial Group and 19% of total revenues and 27% of EBDT were generated by the Residential Group. See "Business -- Commercial Group" and "-- Residential Group."



     The Land Group develops raw land into master planned communities, mixed-use and other residential developments and currently owns 5,367 acres of undeveloped land for this purpose. The Company currently has major land development projects in five states. See "Business -- Land Group." The Lumber Trading Group is one of the largest lumber wholesalers in North America. See "Business -- Lumber Trading Group." For the nine months ended October 31, 1997, the combined land and lumber operations contributed 24% and 7% of revenues and EBDT, respectively, and constituted 10% of the Company's total assets at October 31, 1997. The Company's "Corporate" activities relate to its investments in and advances to affiliates and general corporate items.


     The following charts illustrate the division of the Company's business among its four operating groups and its "Corporate" activities (dollars in millions).


         FOR THE NINE MONTHS ENDED OCTOBER 31, 1997                  AS OF OCTOBER 31, 1997


Commercial                   Commercial                                 Commercial
$233.7                       $43.6                                      $1,813.6
52%                          54%                                        64%

Corporate                    Land                                       Land
$3.7                         $0.5                                       $91.5
1%                           1%                                         3%

Land                         Lumber                                     Corporate
$12.2                        Trading                                    $98.8
3%                           $5.0                                       4%
                             6%
Residential                                                             Lumber Trading
$104.1                       Corporate                                  $199.2
23%                          $5.3                                       7%
                             7%
Lumber Trading                                                          Residential
$94.4                        Residential                                $619.7
21%                          $25.7                                      22%
                             32%

Revenues-$448.1              EBDT-$80.1                                Total Assets-$2,822.8
[Revenues Graph]             [EBDT Graph]                              [Total Assets Graph]



     The Company's management strength reflects over 50 years in the real estate business and the continuity of leadership through three generations of the Ratner/Miller/Shafran families. The Company's core management team includes 45 senior managers, whose average tenure with the Company is 18 years. The Company believes that the depth and experience of its management team has been and will


---------------


* Represents management's estimate which is subject to change as a result of computing final results for January 1998 and the Company's normal year-end audit process. No assurance can be given that the Company will meet this projection. See "Risk Factors -- Information Concerning Forward-Looking Statements."

continue to be vital to the Company's growth and ability to operate through various real estate cycles. In 1995, Charles A. Ratner, who joined the Company in 1966, became the Company's third Chief Executive Officer. The Company's executive officers and directors as a group beneficially owned 2,543,066 shares, or 26.5%, of the Company's Class A Common Stock, par value $.33 1/3 per share (the "Class A Common Stock"), (assuming no conversion of the Company's Class B Common Stock), and 4,006,318 shares, or 74.2%, of the Company's Class B Common Stock, par value $.33 1/3 per share (the "Class B Common Stock"), outstanding at December 1, 1997. The total value of such shares as of February 23, 1998 was approximately $359 million, based on the last reported sale price for Class A Common Stock ($54.94 per share) on February 23, 1998 and Class B Common Stock ($54.75 per share) on February 20, 1998. See "Risk Factors -- Control by Class B Common Shareholders" and "-- Conflicts of Interest."



STRONG EBITDA AND EBDT GROWTH



     The Company has experienced 18 consecutive years of EBDT growth and strong growth in earnings before interest expense, income taxes, depreciation and amortization ("EBITDA")(1) during that period. Management believes this successful track record is a function of operating a diversified portfolio (both geographically and by asset class) and management's experience in developing and operating its business through various real estate cycles.


             Measurement Period
           (Fiscal Year Covered)                      EBITDA                   EBDT
1980                                                            11.1                    27.7
1981                                                            12.5                    29.9
1982                                                            17.1                    30.1
1983                                                            20.9                    32.9
1984                                                            22.8                      33
1985                                                            26.1                    30.7
1986                                                            31.7                    44.9
1987                                                            35.6                    57.6
1988                                                            39.9                    69.8
1989                                                            44.1                    80.5
1990                                                            46.4                    91.2
1991                                                            51.2                   113.4
1992                                                            77.1                    86.7
1993                                                              81                   100.1
1994                                                            81.3                   117.4
1995                                                              82                   141.6
1996                                                            90.4                   133.1
1997                                                             106                     150


(1) The Company defines EBITDA as net earnings from operations before interest, taxes, depreciation and amortization and excludes provision for decline in real estate, gain (loss) on disposition of properties and extraordinary gain. The Company's EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. The Company has included information concerning EBITDA as it understands that it is used by certain investors as one measure of a borrower's historical ability to service its debt. EBITDA, as presented, may not be comparable to similarly titled measures reported by other companies, since not all companies necessarily calculate EBITDA in an identical manner, and therefore is not necessarily an accurate means of comparison between companies.



(2) Represents management's estimate which is subject to change as a result of computing final results for January 1998 and the Company's normal year-end audit process. The estimate includes $15.0 million of litigation proceeds relating to the sale of an apartment complex in February 1997 (see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Sale of Toscana/Extraordinary Gain"). This is a forward-looking statement and is based on current facts and expectations. No assurance can be given that the Company will meet this projection. See "Risk Factors -- Information Concerning Forward-Looking Statements."



(3) Represents management's estimate which is subject to change as a result of computing final results for January 1998 and the Company's normal year-end audit process. The estimate includes $7.0 million of litigation proceeds, net of tax, relating to the sale of an apartment complex in February, 1997 (see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Sale of Toscana/Extraordinary Gain"). This is a forward-looking statement and is based on current facts and expectations. No assurance can be given that the Company will meet this projection. See "Risk Factors -- Information Concerning Forward-Looking Statements."

DIVERSIFIED TENANT BASE


     The Company has a broad and diversified tenant base in 21 states and the District of Columbia which helps to protect the Company against a downturn in any particular asset segment. The following table illustrates this diversity as of January 31, 1998.



                                                                                    APPROXIMATE
                                                         NUMBER OF     NUMBER OF     NUMBER OF
                                                         PROPERTIES     STATES        TENANTS
                                                         ----------    ---------    -----------
Shopping Centers.......................................       33              11         900
Office Buildings.......................................       21               5         400
Hotels.................................................        5               4         N/A
Residential............................................      117       17 & D.C.         N/A



     The following tables provide data with respect to the Commercial Group's largest tenants as of January 31, 1998.



  Shopping Centers



                                                                               PERCENTAGE OF
                                                               PERCENTAGE OF     SHOPPING
                                  NUMBER OF       LEASED         SHOPPING       CENTER BASE
           TENANT(1)               STORES     SQUARE FEET(2)    CENTER GLA        RENT(3)
           ---------              ---------   --------------   -------------   -------------
The Limited.....................     69           445,959           5.5%            6.5%
Caldor(4).......................      2           244,091           3.0             4.2
Woolworth.......................     63           221,792           2.7             3.3
The GAP.........................     15           136,855           1.7             1.6
                                                ---------          ----            ----
     Total......................                1,048,697          12.9%           15.6%
                                                =========          ====            ====


---------------

(1) The tenant name includes all space associated with the various trade names for the tenant.


(2) Represents 100% of the square footage of gross leasable area (GLA), not Forest City's proportionate share.



(3) Represents percentage of Forest City's proportionate share of annualized net shopping center base rent. Annualized net shopping center base rent equals contractual rent for the year ended January 31, 1997, adjusted for the annualized effect of the following significant activity that occurred during the twelve months ended January 31, 1998: (a) square feet leased by the Company, (b) square feet of leases where the tenant vacated the space, (c) square feet of leases that expired but which were renewed by the tenant and
    (d) projects completed in 1997.



(4) Caldor currently is in bankruptcy proceedings and has rejected its lease and closed its 90,000 square foot store at Flatbush Avenue in Brooklyn, New York. The effect of this lease termination is reflected both in the table and in footnote (3) above. The Company is redeveloping Flatbush Avenue, increasing the GLA from 90,000 square feet to 136,000 square feet. Letters of intent or leases have been signed for 108,000 square feet of this GLA. The property is expected to re-open in the second half of 1998. See "Risk Factors -- Dependence on Rental Income From Real Property."

  Office Buildings


                                                                                PERCENTAGE OF
                                                                                   OFFICE        PERCENTAGE OF
                                                                  LEASED          LEASABLE        OFFICE BASE
                           TENANT                             SQUARE FEET(1)     SQUARE FEET        RENT(2)
                           ------                             --------------    -------------    -------------
U.S. Government.............................................       544,907            8.1%            13.1%
City of New York............................................       532,742            7.9              6.6
Brooklyn Union..............................................       479,527            7.1              8.5
Morgan Stanley & Co., Incorporated..........................       383,112            5.7              5.9
Federated Investors, Inc. ..................................       345,266            5.1              3.5
SIAC........................................................       328,759            4.9              5.5
Bear, Stearns & Co., Inc. ..................................       268,086            4.0              3.2
Chase Financial Corp. ......................................       149,058            2.2              1.9
Forest City Enterprises, Inc. ..............................       106,540            1.6              2.5
Ernst & Young, L.L.P. ......................................        86,956            1.3              1.4
Goldman, Sachs & Co. .......................................        76,031            1.1              1.4
Board of Education of the City of New York..................        63,128            0.9              1.0
Genzyme Corporation.........................................        61,720            0.9              1.7
Aetna.......................................................        57,417            0.9              1.4
                                                               -----------         ------           ------
    Total...................................................     3,483,249           51.7%            57.6%
                                                               ===========         ======           ======


---------------


(1) Represents 100% of the leasable square feet, not Forest City's proportionate share.



(2) Represents percentage of Forest City's proportionate share of annualized net base rent. Annualized net base rent equals the contractual base rent for the year ended January 31, 1997, adjusted for the annualized effect of the following activity that occurred during the twelve months ended January 31, 1998: (a) square feet leased by the Company, (b) square feet of leases where the tenant vacated the space, (c) square feet of leases that expired but which were renewed by the tenant and (d) projects opened in 1997.



     See "Risk Factors -- Dependence on Rental Income From Real Property" and "-- Reliance on Major Tenants."

CONSISTENT HISTORY OF MORTGAGE REFINANCINGS



     The Company has routinely refinanced its balloon mortgage payments and has often been successful in obtaining additional capital for redeployment to other projects. The table below sets forth the Company's refinancings over each of the past six years (dollars in thousands).



                                          REPAYMENT OF
                                           SCHEDULED
                                          MATURITIES &
                                           VOLUNTARY                            ACTUAL
PERIOD                                    REFINANCINGS        PERCENTAGE      REFINANCING    PERCENTAGE
------                                    ------------        ----------      -----------    ----------
 1997    Fixed.....................        $   68,069            14.6%        $  376,467        73.8%
         Variable..................           399,362            85.4            133,670        26.2
                                           ----------           -----         ----------       -----
         Total.....................        $  467,431           100.0%        $  510,137       100.0%
                                           ==========           =====         ==========       =====
 1996    Fixed.....................        $   72,235            15.0%        $  240,472        45.8%
         Variable..................           410,193            85.0            284,898        54.2
                                           ----------           -----         ----------       -----
         Total.....................        $  482,428           100.0%        $  525,370       100.0%
                                           ==========           =====         ==========       =====
 1995    Fixed.....................        $  101,441            28.1%        $  148,345        40.4%
         Variable..................           259,979            71.9            218,498        59.6
                                           ----------           -----         ----------       -----
         Total.....................        $  361,420           100.0%        $  366,843       100.0%
                                           ==========           =====         ==========       =====
 1994    Fixed.....................        $    7,594             2.7%        $   60,993        21.1%
         Variable..................           279,284            97.3            228,376        78.9
                                           ----------           -----         ----------       -----
         Total.....................        $  286,878           100.0%        $  289,369       100.0%
                                           ==========           =====         ==========       =====
 1993    Fixed.....................        $  103,217            37.9%        $  188,953        56.4%
         Variable..................           168,842            62.1            146,049        43.6
                                           ----------           -----         ----------       -----
         Total.....................        $  272,059           100.0%        $  335,002       100.0%
                                           ==========           =====         ==========       =====
 1992    Fixed.....................        $   16,850            22.6%        $   16,114        20.0%
         Variable..................            57,560            77.4             64,594        80.0
                                           ----------           -----         ----------       -----
         Total.....................        $   74,410           100.0%        $   80,708       100.0%
                                           ==========           =====         ==========       =====



     See "Risk Factors -- Substantial Leverage; Ability to Service Debt," "-- Credit Facility Covenants," "-- Changes in Interest Rates" and
"-- Tax-Exempt and UDAG Financing."


EXISTING PORTFOLIO


     The Company actively manages its portfolio of existing commercial and residential projects to maximize net operating income by raising rental rates on expiring leases, increasing occupancy and maintaining tight cost controls. Comparable Net Operating Income for the Commercial Group's portfolio increased 6.2% from 1994 to 1995, 0.9% from 1995 to 1996 and 4.1% from 1996 to 1997
(projected).* Comparable Net Operating Income for the Residential Group increased 6.0% from 1994 to 1995, 6.7% from 1995 to 1996 and 6.4% from 1996 to
1997 (projected).* Combined, Comparable Net Operating Income from the Company's real estate portfolio increased 6.1% from 1994 to 1995, 2.5% from 1995 to 1996 and 4.7% from 1996 to 1997 (projected).* As used in this Prospectus Supplement, "Comparable Net Operating Income" means increases or decreases in net operating income from properties that were in operation during 1997 and 1996 or 1996 and 1995 or 1995 and 1994, as the case may be. Occupancy remained relatively consistent for the shopping center portfolio at 88% for 1995 and 1996 and 89% for 1997 and for the residential portfolio at 96% for 1995, 1996 and 1997, while office portfolio occupancy increased from 92% in 1995 to 95% in 1996 and 97% in 1997. The Company's shopping


---------------


* Represents management's estimate which is subject to change as a result of computing final results for January 1998 and the Company's normal year-end audit process. No assurance can be given that the Company will meet this projection. See "Risk Factors -- Information Concerning Forward-Looking Statements."

     center and office leases in effect at January 31, 1997 contained contractual aggregate net rental increases of $24.6 million and $10.7 million, respectively, for the years 1997 through 2001 and $22.4 million and $14.3 million, respectively, over the succeeding five years. These net rental increases will positively affect the Company's EBDT because the Company does not account for rents on a straight-line basis.



     See "Risk Factors -- Real Estate Development and Investment Risks,"
"-- Illiquidity of Real Estate Investment," "-- Dependence on Rental Income From Real Property," "-- Competition," "-- Environmental Liabilities" and
"-- Partnership Risks."


OPERATING AND ORGANIZATIONAL STRUCTURE


     The Company is organized into four principal business groups: Commercial, Residential, Land and Lumber Trading. Each group operates autonomously, and each of the Commercial Group and Residential Group has its own development, acquisition, leasing, property and financial management functions. The Company believes that this structure permits each group to better focus on its business and permits key employees to exercise the independent leadership, creativity and entrepreneurial skills necessary in the real estate business. See "-- New Property Development and Acquisitions."



     For Federal income tax purposes, the Company operates as a "C" corporation, which distinguishes it from many competitors that operate as tax-qualified real estate investment trusts ("REITs"). As a "C" corporation, the Company is not subject to the mandatory distribution requirements imposed on REITs and is able to reinvest its earnings for expansion and renovation of its existing assets as well as in new development opportunities. The tax benefits the Company receives from its depreciation and interest expense deductions significantly reduce its taxable income. The Company's consolidated tax position and the tax benefits generated from its real estate operations allow it to reduce the tax payable with respect to the earnings from its Land and Lumber Trading Groups. At January 31, 1997, the Company had net operating loss carryforwards for tax purposes of $88.9 million, which expire in the years ending January 31, 2005 through January 31, 2011, and general business credit carryovers of $3.6 million which expire in the years ending January 31, 2003 through January 31, 2011. In 1996, the Company did not incur a regular Federal corporate income tax liability; however, the Company did incur a net Federal alternative minimum income tax liability of $2,904,000.



NEW PROPERTY DEVELOPMENT AND ACQUISITIONS



     The Company believes that new property development and acquisitions will increase the Company's cash flow and EBDT. The Company believes that opportunities for new projects exist among all of its property types. The Company's development activities in recent years have focused on California, Nevada, the New York City and Washington, D.C. metropolitan areas, and northeast Ohio. The Company believes that California and Nevada represent long-term growth markets, that the New York City metropolitan area retail market and Washington, D.C. metropolitan area residential market are underserved, and that northeast Ohio presents the opportunity to leverage its large existing portfolio in that market.*


  RECENT OPENINGS


     In 1997, the Company opened three new shopping centers with 461,000 square feet of GLA, one new office building with 317,000 square feet of GLA, acquired three apartment complexes with 870 units and opened 363 units at four phased construction apartment complexes. Each of the projects opened in 1997 were on schedule and on budget.


---------------


 * This paragraph is a forward-looking statement and is based on current facts and expectations. The development and acquisition of real estate properties involves various risks, including an inability to obtain financing or government entitlements, construction delays and cost overruns. See "Risk Factors -- Real Estate Development and Investment Risks," "-- Dependence on Rental Income From Real Property," "-- Changes in Interest Rates,"
   "-- Tax-Exempt and UDAG Financing," "-- Reliance on Major Tenants,"
   "-- Competition" and "-- Partnership Risks," for a more complete discussion of the risks associated with the Company's development and acquisition activities.

     The following table sets forth a summary of certain information regarding these properties, which the Company expects will provide increased levels of EBDT and cash flow as they mature (for specific project information, see "Business -- Commercial Group" and "-- Residential Group").*



                                                                                 COMPANY'S
                                                                    TOTAL COST   SHARE OF
                                                        NUMBER OF    AT 100%       COST      GLA/NO. OF
                        GROUP                           PROJECTS    (IN MIL.)    (IN MIL.)   TOTAL UNITS
                        -----                           ---------   ----------   ---------   -----------
Commercial Group
  Shopping Centers....................................        3       $ 81.7      $ 57.2       461,000
  Office/Mixed Use....................................        1         65.2        42.4       317,000
                                                          -----       ------      ------       -------
    Total Commercial Group............................        4        146.9        99.6       778,000
                                                                                               =======
Residential Group.....................................        7         83.9        65.1         1,233
                                                          -----       ------      ------       =======
    Total.............................................       11       $230.8      $164.7
                                                          =====       ======      ======



---------------



* This is a forward-looking statement and is based on current facts and expectations. The development and acquisition of real estate properties involves various risks, including an inability to obtain financing or government entitlements, construction delays and cost overruns. See "Risk Factors -- Real Estate Development and Investment Risks," "-- Dependence on Rental Income From Real Property," "-- Changes in Interest Rates,"
  "-- Tax-Exempt and UDAG Financing," "-- Reliance on Major Tenants,"
  "-- Competition" and " --Partnership Risks," for a more complete discussion of the risks associated with the Company's development and acquisition activities.

  PROJECTS UNDER CONSTRUCTION/TO BE ACQUIRED


     As of January 31, 1998, the Company had 13 properties under construction or under contract to be acquired. These projects include three shopping centers with a total of 419,000 square feet of GLA, two office and mixed-use projects with 448,000 square feet of leasable space, one hotel with 292 rooms under purchase contract, one residential project with an aggregate of 546 units under construction, four residential projects with an aggregate of 729 units under purchase contract and construction of additional phases at two residential communities to add an aggregate of 640 units.



     The following table sets forth a summary of certain information regarding these projects which are scheduled to open or to be acquired between the first quarter of 1998 and the second quarter of 1999.* For specific project information, see "Business -- Commercial Group" and "Residential Group."



                                                                          COMPANY'S
                                                             TOTAL COST   SHARE OF
                                                 NUMBER OF    AT 100%       COST      GLA/NO. OF
                     GROUP                       PROJECTS    (IN MIL.)    (IN MIL.)   TOTAL UNITS
                     -----                       ---------   ----------   ---------   -----------
Commercial Group
  Shopping Centers(1)..........................        3       $218.4      $138.5        419,000
  Office/Mixed Use(2)..........................        2        146.9       107.5        448,000
                                                   -----       ------      ------      ---------
         Subtotal..............................        5        365.3       246.0        867,000
                                                                                       =========

  Hotel........................................        1         32.5        32.5      292 rooms
                                                   -----       ------      ------      =========
         Total Commercial Group................        6        397.8       278.5

Residential Group..............................        7        188.9        37.7          1,915
                                                   -----       ------      ------      =========
         Total.................................       13       $586.7      $316.2
                                                   =====       ======      ======


---------------


(1) One project also includes a 449-room hotel.



(2) One project includes a 210-room hotel and a 950-car garage.




---------------


* This sentence and the following table present forward-looking information concerning various projects under development or subject to purchase contracts and are based on current facts and expectations. The completion or acquisition of these projects is subject to significant risks, including cost overruns and construction delays. See "Risk Factors -- Real Estate Development and Investment Risks," "-- Dependence on Rental Income From Real Property,"
  "-- Changes in Interest Rates," "-- Tax-Exempt and UDAG Financing,"
  "-- Reliance on Major Tenants," "-- Competition" and " -- Partnership Risks," for a more complete description of the risks associated with the development and acquisition of these projects.

  PROJECTS UNDER DEVELOPMENT


     In addition to projects currently under construction, the Company has a number of additional projects in various stages of development. For these projects, the Company has a signed partnership agreement to proceed with the development, owns or controls the land under an option agreement and has commenced or, in some cases, completed the entitlement process. Certain significant hurdles may remain for these projects, including obtaining financing. See "Risk Factors -- Real Estate Development and Investment
Risks -- Development Risks." At January 31, 1998, the Company had invested approximately $44 million in these projects.



     The following table sets forth certain information regarding these projects (for specific property information, see "Business -- Commercial Group" and " -- Residential Group").*



                                                                   COMPANY'S
                                                      TOTAL COST   SHARE OF      TOTAL
                                          NUMBER OF    AT 100%       COST       SQUARE     GLA(1)/NO. OF
                PROPERTY                  PROJECTS    (IN MIL.)    (IN MIL.)     FEET       TOTAL UNITS
                --------                  ---------   ----------   ---------   ---------   -------------
Commercial Group
  Shopping Centers(2)...................       8        $520.8      $330.1     3,223,000     1,781,000
                                                                               =========     =========
Residential Group.......................      12(3)      275.5       125.6                       1,848
                                            ----        ------      ------                   =========
    Total...............................      20        $796.3      $455.7
                                            ====        ======      ======


---------------

(1) Represents the total square feet available for lease by the Company. Remaining square footage is owned by anchors.


(2) One project also includes a 463-room hotel.



(3) Number of projects for the Residential Group includes six assisted living projects.


---------------

* This table presents forward-looking information concerning various projects under development and is based on current facts and expectations. The completion of these projects is subject to significant risks, including an inability to obtain financing or government entitlements, construction delays and cost overruns. See "Risk Factors -- Real Estate Development and Investment Risks," "-- Dependence on Rental Income From Real Property," "-- Changes in Interest Rates," "-- Tax-Exempt and UDAG Financing," "-- Reliance on Major Tenants," "-- Competition" and "-- Partnership Risks," for a more complete description of the risks associated with the development of these projects.

                                  THE OFFERING


SECURITIES OFFERED.........  $200,000,000 principal amount of   % Senior Notes
                             due March   , 2008 (the "Notes").



MATURITY DATE..............  March   , 2008.



INTEREST PAYMENT DATES.....  March   and September   of each year, commencing
                             September   , 1998.



OPTIONAL REDEMPTION BY THE
  COMPANY..................  The Notes will be redeemable, in whole or in part, at the option of the Company, at any time on or
                             after March   , 2003 at the redemption prices set
                             forth herein, plus accrued and unpaid interest, if any, to the redemption date. In addition, upon the occurrence of one or more Public Equity Offerings
                             (as defined herein) consummated prior to March   ,
                             2001, the Company may at its option redeem up to 33% of the original aggregate principal amount of the Notes from the proceeds thereof at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption; provided that immediately after such redemption at least $130 million of the original aggregate principal amount of the Notes remains outstanding.



CHANGE OF CONTROL OFFER....  Upon a Change of Control (as defined herein), the
                             Company is required to offer to purchase the Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date. The FCRPC Credit Agreement may prohibit the Company's repurchase of the Notes upon a Change of Control. There can be no assurance that the Company will be able to repurchase the Notes in the event of a Change of Control. See "Risk Factors -- Possible Inability to Repurchase Notes upon a Change of Control or Certain Asset Dispositions."



OFFERS TO PURCHASE.........  In the event of certain asset sales, the Company may be required to offer to repurchase the Notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, up to but excluding the date of purchase, with the net proceeds of such asset sales. The FCRPC Credit Agreement may prohibit the Company's repurchase of the Notes in connection with an asset disposition. See "Risk Factors -- Possible Inability to Repurchase Notes upon a Change of Control or Certain Asset Dispositions."



RANKING....................  The Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all other existing and future senior unsecured obligations of the Company, including the Company's Guaranty of the borrowings under the FCRPC Credit Agreement (as defined herein). The Notes will be effectively subordinated to all existing and future senior secured indebtedness of the Company, to the extent of the value of the collateral securing such indebtedness, and to all existing and future indebtedness and other liabilities of the Company's subsidiaries, including the borrowings under the FCRPC Credit Agreement. At December 31, 1997, the Company estimates that its subsidiaries had an aggregate of $2.7 billion of indebtedness and other liabilities. The FCRPC Credit Agreement will prohibit payments on the Notes in the case of a continuing payment default under the FCRPC Credit Agreement or the Company's guaranty thereof. See "Risk Factors -- Substantial Operations at Subsidiary Level; Structural Subordination."



PRINCIPAL COVENANTS........  The Indenture will contain certain covenants, including, but not limited to, covenants limiting:
                             (i) the incurrence by the Company and its subsidiaries of additional indebtedness; (ii) the issuance by subsidiaries of preferred stock; (iii) certain restricted payments, including the payment of dividends on and the redemption of capital stock by the Company; (iv) the creation of liens; (v) sale and leaseback transactions; (vi) transactions with affiliates; (vii) the disposition of assets;
                             (viii) the sale of capital stock of subsidiaries; and (ix) the Company's ability to consolidate or merge with or into, or to transfer all or substantially all of its assets to, another person.



USE OF PROCEEDS BY THE
  COMPANY..................  The aggregate net proceeds to the Company from the
                             Offering are estimated to be approximately $194 million. The Company intends to use such net proceeds to repay existing bank debt outstanding under the $225.0 million credit facility under the FCRPC Credit Agreement (estimated to be approximately $125 million) and for general corporate purposes, including the financing of projects currently under development. See "Use of Proceeds."



RISK FACTORS...............  Prospective purchasers of the Notes should carefully consider the information set forth under "Risk Factors."

            SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA


    The following tables set forth selected summary historical consolidated financial data of the Company as of and for the fiscal years ended January 31, 1993, 1994, 1995, 1996 and 1997, and as of and for the nine months ended October 31, 1996 and October 31, 1997. The summary historical consolidated financial data, excluding the items under "Other selected data" for the fiscal years ended January 31, 1995, 1996 and 1997, were derived from the Company's audited consolidated financial statements for such periods (including the accompanying notes thereto, the "Audited Consolidated Financial Statements"), and should be read in conjunction with, and are qualified in their entirety by reference to, the Audited Consolidated Financial Statements appearing elsewhere in this Prospectus Supplement and incorporated by reference in the accompanying Prospectus. The summary historical financial data for the nine months ended October 31, 1996 and October 31, 1997, excluding the items under "Other selected data," were derived from the Company's unaudited consolidated financial statements for such periods (including the accompanying notes thereto, the "Unaudited Consolidated Financial Statements," and, collectively with the Audited Consolidated Financial Statements, the "Consolidated Financial Statements"), and should be read in conjunction with, and are qualified in their entirety by reference to, the Unaudited Consolidated Financial Statements appearing elsewhere in this Prospectus Supplement and incorporated by reference in the accompanying Prospectus. The summary historical consolidated financial data, excluding the items under "Other selected data," set forth below with respect to the fiscal years ended January 31, 1993 and 1994 are derived from audited consolidated financial statements of the Company not included or incorporated by reference herein or in the accompanying Prospectus. See the Consolidated Financial Statements, "Capitalization," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                 NINE MONTHS   NINE MONTHS
                                    ENDED         ENDED                         FOR THE YEARS ENDED JANUARY 31,
                                 OCTOBER 31,   OCTOBER 31,    -------------------------------------------------------------------
                                    1997          1996           1997          1996          1995          1994          1993
                                 -----------   -----------    -----------   -----------   -----------   -----------   -----------
                                                                                 (IN THOUSANDS, EXCEPT RATIOS)
OPERATING RESULTS DATA:
  Revenues                       $  448,078    $  441,272     $   610,449   $   529,433   $   522,608   $   519,379   $   474,469
  Operating expenses                259,981       276,034         386,970       305,819       323,736       338,308       310,621
  Depreciation and amortization      54,265        52,730          73,304        65,716        65,580        65,309        59,272
  Interest expense                   96,261        99,401         133,364       130,001       116,821       111,494       111,309
  Income tax expense (benefit)       (3,398)       10,127          12,951        10,623        (5,964)        4,324        10,464
  Earnings (loss) before
    extraordinary gain(1)        $    2,332    $    9,930     $     9,171   $     6,939   $   (18,533)(2) $     2,212(3) $    12,687
BALANCE SHEET DATA:
  Total assets -- cost basis     $2,822,802    $2,714,952     $ 2,741,405   $ 2,631,046   $ 2,584,734(4) $ 2,668,057  $ 2,625,404
  Long-term debt, including
    mortgage debt                 2,033,752     1,990,211       1,993,351     1,945,120     1,881,917     2,026,451     1,972,160
  Shareholders' equity              278,982       193,541         191,978       189,589       185,560       145,442       143,230
OTHER SELECTED DATA:
  Earnings before depreciation,
    amortization and deferred
    taxes from operations
    (EBDT)(5)                    $   80,119    $   61,991     $    90,404   $    82,021   $    81,262   $    80,979   $    77,075
  Consolidated EBITDA(6)         $  233,903(7) $  235,193(7)  $   211,483   $   212,557   $   188,283   $   169,212   $   156,200
  Consolidated EBITDA(6) to
    Interest Ratio                    2.01x(7)      1.95x(7)        1.74x         1.79x         1.77x         1.80x         1.58x


---------------


(1) Excludes extraordinary gain, net of tax.



(2) The loss before extraordinary gain for the year ended January 31, 1995 was due primarily to the loss on the sale of Park LaBrea Towers, a residential complex containing 2,825 units in Los Angeles, California, of approximately $19,200,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



(3) The decrease in earnings before extraordinary gain of $10,475,000 from the year ended January 31, 1993 to the year ended January 31, 1994 was due primarily to the gain on the sale of an interest in South Bay Galleria, less a provision for decline in real estate in the year ended January 31, 1993 of approximately $17,400,000.



(4) The decrease in total assets -- cost basis was due to the sale of Park LaBrea Towers, partially offset by an increase in other real estate costs.



(5) Earnings before depreciation, amortization and deferred taxes consists of net earnings (loss), excluding the provision for decline in real estate and gain (loss) on disposition of properties, net of tax, before deducting the non-cash charges from rental properties for depreciation and amortization and deferred taxes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- EBDT."



(6) These amounts are calculated in accordance with the definitions set forth in the Indenture relating to the Notes. This information is provided to illustrate the operation of certain of the covenants described under "Description of Notes -- Covenants" and the Company's historical compliance therewith.



(7) These amounts are calculated with respect to the 12 month periods ended October 31, 1997 and 1996.

                                  RISK FACTORS

     Prospective purchasers of Notes should carefully review the information contained elsewhere or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus and should particularly consider the following factors:


SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT



     The Company has a relatively high ratio of debt (consisting primarily of nonrecourse mortgage debt) to total market capitalization (approximately 73% at January 31, 1998 based on the market value of its outstanding Class A Common Stock and Class B Common Stock, long-term debt and outstanding mortgage debt at such date). The Company does not expect a substantial amount of the outstanding principal of such indebtedness to be repaid prior to maturity or to have funds on hand sufficient to repay such indebtedness at maturity. As a result, it will be necessary for the Company to refinance such debt through new debt financings secured by individual properties or groups of properties, through additional debt offerings or through equity offerings. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates, the Company's interest expense would increase, which would adversely affect the Company's results of operations and cash flows. In addition, in the event the Company were unable to secure refinancing of such indebtedness on acceptable terms, the Company might be forced to dispose of properties on unfavorable terms, which may result in the recognition of losses upon such dispositions and may adversely affect the Company's financial position, results of operations and cash flows. In addition, to the extent the Company's properties are mortgaged to secure the payment of indebtedness and the Company is unable to make the required mortgage payments, such properties may be foreclosed upon with a consequent loss of income and assets to the Company.



     At January 31, 1998, the Company had balloon payments in the amount of approximately $76 million which become due in 1998, $467 million which become due in 1999 and $301 million which become due in 2000. The Company has obtained credit enhanced mortgage debt for a number of its properties; generally, the credit enhancement (for example, a letter of credit) expires prior to the term of the underlying mortgage debt and must be renewed or replaced to prevent acceleration of the underlying mortgage debt. The Company treats credit enhanced indebtedness as expiring in the year the credit enhancement expires. There can be no assurance that the Company will be able to refinance such indebtedness, to obtain renewals or replacement of credit enhancement devices, or to otherwise obtain funds by selling assets or by raising equity. An inability to repay or refinance such indebtedness when due could cause the mortgage lender to foreclose on such properties, which could have a material adverse effect on the Company's financial position, results of operations and cash flows. See "Description of Certain Indebtedness -- Mortgage Debt Financing."



     As of the date of this Prospectus Supplement, the Company has one non-recourse mortgage totaling $3.3 million (at the Company's ownership percentage), that is past its stated maturity date. The Company is in the process of renegotiating this mortgage with the lender and expects to receive an extension or otherwise refinance this mortgage. There can be no assurance, however, that the Company will be able to obtain an extension or refinance this mortgage. If the Company is unsuccessful, the lender could commence foreclosure proceedings.



     In 1997, one of the Company's wholly-owned single-asset limited partnerships filed for bankruptcy protection under Chapter 11 following commencement of foreclosure proceedings under two non-recourse mortgage loans (a first and a second) totaling $17.9 million. The Company continues to manage the property under court consent. Under a proposed plan of reorganization submitted by the Company, it is the Company's intent to restructure the debt and obtain additional time to refinance in order to retain the property. There can be no assurance that the plan of reorganization will be approved. If the plan of reorganization is not approved, foreclosure proceedings could re-commence.


     Within Tower City Center, the Company has four separate nonrecourse mortgages on The Avenue and on part of the parking facilities that are cross-collateralized and cross-defaulted with each other and with the nonrecourse mortgage on the Ritz-Carlton Hotel and Chase Financial Tower. This latter nonrecourse mortgage may be paid off separately without paying the other four nonrecourse mortgages. In addition, the Company has separate nonrecourse mortgages on four projects (Atlantic Center, Bruckner Boulevard, Gun Hill Road and Flatbush Avenue), in the New York City metropolitan area, each of which is secured by the pledge of excess cash flow to the other and a contingent assignment of the partnership interest of the limited partner common to each of the four entities which own the properties. The Indenture for the Notes will permit the Company to enter into similar arrangements on similar existing or future projects. As a result of this cross-collateralization and cross-pledge of excess cash flow, any particular property covered by either of these arrangements may be adversely affected by the results of operations of one or more of the other properties subject to such arrangement. No assurance can be given that the performance of one or more properties may not adversely affect the results of operations from, and market value of, the other properties subject to these arrangements.



CREDIT FACILITY COVENANTS



     Forest City has guaranteed the obligations of one of its subsidiaries, Forest City Rental Properties Corporation ("FCRPC"), under the FCRPC Credit Agreement pursuant to a Guaranty (as defined under the caption "Description of Certain Indebtedness -- Forest City Rental Properties Corporation Credit Agreement"). The Guaranty contains a number of covenants of Forest City, including a prohibition on consolidations and mergers, limitations on the amount of indebtedness, guarantees and liens that Forest City may incur and covenants by Forest City to maintain a specified minimum cash flow coverage ratio, consolidated shareholder's GAAP equity and EBDT. Under the Guaranty, Forest City is also restricted from paying dividends on its Common Stock (as defined herein) and repurchasing Company stock for a combined total in excess of $10,000,000 in any year. As of January 31, 1998, Forest City was in compliance with its covenants under the Guaranty and FCRPC was in compliance with its covenants under the FCRPC Credit Agreement.



     The Guaranty contains several provisions which directly or indirectly restrict payments on the Notes. The Guaranty prohibits Forest City from making any payments on account of the Notes in the event of a continuing default in the payment of principal, interest or other charges due on the FCRPC Credit Agreement. In the event of a continuing default in the payment of principal, interest or other charges due on the FCRPC Credit Agreement, FCRPC is also prohibited from making distributions to the Company; such prohibition would inhibit the Company's ability to make payments on the Notes when due. In the event of a continuing non-payment default, the Guaranty prohibits FCRPC from making any distribution to the Company except as is necessary to pay interest (but not principal) on the Notes and taxes. The Guaranty also prohibits the Company's redemption or defeasance of the Notes without the consent of the lenders under the FCRPC Credit Agreement. See "Description of Certain Indebtedness -- Forest City Rental Properties Corporation Credit Agreement."



     A failure to comply with any of the covenants under the Guaranty or a failure by FCRPC to comply with any of the covenants under the FCRPC Credit Agreement or any future credit agreements could result in an event of default, which would trigger the Company's obligation to repay all amounts outstanding under the FCRPC Credit Agreement, any future credit agreements and the Notes. The ability of Forest City and FCRPC to comply with these covenants will depend upon the future economic performance of Forest City and FCRPC. There can be no assurance that such covenants will not affect Forest City's ability to finance its future operations or capital needs or to engage in other business activities that may be desirable to Forest City.


CHANGES IN INTEREST RATES

     The Company's business and operating results have been in the past, and may be in the future, adversely affected by changes in interest rates. For example, an increase in interest rates will increase the interest payable on the Company's outstanding variable-rate debt and would result in increased interest expense if fixed-rate debt is refinanced at higher interest rates.

     To mitigate the effects of significant increases in interest rates on the amounts payable with respect to the Company's variable-rate debt, the Company makes use of interest rate exchange agreements, including interest rate caps and swaps, primarily to manage interest rate risk associated with variable-rate debt. Under interest rate cap agreements, the Company makes initial premium payments to the counterparties in exchange for the right to receive payments from them if interest rates on the related variable-rate debt exceed specified levels during the agreement period. Parties to interest rate exchange agreements are subject to market risk for changes in interest rates and risk of credit loss in the event of nonperformance by the counterparties. Although the Company deals only with highly rated financial institution counterparties (which, in certain cases, are also the lenders on the related debt) and does not expect that any counterparties will fail to meet their obligations, there can be no assurance that this will not occur.


     At January 31, 1998, excluding debt under the FCRPC Credit Agreement, the Company estimates there was outstanding approximately $1,196 million aggregate principal amount of fixed-rate debt (including $74 million of UDAG debt), $151 million aggregate principal amount of tax-exempt variable-rate debt and $670 million aggregate principal amount of taxable variable-rate debt.* Of this variable-rate debt, $283.7 million was subject to interest rate swap agreements as of January 31, 1998. See "Description of Certain Indebtedness -- Mortgage Debt Financing." All borrowings under the FCRPC Credit Agreement bear variable-rate interest. The Company has entered into $318.7 million of interest rate caps for 1998 and $418.7 million of interest rate caps for 1999 to protect against significant interest rate increases on its variable rate mortgages and the FCRPC Credit Agreement.



     At January 31, 1998, the Company's fixed-rate debt carried a projected weighted average interest rate of 7.88%.* Its projected weighted average variable-rate taxable interest rate was 7.95%.* The Company's projected weighted average variable-rate tax-exempt debt interest rate was 4.76%.* Its projected weighted average interest rate on UDAG loans and other government subsidized financing was 2.25%.* At January 31, 1998, the Company projects that a 100 basis point increase in taxable interest rates would have increased the pre-tax interest cost of the Company's taxable variable-rate debt by approximately $3.9 million.* Although tax-exempt interest rates generally increase in an amount that is smaller than corresponding changes in taxable interest rates, the Company projects that a 100 basis point increase in tax-exempt interest rates would have increased the pre-tax interest cost of the Company's tax-exempt variable-rate debt by approximately $1.5 million.*


TAX-EXEMPT AND UDAG FINANCING


     The Company regularly utilizes tax-exempt financing and UDAG loans, which generally bear interest rates below rates available through conventional taxable financing. At January 31, 1998, the Company estimates there was outstanding $151 million of tax-exempt bonds and $74 million of UDAG loans.*


     There can be no certainty of the continued availability of tax-exempt bonds, UDAG loans or similar government subsidized financing in the future, either for new development or acquisitions, or for the refinancing of outstanding debt. The inability to obtain tax-exempt bonds, UDAG loans or similar government subsidized financing or the inability to refinance outstanding debt on favorable terms could significantly affect the Company's ability to pursue development and acquisition opportunities and could have a material adverse effect on the Company's financial position, results of operations and cash flows.

SUBSTANTIAL OPERATIONS AT SUBSIDIARY LEVEL; STRUCTURAL SUBORDINATION.


     Forest City holds substantially all of its assets and conducts substantially all of its operations through its Subsidiaries. Forest City thus derives substantially all of its operating income and cash flow from its Subsidiaries and must rely substantially upon distributions from its Subsidiaries to generate the


---------------


* Represents management's estimate which is subject to change as a result of computing final results for January 1998 and the Company's normal year-end audit process. No assurance can be given that the Company will meet this projection. See "Risk Factors -- Information Concerning Forward-Looking Statements."

funds necessary to meet its obligations, including the payment of principal of and interest on the Notes. In addition, in the event of a continuing default on payment of principal, interest or other charges due under the FCRPC Credit Agreement, FCRPC will be prohibited from making distributions to the Company; such prohibition would inhibit the Company's ability to make interest payments on the Notes when due. In the event of a continuing non-payment default, the Guaranty prohibits FCRPC from making any distribution to the Company except as is necessary to pay interest (but not principal) on the Notes and taxes. The Guaranty will prohibit the payment of principal and interest on the Notes in the case of a continuing default on the payment of principal, interest or other charges due under the FCRPC Credit Agreement or Guaranty. See "Risk
Factors -- Substantial Operations at Subsidiary Level; Structural
Subordination."



     The Notes will be effectively subordinated in right of payment to all existing and future senior secured indebtedness of Forest City, to the extent of the value of the collateral securing such indebtedness. The Notes will be effectively subordinated to all existing and future indebtedness and other liabilities of Forest City's Subsidiaries, including the borrowings under the FCRPC Credit Agreement and the Forest City Trading Group, Inc. Credit Agreement. The aggregate net revenues and net earnings from Forest City's Subsidiaries for the nine months ended October 31, 1997 were $447.7 million or all of consolidated revenues and $21.9 million or all of consolidated net earnings. Subsidiaries of Forest City had an aggregate net book value of $182.3 million or 65% of consolidated net book value at October 31, 1997.



POSSIBLE INABILITY TO REPURCHASE NOTES UPON A CHANGE OF CONTROL OR CERTAIN ASSET DISPOSITIONS



     In the event of a Change of Control or certain asset dispositions, Forest City will be required to offer to purchase the Notes. The Guaranty prohibits the repayment of the Notes if there is a continuing default on payment of principal, interest or other charges due under the FCRPC Credit Agreement and prohibits distributions by FCRPC to the Company to pay the principal of the Notes if there is a continuing non-payment default. As a result of these provisions, the Company will be unable to repurchase the Notes in the case of a Change of Control or certain asset dispositions if there is a continuing default on payment of principal, interest or other charges due under the FCRPC Credit Agreement. Further, since a Change of Control constitutes an event of default under the FCRPC Credit Agreement, FCRPC will be prohibited from making payments to the Company in order to provide the Company with sufficient funds to repay the Notes in the event of a Change of Control. Because of these provisions, Forest City may be unable to satisfy its obligations to repurchase the Notes unless the Company is able to refinance or obtain waivers with respect to the FCRPC Credit Agreement. Furthermore, even if waivers are obtained, there can be no assurance that Forest City will have the financial resources necessary to purchase all of the Notes tendered by the holders thereof in the event of a Change of Control, particularly if such Change of Control requires Forest City to refinance, or results in the acceleration of, the FCRPC Credit Agreement or any other indebtedness. See "Description of Notes" and "Description of Certain Indebtedness -- Forest City Rental Properties Credit Agreement."


REAL ESTATE DEVELOPMENT AND INVESTMENT RISKS

  GENERAL


     Real property investments are subject to varying degrees of risk. The Company's revenues and property values may be adversely affected by various factors related to the general United States economy, by the economy of the regions or local areas in which the Company's projects are located, and by local real estate conditions. Some of the specific factors that can affect the Company's real estate operations are:


          (i) the perceptions of prospective tenants or purchasers of the attractiveness of specific Company properties;

          (ii) the Company's ability to provide adequate management and maintenance and to obtain adequate insurance;

          (iii) the Company's inability to collect rent due to bankruptcy or insolvency of tenants or otherwise;

          (iv) operating costs that increase over time without the ability to raise rents or otherwise offset such increases; and

          (v) declines in consumer spending associated with recessionary economies that adversely affect the Company's revenue from its retail centers.

     Real estate values may also be adversely affected by such factors as zoning, tax or other laws, interest rate levels and the availability of financing.

  DEVELOPMENT RISKS

     The Company develops most of its real estate projects. New project development is subject to a number of risks, including:

          (i) an inability to secure sufficient financing on favorable terms, including an inability to refinance construction loans;

          (ii) construction delays or cost overruns, all of which may increase project development costs;

          (iii) not achieving anticipated occupancy or sales levels or sustaining anticipated lease or sales levels;

          (iv) an inability to secure tenants or anchors necessary to support the project; and

          (v) an inability to obtain zoning, occupancy and other required governmental permits and authorizations.


     The Company has in the past elected not to proceed with certain development projects and anticipates that it will do so again from time to time in the future. If the Company does not elect to proceed with a development opportunity, the development costs associated therewith ordinarily will be charged against income for the then-current period. Any such charge could have a material adverse effect on the Company's results of operations in the period in which the charge is taken.


     In the construction of new projects, the Company generally guarantees the lender under the construction loan the lien-free completion of the project. This guarantee is recourse to the Company and places the risk of construction delays and cost overruns on the Company. The guarantees are released upon completion of the project. While the Company has generally been successful in completing projects on time and on budget, no assurance can be given that the Company will not be required to make significant expenditures in order to comply with its lien-free completion obligations.


     The Company periodically serves as either the construction manager or the general contractor for its developments. The construction of real estate projects entails certain risks, including risks that the project will fail to conform to building plans, specifications and timetables, which may in turn be affected by strikes, weather, government regulations and other conditions beyond the Company's control. In addition, the Company may become liable for uninsured injuries and accidents occurring during the construction process.


SIGNIFICANT GEOGRAPHIC CONCENTRATION


     A significant portion of the Company's properties is geographically concentrated. The Company has multiple developments and projects in and around Cleveland, Ohio, New York City, California and Las Vegas, Nevada. As a result, downturns in the local economy in such areas may have an adverse effect on the Company's ability to market new developments to prospective purchasers and may adversely affect rental and lease rates which, in turn, could have a material adverse effect on the

Company's results of operations and cash flows. As of October 31, 1997, the Company's properties located in and around Cleveland, New York City, California and Las Vegas accounted for 29%, 26%, 11% and 4%, respectively, of the Company's total assets, and 33%, 21%, 10% and 2%, respectively, of the Company's total revenues for the nine months ended October 31, 1997.


ILLIQUIDITY OF REAL ESTATE INVESTMENT

     Real estate investments are relatively illiquid and therefore may limit the ability of the Company to react promptly to changes in economic or other conditions.

DEPENDENCE ON RENTAL INCOME FROM REAL PROPERTY

     The Company's results of operations and cash flows would be adversely affected if a significant number of tenants were unable to meet their obligations or if the Company were unable to lease a significant amount of space in its income-producing properties on economically favorable lease terms. In the event of a default by a tenant, the Company may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. The bankruptcy or insolvency of a major tenant may have an adverse effect on an income-producing property. See "-- Reliance on Major Tenants."


     Two of the Company's major tenants, The Caldor Corporation ("Caldor") and Petrie's, currently are operating in bankruptcy. As of January 31, 1998, the Company has two shopping centers in which Caldor is a major tenant, one in Philadelphia (113,000 square feet) and one in Brooklyn, New York (131,000 square feet). Caldor has affirmed its leases in Philadelphia and in Brooklyn. Caldor had operated a third store containing 90,000 square feet on Flatbush Avenue in Brooklyn. However, as a part of its bankruptcy proceedings, Caldor rejected that lease and vacated the store during 1997. The Company now is in the process of redeveloping and expanding this space, has signed letters of intent or leases for 108,000 square feet out of a total of 136,000 square feet and is in serious negotiation with tenants on all the remaining space. The Company expects to re-open this specialty retail center in the second half of 1998. Petrie's was a tenant in seventeen stores totaling 90,000 square feet in nine of the Company's malls at January 31, 1997. During 1997, Petrie's vacated 10 stores (64,000 square feet). Petrie's has affirmed its remaining seven leases (26,000 square feet) in six of the Company's malls. Caldor and Petrie's currently are paying rent under their respective affirmed leases. No assurance, however, can be given that Caldor or Petrie's will emerge from bankruptcy or be able to continue to pay rent. If Caldor or Petrie's ceases operations or ceases to perform under these leases, the Company's rentals from the shopping centers where either of them is a tenant will be adversely affected until the Company is able to find a replacement tenant. No assurance, however, can be given that the Company will be able to find replacement tenants or achieve rental rates equivalent to those being paid by Caldor or Petrie's.



     During 1996, Handy Andy Home Improvement Centers ("Handy Andy"), formerly an operator of home improvement centers in 10 Company retail locations, liquidated under bankruptcy proceedings and rejected all 10 of its leases with the Company. As of January 31, 1998, the Company had eliminated all future obligations on five of such leases it had subleased to Handy Andy. Of the remainder, the Company has executed a sales contract and is awaiting the closing of one location; another has both an executed lease and strong interest from a prospective tenant for the balance of the space; the Company's obligations under one of the leases expire in mid-1998; and there are no current prospects on the remaining two leases. There can be no assurance that the Company will be able to find replacement tenants for these remaining two locations.


     The Company may also be adversely affected should a non-tenant mall anchor close or enter bankruptcy. Many mall anchors own their store site and therefore do not pay rent directly to the Company. However, such anchors typically contribute towards common area maintenance and other charges through reciprocal easement agreements, and the loss of such revenues could adversely affect the Company's results of operations and cash flows. Further, the temporary or permanent loss of an anchor is likely to reduce customer traffic in the mall and cause reduced levels of percentage rent paid by mall tenants, or cause mall tenants to close or enter bankruptcy, and could cause the mall to fail to meet debt service requirements. A number of large department store companies have reorganized under the bankruptcy laws in recent years. During 1997, Montgomery Ward, an anchor in two of the Company's shopping centers, entered bankruptcy. As of January 31, 1998, Montgomery Ward has neither affirmed nor rejected its leases with the Company. See "Business -- Commercial Group -- Shopping Centers -- Anchor and Significant Tenants."



RELIANCE ON MAJOR TENANTS



     For the year ended January 31, 1998, the contractual base rental revenues from various operating divisions of The Limited, Inc. ("The Limited") and Woolworth Corporation ("Woolworth") represented 6.5% and 3.3%, respectively, of the Company's aggregate contractual shopping center base rental revenues for such period.



     The Company could be adversely affected in the event of the bankruptcy or insolvency of major tenants such as The Limited or Woolworth, or a significant downturn in the business of its major tenants. In addition, the Company could be adversely affected in the event that a major tenant does not renew its leases as they expire. See "Business -- Commercial Group -- Shopping Centers -- Shopping Center Leases and Tenant Lease Expirations."


CONTROL BY CLASS B COMMON SHAREHOLDERS

     The Company's authorized common stock consists of Class A Common Stock and Class B Common Stock. The economic rights of each class of Common Stock are identical, but the voting rights differ. The Class A Common Stock, voting as a separate class, is entitled to elect 25% of the members of the Board of Directors, while the Class B Common Stock, voting as a separate class, is entitled to elect the remaining 75% of the Board of Directors. On all other matters, each share of Class A Common Stock is entitled to one vote per share and each share of Class B Common Stock is entitled to ten votes per share.


     At December 1, 1997, the Ratner/Miller/Shafran Families, which include members of the Company's current Board of Directors and certain executive officers (the "Family Interests"), owned 74.5% of the Class B Common Stock. RMS, Limited Partnership, which owned 74.2% of the Class B Common Stock, is a limited partnership, comprised of the Family Interests, with eight individual general partners, currently consisting of Samuel H. Miller, Co-Chairman of the Board of Directors and Treasurer of the Company, Charles A. Ratner, President, Chief Executive Officer and Director, Ronald A. Ratner, Executive Vice President of the Company and Director, Brian J. Ratner, Senior Vice President-East Coast Development of the Company and Director, Deborah Ratner Salzberg, Vice President of Forest City Residential, Inc., a subsidiary of the Company, and Director, Joan K. Shafran and Joseph Shafran, and one position that is currently vacant. Nathan Shafran is the father of Joan K. Shafran and Joseph Shafran and the uncle of Charles A. Ratner, James A. Ratner and Ronald A. Ratner, who are brothers, and of Albert B. Ratner. Albert B. Ratner is the father of Brian J. Ratner and Deborah Ratner Salzberg and is first cousin to Charles A. Ratner, James A. Ratner, Ronald A. Ratner, Joan K. Shafran and Joseph Shafran. Samuel H. Miller was married to Ruth Ratner Miller (now deceased), a sister of Albert B. Ratner. The vacant general partnership position relates to shares controlled by the children of Ruth Ratner Miller. General partners holding 60% of the total voting power of RMS, Limited Partnership determine how to vote the Class B Common Stock held by RMS, Limited Partnership. No person may transfer his or her interest in the Class B Common Stock held by RMS, Limited Partnership without complying with various rights of first refusal. Moreover, prior to any sale other than to a partner of RMS, Limited Partnership, the Class B Common Stock must be converted to Class A Common Stock.



     In addition, at December 1, 1997, members of the Family Interests collectively owned 32.4% of the Class A Common Stock. As a result of their ownership of the Class B Common Stock, the Family Interests and RMS, Limited Partnership have the ability to elect a majority of the Board of Directors (and as a result of their ownership of Class A Common Stock may have the effective power under normal voting circumstances to elect all of the Board of Directors), control the management and policies of the

Company and, in general, to determine (without the consent of the Company's other shareholders) the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations and the sale of all or substantially all of the Company's assets, and to prevent or cause a change in control of the Company. See "Description of Common Stock" in the accompanying Prospectus.

CONFLICTS OF INTEREST

  RMS INVESTMENT CORP.


     The Company paid approximately $193,000 as total compensation during 1997 to RMS Investment Corp. ("RMS"), a company engaged in property management and leasing, controlled by the four children of Charles A. Ratner (the President, Chief Executive Officer and a Director of the Company), each holding a 4.3% interest, the two children of James A. Ratner (an Executive Vice President and a Director of the Company), each holding a 4.3% interest, the two children of Ronald A. Ratner (an Executive Vice President and a Director of the Company), each holding a 4.3% interest, the two children of Albert B. Ratner (a Co-Chairman of the Company's Board of Directors), Deborah Ratner Salzberg (Vice President of Forest City Residential, Inc. (a subsidiary of the Company) and a Director of the Company) and Brian J. Ratner (Senior Vice President - East Coast Development and a Director of the Company), each holding a 12.5% interest, the two children of Mark Ratner (brother of Charles Ratner, James Ratner and Ronald Ratner), each holding a 4.3% interest, Albert B. Ratner, as Trustee (11%), Nathan Shafran (Honorary Vice Chairman of the Board), as Trustee (3.6%), Samuel
H. Miller (a Co-Chairman of the Company's Board of Directors and Treasurer), as Trustee (14.0%), and Fannye Shafran, as Trustee (3.6%). RMS manages and provides leasing services to two of the Company's Cleveland-area specialty retail shopping centers, Golden Gate (260,000 square feet) and Midtown (256,000 square feet). The rate of compensation for such management services is 4% of all rental income, plus a leasing fee of 2% to 3% of rental income for the term of the lease. Management believes these fees are comparable to those other management companies would charge.


 ABSENCE OF NON-COMPETE AGREEMENTS; OWNERSHIP OF COMPETING PROPERTIES BY FAMILY INTERESTS


     Under the Company's current policy, no director, officer or employee, including members of the Ratner/Miller/Shafran families, is allowed to invest in a competing real estate opportunity without first obtaining approval of the Company's Conflict of Interest Committee. However, the Company currently does not have non-compete agreements with any of its directors, officers or employees and, upon leaving the Company, any director, officer or employee could compete with the Company. An exception to the Company's conflict-of-interest policy permits existing directors, officers and employees, including Albert B. Ratner, Co-Chairman of the Board of Directors, Samuel H. Miller, Co-Chairman of the Board of Directors and Treasurer, Charles A. Ratner, President, Chief Executive Officer and Director, Ronald A. Ratner, Executive Vice President and Director, Brian J. Ratner, Senior Vice President-East Coast Development and Director, and Deborah Ratner Salzberg, Vice President of Forest City Residential, Inc. and Director, James A. Ratner, Executive Vice President and Director, and Nathan Shafran, Honorary Vice Chairman of the Board, to retain an interest in 15 properties that were acquired before 1960 and one post-1960 acquisition, with a total cost of $94.0 million. All but one of those properties are located in Cleveland and are in competition with some of the properties owned by the Company. The ownership of these properties by these directors, officers and employees makes it possible that conflicts of interest may arise between them and the Company. Although no such conflicts are anticipated, areas of possible conflict may be in the expansion of such properties that may compete with the Company or the solicitation of tenants for the use of such properties.


COMPETITION

     The real estate industry is highly competitive in all major markets. With regard to the Commercial and Residential Groups, there are numerous other developers, managers and owners of commercial and residential real estate that compete with the Company nationally, regionally and/or locally in seeking management and leasing revenues, land for development, properties for acquisition and disposition and tenants for properties, some of whom may have greater financial resources than the Company. There can be no assurance that the Company will successfully compete for new projects or have the ability to react to competitive pressures on existing projects caused by factors such as declining occupancy rates or rental rates. In addition, tenants at the Company's retail properties face continued competition in attracting customers from retailers at other shopping centers, catalogue companies, warehouse stores, large discounters, outlet malls, wholesale clubs and direct mail and telemarketers. The existence of competing developers, managers and owners and competition to the Company's tenants could have a material adverse effect on the Company's ability to lease space in its properties and on the rents charged or concessions granted, could materially and adversely affect the Company's results of operations and cash flows, and could affect the realizable value of assets upon sale.

     With regard to the Lumber Trading Group, the lumber wholesaling business is highly competitive. Competitors in the lumber brokerage business include numerous brokers and in-house sales departments of lumber manufacturers, many of which are larger and have greater resources than the Company.

POTENTIAL LIABILITY FROM SYNDICATED PROPERTIES

     As part of its financing strategy, the Company has used syndication as a financing technique for certain of its residential projects, as well as for an office building and a hotel. The Company's syndication partner is typically allocated all, or nearly all, of the low income housing tax credits, in the case of residential projects, and depreciation expense associated with the project based on the syndication partner's equity capital contribution to the project.


     These syndication partnerships, in the case of residential projects, typically have required the Company to indemnify, on an after-tax basis, the syndication partner against the failure to receive, or the recapture of, such allocated tax credits. In addition, the Company has typically been required to indemnify the syndication partner, on an after-tax basis, against the failure to receive, or the disallowance of, the depreciation expense associated with the project.



     While the Company believes that all the necessary requirements for qualification for such tax credits in the requisite amount have been and will be met and that its syndication partners will be able to receive depreciation expense associated with the syndicated properties, no assurance can be given that this will, in fact, be the case or that the Company will not be required to indemnify its syndication partners on an after-tax basis for such amounts. Any such indemnification payment could have a material adverse effect on the Company's results of operations and cash flows. See "Business -- Residential Group -- Syndication Activity."


EFFECT OF UNINSURED LOSS


     The Company carries comprehensive liability, fire, flood, extended coverage and rental loss insurance with respect to its properties within insured limits and policy specifications that it believes are customary for similar properties. There are, however, certain types of losses (generally of a catastrophic nature, such as wars or earthquakes) that may be either uninsurable or, in the Company's judgment, not economically insurable. Should an uninsured loss occur, the Company could lose both its invested capital in and anticipated profits from the affected property.



     The Company is self-insured as to the first $250,000 of liability coverage and self-insured on the first $100,000 of property damage. While the Company believes that its self-insurance reserves are adequate, no assurance can be given that the Company will not incur losses that exceed these self-insurance reserves.

LUMBER PRICES

     Lumber prices are highly volatile, and the lumber business is highly cyclical. The Company's Lumber Trading Group is exposed to the risk of changes in lumber prices and to downturns in the new home building and home remodeling markets. While the Company believes that it has in place adequate controls to effectively manage this risk, no assurance can be given that the Company will not suffer a loss from changes in lumber prices or a downturn in the new home building and home remodeling markets. See "Business -- Lumber Trading Group."

ENVIRONMENTAL LIABILITIES

     Under various Federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may become liable for the costs of the investigation, removal and remediation of hazardous or toxic substances on, under, in or migrating from such property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of hazardous or toxic substances, or the failure to remediate such substances when present, may adversely affect the owner's ability to sell or rent such real property or to borrow funds using such real property as collateral, and may impose unanticipated costs and delays on projects. Persons who arrange for the disposal or treatment of hazardous or toxic wastes may also be liable for the costs of the investigation, removal and remediations of such wastes at the disposal or treatment facility, regardless of whether such facility is owned or operated by such person. Other Federal, state and local laws, ordinances and regulations require abatement or removal of certain asbestos-containing materials in the event of demolition, renovations, remodeling, damage or decay and impose certain worker protection and notification requirements and govern emissions of and exposure to asbestos fibers in the air.

     In connection with its ownership, operation and management of its properties, the Company could be held liable for the environmental response costs associated with the release of such regulated substances or related claims, whether by the Company, its tenants, former owners or tenants of the property, or others. In addition to remediation actions brought by Federal, state and local agencies, the presence of hazardous substances on a property could result in personal injury, contribution or other claims by private plaintiffs. Such claims could result in costs or liabilities which could exceed the value of such property.

     The Company is not aware of any notification by any private party or governmental authority of any non-compliance, liability or other claim in connection with environmental conditions at any of its properties that it believes will involve any expenditure which would be material to the Company, nor is the Company aware of any environmental condition on any of its properties that it believes will involve any such material expenditure. However, there can be no assurance that any such non-compliance, liability, claim or expenditure will not arise in the future. To the extent that the Company is held liable for the release of regulated substances by tenants or others, there can be no assurance that the Company would be able to recover its costs from such persons.

HISTORICAL OPERATING RESULTS


     The Company incurred net losses per share of Common Stock in 1994, and its combined fixed charges exceeded its earnings in 1994 and for the nine months ended October 31, 1997. Total fixed charges exceeded the Company's adjusted earnings by $8 million and $28 million for the nine months ended October 31, 1997 and the fiscal year ended January 31, 1995, respectively. For the nine months ended October 31, 1997, earnings, as adjusted, includes income of $15 million from a lawsuit settlement related to Toscana and a $39 million loss related to the sale of Toscana ($36 million) and a partnership interest ($3 million), but does not include an extraordinary gain of $18 million related to the sale of Toscana. For the year ended January 31, 1995, earnings, as adjusted, includes a loss of $31 million related to the sale of Park LaBrea Towers but does not include an extraordinary gain of $60 million, also related to the sale of Park LaBrea Towers. No assurance can be given that the Company will not experience losses, or that its earnings will be sufficient to cover fixed charges, in the future.


PARTNERSHIP RISKS


     The Company relies on the use of partnerships and limited liability companies ("LLC") to finance some of its projects, and enters into other such arrangements to access opportunities not otherwise available to it, such as some projects in which development rights are owned by a third party who is not willing to sell its entire interest in the project. The Company, through wholly-owned subsidiaries, is typically a general partner or managing member in most of such partnerships or LLC's. A partnership or LLC may involve special risks associated with the possibility that a partner or member (i) at any time may have economic or business interests or goals that are inconsistent with those of the Company, (ii) may, if a general partner or managing member, take actions contrary to the instructions or requests of the Company or contrary to the Company's policies or objectives with respect to its real estate investments or (iii) could experience financial difficulties. If a partner or member of the Company is unable to fulfill capital obligations, the Company may have to increase its own financial commitment to the venture.



     To the extent the Company is a general partner or managing member, or otherwise has joint and several liabilities for actions of the partnership or LLC, actions by the Company's partners or co-members may have the result of subjecting property owned by the partnership or LLC to liabilities in excess of those contemplated by the terms of the partnership agreement or operating agreement or have other adverse consequences. A subsidiary of the Company in its role as a general partner of a particular partnership or managing member of an LLC may be jointly and severally liable for the debts and liabilities of that partnership or LLC, except for nonrecourse mortgages. See "Description of Certain Indebtedness -- Mortgage Debt Financing."



LITIGATION RISKS



     The Company has a 66 2/3% ownership interest in the Pittsburgh Mall, which is currently under development. One-half of the Company's interest, or 33 1/3%, is under dispute in litigation pending in Common Pleas Court in Cuyahoga County, Ohio, between a subsidiary of the Company ("RMI") and Simon DeBartolo Group, L.P. ("SDG"). SDG has sought injunctive relief concerning its alleged rights to such interest, as well as $20 million compensatory and $10 million punitive damages. The Company believes it has meritorious defenses to these claims and intends to defend against them vigorously. If decided in a manner adverse to RMI, such litigation could adversely affect the potential value of this project to the Company. See "Business -- Commercial Group -- Projects Under Development."



     An amended Class Action Complaint has been filed against the Forest City Trading Group, Inc. (a wholly-owned subsidiary of the Company) and ten of its subsidiaries, all of whom are in the business of trading lumber. If certified to the full class, this action could include 300-500 current and former employees. The allegations include improper calculation and underpayment of commissions. The Company believes it has meritorious defenses to these claims, and intends to defend against them vigorously. The Company believes that any exposure will be limited to the Forest City Trading Group, Inc. and is not expected to have a material adverse effect upon the financial condition, results of operations or cash flows of the Company.



     The Company, through subsidiaries, owns a 14.6% interest in the Seven Hills development, located in Henderson, Nevada, which is owned by the Silver Canyon Partnership and is being developed in conjunction with a golf course. In August, 1997, a class-action lawsuit was filed by the current homeowners in Seven Hills against the Silver Canyon Partnership, the golf course developers, and other entities, including the Company. In addition, a separate lawsuit was filed by some of the production homebuilding companies at Seven Hills, against some of the same parties, not including the Company. Both suits seek a commitment for public play on the golf course, as well as damages. The Silver Canyon Partnership, the Company and its subsidiaries are responding to both suits, and are attempting to reach an appropriate resolution with all parties involved. Sales efforts are continuing at the Seven Hills development, and because these events are recent, it is not yet possible to determine the extent of any impact on the Partnership's financial performance. The Company believes it has meritorious defenses to these claims and intends to defend against them vigorously. The Company believes that any exposure will be limited to the Silver Canyon Partnership and is not expected to have a material adverse effect upon the financial condition, results of operations or cash flows of the Company.


LACK OF PUBLIC MARKET FOR THE NOTES


     The Notes constitute a new issue of securities with no established trading market. The Company does not intend to apply for listing of the Notes on any national securities exchange. The Underwriters have advised the Company that they currently intend to make a market in the Notes. However, they are not obligated to do so, and any such market-making may be discontinued at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Notes. See "Underwriting."


INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

     Certain of the statements contained in this Prospectus Supplement, the accompanying Prospectus and in documents incorporated therein by reference may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including without limitation the forward-looking statements identified as such in this Prospectus Supplement and variations in the foregoing statements whenever they appear in this Prospectus Supplement, the Prospectus and in documents incorporated therein by reference. Forward-looking statements are made based upon management's current expectations and belief concerning future developments and their potential effects upon the Company. There can be no assurance that future developments affecting the Company will be those anticipated by management. There are certain important factors that could cause actual results to differ materially from estimates or expectations discussed in such forward-looking statements including, without limitation, the matters discussed in "Risk Factors."


     The estimates and projections of results of operation and cash flow for the year ended January 31, 1998 and for balance sheet data as of January 31, 1998 contained in this Prospectus Supplement are based on unaudited actual results through December 31, 1997 and estimates and projections for the month of January 1998. Actual results may differ as a result of computing final results for January 1998 and the Company's normal internal and external audit processes.

                                USE OF PROCEEDS


     The net proceeds (after deducting estimated expenses of $6 million) to be received by the Company from the sale of the Notes in this Offering are estimated to be approximately $194 million. Forest City initially will use the net proceeds to repay bank debt outstanding under the existing $225.0 million FCRPC Credit Agreement and for general corporate purposes including the financing of projects currently under development. At January 31, 1998, $114.0 million was outstanding under the FCRPC Credit Agreement. The borrowings under the FCRPC Credit Agreement currently bear interest at 2% over The London Interbank Offered Rate (or 7 5/8% for the month of February 1998). The indebtedness under the FCRPC Credit Agreement was incurred to finance the Company's construction and development activities. The Company expects subsequently to reborrow some or all of the available amounts under the FCRPC Credit Agreement, and to use such borrowings, together with any remaining proceeds of this Offering and the proceeds of new mortgage debt financings for general corporate purposes including the financing of projects currently under development. See "Strategy For Growth and Competitive Advantages -- New Development" and "-- Acquisitions."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of October 31, 1997, and as adjusted to give effect to the Offering and the application of the net proceeds therefrom.


                                                                ACTUAL       AS ADJUSTED
                                                              -----------    -----------
                                                                    (IN THOUSANDS)
Cash........................................................  $   27,096     $  120,596
                                                              ==========     ==========
Mortgage debt, nonrecourse(1)...............................  $1,941,887     $1,941,887
Long-term debt(1)...........................................      91,865          1,365
Notes offered hereby........................................          --        200,000
Shareholders' equity:
  Preferred stock -- convertible, without par value;
     5,000,000 shares authorized; no shares issued..........          --             --
  Common stock -- $.33 1/3 par value
     Class A, 48,000,000 shares authorized; 9,896,486 shares
       issued, 9,582,836 outstanding........................       3,297          3,297
     Class B, convertible, 18,000,000 shares authorized;
       5,545,490 shares issued, 5,406,440 outstanding.......       1,848          1,848
  Additional paid-in capital................................     119,429        119,429
  Retained earnings.........................................     165,893        165,893
  Less treasury stock, at cost; 313,650 Class A and 139,050
     Class B shares.........................................     (11,485)       (11,485)
                                                              ----------     ----------
       Total shareholders' equity...........................     278,982        278,982
                                                              ----------     ----------
          Total capitalization..............................  $2,312,734     $2,422,234
                                                              ==========     ==========


---------------


(1) At January 31, 1998, the Company had approximately $2.0 billion of mortgage debt, nonrecourse and $114.0 million of long-term debt. The $114.0 million of long term debt is comprised of $60.0 million under the term loan and $54.0 million of revolving loans, under the FCRPC Credit Agreement.

                                  THE COMPANY

     Forest City is one of the leading real estate development companies in the United States. It develops, acquires, owns and manages commercial and residential real estate projects in 21 states and the District of Columbia. At October 31, 1997, the Company had $2.8 billion in consolidated assets, of which approximately $2.6 billion was invested in commercial and residential real estate.

     The Company has a portfolio diversified both geographically and among property types, and operates through four principal business groups: the Commercial Group, the Residential Group, the Land Group and the Lumber Trading Group. The following table sets forth, by type of property, a summary of the Company's operating portfolio of commercial, residential and land projects as of January 31, 1998.


                                          NUMBER
                                            OF                                       REPRESENTATIVE PRINCIPAL
           TYPE OF PROPERTY             PROPERTIES         TOTAL SIZE                  METROPOLITAN REGIONS
--------------------------------------  -----------    -------------------    --------------------------------------
COMMERCIAL GROUP
  Shopping Centers....................       33        15.2 million square    New York City (7); California (4);
                                                       feet                   Cleveland (3); Akron, OH (3); Las
                                                                              Vegas (2) and Tucson (2)
  Office Buildings....................       21        6.7 million            Cleveland (9); New York City (6);
                                                       leasable square        Cambridge, MA (3) and Pittsburgh (2)
                                                       feet
  Hotels..............................        5        1,530 rooms            Cleveland (2); Pittsburgh (1);
                                                                              Charleston, WV (1) and Detroit (1)

RESIDENTIAL GROUP
  Apartment Communities (1)...........      117        32,111 units           Cleveland (21); California (8);
                                                                              Washington, D.C. (5); Detroit (4);
                                                                              Philadelphia (2); Cambridge, MA (1)
                                                                              and Las Vegas (1)

LAND GROUP
  Land held for improvement and
    sale..............................       --        5,367 acres            Ft. Lauderdale; Las Vegas; Cleveland;
                                                                              Tucson; Tampa and Charlotte


---------------


(1) Includes 9,402 syndicated senior citizen subsidized units in 57 apartment communities developed under Federal programs in which the Company holds a residual interest, none of which are reflected under the caption "Representative Principal Metropolitan Regions" in the table above.



     The Company's EBDT grew by 29% to $80.1 million for the nine months ended October 31, 1997 (including $7.0 million of litigation proceeds, net of tax, relating to the sale of a residential apartment complex) from $62.0 million for the nine months ended October 31, 1996. Management expects EBDT to grow by 17% to approximately $106 million (including the $7.0 million of litigation proceeds) for the year ended January 31, 1998 from $90.4 million for the year ended January 31, 1997.* This growth reflects strong performance in the Company's existing portfolio, as a result of continued high occupancy rates, increased rental rates, the addition in 1996 of 11 properties to the Company's portfolio with a total cost of $330.3 million (of which the Company's share was $186.2 million) and the addition in 1997 of 11 properties, with a total cost of $230.8 million (of which the Company's share was $164.7 million). For a further discussion of EBDT, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     At October 31, 1997, the shopping centers, office buildings and hotels comprising the Commercial Group totaled $1.8 billion or 64% of total assets. Properties in the Company's Residential Group totaled $619.7 million or 22% of total assets as of October 31, 1997. For the nine months ended October 31, 1997, 52% of total revenues and 54% of EBDT were generated by the Commercial Group and 23% of total revenues and 32% of EBDT were generated by the Residential Group. In 1996, 51% of total


---------------


* Represents management's estimate which is subject to change as a result of computing final results for January 1998 and the Company's normal year-end audit process. No assurance can be given that the Company will meet this projection. See "Risk Factors -- Information Concerning Forward-Looking Statements."

revenues and 62% of EBDT were generated by the Commercial Group and 19% of total revenues and 27% of EBDT were generated by the Residential Group. See
"Business -- Commercial Group" and "-- Residential Group."



     The Land Group develops raw land into master planned communities, mixed-use and other residential developments and currently owns 5,367 acres of undeveloped land for this purpose. The Company currently has major land development projects in five states. See "Business -- Land Group." The Lumber Trading Group is one of the largest lumber wholesalers in North America. See "Business -- Lumber Trading Group." For the nine months ended October 31, 1997, the combined land and lumber operations contributed 24% and 7% of revenues and EBDT respectively, and constituted 10% of the Company's total assets at October 31, 1997. The Company's "Corporate" activities relate to its investments in and advances to affiliates and general corporate items.



     The Company has experienced 18 consecutive years of EBDT growth and strong growth in EBITDA(1) during that period. Management believes this successful track record is a function of operating a diversified portfolio (both geographically and by asset class) and management's experience in developing and operating its business through various real estate cycles.




             Measurement Period
           (Fiscal Year Covered)                      EBITDA                   EBDT
1980                                                            11.1                    27.7
1981                                                            12.5                    29.9
1982                                                            17.1                    30.1
1983                                                            20.9                    32.9
1984                                                            22.8                      33
1985                                                            26.1                    30.7
1986                                                            31.7                    44.9
1987                                                            35.6                    57.6
1988                                                            39.9                    69.8
1989                                                            44.1                    80.5
1990                                                            46.4                    91.2
1991                                                            51.2                   113.4
1992                                                            77.1                    86.7
1993                                                              81                   100.1
1994                                                            81.3                   117.4
1995                                                              82                   141.6
1996                                                            90.4                   133.1
1997                                                             106                     150


(1) The Company defines EBITDA as net earnings from operations before interest, taxes, depreciation and amortization and excludes provision for decline in real estate, gain (loss) on disposition of properties and extraordinary gain. The Company's EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. The Company has included information concerning EBITDA as it understands that it is used by certain investors as one measure of a borrower's historical ability to service its debt. EBITDA, as presented, may not be comparable to similarly titled measures reported by other companies, since not all companies necessarily calculate EBITDA in an identical manner, and therefore is not necessarily an accurate means of comparison between companies.



(2) Represents management's estimate which is subject to change as a result of computing final results for January 1998 and the Company's normal year-end audit process. The estimate includes $15.0 million of litigation proceeds relating to the sale of an apartment complex in February 1997 (see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Sale of Toscana/Extraordinary Gain"). This is a forward-looking statement and is based on current facts and expectations. No assurance can be given that the Company will meet this projection. See "Risk Factors -- Information Concerning Forward-Looking Statements."



(3) Represents management's estimate which is subject to change as a result of computing final results for January 1998 and the Company's normal year-end audit process. The estimate includes $7.0 million of litigation proceeds, net of tax, relating to the sale of an apartment complex in February, 1997 (see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Sale of Toscana/Extraordinary Gain"). This is a forward-looking statement and is based on current facts and expectations. No assurance can be given that the Company will meet this projection. See "Risk Factors -- Information Concerning Forward-Looking Statements."

     The Company's management strength reflects over 50 years in the real estate business and the continuity of leadership through three generations of the Ratner/Miller/Shafran families. The Company's core management team includes 45 senior managers, whose average tenure with the Company is 18 years. The Company believes that the depth and experience of its management team has been and will continue to be vital to the Company's growth and ability to operate through various real estate cycles. In 1995, Charles A. Ratner, who joined the Company in 1966, became the Company's third Chief Executive Officer. The Company's executive officers and directors as a group beneficially owned 2,543,066 shares, or 26.5%, of the Company's Class A Common Stock (assuming no conversions of the Company's Class B Common Stock) and 4,006,318 shares, or 74.2%, of the Company's Class B Common Stock outstanding at December 1, 1997. The total value of such shares as of February 23, 1998 was approximately $359 million, based on the last reported sale price for Class A Common Stock ($54.94 per share) on February 23, 1998 and Class B Common Stock ($54.75 per share) on February 20, 1998. See "Risk Factors -- Control by Class B Common Shareholders" and "-- Conflicts of Interests."


                                    BUSINESS


     The Company is organized into the four principal business groups:


     - The Commercial Group, which develops, acquires, owns and operates shopping centers, office buildings and mixed-use projects including hotels.

     - The Residential Group, which develops, acquires, owns and operates the Company's multi-family properties.

     - The Land Group, which owns and develops raw land into master planned communities and other residential developments for resale.

     - The Lumber Trading Group, which operates the Company's lumber wholesaling business.

     Each group operates autonomously, and each of the Commercial Group and Residential Group has its own development, acquisition, leasing, property and financial management functions. As a result, each of these groups is able to perform all of the tasks necessary to develop and maintain a property from selecting a project site to financing the project to managing the completed project. The Company believes that this structure permits each group to better focus on its business and permits key employees to exercise the independent leadership, creativity and entrepreneurial skills necessary in the real estate business. The Company's "Corporate" activities relate to its investments in and advances to affiliates and general corporate items.

     The following charts illustrate the division of the Company's business among its four operating groups and its "Corporate" activities (dollars in millions).

         FOR THE NINE MONTHS ENDED OCTOBER 31, 1997                  AS OF OCTOBER 31, 1997


Commercial                   Commercial                                 Commercial
$233.7                       $43.6                                      $1,813.6
52%                          54%                                        64%

Corporate                    Land                                       Land
$3.7                         $0.5                                       $91.5
1%                           1%                                         3%

Land                         Lumber                                     Corporate
$12.2                        Trading                                    $98.8
3%                           $5.0                                       4%
                             6%
Residential                                                             Lumber Trading
$104.1                       Corporate                                  $199.2
23%                          $5.3                                       7%
                             7%
Lumber Trading                                                          Residential
$94.4                        Residential                                $619.7
21%                          $25.7                                      22%
                             32%

Revenues-$448.1              EBDT-$80.1                                Total Assets-$2,822.8
[Revenues Graph]             [EBDT Graph]                              [Total Assets Graph]

     The Commercial Group and Residential Group are operating units of FCRPC, which is a wholly owned subsidiary of the Company. FCRPC is the borrower under the FCRPC Credit Agreement. The Land Group and Lumber Trading Group are operating units of the Company.


COMMERCIAL GROUP


     The Company has developed retail projects for more than 50 years and office, mixed-use and hotel projects for more than 30 years. Today the Commercial Group owns a diverse portfolio in both urban and suburban locations in 12 states. The Commercial Group targets densely populated locations where it uses its expertise to develop complex projects, often employing public/private partnerships.



     As of January 31, 1998, the Commercial Group owned interests in 59 completed projects, including 33 retail properties, 21 office properties and five hotels. The Commercial Group also has one property under contract to purchase and 13 projects under construction or active development, and is pursuing numerous other development opportunities. The Commercial Group's EBDT was $43.6 million for the nine months ended October 31, 1997 constituting 54% of the Company's total EBDT and was $56.2 million in 1996 constituting 62% of the Company's total EBDT.


  SHOPPING CENTERS

     The Company opened its first strip shopping center in 1948, and its first enclosed regional mall in 1962. Since then, it has developed urban retail centers, entertainment based centers, community centers and power centers focused on "big box" retailing (collectively, "Specialty Retail Centers"), as well as regional malls. As of January 31, 1998, the Commercial Group's shopping center portfolio consisted of 14 regional malls with a GLA of 4.3 million square feet and 19 Specialty Retail Centers with a total GLA of 3.9 million square feet.

     Malls are generally developed in collaboration with anchor stores that usually own their own facilities as integral parts of the mall structure and environment and which do not generate significant direct payments to the Company. In contrast, anchor stores at specialty retail and power centers generally are tenants under long-term leases which contribute significant rental payments to the Company. See "Risk Factors -- Dependence on Rental Income From Real Property."

     While the Company continues to develop regional malls in strong markets, the Company recently has pioneered the concept of bringing "big box" retailing to urban locations previously ignored by major retailers. With high population densities and disposable income levels at or near those of the suburbs, urban development is proving to be economically advantageous for the Company, for the tenants who realize high sales per square foot and for the cities, which benefit from the new jobs created in the urban locations.

     Retail projects anchored by entertainment facilities are another growth area for the Company. See "-- Entertainment: A New Growth Opportunity."

     The Company capitalizes on enhanced real estate values associated with properties that are adjacent to its commercial projects by acquiring such ancillary properties for resale as undeveloped land prior to development.


     EXISTING PORTFOLIO. The Company's existing shopping center portfolio consists of 14 regional malls containing a total of 11.0 million square feet, including anchors, and 4.3 million square feet of GLA. The Commercial Group also owns 19 specialty retail centers (including urban retail centers, power centers, entertainment-based retail centers and community centers) with total GLA of 3.9 million square feet. The properties are located in 11 states, including seven in Ohio, nine in New York and four in California.



     The Company's regional malls and specialty retail centers were 84% and 91% leased at the end of 1994, 84% and 94% leased at the end of 1995, 83% and 94% leased at the end of 1996 and 85% and 92% leased at the end of 1997, respectively. Forest City aggressively markets vacant mall space to temporary tenants to create an improved ambiance and retail mix within the centers. In its regional malls, the Company also emphasizes the inclusion of "carts" with distinctive merchandise that add visual and retail interest to the properties. While these tenants are not under long-term leases, revenue generated from temporary mall and cart tenants totaled $2.3 million, $2.7 million, $2.8 million and $3.1 million, during fiscal 1994, 1995, 1996 and 1997, respectively. If square footage occupied by temporary tenants were included, the regional mall GLA would have been 89% leased at January 31, 1998.



     Average sales per square foot of GLA at the Company's regional malls were $265, $268, $265 and $276 for 1994, 1995, 1996 and 1997, respectively. Sales figures for specialty retail centers are not computed, as many tenants at specialty retail centers have no obligation to report sales. The Company's existing shopping center leases in effect at January 31, 1997, contain contractual aggregate net rental increases of $24.6 million for the years 1997 through 2001 and $22.4 million over the succeeding five-year period.



     The Company maintains tight cost controls and leverages its economies of scale to minimize operating expenses. At January 31, 1998, the Company's property level expenses for shopping centers open since February 1, 1994 had increased at a compounded annual average rate of only 0.7%.


     The Company believes its regional shopping centers generally occupy secure retail niches within their respective marketplaces. The Company's ability to increase the value of its properties is demonstrated by the fact that net operating income increased at a compound annual average rate of 4.4% for regional malls in operation throughout the period from February 1, 1987 to January 31, 1997. Below are descriptions of some of the Company's shopping centers.


     Antelope Valley Mall, an 839,000 square foot regional shopping center located in Palmdale, California, opened in 1990 with five department stores. During 1997, the Company increased its ownership percent from 40% to 78% by purchasing the partnership interest of one of its partners for $22.1 million.



     Tucson Mall, the Company's largest regional mall, opened in 1982. A major expansion in 1992 added one department store and additional GLA. Today the mall contains 1,293,000 total square feet with 408,000 square feet of GLA. With six department stores, including Broadway's and Dillard's, it is the dominant mall in Southern Arizona. In 1996 and 1997, the mall generated sales per square foot of GLA of $326 and $334, respectively. The mall was 97% leased at January 31, 1998.



     Charleston Mall, the dominant retail center in West Virginia, was the Company's first urban retail development and its first major public/private partnership development. The mall's unique three level design allowed for 897,000 total square feet with four department stores, and parking for 5,000 cars located on 22.9 acres in the center of downtown Charleston. The mall was the key element in the renewal of Charleston's urban core. In 1996 and 1997, the mall generated sales per square foot of $338 and $354, respectively. The mall was 94% leased at January 31, 1998.



     The Avenue at Tower City, the retail portion of the Company's largest mixed-use development, is a three level shopping center located in the center of downtown Cleveland adjacent to the hub of Cleveland's bus and lightrail transportation system. The 368,000 square foot Avenue was designed as a focal point for the community and is a key element of Cleveland's downtown renaissance. In an effort to expand Tower City's tenant mix, the Company recently signed a long-term lease with Hard Rock Cafe International, Inc. to build an 11,000 square foot restaurant and retail facility which is expected to open in the second quarter of 1998.* The mall, which was 92% leased at January 31, 1998, generated sales per square foot of $319 and $300 in 1996 and 1997, respectively.


---------------


* The statements relating to this proposed expansion are forward-looking statements and are based on current facts and expectations. The completion of this proposed expansion involves various risks, including construction delays and cost overruns. See "Risk Factors -- Real Estate Development and Investment Risks," "-- Dependence on Rental Income From Real Property," "-- Changes in Interest Rates," "-- Tax-Exempt and UDAG Financing," "-- Reliance on Major Tenants" and "-- Completion," for a more complete discussion of the risks associated with the completion of this proposed expansion.

     The Plaza at Robinson Town Center is a 455,000 square foot power center located in the Company's major development near Pittsburgh's new International Airport, and is anchored by the only IKEA store in its market. Opened in 1989, The Plaza, which was 100% leased at January 31, 1998, is the first phase of the Robinson Town Center plan, which includes 715 acres for mixed-use development. Approximately 180 acres have been sold as of January 31, 1998 to 17 retailers who have built in excess of 800,000 square feet of retail space. The Pittsburgh Mall, a 1,013,000 square foot regional mall, is under active development, and 377 acres have been designated for future retail or commercial use. The Company expects to begin construction in 1998.* It is anticipated that the Robinson project, when completed, will be the largest commercial development in western Pennsylvania.*



     At the end of 1996, three of the Company's regional malls, Canton Centre, Rolling Acres Mall and Summit Park Mall, had been experiencing poor operating results and were targeted for repositioning. During 1997, the Company made significant progress at Canton Centre where the leased space increased to 80% with the signing of a 27,000 square foot lease with Staples scheduled to open in 1998. A marketing study has been completed at Summit Park Mall and plans have been proposed to change the focus of this center from purely retail to one with an entertainment theme in an effort to reduce vacancy. In addition to the three properties referred to above, a specialty retail center, the Gallery at MetroTech, has experienced operational difficulties. The Company is currently evaluating the situation at Rolling Acres Mall and Gallery at MetroTech and has not yet determined a course of action. If these three regional malls were excluded from the leasing data, the regional malls would have been 87%, 88%, 87% and 90% leased at the end of 1994, 1995, 1996 and 1997, respectively. If the three regional malls were excluded from the regional mall sales data, comparable sales per square foot would have been $286, $290, $288 and $297 for the same periods.



     Expansion and Renovation. The process of creating a desirable environment for retailers and shoppers requires periodic updating of the physical facilities of all the retail centers. An integral part of the Company's management of its existing shopping center portfolio involves expanding and renovating properties to maintain and enhance their value. Since January 31, 1994, the Company has expanded, renovated and/or committed to renovate nine shopping centers for a total cost of $75.2 million ($47.6 million of which is the Company's share). Examples of this ongoing program include Boulevard Mall in Amherst, New York, Ballston Common in Arlington, Virginia, South Bay Galleria in Redondo Beach, California and Courtland Center in Flint, Michigan.



     At Boulevard Mall, the first mall developed by the Company, a renovation program to physically update the property was completed in May, 1997. This will be the third such program implemented during the 36 year history of this property. From February 1, 1988 through January 31, 1998, the net operating income of this mall grew at a compounded annual rate of 4.1%, demonstrating the ability of older properties to continue to contribute to the Company's growth. In addition, the property was expanded in 1994 to add a food court containing 12 units at a total cost of approximately $5 million. The property currently is being further expanded to add a CompUSA and additional tenants for a total of approximately 130,000 additional square feet at a projected cost of $15 million.**



     Ballston Common is an example of how the Company is utilizing its expertise to add entertainment complexes to existing retail properties to enhance their appeal to shoppers, making them a "destination" location. The Company increased its ownership in this property in 1994 from 50% to 100% by


---------------


 * The statements relating to this project are forward-looking statements and are based on current facts and expectations. The completion of this project involves various risks, including an inability to obtain financing or government entitlements, construction delays and cost overruns. See "Risk Factors -- Real Estate Development and Investment Risks," "-- Dependence on Rental Income From Real Property," "-- Changes in Interest Rates,"
   "-- Tax-Exempt and UDAG Financing," "-- Reliance on Major Tenants,"
   "-- Competition" and "-- Partnership Risks," for a more complete discussion of the risks associated with the completion of this project.



** The statements relating to these proposed expansions and/or renovations are forward-looking statements and are based on current facts and expectations. The completion of these proposed expansions and/or renovations involves various risks, including construction delays and cost overruns. See "Risk Factors -- Real Estate Development and Investment Risks," "-- Dependence on Rental Income From Real Property," "-- Changes in Interest Rates," "-- Tax-Exempt and UDAG Financing," "-- Reliance on Major Tenants" and "-- Completion," for a more complete discussion of the risks associated with the completion of thee proposed expansions and/or renovations.

purchasing the interest of its institutional partner. As a result of the improving demographics in its market and the desire to properly service the needs of a dense population base, the center is being expanded to add a 69,000 square foot cinema and 22,000 square feet of retail space, which will be leased entirely to restaurant and entertainment tenants.* The Company believes this expansion will broaden the market appeal of the mall by capturing the significant entertainment expenditures of the local population base.



     The Company expanded South Bay Galleria in 1997 by adding a 60,000 square foot cinema to the top of the parking deck. General Cinema, which signed a 20-year lease, was relocated from the adjacent South Bay Southern shopping center. This relocation will now make it possible for the Company to pursue the redevelopment of South Bay Southern.



     The Company is adding a cinema to Courtland Center. Silver Screen Cinema executed a 10-year lease to operate a 23,000 square foot cinema (15,000 square feet of which represents an expansion to the center).



     Leasing and Marketing. Most of the Company's leases are structured on a triple net basis requiring tenants to pay most operating expenses. The Company strictly controls expenses and capital expenditures to minimize tenant occupancy costs, allowing for continued base rent appreciation. At January 31, 1998, property level expenses since February 1, 1994 had increased at a compound annual average rate of 0.7%, below the average inflation rate for the comparable period. The Company believes that keeping increases in operating expenses as low as possible is a way of maintaining a positive long-term landlord/tenant relationship.



     The Company believes its retail sales performance can be positively impacted by an aggressive and innovative management and marketing program. An example of the implementation of this program is the Company's arrangement with leading national retailers such as Disney to bring their special attractions to the Company's malls, which enhance the competitive advantages of these properties.



     During 1997, the Company executed a total of 262 new and renewal leases representing 843,000 square feet. These leases have an average base rent of $24.17 per square foot. Leases for 659,000 square feet of existing GLA were completed in 1997 at average base rents that were $1.23 per square foot, or 7%, higher than the previous leases. During 1995 and 1996, the Company executed a total of 422 new and renewal leases representing 842,000 square feet. These leases have an average base rent of $22.42 per square foot, generating an average increase in base rent of $2.61 per square foot, or 13.5%. There can be no assurance that the Company will be able to sustain the same magnitude of lease increases in the future.


---------------


* The statements relating to these proposed expansions and/or renovations are forward-looking statements and are based on current facts and expectations. The completion of these proposed expansions and/or renovations involves various risks, including construction delays and cost overruns. See "Risk Factors -- Real Estate Development and Investment Risks," "-- Dependence on Rental Income From Real Property," "-- Changes in Interest Rates," "-- Tax-Exempt and UDAG Financing," "-- Reliance on Major Tenants" and "-- Completion," for a more complete discussion of the risks associated with the completion of the proposed expansions and/or renovations.

     The following table summarizes the Company's existing shopping centers as of January 31, 1998.


                                YEAR
                             COMPLETED/                                                                        RETAIL SQ. FT.
                            DATE OF LAST     COMPANY                                                             INCLUDING
           NAME              RENOVATION    OWNERSHIP(%)       LOCATION                 MAJOR TENANTS            DEPT. STORES
           ----             ------------   ------------       --------                 -------------           --------------
REGIONAL MALLS
Antelope Valley Mall......  1990                78.0%     Palmdale, CA        Sears Roebuck and Co.; JC             839,000
                                                                              Penney's; Gottschalk's; Harris;
                                                                              Mervyn's
The Avenue at Tower City..  1990/1996          100.0      Cleveland, OH       Dillard's                             790,000
Ballston Common...........  1986/1995          100.0      Arlington, VA       Hecht's; JC Penney's; Sport and       490,000
                                                                              Health
Boulevard Mall............  1962/1997           50.0      Amherst, NY         Jenss; JC Penney's; Kaufmann's        772,000
Canton Centre.............  1981/1988          100.0      Canton, OH          Kaufmann's; JC Penney's;              680,000
                                                                              Montgomery Ward
Chapel Hill Mall..........  1966/1995           50.0      Akron, OH           Kaufmann's; JC Penney's; Sears        882,000
                                                                              Roebuck and Co.
Charleston Town Center....  1983/1994           50.0      Charleston, WV      Kaufmann's; JC Penney's; Sears        897,000
                                                                              Roebuck and Co.; Montgomery
                                                                              Ward; Stone and Thomas
Courtland Center..........  1968/1986          100.0      Flint, MI           Crowley's; JC Penney's;               460,000
                                                                              Mervyn's
Galleria at Sunset........  1996                60.0      Henderson, NV       Dillard's; Robinsons-May;             892,000
                                                                              Mervyn's; JC Penney's
Manhattan Town Center.....  1987                37.5      Manhattan, KS       Dillard's; JC Penney's; Sears         380,000
                                                                              Roebuck and Co.
Rolling Acres Mall........  1975                80.0      Akron, OH           Kaufmann's; JC Penney's; Sears      1,014,000
                                                                              Roebuck and Co.; Dillard's;
                                                                              Target
South Bay Galleria........  1985                50.0      Redondo Beach, CA   Robinsons-May; Mervyn's;              953,000
                                                                              Nordstrom's; General Cinema
Summit Park Mall..........  1972               100.0      Wheatfield, NY      Bon-Ton; Jenss; Sears Roebuck         695,000
                                                                              and Co.
Tucson Mall...............  1982/1992           67.5      Tucson, AZ          Broadway's; Foley's; Dillard's;     1,293,000
                                                                              Mervyn's; JC Penney's; Sears
                                                                              Roebuck and Co.
                                                                                                                 ----------
   Subtotal...............                                                                                       11,037,000
                                                                                                                 ----------
SPECIALTY RETAIL CENTERS
Atlantic Center...........  1996                75.0%     Brooklyn, NY        Caldor; The Sports Authority;         391,000
                                                                              Pathmark; OfficeMax; Old Navy
Bowling Green Mall........  1966                50.0      Bowling Green, KY   Kroger; Quality Big Lots              242,000
Bruckner Boulevard........  1996                70.0      Bronx, NY           Pergament; Seaman's; Young            114,000
                                                                              World; Old Navy
Chapel Hill Suburban......  1969                50.0      Akron, OH           Value City; Petzazz                   112,000
Courtyard.................  1990                50.0      Flint, MI           V.G.'s Market; Home Depot;            233,000
                                                                              OfficeMax
Flatbush Avenue...........  1995/1998           80.0      Brooklyn, NY        Edward's Supermarket                  136,000
Gallery at MetroTech......  1990                80.0      Brooklyn, NY        Toys "R" Us                           163,000
Golden Gate...............  1958/1996           50.0      Mayfield Hts., OH   OfficeMax; Old Navy; Champs;          260,000
                                                                              Michael's; Home Place
Grand Avenue..............  1997                70.0      Queens, NY          Edward's Supermarket                  100,000
Gun Hill Road.............  1997                70.0      Bronx, NY           Home Depot; Sneaker Stadium           147,000
Hunting Park..............  1996                70.0      Philadelphia, PA    Caldor; US Kidz; Payless Shoes        144,000
Marketplace at
 Riverpark................  1996                50.0      Fresno, CA          Best Buy; Target; Marshall's;         453,000
                                                                              JC Penney's
Midtown Plaza.............  1961                50.0      Parma, OH           Hills                                 256,000
Newport Plaza.............  1977                50.0      Newport, KY         IGA                                   157,000
Northern Boulevard........  1997                70.0      Queens, NY          Edward's Supermarket;                 214,000
                                                                              Marshall's; Old Navy
The Plaza at Robinson Town
 Center...................  1989                50.0      Pittsburgh, PA      T.J. Maxx; IKEA; Hills;               455,000
                                                                              Marshall's; Sears Roebuck and
                                                                              Co.


Showcase..................  1996                20.0      Las Vegas, NV       Coca-Cola(R); All Star Cafe           189,000
South Bay Southern........  1978               100.0      Redondo Beach, CA   CompUSA                               160,000
Tucson Place..............  1989               100.0      Tucson, AZ          Wal-Mart; Homelife; OfficeMax         276,000
                                                                                                                 ----------
   Subtotal...............                                                                                        4,202,000
                                                                                                                 ----------
                                           Shopping Centers at January 31, 1998                                  15,239,000
                                                                                                                 ==========
                                           Shopping Centers at January 31, 1997                                  14,310,000
                                                                                                                 ==========


           NAME                GLA
           ----                ---
REGIONAL MALLS
Antelope Valley Mall......    287,000

The Avenue at Tower City..    368,000
Ballston Common...........    221,000

Boulevard Mall............    261,000
Canton Centre.............    254,000

Chapel Hill Mall..........    321,000

Charleston Town Center....    360,000

Courtland Center..........    239,000

Galleria at Sunset........    294,000

Manhattan Town Center.....    185,000

Rolling Acres Mall........    365,000

South Bay Galleria........    385,000

Summit Park Mall..........    309,000

Tucson Mall...............    408,000

                            ---------
   Subtotal...............  4,257,000
                            ---------
SPECIALTY RETAIL CENTERS
Atlantic Center...........    391,000

Bowling Green Mall........    242,000
Bruckner Boulevard........    114,000

Chapel Hill Suburban......    112,000
Courtyard.................    124,000

Flatbush Avenue...........    136,000
Gallery at MetroTech......    163,000
Golden Gate...............    260,000

Grand Avenue..............    100,000
Gun Hill Road.............    147,000
Hunting Park..............    144,000
Marketplace at
 Riverpark................    284,000

Midtown Plaza.............    256,000
Newport Plaza.............    157,000
Northern Boulevard........    214,000

The Plaza at Robinson Town
 Center...................    455,000

Showcase..................    189,000
South Bay Southern........    160,000
Tucson Place..............    276,000
                            ---------
   Subtotal...............  3,924,000
                            ---------
Shopping Centers at
  January 31, 1998          8,181,000
                            =========
Shopping Centers at
  January 31, 1997          7,674,000
                            =========

     ANCHOR AND SIGNIFICANT TENANTS. Anchor stores are a critical factor to the success of any retail mall. The customer's identification with a property typically focuses on its anchors. Regional mall anchors generally are department stores whose merchandise appeals to a broad range of shoppers. Although the regional malls derive minimal operating income from anchor stores as compared to mall stores, strong anchors play an important part in generating customer traffic and in making the centers desirable locations for mall store tenants. See "Risk Factors -- Dependence on Rental Income from Real Property."


     Of the approximately 11.0 million square feet in the Company's regional malls, approximately 4.6 million square feet or 42% is owned directly by the mall anchor stores. Each mall anchor that owns its own store typically enters into a reciprocal easement agreement with the other owners in the retail center covering, among other things, operating covenants, reciprocal easements, property operations, initial construction and future expansions.



     The following table sets forth anchor stores occupying more than three sites and the number of square feet owned or leased by such anchors as of January 31, 1998.



                                                                       TOTAL
                                                     NUMBER OF       OCCUPIED
                     ANCHOR                        ANCHOR STORES    SQUARE FEET
                     ------                        -------------    -----------
JC Penney's......................................       11           1,469,587
Sears Roebuck and Co.............................        7           1,043,631
May Company/Kaufmann's...........................        8           1,472,478
Dillard's........................................        5             594,749
Mervyn's/Target..................................        6             502,578
                                                                     ---------
     Total.......................................                    5,083,023
                                                                     =========



     Other retail centers generally have anchor tenants that are large specialty retailers, such as toy stores, home improvement stores, or grocery stores. Most such anchors lease their locations from the mall owners under long-term leases.



     The following table identifies tenants that lease more than 100,000 square feet of GLA in the Commercial Group's shopping centers as of January 31, 1998.



                                                                                PERCENTAGE OF
                                                               PERCENTAGE OF      SHOPPING
                                NUMBER OF        LEASED          SHOPPING        CENTER BASE
          TENANT(1)              STORES      SQUARE FEET(2)     CENTER GLA         RENT(3)
          ---------             ---------    --------------    -------------    -------------
The Limited...................     69            445,959            5.5%             6.5%
Caldor(4).....................      2            244,091            3.0              4.2
Woolworth.....................     63            221,792            2.7              3.3
The GAP.......................     15            136,855            1.7              1.6
                                               ---------           ----             -----
     Total....................                 1,048,697           12.9%            15.6%
                                               =========           ====             =====


---------------

(1) The tenant name includes all space associated with the various trade names for the tenant.


(2) Represents 100% of the square footage of GLA, not Forest City's proportionate share.



(3) Represents percentage of Forest City's proportionate share of annualized net shopping center base rent. Annualized net shopping center base rent equals contractual rent for the year ended January 31, 1997, adjusted for the annualized effect of the following significant activity that occurred during the twelve months ended January 31, 1998: (a) square feet leased by the Company, (b) square feet of leases where the tenant vacated the space, (c) square feet of leases that expired but which were renewed by the tenant and
    (d) projects completed in 1997.



(4) Caldor currently is in bankruptcy proceedings and has rejected its lease and closed its 90,000 square foot store at Flatbush Avenue in Brooklyn, New York. The effect of this lease termination is reflected both in the table and in footnote (3) above. The Company is redeveloping Flatbush Avenue, increasing the GLA from 90,000 square feet to 136,000 square feet. Letters of intent or leases have been signed for 108,000 square feet of this GLA. The property is expected to re-open in the second half of 1998. See "Risk Factors -- Dependence on Rental Income From Real Property."

     SHOPPING CENTER LEASES AND TENANT LEASE EXPIRATIONS. Current mall store leases generally provide for tenants to pay rent comprised of two elements. The first element is a fixed "base rent," often subject to increase according to a schedule agreed upon at the time an agreement to lease is signed. The second element is "percentage rent," which is based on a percentage of the tenant's gross sales to the extent that the resultant rent exceeds the "base rent" or these sales exceed a stated annual amount. While the percentage rent clause is important in enhancing a shopping center's cash flow and value in an inflationary environment, the Company's net rental revenue is derived predominantly from contractual base rent. For the fiscal year ended January 31, 1997, base rent accounted for approximately 96% of total shopping center rental revenue, excluding cost recoveries.



     Scheduled annual expirations over the next ten years for shopping center leases in place at January 31, 1997 average approximately 6.8% of total leased mall store GLA, with no single year exceeding 7.8%. The average remaining term of shopping center leases in place is 5.2 years as of the year ended January 31, 1997. The following table shows lease expirations for the next ten years at the Company's shopping centers, assuming that none of the tenants exercise their renewal options. See "Risk Factors -- Reliance on Major Tenants."



                                                    PERCENT
                           NUM. OF      SQ. FT.     OF TOTAL                   PERCENT       AVG. BASE
                            LEASES     OF LEASES     LEASED     BASE RENT      OF TOTAL     RENT/SQ. FT.
     EXPIRATION YEAR       EXPIRING   EXPIRING(1)     GLA      EXPIRING(2)   BASE RENT(2)   EXPIRING(3)
     ---------------       --------   -----------   --------   -----------   ------------   ------------
1997.....................     158         360,095      5.4%      3,865,860        5.1%         $16.75
1998.....................     152         405,492      6.1       4,316,756        5.7            9.64
1999.....................     139         504,242      7.6       3,906,283        5.2           12.40
2000.....................     219         519,415      7.8       7,423,471        9.8           21.32
2001.....................     121         371,116      5.6       3,644,718        4.8           13.40
2002.....................     119         400,349      6.0       5,730,837        7.6            9.99
2003.....................     126         426,731      6.4       6,124,636        8.1           21.47
2004.....................     117         432,591      6.5       5,020,284        6.7           11.88
2005.....................     126         499,075      7.5       6,385,690        8.5           19.47
2006.....................     183         508,237      7.6       7,786,562       10.3           20.20
All Other................     120       2,233,287     33.5      21,260,844       28.2           11.70
                            -----      ----------    -----     -----------      -----          ------
     Total...............   1,580       6,660,630    100.0%    $75,465,941      100.0%         $17.16
                            =====      ==========    =====     ===========      =====          ======


---------------


(1) Represents 100% of the shopping center's GLA expiring, not Forest City's proportionate share.



(2) Computed at Forest City's proportionate share of annualized base rent. Annualized net base rent equals the contractual base rent for the month ended January 31, 1997 annualized for 12 months, excluding increases in operating expenses and real estate taxes over the base rent.



(3) Represents contracted net annualized base rent per square foot computed at 100%, rather than at Forest City's proportionate rate.



     RECENT OPENINGS. In 1997, the Commercial Group completed three specialty retail centers, all located in the boroughs of New York City: Gun Hill Road, Northern Boulevard and Grand Avenue.



     Gun Hill Road, in the Bronx, features a Home Depot store and Sneaker Stadium. This 147,000 square foot center opened in August 1997 at a cost of $14.3 million and is fully leased. Northern Boulevard, in Queens, is a 214,000 square foot project that opened in November, 1997 at a cost of $42.1 million. It features such major tenants as Edward's Supermarket, Marshall's and Old Navy. Grand

Avenue, also in Queens, is a 100,000 square foot center anchored by Edward's Supermarket. This neighborhood center opened in December 1997 at a cost of $25.3 million.

                                                                                                     COMPANY'S
                                             DEVELOPED (D)     DATE                     TOTAL COST   SHARE OF      TOTAL
                                                  OR         OPENED/       COMPANY       AT 100%       COST       SQUARE
        PROPERTY               LOCATION      ACQUIRED (A)    ACQUIRED   OWNERSHIP (%)   (IN MIL.)    (IN MIL.)     FEET
        --------               --------      -------------   --------   -------------   ----------   ---------   ---------
Gun Hill Road............  Bronx, NY            D             Aug-97        70.0%         $ 14.3      $ 10.0       147,000
Northern Boulevard.......  Queens, NY           D             Nov-97        70.0%           42.1        29.5       214,000
Grand Avenue.............  Queens, NY           D             Dec-97        70.0%           25.3        17.7       100,000
                                                                                          ------      ------     ---------
       Total.............                                                                 $ 81.7      $ 57.2       461,000
                                                                                          ======      ======     =========


        PROPERTY            GLA(1)
        --------           ---------
Gun Hill Road............    147,000
Northern Boulevard.......    214,000
Grand Avenue.............    100,000
                           ---------
       Total.............    461,000
                           =========

---------------

(1) Represents the total square feet available for lease by the Company. Remaining square footage is owned by anchors.


     PROJECTS UNDER CONSTRUCTION. The Commercial Group currently has three specialty retail centers under construction, all of which are located in urban centers in the New York metropolitan area. Richmond Avenue, a 76,000 square foot center in Staten Island, New York will feature Circuit City and Staples. This center is projected to open in the second quarter of 1998 at a cost of $20 million.* Atlantic Center -- Site V is located in Brooklyn, New York across the street from the Company's existing Atlantic Center, a 391,000 square foot specialty retail center. This project is a 47,000 square foot center that will feature Sneaker Stadium. The project is slated to open in the third quarter of 1998 at a cost of $4 million.* 42 (nd) Street, located in the Times Square area, is a 296,000 square-foot entertainment complex that will contain Madame Tussaud's Wax Museum, AMC Theaters and other retailers. This project, expected to cost $194 million, is scheduled to open in the second quarter of 1999 and will include a 449-room hotel.*


     The following table sets forth additional information regarding shopping centers under construction.**

                                                                ESTIMATED                     TOTAL      COMPANY'S
                                                DEVELOPED(D)     DATE OF                       COST        SHARE      TOTAL
                                                     OR         OPENING/       COMPANY       AT 100%      OF COST    SQUARE
         PROPERTY            LOCATION           ACQUIRED(A)    ACQUISITION   OWNERSHIP(%)   (IN MIL.)    (IN MIL.)    FEET
         --------            --------           ------------   -----------   ------------   ----------   ---------   -------
                             Staten Island,
Richmond Avenue............  NY                      D            Q2-98          70.0%       $  20.1      $  14.1     76,000
Atlantic Center-Site V.....  Brooklyn, NY            D            Q3-98          70.0%           3.9          2.7     47,000
42nd Street(2).............  Manhattan, NY           D            Q2-99          70.0%         194.4        121.7    296,000
                                                                                             -------      -------    -------
       Total...............                                                                  $ 218.4      $ 138.5    419,000
                                                                                             =======      =======    =======


         PROPERTY            GLA(1)
         --------            ------

Richmond Avenue............   76,000
Atlantic Center-Site V.....   47,000
42nd Street(2).............  296,000
                             -------
       Total...............  419,000
                             =======


---------------

(1) Represents the total square feet available for lease by the Company. Remaining square footage is owned by anchors.


(2) In addition to the 296,000 square feet of GLA, the project also includes a 449-room hotel. The Company's ownership interest in the hotel, which is expected to open in the fourth quarter of 1999, is 56%.



     PROJECTS UNDER DEVELOPMENT. The Company is developing a mixed-use project in the Battery Park section of New York City that will feature 173,000 square feet of retail space and a 463-room hotel. A cinema and a supermarket will anchor the retail space. This project, expected to cost $155 million, is projected to open in 1999.*


---------------


* The statements relating to these projects are forward-looking statements and are based on current facts and expectations. The completion of these projects involves various risks, including an inability to obtain financing or government entitlements, construction delays and cost overruns. See "Risk Factors -- Real Estate Development and Investment Risks," "-- Dependence on Rental Income From Real Property," "-- Changes in Interest Rates,"
  "-- Tax-Exempt and UDAG Financing," "-- Reliance on Major Tenants,"
  "-- Competition" and "-- Partnership Risks," for a more complete discussion of the risks associated with the completion of these projects.



** This table presents forward-looking information concerning various projects under development and is based on current facts and expectations. The completion of these projects is subject to significant risks, including an inability to obtain financing or required government entitlements, cost overruns and construction delays. See "Risk Factors -- Real Estate Development and Investment Risks," "-- Dependence on Rental Income From Real Property," "-- Changes in Interest Rates," "-- Tax-Exempt and UDAG Financing," "-- Reliance on Major Tenants," "-- Competition" and
   "-- Partnership Risks," for a more complete description of the risks associated with the development of these projects.

     Columbia Park Center, located in North Bergen, NJ, is a 314,000 square foot project featuring a cinema and a big-box electronics store. This project is expected to open in 1999 at a cost of $50 million.*



     Kaufman Studios is an 83,000 square foot entertainment project located in Queens, New York. The project will be anchored by a cinema totaling 65,000 square feet and include other smaller retail stores. This $20 million project is projected to open in mid-1999.*



     The Commercial Group expects to begin construction in the spring of 1998 on an enclosed regional mall in Temecula, California, an area situated between Los Angeles and San Diego. The Temecula Mall will comprise 778,000 square feet on two levels and will feature JC Penney's, Robinsons-May and Sears Roebuck & Co. as anchors. The project is projected to cost $77 million and is expected to open in the fourth quarter of 1999.*



     Atlantic Terminal is a 377,000 square foot project that is adjacent to the Company's existing Atlantic Center. The Company expects this $57 million project to be anchored by a major department store and will feature a cinema and other retail stores when completed.* This project is expected to open in 2000.*



     For a discussion of Galleria at Sunset Expansion see "-- Entertainment: A New Growth Opportunity."



     The Company is also developing a 142,000 square foot complex in a major retail area in downtown Pasadena, California. This shopping center, adjacent to Macy's department store, will feature specialty retail, entertainment and restaurants. This project is expected to open in 2000 at a cost of $35 million.*



     The Company is in active development on a regional mall located in suburban Pittsburgh, Pennsylvania, adjacent to the Company's existing power center in Robinson Township. This two-level mall, located near the recently completed Pittsburgh International Airport, has a total of 1,013,000 square feet, including four department stores which comprise approximately 718,000 square feet. This project, estimated to cost $91 million, is projected to open in 2000.*


---------------


* The statements relating to these projects are forward-looking statements and are based on current facts and expectations. The completion of these projects involve various risks, including an inability to obtain financing or government entitlements, construction delays and cost overruns. See "Risk Factors -- Real Estate Development and Investment Risks," "-- Dependence on Rental Income From Real Property," "-- Changes in Interest Rates,"
  "-- Tax-Exempt and UDAG Financing," "-- Reliance on Major Tenants,"
  "-- Competition" and "-- Partnership Risks," for a more complete discussion of the risks associated with the completion of these projects.

     The following table sets forth additional information regarding shopping centers under development.*




                                                                                       TOTAL     COMPANY'S
                                            DEVELOPED(D)  ESTIMATED                    COST        SHARE       TOTAL
                                                 OR        DATE OF      COMPANY       AT 100%     OF COST      SQUARE
PROPERTY                  LOCATION          ACQUIRED(A)    OPENING    OWNERSHIP(%)   (IN MIL.)   (IN MIL.)      FEET
--------                  --------          ------------  ---------   ------------   ---------   ---------   ----------
Battery Park City(2)....  Manhattan, NY          D          1999         70.0%        $ 155.1     $  92.5       173,000
Columbia Park Center....  North Bergen, NJ       D          1999          53.5           50.7        26.6       314,000
Kaufman Studios.........  Queens, NY             D          1999          70.0           20.7        14.5        83,000
Temecula................  Temecula, CA           D          1999          75.0           76.8        57.6       778,000
Atlantic Terminal.......  Brooklyn, NY           D          2000          70.0           57.1        40.0       377,000
Galleria at Sunset
 Expansion..............  Henderson, NV          D          2000          60.0           34.5        20.7       343,000
Pasadena................  Pasadena, CA           D          2000          50.0           34.6        17.3       142,000
Pittsburgh Mall.........  Pittsburgh, PA         D          2000          66.7           91.3        60.9     1,013,000
                                                                                      -------     -------    ----------
 Total..................                                                              $ 520.8     $ 330.1     3,223,000
                                                                                      =======     =======    ==========


PROPERTY                    GLA(1)
--------                  ----------
Battery Park City(2)....     173,000
Columbia Park Center....     314,000
Kaufman Studios.........      83,000
Temecula................     377,000
Atlantic Terminal.......     213,000
Galleria at Sunset
 Expansion..............     184,000
Pasadena................     142,000
Pittsburgh Mall.........     295,000
                          ----------
 Total..................   1,781,000
                          ==========


---------------

(1) Represents the total square feet available for lease by the Company. Remaining square footage is owned by anchors.


(2) In addition to the 173,000 square feet of GLA, the project also includes a 463-room hotel. The Company's ownership interest in the hotel is 56%.



     In January, 1998, the Company was chosen to develop the Emporium, a retail center with approximately 1,000,000 square feet located on Market Street in San Francisco, California which will feature a Bloomingdale's department store. This project is in the early stages of pre-development and, therefore, has not been included in the above table. The Company expects to complete detailed plans for the project during 1998.**


     ENTERTAINMENT: A NEW GROWTH OPPORTUNITY. The Company is capitalizing on the trend in large metropolitan areas to build new major downtown or waterfront attractions to revitalize the urban core. In addition, it is working with communities that seek new multi-million dollar gaming and other entertainment attractions. The Company believes urban locations will continue to provide viable entertainment and retail opportunities for developers who know how to work effectively in public/private partnerships. See "Strategy for Growth and Competitive Advantages -- New Development."


     Forest City's most visible entertainment projects are Showcase located on The Strip in Las Vegas and 42nd Street located in the Times Square area of New York City. Showcase, a 189,000 square foot entertainment and retail complex, opened in December 1996 and is fully leased. The Commercial Group commenced construction in 1997 at 42nd Street, a 296,000 square foot entertainment and retail complex. The Company has played an integral role in the New York City and State of New York governments' programs to revitalize Times Square. The Company has entered into ground leases with 42nd Street Development Project, Inc. and New 42nd Street, Inc. and executed leases with Madame Tussaud's Wax Museum, AMC Theaters, HMV Records and Just For Feet. This project, which also includes a 449-room hotel situated above the retail/entertainment area, is expected to cost $194 million (of which $13.2 million had been expended at January 31, 1998).** With respect to 42nd Street, see "-- Projects Under Construction" above.


---------------


 * This table presents forward-looking information concerning various projects under construction and is based on current facts and expectations. The completion of these projects is subject to significant risks, including cost overruns and construction delays. See "Risk Factors -- Real Estate Development and Investment Risks," "-- Dependence on Rental Income From Real Property," "-- Changes in Interest Rates," "-- Tax-Exempt and UDAG Financing," "-- Reliance on Major Tenants," "-- Competition" and
   "-- Partnership Risks," for a more complete description of the risks associated with the construction of these projects.



** The statements relating to this project are forward-looking statements and are based on current facts and expectations. The completion of this project involves various risks, including an inability to obtain financing or government entitlements, construction delays and cost overruns. See "Risk Factors -- Real Estate Development and Investment Risks," "-- Dependence on Rental Income From Real Property," "-- Changes in Interest Rates,"
   "-- Tax-Exempt and UDAG Financing," "-- Reliance on Major Tenants,"
   "-- Competition" and "-- Partnership Risks," for a more complete discussion of the risks associated with the completion of this project.

     Forest City has signed an agreement to connect The Galleria at Sunset located in Henderson, Nevada, with a new hotel/casino and ice rink to be constructed and owned by Santa Fe Gaming Corporation. This agreement is subject to various conditions, including Santa Fe Gaming Corp.'s receipt of financing.



     The Company has entered into an agreement with MGM Grand, Inc. ("MGM") to develop approximately 30 acres of land on the Atlantic City boardwalk adjacent to the Showboat Casino. MGM is working with local authorities to plan and develop the adjoining casino-zoned land which consists of approximately 40 additional acres. Under the agreement, the Company would build and own a 254,000 square foot entertainment and retail complex as a component of a world class casino/resort to be constructed by MGM. The agreement with MGM provides that a portion of the payment to be received by the Company would be paid in shares of MGM stock. This project is in a very early stage of development, and like the Company's other projects under development is subject to numerous risks that may cause it to not be completed in its present form or at all.



  OFFICE AND MIXED-USE



     In its office development activities, Forest City is primarily a build-to-suit developer which works with tenants to meet their highly specialized requirements. The Company's office development has focused primarily on mixed-use projects in urban developments, often built in conjunction with hotels and shopping centers or as part of a major office campus. As a result of this focus on new urban developments, 50% of the Company's office buildings were built within the last seven years and are concentrated in four new urban developments located in Brooklyn, Cleveland, Cambridge and Pittsburgh.



     EXISTING PORTFOLIO. The Company's existing portfolio of office/mixed-use projects consists of 21 office buildings containing 6.7 million leasable square feet, including mixed-use projects with an aggregate of 164,000 gross leasable square feet of retail space. The majority of Forest City's office space is located in large, Class A buildings in projects located in major urban centers. Class A buildings generally are those that have above average size, design, location and access, attract high quality tenants, are well maintained and professionally managed, and achieve among the highest rent, occupancy and tenant retention rates within their markets. The Company's leases are generally structured on a "gross" basis wherein fixed lease payments are inclusive of net rent, current operating expenses and current real estate taxes. In addition, tenants generally pay increases in operating expenses and real estate taxes above their respective base year amounts.



     At January 31, 1995, 1996, 1997 and 1998, occupancy for the Company's office buildings was 91%, 92%, 95% and 97%, respectively. Average rental rates for new leases and renewals with existing tenants increased 6.0% from 1994 to 1995 and 36.4% from 1995 to 1996. The Company's office leases in effect at January 31, 1997, contained contractual aggregate net rent increases of $10.7 million for the years 1997 through 2001 and $14.3 million over the succeeding five-year period.



     The Company maintains tight expense controls and leverages its economies of scale to minimize operating expenses. The Company's property level expenses for office buildings open since 1994 have increased at a compound annual average rate of 0.7%.



     The majority of the Company's interests in office and mixed-use projects is aggregated in four developments located in Brooklyn, Cleveland, Cambridge and Pittsburgh.



     MetroTech. The MetroTech complex, located on 16 acres controlled by the Company in downtown Brooklyn, currently consists of five high-tech office buildings (One MetroTech, Two MetroTech, Nine MetroTech, Ten MetroTech and Eleven MetroTech) with over 1.9 million square feet leased to major tenants such as Brooklyn Union, Bear Stearns & Co. Inc., Securities Industry Automation Corp., the Internal Revenue Service and the City of New York. These five buildings are currently 100% leased. Adjacent to MetroTech is the Company's One Pierrepont Plaza containing 672,000 square feet and including Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. among its major tenants. This project, in which occupancy is 100%, was the first major office building developed in Brooklyn in over

25 years. In addition, the Company sold the development rights to two parcels on which The Chase Manhattan Bank has built two office buildings. Land and development rights are available for two additional buildings at MetroTech.



     Tower City Center. The Company owns four office buildings, containing approximately 1.5 million square feet, in Tower City Center in Cleveland, Ohio. Tower City is connected to Jacobs Field, home of the Cleveland Indians baseball team and Gund Arena, home of the Cleveland Cavaliers basketball team, and houses a 368,000 square foot retail center and 11-screen movie theater complex. Tower City Center is comprised of Terminal Tower, Chase Financial Tower, M.K. Ferguson Plaza and Skylight Office Tower, and had an occupancy of 95% at January 31, 1998. In addition, the Company owns the 208-room Ritz Carlton in Tower City Center. Remaining within the Tower City Center complex are 8.5 acres of adjacent land and air rights available for future development or sale. In 1995, the Company sold five additional acres for $18.3 million as the site for a future Federal court house which will be connected to the Tower City Center complex.



     During 1997, the Company purchased a 50% interest in a partnership that owns the building occupied by Dillard's department store in downtown Cleveland that is connected to The Avenue at Tower City. The Company is in the early planning stage of renovating this 1,000,000 square foot building. Preliminary plans call for the top eight floors of this twelve-story building consisting of approximately 578,000 square feet to be renovated and converted to office space. The lower portion would remain as retail space.



     University Park at MIT. This office complex, located next to MIT in Cambridge, Massachusetts, currently contains three buildings (the Clark, Jackson and Richards Buildings) totalling 347,000 square feet which were 100% occupied at January 31, 1998. Development rights are in place for an additional 800,000 square feet of mixed-use development after completion of the current phase of the project under construction. See "-- Projects Under Construction."



     Liberty Center. This mixed-use project in downtown Pittsburgh, Pennsylvania is connected to the Pittsburgh convention center. Liberty Center includes 526,000 square feet of office space which was 99% leased at January 31, 1998. Federated Investors occupies 65% of the available office space under a long-term lease. The project also includes a 616-room DoubleTree Hotel that was completely renovated in 1996, 30,258 square feet of retail space and a 498-car parking facility.



     During 1997, the Company acquired the remaining 75% interest in Station Square, Pittsburgh's premier entertainment destination, at a total cost of $22.0 million. This places the Company in a position to develop the remaining 50 acres of land as well as manage the two office buildings, retail space and parking that presently exist. The Company also has entered into a contract to purchase the Sheraton at Station Square, a 292-room hotel, for approximately $33 million. This acquisition is expected to close in the first quarter of 1998.*

---------------


* The statements relating to the acquisition of this project are forward-looking statements and are based on current facts and expectations. No assurance can be given that this project will be acquired, or, if acquired, whether it will be successful. The acquisition of this project involves various risks, including an inability to obtain financing or government entitlements, construction delays and cost overruns. See "Risk Factors -- Real Estate Development and Investment Risks," "-- Dependence on Rental Income From Real Property," "-- Changes in Interest Rates," "-- Tax-Exempt and UDAG Financing," "-- Reliance on Major Tenants" and "-- Competition," for a more complete discussion of the risks associated with the completion of this project.

     The following table summarizes the Commercial Group's existing office buildings as of January 31, 1998.



                                 YEAR                                                                               LEASABLE
                               COMPLETED       COMPANY                                                               SQUARE
            NAME              OR ACQUIRED   OWNERSHIP (%)           LOCATION                MAJOR TENANTS             FEET
            ----              -----------   --------------          --------                -------------           --------
METROTECH CENTER
  One MetroTech.............     1991             65.0%      Brooklyn, NY            Brooklyn Union; Bear,            932,000
                                                                                       Stearns & Co., Inc.
  Two MetroTech.............     1990             65.0       Brooklyn, NY            Securities Industry              521,000
                                                                                       Automation Corp.
  Nine MetroTech............     1997             65.0       Brooklyn, NY            Fire Department -- City of       317,000
                                                                                       New York
  Ten MetroTech Center......     1991             80.0       Brooklyn, NY            Internal Revenue Service         409,000
  Eleven MetroTech
    Center..................     1995             65.0       Brooklyn, NY            E-911 -- City of New York        216,000
  One Pierrepont Plaza......     1988             85.0       Brooklyn, NY            Morgan Stanley & Co.,            672,000
                                                                                       Incorporated; Goldman,
                                                                                       Sachs & Co.; U.S. Attorney
                                                                                                                    ---------
    Subtotal................
                                                                                                                    3,067,000
                                                                                                                    ---------
TOWER CITY CENTER
  Chase Financial Tower.....     1991             95.0%      Cleveland, OH           Chase Financial                  119,000
  M.K. Ferguson Plaza(1)....     1990              1.0       Cleveland, OH           M.K. Ferguson; Chase             482,000
                                                                                       Financial
  Skylight Office Tower.....     1991             92.5       Cleveland, OH           Ernst & Young, L.L.P.            321,000
  Terminal Tower............     1983            100.0       Cleveland, OH           Forest City Enterprises,         583,000
                                                                                     Inc.
                                                                                                                    ---------
    Subtotal................
                                                                                                                    1,505,000
                                                                                                                    ---------
MIT
  Clark Building............     1989             50.0%      Cambridge, MA           Oravax                           122,000
  Jackson Building..........     1987            100.0       Cambridge, MA           Ariad Pharmaceuticals             99,000
  Richards Building.........     1990            100.0       Cambridge, MA           Genzyme Tissue Repair;           126,000
                                                                                       Alkermes
                                                                                                                    ---------
    Subtotal................
                                                                                                                      347,000
                                                                                                                    ---------
OTHER
  Chagrin Plaza I & II......     1969             66.7%      Beachwood, OH           National City Bank               116,000
  Emery-Richmond............     1991             50.0       Warrensville Hts., OH   Allstate Insurance                 5,000
  Halle Building............     1986             75.0       Cleveland, OH           Sealy, Inc.; North American      379,000
                                                                                       Refractories Co.
  Liberty Center............     1986             50.0       Pittsburgh, PA          Federated Investors              526,000
  San Vicente...............     1983             25.0       Brentwood, CA           Foote, Cone; Needham, Harper     469,000
  Signature Square I........     1986             50.0       Beachwood, OH           Ciuni & Panichi                   79,000
  Signature Square II.......     1989             50.0       Beachwood, OH           Sterling Software                 81,000
  Station Square............     1994            100.0       Pittsburgh, PA          Woodsons; Grand Concourse        144,000
                                                                                                                    ---------
    Subtotal................
                                                                                                                    1,799,000
                                                                                                                    ---------
Office Buildings at January 31, 1998                                                                                6,718,000
                                                                                                                    =========
Office Buildings at January 31, 1997                                                                                6,401,000
                                                                                                                    =========


---------------


(1) Syndicated. See "Risk Factors -- Potential Liability From Syndicated Properties."



     PRINCIPAL OFFICE TENANTS. The following table sets forth information concerning each office tenant whose portion of percentage of annualized net office base rent equaled or exceeded one percent at January 31, 1998. Together, these tenants represented approximately 52% of total office leasable area and approximately 58% of total annualized net office base rent at January 31, 1998. No single office tenant accounted for more than 13.1% of total annualized net office base rent revenue at January 31, 1998.

                                                                                  PERCENTAGE OF
                                                                                     OFFICE        PERCENTAGE OF
                                                                    LEASED          LEASABLE        OFFICE BASE
                           TENANT                               SQUARE FEET(1)     SQUARE FEET        RENT(2)
                           ------                               --------------    -------------    -------------
U.S. Government.............................................         544,907            8.1%            13.1%
City of New York............................................         532,742            7.9              6.6
Brooklyn Union..............................................         479,527            7.1              8.5
Morgan Stanley & Co., Incorporated..........................         383,112            5.7              5.9
Federated Investors, Inc. ..................................         345,266            5.1              3.5
SIAC........................................................         328,759            4.9              5.5
Bear, Stearns & Co., Inc. ..................................         268,086            4.0              3.2
Chase Financial Corp. ......................................         149,058            2.2              1.9
Forest City Enterprises, Inc. ..............................         106,540            1.6              2.5
Ernst & Young, L.L.P. ......................................          86,956            1.3              1.4
Goldman, Sachs & Co. .......................................          76,031            1.1              1.4
Board of Education of the City of New York..................          63,128            0.9              1.0
Genzyme Corporation.........................................          61,720            0.9              1.7
Aetna.......................................................          57,417            0.9              1.4
                                                                 -----------         ------           ------
    Total...................................................       3,483,249           51.7%            57.6%
                                                                 ===========         ======           ======


---------------


(1) Represents 100% of the leased square feet, not Forest City's proportionate share.



(2) Represents percentage of Forest City's proportionate share of annualized net base rent. Annualized net base rent equals the contractual base rent for the year ended January 31, 1997, adjusted for the annualized effect of the following activity that occurred during the twelve months ended January 31, 1998: (a) square feet leased by the Company, (b) square feet of leases where the tenant vacated the space, (c) square feet of leases that expired but which were renewed by the tenant and (d) projects opened in 1997.



     See "Risk Factors -- Dependence on Rental Income From Real Property" and " -- Reliance on Major Tenants."



     RECENT OPENINGS. At the Company's MetroTech complex in Brooklyn, New York, the 317,000 square-foot Nine MetroTech office building, the headquarters for the New York City Fire Department, opened in 1997. This project, in which the Company has a 65% interest, was completed at a total cost of $65.2 million. The MetroTech complex and the adjoining One Pierrepont Plaza include 3,100,000 square feet of office space in the six buildings in which the Company owns an interest.


                                                                                           TOTAL      COMPANY'S
                                              DEVELOPED(D)     DATE                         COST        SHARE      TOTAL
                                                   OR         OPENED/         % OF        AT 100%      OF COST    SQUARE
          PROPERTY            LOCATION        ACQUIRED(A)    ACQUIRED      OWNERSHIP     (IN MIL.)    (IN MIL.)    FEET
          --------            --------        ------------  -----------   ------------   ----------   ---------   -------
Nine Metrotech..............  Brooklyn, NY        (D)         Oct-97          65.0%        $65.2        $42.4     317,000
                                                                                           =====        =====     =======


          PROPERTY              GLA(1)
          --------              ------
Nine Metrotech..............   317,000
                               =======


---------------


(1) Represents the total square feet available for lease by the Company.

     PROJECTS UNDER CONSTRUCTION. In February 1997, the Company, the designated developer of University Park at MIT in Cambridge, commenced construction on the next phase of University Park at MIT. MIT, the ground lessor of this development, has now joined the Company as a 50% joint venture partner in the development of the current phase of this project. This new phase, which is scheduled to open in 1998, will feature a $79 million mixed-use development that will include 77,000 square feet of office space, a 210-room hotel managed by DoubleTree, 95,000 square feet of retail space with CompUSA and Star Market as anchor tenants, and a 950 car parking garage.*



     The Company also started construction on University Park at MIT -- Millennium in late 1997. This project is a 276,000 square foot office building that is projected to cost $68 million and open in early 1999.* Almost two-thirds of this building was pre-leased to a major pharmaceutical firm before construction began.



     There is additional land available for future development or sale in the University Park at MIT development, allowing the Company to continue capitalizing on the strength of the projects as they grow and mature over time.



     The following table sets forth additional information regarding office buildings under construction.**



                                                            ESTIMATED                     TOTAL     COMPANY'S
                                             DEVELOPED(D)    DATE OF                      COST        SHARE      TOTAL
                                                  OR        OPENING/       COMPANY       AT 100%     OF COST    SQUARE
         PROPERTY            LOCATION        ACQUIRED(A)   ACQUISITION   OWNERSHIP(%)   (IN MIL.)   (IN MIL.)    FEET     GLA(1)
         --------            --------        ------------  -----------   ------------   ---------   ---------   -------   ------
University Park at MIT --
 Phase II(2)...............  Cambridge, MA        D           Q3-98          50.0%       $ 78.8      $ 39.4     172,000   172,000
University Park at MIT --
 Millennium................  Cambridge, MA        D           Q1-99         100.0          68.1        68.1     276,000   276,000
                                                                                         ------      ------     -------   -------
       Total...............                                                              $146.9      $107.5     448,000   448,000
                                                                                         ======      ======     =======   =======


---------------


(1) Represents the total square feet available for lease by the Company.



(2) In addition to the 172,000 square feet of GLA, the project also includes a 210-room hotel and a 950-car garage.



     PROJECTS UNDER DEVELOPMENT. The Company owns significant entitlements to further develop its existing projects at MetroTech in Brooklyn, New York, Tower City Center in Cleveland, Ohio, University Park at MIT in Cambridge, Massachusetts and Station Square in Pittsburgh, Pennsylvania. See "-- Existing Portfolio." In addition, the Company, with its 50% partner, is developing Emerald Corporate Park in Cleveland, Ohio, a 76-acre mixed-use project adjacent to Cleveland Hopkins International Airport.


---------------


  * The statements relating to these projects are forward-looking statements and are based on current facts and expectations. The completion of these projects involves various risks, including construction delays and cost overruns. See "Risk Factors -- Real Estate Development and Investment Risks," "-- Dependence on Rental Income From Real Property," "-- Changes in Interest Rates," "-- Tax-Exempt and UDAG Financing," "-- Reliance on Major Tenants" and "-- Competition," for a more complete discussion of the risks associated with the completion of these projects.


** This table presents forward-looking information concerning projects under construction and is based on current facts and expectations. The completion of these projects is subject to significant risks, including cost overruns and construction delays. See "Risk Factors -- Real Estate Development and Investment Risks," "-- Dependence on Rental Income From Real Property,"
   "-- Changes in Interest Rates," "-- Tax-Exempt and UDAG Financing,"
   "-- Reliance on Major Tenants," "-- Competition" and "-- Partnership Risks," for a more complete description of the risks associated with the completion of these projects.

     OFFICE BUILDING TENANT LEASE EXPIRATIONS. Over the subsequent five year period, scheduled annual expirations of office leases in place at January 31, 1997 averaged approximately 7.3% per year of Forest City's total occupied leasable office area with no single year exceeding 10.3%. The average remaining term of significant office leases (leases of 20,000 square feet or more) at January 31, 1997 was 8.3 years. The following table shows lease expirations for the ten year period commencing 1997 and thereafter at the Company's office buildings, based on leases existing at January 31, 1997, assuming that none of the tenants exercises any of their renewal options.



                                                   PERCENT                     PERCENT
                       NUM. OF       SQ. FT.       OF TOTAL                    OF TOTAL     AVG. BASE
                        LEASES      OF LEASES       LEASED       BASE RENT       BASE      RENT/SQ. FT.
   EXPIRATION YEAR     EXPIRING    EXPIRING(1)     SQ. FT.      EXPIRING(2)    RENT(2)     EXPIRING(3)
   ---------------     --------    -----------    ----------    -----------    --------    ------------
1997.................    100          349,641         5.7%      $ 3,960,378       5.0%        $17.96
1998.................     78          494,080         8.1         5,617,422       7.1          16.43
1999.................     57          253,646         4.1         3,756,058       4.8          20.35
2000.................     47          627,235        10.3         9,303,522      11.8          22.42
2001.................     50          491,060         8.0         7,428,825       9.4          21.86
2002.................     32          291,903         4.8         4,423,824       5.6          18.51
2003.................     17          339,148         5.6         4,534,350       5.8          26.95
2004.................     18          531,177         8.7         7,208,830       9.1          20.17
2005.................     11          171,480         2.8         2,462,982       3.1          20.12
2006.................      9          114,526         1.9         1,015,449       1.3          21.27
Thereafter...........     19        2,446,481        40.0        29,120,067      37.0          19.53
                         ---        ---------       -----       -----------     -----         ------
     Total...........    438        6,110,377       100.0%      $78,831,707     100.0%        $20.17
                         ===        =========       =====       ===========     =====         ======


---------------


(1) Represents 100% of the office building's leasable area expiring, not Forest City's proportionate share.



(2) Computed at Forest City's proportionate share of annualized base rent. Annualized net base rent equals the contractual base rent for the month ended January 31, 1997, annualized for 12 months, excluding increases in operating expenses and real estate taxes over the base rent.



(3) Represents contractual net annualized base rent per square foot computed at 100%, rather than Forest City's proportionate share.

HOTELS





     EXISTING PORTFOLIO. The Company currently has an ownership interest in five hotels, with a total of 1,530 rooms: the DoubleTree at Liberty Center in Pittsburgh, Pennsylvania; the Ritz-Carlton and Budgetel in Cleveland, Ohio; the Charleston Marriott in Charleston, West Virginia; and the DoubleTree at Millender Center in Detroit, Michigan. Average occupancy and room rates were 72% and $104, respectively, during calendar year 1997, and 72% and $100, respectively, during calendar year 1996.


     The following table summarizes the Company's existing hotels as of January 31, 1998.

                                                          DATE OF
                                                         OPENING/        COMPANY
                         NAME                           ACQUISITION    OWNERSHIP(%)        LOCATION         ROOMS
                         ----                           -----------    ------------        --------         -----
Budgetel..............................................  1982                28.4%      Mayfield Hts., OH      102
Charleston Marriott...................................  1983                95.0       Charleston, WV         354
DoubleTree at Liberty Center..........................  1986                50.0       Pittsburgh, PA         616
DoubleTree at Millender Center(1).....................  1985                 4.0       Detroit, MI            250
Ritz-Carlton..........................................  1990                95.0       Cleveland, OH          208
                                                                                                            -----
                                                           Hotel Rooms at January 31, 1998 and 1997         1,530
                                                                                                            =====

---------------


(1) Project included in the Company's syndication program. See "Risk Factors -- Potential Liability From Syndicated Properties."



     PROJECTS TO BE ACQUIRED. The Company has entered into a contract to purchase the Sheraton at Station Square, a 292-room hotel in Pittsburgh, Pennsylvania, for $32.5 million. This hotel is located in Pittsburgh's premier entertainment destination of which the Company now owns 100%. This acquisition is expected to close in the first quarter of 1998.*



                                                                    ESTIMATED                     TOTAL     COMPANY'S
                                                     DEVELOPED(D)    DATE OF                      COST        SHARE
                                                          OR        OPENING/       COMPANY       AT 100%     OF COST     NUMBER
             PROPERTY                LOCATION        ACQUIRED(A)   ACQUISITION   OWNERSHIP(%)   (IN MIL.)   (IN MIL.)   OF ROOMS
             --------                --------        ------------  -----------   ------------   ---------   ---------   ---------
Sheraton -- Station Square.........  Pittsburgh, PA       A           Q1-98         100.0%        $32.5       $32.5     292 rooms
                                                                                                  =====       =====     =========



     The Company has 951 hotel rooms currently under construction or under contract to acquire. In addition, the Company has 463 rooms under development. Upon completion of these projects, the Company will have an interest in 9 hotels with a total of 2,944 rooms.*



     Each of the Company's hotels, with the exception of Budgetel in Mayfield Hts., Ohio, is developed in conjunction with a mixed-use project located in an urban center.

---------------


* The statements relating to these projects are forward-looking statements and are based on current facts and expectations. No assurance can be given that any of these projects will be completed or acquired, or, if completed or acquired, whether they will be successful. The completion or acquisition of these projects involves various risks, including an inability to obtain financing or government entitlements, construction delays and cost overruns. See "Risk Factors -- Real Estate Development and Investment Risks,"
  "-- Dependence on Rental Income From Real Property," "-- Changes in Interest Rates," "-- Tax-Exempt and UDAG Financing," "-- Reliance on Major Tenants" and "-- Competition," for a more complete discussion of the risks associated with the completion of these projects.

RESIDENTIAL GROUP

     The Company's Residential Group develops, acquires, owns, leases and manages residential rental property in 17 states and the District of Columbia. The Company has been engaged in apartment community development for over 50 years, beginning in northeast Ohio, and gradually expanding nationally. Its portfolio includes mature middle-market apartments in geographically attractive suburbs, newer and higher end apartments in unique urban locations and newer apartments in the suburbs. The Residential Group, which focuses on large apartment complexes, does not develop or operate single-family housing or condominium projects.

     The Residential Group's experience in managing its buildings plays a vital role in increasing revenues and the profitability of its portfolio. The Group's management concentrates on increasing the cash flow and long-term value of its existing real estate by seeking to increase rental rates, improving occupancy and reducing operating expenses, as well as employing refinancing strategies and making appropriate capital expenditures for expansion and renovation of these assets when it is economically advantageous.


     The Residential Group contributed 27% and 32% of the Company's EBDT in 1996 and the nine months ended October 31, 1997, respectively, and constituted 23% and 22% of the Company's total assets at January 31, 1997 and October 31, 1997, respectively. As of January 31, 1998, the Residential Group owned interests in 117 completed residential communities with 32,111 units, (including 57 projects with 9,402 units in which the Company holds a residual interest only). In addition, at January 31, 1998, the Residential Group had four properties under contract to purchase, and also had 15 residential communities in active construction or development. Since 1990, the Residential Group has added 25 properties with 8,748 units to its portfolio, at a total cost of $311.9 million.



     Historically, the Residential Group's apartment portfolio grew primarily through developing and constructing new apartment communities. In recent years, the Residential Group has been able to capitalize on a number of acquisition opportunities as distressed properties in desirable locations became available. In other cases, attractive acquisition possibilities have arisen for existing properties that are in good condition but that present opportunities to increase value by restructuring the financing or repositioning the asset for a different tenant base. Since 1992, the Company has acquired an interest in 15 residential properties with 5,904 units. The Company acquired these projects at a total cost of $188.7 million, or an average cost per unit of $38,293, substantially below the estimated replacement cost. The Company invested $42.1 million of its own equity capital in connection with such acquisitions and, at October 31, 1997, consistent with its financing strategy, had withdrawn $16.1 million of its equity through refinancings or syndication proceeds. Approximately 28% of the total project costs of these properties was financed with tax-exempt bonds.



     In many of its activities, the Residential Group, like the Commercial Group, capitalizes on the Company's experience in working with Federal, state and local government agencies and government financing programs. The Residential Group has developed or acquired 13 projects through the use of tax-exempt loans, and developed or renovated six urban and suburban projects through the use of UDAG or other types of government-subsidized financing and grants. At October 31, 1997, the Residential Group had approximately $274 million of tax-exempt financing outstanding (of which the Company's portion was $135 million, primarily due to the effects of syndication) and $62 million in UDAG or other government subsidized loans (of which the Company's portion was $14 million, primarily due to the effects of syndication).



  EXISTING PORTFOLIO



     The Company's Residential Group consists of 32,111 units in which Forest City has an ownership interest, including 9,402 units of syndicated senior citizen subsidized housing that the Company manages and in which it owns a residual interest. These 9,402 units generated net income from fees and cash flow participation of $3.1 million, $2.0 million, $2.1 million and $2.1 million in 1994, 1995, 1996 and

1997 (projected), respectively.* They also paid management fees of $3.2 million, $3.4 million, $3.6 million and $3.6 million in 1994, 1995, 1996 and 1997
(projected), respectively, to the Company's apartment management division.*



     At January 31, 1995, 1996, 1997 and 1998, excluding 9,402 units of syndicated senior citizen subsidized housing referred to above (which are over 99% occupied), average occupancy at the Company's residential communities remained consistent at 96%. Average comparable rental rates increased in these same properties at a compound annual rate of 4.0% from 1994 to 1997 (projected).* From February 1, 1994 to January 31, 1998 (projected), average comparable operating expenses increased at a compounded annual rate of 2.5%. Comparable Net Operating Income grew 6.0%, 6.7% and 6.4% in 1995, 1996 and 1997 (projected), respectively, over the prior year.*



     The Company is currently in the process of renovating Colony Woods, a 396 unit garden apartment complex located in the affluent Seattle suburb of Bellevue, Washington. The renovation involves extensive interior and exterior renovation and will allow the property to be repositioned in its market. Bellevue is experiencing strong growth, with local market rents increasing 5% to 7% and occupancy ranging from 96% to 99%. The Company expects to complete the renovation of the leasing/management office and the first phase of the apartment renovation program, consisting of 55 units, in the first quarter of 1998.** The entire project is scheduled for completion in the third quarter of 1998.**



     The Company has successfully completed other residential acquisitions where it substantially renovated and repositioned the property.



     In 1996, the Knolls, located in Orange County, California, reopened following 15 months of renovation. This gated 260-unit townhome complex reached stabilization in June of 1997. The Residential Group received extensive assistance from local authorities, which used public programs to move the existing tenants into other housing to facilitate the renovation, provide $3.7 million in grant funds and provide $3.8 million in low cost financing.



     As a long-term owner, the Residential Group has successfully repositioned many of its properties that have been affected by local demographic changes or the aging of the facility. For example, the Midtown Towers located in Parma, Ohio, opened in 1969 as a conventional elevator-midrise apartment project that targeted a mostly senior-citizen tenant base. By 1990, the building's demographics had changed to include a far higher proportion of families with children, in part due to changes in Federal housing laws. In response to these changes, during 1993 the Company refinanced the facility and renovated it to appeal to a more stable family-oriented tenant base and has achieved a 93% occupancy rate for 1996 and 1997. Another example of repositioning is the Hamptons, located in Beachwood, Ohio and opened in 1969. Over time, the tenant base aged and vacancies became difficult to fill. Following renovations completed in 1996, the Hamptons was repositioned for a broader tenant base, and has achieved a 94% occupancy rate at January 31, 1998.



     The Residential Group strives to maintain high occupancy rates while increasing rental rates. One of the ways that this is accomplished is through the addition of amenities that enhance tenant appeal at relatively low cost. In addition to the fitness centers and other recreational facilities, including swimming pools, available at a majority of the Company's apartment communities, the Company provides additional complimentary amenities that meet the needs of its tenants. At the Knolls, Laurels, Midtown Towers and Waterford Village, the Company operates learning centers which provide child care and tutoring services, as well as organized entertainment and athletic activities for children of residents. At the Oaks, One Franklintown, Queenswood and Surfside Towers, the Company provides shuttle bus


---------------


 * Represents management's estimate which is subject to change as a result of computing final results for January 1998 and the Company's normal year-end audit process. No assurance can be given that the Company will meet this projection. See "Risk Factors -- Information Concerning Forward-Looking Statements."



** The statements relating to this project are forward-looking statements and are based on current facts and expectations. The completion of this project involves various risks, including an inability to obtain financing or government entitlements, construction delays and cost overruns. See "Risk Factors -- Real Estate Development and Investment Risks," "-- Dependence on Rental Income From Real Property," "-- Changes in Interest Rates,"
   "-- Tax-Exempt and UDAG Financing," "-- Reliance on Major Tenants,"
   "-- Competition" and "-- Partnership Risks," for a more complete discussion of the risks associated with the completion of this project.

services to community residents. To increase security, the Company has installed continuously staffed front desks at eight properties. The Lenox Club, Lenox Park and Millender Center also provide concierge services, including travel and entertainment arrangements. These amenities attract new tenants, and the Company believes it is more than able to recover the costs of these complimentary amenities through increased rental and occupancy rates.

    The following is a complete list of the Residential Group's existing communities as of January 31, 1998:



                                              DATE OF
                                             OPENING/                  COMPANY
              NAME                          ACQUISITION              OWNERSHIP(%)              LOCATION          UNITS
              ----                  ---------------------------  --------------------   ----------------------  --------
Bayside Village I, II & III......            1988-1989                     50.0%        San Francisco, CA            862
Big Creek........................            1996/1997                     50.0         Parma Hts., OH               160
Boot Ranch.......................              1991                        50.0         Tampa, FL                    236
Boulevard Towers.................              1969                        50.0         Amherst, NY                  402
Camelot..........................              1967                        50.0         Parma, OH                    150
Chapel Hill Towers...............              1969                        50.0         Akron, OH                    402
Cherry Tree......................            1996/1997                     50.0         Strongsville, OH             276
Chestnut Lake....................              1969                        50.0         Strongsville, OH             789
Clarkwood........................              1963                        50.0         Warrensville Hts., OH        568
Classic Residence by Hyatt.......              1990                        50.0         Chevy Chase, MD              339
Classic Residence by Hyatt.......              1989                        50.0         Teaneck, NJ                  221
Colony Woods.....................              1997                       100.0         Bellevue, WA                 396
Copper Creek.....................              1992                        20.0         Houston, TX                  300
Deer Run I & II..................            1987-1989                     43.0         Twinsburg, OH                562
Emerald Palms....................              1996                       100.0         Miami, FL                    419
Enclave(1).......................              1997                         1.0         San Jose, CA                  69
Fenimore Court(1)................              1982                         0.5         Detroit, MI                  144
Fort Lincoln II..................              1979                        45.0         Washington, D.C.             176
Fort Lincoln III & IV............              1981                        24.9         Washington, D.C.             306
Granada Gardens..................              1966                        50.0         Warrensville Hts., OH        940
Greenbriar.......................              1992                        20.0         Houston, TX                  400
Hamptons.........................              1969                        50.0         Beachwood, OH                649
Highlands I & II.................            1988-1990                    100.0         Grand Terrace, CA            556
Hunter's Hollow..................              1990                        50.0         Strongsville, OH             208
Independence Place I.............              1976                        50.0         Parma Hts., OH               202
Kennedy Lofts(1).................              1990                         0.5         Cambridge, MA                142
Knolls(1)........................              1995                         1.0         Orange, CA                   260
Laurels..........................              1995                       100.0         Justice, IL                  520
Lenox Club(1)....................              1991                         0.5         Arlington, VA                385
Lenox Park(1)....................              1992                         0.5         Silver Spring, MD            406
Liberty Hills....................            1979-1986                     50.0         Solon, OH                    396
Metropolitan.....................              1989                       100.0         Los Angeles, CA              270
Midtown Towers...................              1969                        50.0         Parma, OH                    635
Millender Center(1)..............              1985                         4.0         Detroit, MI                  339
Museum Towers....................              1997                        89.0         Philadelphia, PA             286
Noble Towers.....................              1979                        50.0         Pittsburgh, PA               133
Oaks.............................              1994                       100.0         Bryan, TX                    248
One Franklintown.................              1988                       100.0         Philadelphia, PA             335
Palm Villas......................              1991                       100.0         Henderson, NV                350
Panorama Towers..................              1978                        99.0         Los Angeles, CA              154
Parmatown........................            1972-1973                    100.0         Parma, OH                    412
Pavilion(1)......................              1992                         0.5         Chicago, IL                1,115
Pebble Creek.....................            1995-1996                     50.0         Twinsburg, OH                148
Peppertree.......................              1993                       100.0         College Station, TX          208
Pine Ridge Valley................            1967-1974                     50.0         Willoughby, OH             1,147
Queenswood(1)....................              1990                         0.7         Corona, NY                   296
Regency Towers...................              1994                       100.0         Jackson, NJ                  372
Shippan Avenue...................              1980                       100.0         Stamford, CT                 148
Studio Colony....................              1986                        80.0         Los Angeles, CA              450
Surfside Towers..................              1970                        50.0         Eastlake, OH                 246
Tam-A-Rac I, II & III............            1991-1997                     50.0         Willoughby, OH               454
Trolley Plaza....................              1981                       100.0         Detroit, MI                  351
Trowbridge.......................              1988                        53.3         Southfield, MI               304
Twin Lakes Towers................              1966                        50.0         Denver, CO                   254
Village Green....................            1994-1995                     25.0         Beachwood, OH                360
Vineyards........................              1995                       100.0         Broadview Hts., OH           336
Waterford Village(1).............              1994                         1.0         Indianapolis, IN             520
White Acres......................              1966                        50.0         Richmond Hts., OH            473
Whitehall Terrace................              1997                       100.0         Kent, OH                     188
Woodforest Glen..................              1992                        20.0         Houston, TX                  336
                                                                                                                --------
    Subtotal.....................                                                                                 22,709
Syndicated Senior Citizens
  Subsidized Housing(2)..........                                                                                  9,402
                                                                                                                --------
                                                          Apartments at January 31, 1998                          32,111
                                                                                                                ========
                                                          Apartments at January 31, 1997                          31,441
                                                                                                                ========


---------------


(1) Syndicated. See "-- Syndication Activity" and "Risk Factors -- Potential Liability From Syndicated Properties."



(2) Syndicated, subsidized units in 57 communities in which the Company holds a residual interest only. See "Risk Factors -- Potential Liability From Syndicated Properties."

  RECENT OPENINGS/ACQUISITIONS


     In 1997, the Company acquired three residential projects with a total of 870 units: Museum Towers, a 12 year old, 286-unit high rise complex in Philadelphia, Pennsylvania for a cost of $25.6 million; Colony Woods, a 19 year old, 396-unit garden type complex in Bellevue, Washington for a cost of $15.7 million; and Whitehall Terrace, a 19 year old, 188-unit garden type complex in Kent, Ohio for a cost of $6.6 million. Occupancy for 1997 for Museum Towers and Whitehall Terrace was 98% and 92%, respectively. Colony Woods is currently under major rehabilitation which is expected to be completed in August, 1998 at a total cost of $12 million.* Museum Towers was financed by assuming $20.4 million of variable rate tax exempt bonds. Colony Woods was financed with $20.9 million of variable rate conventional debt that will cover both the initial purchase and rehabilitation. Whitehall Terrace was financed with $5.0 million of 7.3% fixed rate conventional debt. Also, in 1997, the Company added new phases at three Cleveland, Ohio-area apartment complexes, including 62 units at the Tam-A-Rac complex in Willoughby, 144 units at the Cherry Tree development in Strongsville and 88 units at the Big Creek development in Parma Heights. Occupancy for these developments in 1997 was 95%, 90%, and 85%, respectively. The total cost of these new phases was $15.7 million.



     Construction began in 1996 on The Enclave, a 637-unit apartment complex in San Jose, California. The first units of the property opened in the fourth quarter of 1997. The total cost of this project is estimated at $77 million.* As of January 31, 1998, 69 units were available for occupancy. The Enclave, along with Third Street, a second San Jose project described under "-- Projects Under Development" will address rental housing needs in one of the country's strongest and fastest growing markets. Current occupancy rates in the San Jose residential rental market range from 96% to 98%.


     The following table sets forth additional information regarding residential properties opened or acquired in 1997.


                                                                                                       COMPANY'S
                                         DEVELOPED (D)                                    TOTAL COST   SHARE OF
                                              OR              DATE           COMPANY       AT 100%       COST      NO. OF TOTAL
      PROPERTY             LOCATION      ACQUIRED (A)   OPENED/ACQUIRED    OWNERSHIP(%)   (IN MIL.)    (IN MIL.)      UNITS
      --------             --------      -------------  ----------------   ------------   ----------   ---------   ------------
Tam-A-Rac............  Willoughby, OH          D                    1997(1)       50.0%     $  3.2      $  1.6            62
Cherry Tree..........  Strongsville, OH        D                    1997(1)       50.0         7.3         3.7           144
Big Creek............  Parma Hts., OH          D                    1997(1)       50.0         5.2         2.6            88
Museum Towers........  Philadelphia, PA        A                  May-97         89.0         25.6        22.8           286
Colony Woods.........  Bellevue, WA            A                  May-97        100.0         27.7        27.7           396
Whitehall Terrace....  Kent, OH                A                  Oct-97        100.0          6.6         6.6           188
The Enclave(2)(3)....  San Jose, CA            D           Dec-97/Jan-98(1)        1.0         8.3          .1            69
                                                                                            ------      ------        ------
    Total............                                                                       $ 83.9      $ 65.1         1,233
                                                                                            ======      ======        ======


---------------

(1) Part of a phased construction process.


(2) Project included in the Company's syndication program. Under this program, the Company maintains a substantial economic interest in the project. See "-- Syndication Activity" and "Risk Factors -- Potential Liability From Syndicated Properties."



(3) When completed in 1998, The Enclave will have a total of 637 units.


  UNDER CONSTRUCTION/TO BE ACQUIRED

     The development cycle for the Company's residential projects typically is less than three years from conception to initial occupancy. Accordingly, the Residential Group's project pipeline can increase or decrease significantly over a relatively short timeframe.

---------------


* The statements concerning the Company's development of these projects are forward-looking statements and are based on current facts and expectations. No assurance can be given that any of these projects will be developed or acquired or, if developed or acquired, whether they will be successful. The development and acquisition of these projects is subject to significant risks, including an inability to obtaining financing or government entitlements, cost overruns and construction delays. See "Risk Factors -- Real Estate Development and Investment Risks," "-- Dependence on Rental Income From Real Property," "-- Changes in Interest Rates," "-- Tax-Exempt and UDAG Financing," "-- Reliance on Major Tenants," "-- Competition" and "-- Partnership Risks," for a more complete description of the risks associated with the development and acquisition of these projects.

     Construction began in 1997 on The Grand, a 546-unit luxury high rise in Bethesda, Maryland, part of the Washington, D.C. metropolitan area, another fast growing residential market. It is expected that the first units of this $82 million project will open in the fall of 1998 and will increase the Company's portfolio in this market to six communities totaling 2,158 units.* Obtaining the entitlements necessary for The Enclave and the Third Street projects in San Jose, California and The Grand in Bethesda, Maryland evidence the Company's ability to work closely with local governments and to capitalize on development opportunities in dynamic urban areas.



     During the first quarter of 1998, the Residential Group expects to enter a new market by completing the transaction to purchase four garden type apartment complexes comprising 729 units in Hamptons, Virginia for approximately $34 million.* The contract prices for Bridgewater, a new 216 unit complex, Arboretum, a one year old, 184 unit complex, Silver Hills, a one year old, 153 unit complex and Trellis, a 23 year old, 176 unit complex which was renovated in 1996 and 1997, are approximately $14 million, $9 million, $5 million and $6 million, respectively.



     A 72-unit expansion is under construction at Big Creek which capitalizes on the Company's northeast Ohio property base, and is an example of the Company's long-term, phased development programs. When completed in 1999, Big Creek will have 516 total units.*



     The total cost of projects under construction or under contract to acquire is estimated to be $189 million, of which $165 million has been, or is expected to be, financed with tax-exempt bonds.*


     The following table sets forth additional information regarding residential properties under construction or to be acquired.**


                                                          ESTIMATED                      TOTAL COST     COMPANY'S
                                        DEVELOPED(D)   DATE OF OPENING/     COMPANY       AT 100%     SHARE OF COST     NO. OF
      PROPERTY         LOCATION        OR ACQUIRED(A)    ACQUISITION      OWNERSHIP(%)   (IN MIL.)      (IN MIL.)     TOTAL UNITS
      --------         --------        --------------  ----------------   ------------   ----------   -------------   -----------
Big Creek............  Parma Hts., OH        D               1998(1)          50.0%        $  4.2         $ 2.1             72
Enclave(2)...........  San Jose, CA          D               1998(1)           1.0           68.6           0.7            568
Bridgewater..........  Hamptons, VA          A              Q1-98            100.0           13.8          13.8            216
Arboretum............  Hamptons, VA          A              Q1-98            100.0            9.1           9.1            184
Silver Hills.........  Hamptons, VA          A              Q1-98            100.0            5.3           5.3            153
Trellis..............  Hamptons, VA          A              Q1-98            100.0            6.0           6.0            176
The Grand(2).........  Bethesda, MD          D              Q4-98               .9           81.9           0.7            546
                                                                                           ------         -----          -----
    Total............                                                                      $188.9         $37.7          1,915
                                                                                           ======         =====          =====


---------------

(1) Part of a phased construction process.

(2) Project included in the Company's syndication program. Under this program, the Company maintains a substantial economic interest in the project. See "-- Syndication Activity" and "Risk Factors -- Potential Liability From Syndicated Properties."

---------------

 * The statements concerning the Company's development of these projects are forward-looking statements and are based on current facts and expectations. No assurance can be given that any of these projects will be developed or acquired or, if developed or acquired, whether they will be successful. The development and acquisition of these projects is subject to significant risks, including an inability to obtaining financing or government entitlements, cost overruns and construction delays. See "Risk Factors -- Real Estate Development and Investment Risks," "-- Dependence on Rental Income From Real Property," "-- Changes in Interest Rates," "-- Tax-Exempt and UDAG Financing," "-- Reliance on Major Tenants," "-- Competition" and "-- Partnership Risks," for a more complete description of the risks associated with the development and acquisition of these projects.

** This table presents forward-looking information concerning various projects under construction or subject to purchase contracts and is based on current facts and expectations. The completion or acquisition of these projects is subject to significant risks, including an inability to obtain financing or government entitlements, cost overruns and construction delays. See "Risk Factors--Real Estate Development and Investment Risks," "-- Dependence on Rental Income From Real Property," "-- Changes in Interest Rates,"
   "-- Tax-Exempt and UDAG Financing," "-- Reliance on Major Tenants,"
   "-- Competition" and "-- Partnership Risks," for a more complete description of the risks associated with the development and acquisition of these projects.

  PROJECTS UNDER DEVELOPMENT


     The Company expects to begin construction in 1998 on Third Street, a second San Jose apartment complex with 316 units, at a projected cost of $52 million.* In addition, the Residential Group will continue development at two Cleveland area projects, Big Creek and Tam-A-Rac.



     The Tobacco Row project presents a unique opportunity in a historic area overlooking the James River in Richmond, Virginia. This development is comprised of a series of historic warehouse buildings. The Tobacco Row District was established to utilize historic tax credits and tax exempt bonds for commercial and residential development without restrictions on tenant income and market rents. Forest City controls eight buildings in the district and plans to begin development of the first two buildings in 1998 and 1999.*


     The Company is also increasing its presence in the senior housing industry through new congregate and assisted living communities.

     The Company believes that the nation's aging population provides an area of continued growth in the residential business. The Company's congregate living residences provide amenities to their residents which typically include meals served two times daily, housekeeping, including linen services, 24-hour security, concierge service and transportation to off-site shopping and social activities. In addition, residents have access to on-site retail stores, such as pharmacy and convenience stores and beauty salons. Social directors arrange educational and social programs for residents which include guest speakers from outside of the facility. Financial counseling and exercise programs also are available. Assisted living residences typically provide a higher level of personal care services.


     Through separate joint ventures with Classic Residences by Hyatt and a local Detroit developer, the Company currently owns 50% or more of three congregate living facilities containing 864 units, with an aggregate occupancy rate of 98%. As a result of the strong performance of these properties, including a 17% increase in net operating income in 1996 versus 1995 and a 8% increase in net operating income in 1997 (projected) versus 1996, the Residential Group is proceeding with development of a third joint venture congregate facility with Classic Residences by Hyatt in the Riverdale section of The Bronx, New York.*



     The Residential Group also has entered into a joint venture to develop assisted living communities in the greater New York City metropolitan area. The Company believes that the age and economic status of the area's population provides a favorable base for such projects. The prototype for each building will range from 75 to 150 units with a cost per building of $13 million to $20 million. The Company now controls five sites located in Nassau and Westchester Counties, where it is actively pursuing development of assisted living projects, and anticipates commencing construction on the first site in late 1998. These buildings will take approximately one year to build and one additional year to rent up.*

---------------


* The statements concerning the Company's development of these projects are forward-looking statements and are based on current facts and expectations. No assurance can be given that any of these projects will be developed or, if developed, whether they will be successful. The development of these projects is subject to significant risks, including an inability to obtain financing or government entitlements, cost overruns and construction delays. See "Risk Factors -- Real Estate Development and Investment Risks," "-- Dependence on Rental Income From Real Property," "-- Changes in Interest Rates,"
  "-- Tax-Exempt and UDAG Financing," "-- Reliance on Major Tenants,"
  "-- Competition" and "-- Partnership Risks," for a more complete description of the risks associated with the development of these projects.

     The total cost of projects under active development is estimated to be $276 million of which $87 million is expected to be financed by tax-exempt bonds.*



     The following table sets forth additional information regarding residential projects under active development.**



                                                                                                      COMPANY'S
                                               DEVELOPED(D)  ESTIMATED                   TOTAL COST     SHARE
                                                    OR        DATE OF       COMPANY       AT 100%      OF COST      NO.
PROPERTY                    LOCATION           ACQUIRED(A)    OPENING    OWNERSHIP (%)   (IN MIL.)    (IN MIL.)   OF UNITS
--------                    --------           ------------  ---------   -------------   ----------   ---------   --------
Big Creek.................  Parma Hts., OH          D        1998/1999       50.0%         $ 16.8      $  8.4        284
Tam-A-Rac.................  Willoughby, OH          D        1998/1999       50.0             3.2         1.6         62
Riverdale.................  Bronx, NY               D          1999          50.0            66.2        33.1        300
Third Street(1)...........  San Jose, CA            D          1999           1.0            51.8         0.5        316
Tobacco Row -- Phase
  I(1)....................  Richmond, VA            D          1999           1.0            18.0          .2        195
Tobacco Row -- Phase
  II(1)...................  Richmond, VA            D        1999/2000        1.0            17.5          .2         91
Assisted living(2)........  New York                D         Various        80.0           102.0        81.6        600
                            Metropolitan Area
                                                                                           ------      ------      -----
    Total.................                                                                 $275.5      $125.6      1,848
                                                                                           ======      ======      =====


---------------

(1) Project included in the Company's syndication program. Under this program, the Company maintains a substantial economic interest in the project. See "-- Syndication Activity" and "Risk Factors -- Potential Liability From Syndicated Properties."


(2) Assisted living consists of six projects.



  SYNDICATION ACTIVITY



     The Company has financed a number of real estate projects through syndication. Syndication is an important part of the Company's capital strategy. See "Strategy for Growth and Competitive Advantages -- Capital Strategy." In a typical syndication, the Company develops a property, obtains nonrecourse mortgage financing and invests the required equity. Prior to construction, the Company enters into a partnership agreement with the syndication partner, typically a large, sophisticated institutional or corporate investor. The partner usually contributes all or a substantial amount of the equity required for the project, allowing the Company to reduce its equity requirement.


     The syndication partner is allocated the majority of the low income housing tax credits and tax losses associated with the project. The transaction is structured in the form of a limited partnership, with the Company as general partner retaining control of the project. The cash flow rights of the syndication partner consist of a small preferred return on its initial equity and a minor participation in the remaining cash flow. The Company earns a management fee and retains the remaining majority interest in the cash flow and residual value. Syndicated properties generated $916,000 of operating income in 1996 and $799,000 for the nine months ended October 31, 1997. As of October 31, 1997, the Company had received $7.7 million of distributions in excess of its original investment in these projects.

     In the event of a sale, the syndication partner normally receives the return of its initial equity plus a minor participation in the net proceeds. When the property is refinanced, the syndication partner normally receives a minor participation in the net refinancing proceeds.

     The Company believes that syndications effectively represent a form of tax-efficient financing in which the Company may only have a nominal ownership interest but retains the same economic potential as projects structured with more traditional forms of financing.

---------------


 * This is a forward-looking statement and is based on current facts and expectations. The development of these projects involves various risks, including an inability to obtain financing or government entitlements, cost overruns and construction delays. See "Risk Factors -- Real Estate and Development and Investment Risks," "-- Dependence on Rental Income From Real Property," "-- Changes in Interest Rates," "-- Tax-Exempt and UDAG Financing," "-- Reliance on Major Tenants," "-- Competition" and
   "-- Partnership Risks," for a more complete discussion of the risks associated with the Company's development of these projects.



** This table presents forward-looking information concerning various projects under development and is based on current facts and expectations. The completion of these projects is subject to significant risks, including an inability to obtain financing or government entitlements, cost overruns and construction delays. See "Risk Factors -- Real Estate Development and Investment Risks," "-- Dependence in Rental Income From Real Property,"
   "-- Changes in Interest Rates," "-- Tax-Exempt and UDAG Financing,"
   "-- Reliance on Major Tenants," "-- Competition" and "-- Partnership Risks," for a more complete description of the risks associated with the development of these projects.

     The syndication partnerships are not consolidated in the Company's Consolidated Financial Statements. Accordingly, neither the assets nor the mortgage debt relating to these partnerships are reflected on the Company's consolidated balance sheet. Since the Company reports only a nominal ownership in the project, the Company's net cash investment in the projects is reflected as an investment in, and advance to, affiliates. Any cash received from operations is reported as income received.


     If the Company's syndicated properties had not been syndicated, the total real estate assets and mortgage debt included in the Company's consolidated balance sheet at October 31, 1997 would have increased $309.6 million and $234.7 million, respectively.


     The Company expects to continue syndicating certain development properties in the future as a means of financing its ownership in them where it is economically appropriate.

     These syndication partnerships typically have required the Company to indemnify, on an after tax basis, the syndication partner against the failure to receive, or the recapture of, allocated tax credits. In addition, the Company has typically been required to indemnify the syndication partner, on an after tax basis, against the failure to receive or the disallowance of the depreciation expense associated with the project. See "Risk Factors -- Potential Liability From Syndicated Properties."

LAND GROUP


     The Company has been in the land business since the 1930's. The Land Group acquires and sells both raw land and developed lots to residential, commercial and industrial customers. The Land Group projects attract national, regional and local builders. The Land Group contributed $2.9 million, $4.2 million, $3.9 million and $0.5 million of the Company's EBDT in 1994, 1995, 1996 and the nine months ended October 31, 1997, respectively, representing 4%, 5%, 4% and 1% of total EBDT in those periods. At October 31, 1997, the Land Group constituted 3% of the Company's total assets and had approximately 5,367 acres of land in inventory.


     Historically, the Land Group's activities focused on land development projects in northeast Ohio. Over time, the Group's activities expanded to larger, more complex projects, and regional expansion into western New York State. In the last ten years, the Group has extended its activities on a national basis, first in Arizona, and more recently in Florida and Nevada.


     The Company has three developments in the fast-growing Southeast/Broward County area of Florida. As of January 31, 1998, the Company owns a total of 607 acres with a potential of over 1,600 additional lots at these developments. The Company's highly-successful Silver Lakes development in Pembroke Pines, Florida, which was built adjacent to former stone quarries that have been converted into lakes, is in its last year of development. The Land Group has successfully completed the final sales of residential lots in 1997 and is currently marketing the balance of 33 commercially zoned acres. This project, which received a Florida Quality Development award, will include more than 5,100 new homes upon completion.* The Land Group's 447 acre Silver Shores project and 127 acre North 29 project, located adjacent to Silver Lakes, are currently under development and will enable the Company to build on the momentum created by Silver Lakes.



     The Land Group has re-entered the Tampa, Florida market with the recent acquisition of 457 acres. The Group is currently developing this property which will include 657 residential lots.



     As part of its strategy to take advantage of the fast-growing Las Vegas metropolitan area, the Company is in the third year of developing Seven Hills, a 1,300 acre Rees Jones golf course community development with a total potential for 3,400 lots.* The Company currently has six builders on the site


---------------


* The statements concerning the Company's development of these projects are forward-looking statements and are based on current facts and expectations. No assurance can be given that any of these projects will be developed or, if developed, whether they will be successful. The development of these projects is subject to significant risks, including an inability to obtaining financing or government entitlements, cost overruns and construction delays. See "Risk Factors -- Real Estate Development and Investment Risks," "-- Dependence on Rental Income From Real Property," "-- Changes in Interest Rates," "-- Tax-Exempt and UDAG Financing," "-- Reliance on Major Tenants," "-- Competition" and "--Partnership Risks," for a more complete description of the risks associated with the development of these projects.

and has sold over 1,500 lots as of December 31, 1997. The Company expects the total cost of this project (in which the Company has a 14.6% interest) to be $148.8 million, of which $81.7 million had been expended as of December 31, 1997.*



     In Northeast Ohio, the Land Group is currently engaged in four major development projects as well as 15 smaller projects. The 905 acre Ethan's Green commenced active development in 1986. Since then, the Company has sold 877 acres, which have been developed with approximately 1,400 single family homes and 550 apartment units. The remaining 28 acres are expected to be sold in 1998.** The Ethan Green project has been supplemented by an additional adjoining 134 acre property known as The Ledges. Construction of The Ledges began in 1997. This property is owned by Granite Development Partners, L.P., as discussed below.


     The Land Group began its national expansion in Tucson, following the Commercial Group's success in developing a mall and adjacent properties there. The Company anticipates that a first phase of 569 lots for single family homes will start in 1998 at Tangerine Crossing, located north of Tucson. This project is comprised of 309 acres owned in fee, with an adjacent 929 acres of state-owned land subject to a commercial holding lease in favor of the Company.


     In 1993, the Company formed Granite Development Partners, L.P. as a vehicle to finance land development. Granite owns 10 properties and a partial interest in two additional properties with an aggregate book value as of October 31, 1997 of $9.8 million. Granite's principal asset is the Seven Hills project. The Company owned 100% of Granite until December 1996, when holders of warrants exercised their rights and acquired 56.25% of Granite. The Land Group's assets and mortgages payable declined from $120.9 million and $60.5 million, respectively, at January 31, 1996 to $91.5 million and $24.0 million, respectively, at October 31, 1997. This decrease is primarily the result of the Company's reduced interest in Granite.


     In addition to the sales activities of the Land Group, the Company also sells land acquired by its Commercial Group and Residential Group adjacent to their respective projects. Proceeds from such land sales are included in the revenues and assets of such Groups. See "-- Commercial Group" and "-- Residential Group."

LUMBER TRADING GROUP


     The Company's original business was selling lumber to homebuilders. The Company expanded this business in 1969 through its acquisition of Forest City Trading Group, Inc., which is a lumber wholesaler to customers in all 50 states and in all Canadian provinces. Through ten strategically located independent trading companies in the United States and Canada, employing 343 traders, Forest City sold the equivalent of seven billion board feet of lumber in 1996, with a gross sales volume of nearly $3 billion, making the Company one of the largest lumber wholesalers in North America. The Lumber Trading Group constituted 7% of the Company's total assets at October 31, 1997, and contributed $5.0 million, $2.6 million, $3.0 million, and $5.1 million of the Company's EBDT for the nine months ended October 31, 1997 and in 1994, 1995 and 1996, respectively, representing 6%, 3%, 4% and 6% of total EBDT in those periods.



     The Lumber Trading Group currently has offices in nine states and Vancouver, British Columbia. The Company opens offices in response to the changing demands of the lumber industry. In 1996, the Lumber Trading Group opened offices in Utah and Texas. The new Houston, Texas office is part of the


---------------


 * The statements concerning the Company's development of this project are forward-looking statements and are based on current facts and expectations. No assurance can be given that any of this project will be developed or, if developed, whether they will be successful. The development of these projects is subject to significant risks, including an inability to obtaining financing or government entitlements, cost overruns and construction delays. See "Risk Factors -- Real Estate Development and Investment Risks," "-- Dependence on Rental Income From Real Property," "-- Changes in Interest Rates," "-- Tax- Exempt and UDAG Financing," "-- Reliance on Major Tenants," "-- Competition" and "--Partnership Risks," for a more complete description of the risks associated with the development of this project.



** This statement is a forward-looking statement and is based on current facts and expectations. No assurance can be made that this property will be sold. See "Risk Factors -- Real Estate Development and Investment Risks," and "Information Regarding Forward-Looking Statements."

Lumber Trading Group's strategic initiative to increase its participation in the southern pine market, which is growing in popularity as logging restrictions limit production in the Pacific Northwest.


     The Lumber Trading Group's core business is supplying lumber for new home construction and to the repair and remodeling markets. Approximately 70% of the Lumber Trading Group's sales for 1997 involve back-to-back trades in which the Company brings together a buyer and seller for an immediate purchase and sale. The balance of transactions are trades in which the Company takes a short-term ownership position and is at risk for lumber market fluctuations.


     The Lumber Trading Group has a program in place to hedge its exposure to lumber prices. While this hedging does not completely eliminate the Lumber Trading Group's exposure to lumber price volatility, the Company believes this hedging, and its other internal controls, are sufficient to effectively manage this risk. See "Risk Factors -- Lumber Prices."

     The Lumber Trading Group seeks to increase income through cost controls, including the use of information services and aggressive control of freight and shipping costs. The Lumber Trading Group has developed state of the art systems for freight management, trader information, cash and credit management and communications, certain of which it sells to others. The Company believes that the Lumber Trading Group's size and technology provide it with a competitive advantage.

                 STRATEGY FOR GROWTH AND COMPETITIVE ADVANTAGES

     The Company's strategic objective is to maximize shareholder value by investing in new real estate development and acquisitions at returns greater than the cost of capital, and increasing the value of its existing portfolio by growing net operating income. The Company believes that its capital strategy and operating and organizational structure are integral factors in achieving this objective, and that as a result of its geographic and property type diversification its growth is not dependent on any one locale or property type.

MAXIMIZING VALUE FROM EXISTING PROPERTIES


     The Company actively manages its portfolio of existing commercial and residential projects to maximize net operating income by raising rental rates on expiring leases, increasing occupancy, and maintaining tight cost controls. Comparable Net Operating Income for the Commercial Group's portfolio increased 6.2% from 1994 to 1995, 0.9% from 1995 to 1996, and 4.1% from 1996 to 1997
(projected).* Comparable Net Operating Income for the Residential Group increased 6.0% from 1994 to 1995, 6.7% from 1995 to 1996, and 6.4% from 1996 to
1997 (projected).* Combined, Comparable Net Operating Income from the Company's real estate portfolio increased 6.1% from 1994 to 1995, 2.5% from 1995 to 1996, and 4.7% from 1996 to 1997 (projected).* As used in this Prospectus Supplement, "Comparable Net Operating Income" means increases or decreases in net operating income from properties that were in operation during 1997 and 1996 or 1996 and 1995 or 1995 and 1994, as the case may be. Occupancy remained relatively consistent for the shopping center portfolio at 88% for 1995 and 1996 and 89% for 1997 and for the residential portfolio at 96% for 1995, 1996 and 1997 while office portfolio occupancy increased from 92% in 1995 to 95% in 1996 and 97% in 1997. The Company's existing shopping center and office leases in effect as of January 31, 1997, contained contractual aggregate net rental increases of $24.6 million and $10.7 million, respectively, for the years 1997 through 2001 and $22.4 million and $14.3 million, respectively, over the succeeding five years. These net rental increases will positively affect the Company's EBDT because the Company does not account for rents on a straight-line basis.



     The Company also maintains tight cost controls and leverages its economies of scale to minimize operating expenses. The Company has a variety of measures in place to control costs, including a national purchasing policy for the Residential Group. The Company also aggressively challenges real estate tax assessments, and has an energy group specifically focused on reducing the Company's energy costs. At January 31, 1998 (projected), the Company's property level expenses for properties open since February 1, 1994, had increased at a compounded annual average rate of 1.2% for its shopping centers, office buildings and apartment communities, which was less than the rate of inflation during those years.*



     The Company continually reinvests in its properties where appropriate to maintain and increase value. The Company expands or renovates properties when it believes such an investment will achieve an attractive return or is appropriate to maintain the property's value and market position. Since January 31, 1994, the Company has invested or committed to invest, at its ownership percent, $40.7 million in expansions at seven shopping centers, $6.9 million in renovations at four shopping centers and $20.2 million in renovations at seven apartment communities.



     Recurring capital expenditures permit the Company's properties to remain competitive, attract and retain tenants and maintain or increase rental rates. On average, the Company spends approximately $12 million per year for recurring capital expenditures, including tenant improvement costs, to maintain its commercial and residential properties. The majority of such expenditures in the Commercial Group are for tenant improvements, which vary from year to year based on lease expirations. Recurring capital


---------------


* Represents management's estimate which is subject to change as a result of computing final results for January 1998 and the Company's normal year-end audit process. No assurance can be given that the Company will meet this projection. See "Risk Factors -- Information Concerning Forward-Looking Statements."

expenditures total approximately $4 million per year for the Residential Group's properties ($250 per residential unit), and approximately $8 million per year for the Commercial Group's properties.

     See "Risk Factors -- Real Estate Development and Investment Risks,"
"-- Illiquidity of Real Estate Investment," "-- Dependence on Rental Income From Real Property," "-- Competition," "-- Environmental Liabilities" and
"-- Partnership Risks."

NEW DEVELOPMENT

     The Company expects to grow primarily through real estate development, which it believes will maximize shareholder value over the long term by providing attractive rates of return on the Company's investment.


     The Company has a proven track record in developing new real estate projects. Since January 31, 1988, the Company has grown its real estate assets at cost from $1.1 billion to $2.6 billion while adding 66 properties to its portfolio. It currently has 13 projects under construction or under contract to acquire with a total estimated cost of $586.7 million (of which the Company's share will be $316.2 million). The projects include three shopping centers, two office buildings, one hotel and seven residential apartment communities that will add 867,000 square feet of gross leasable area ("GLA") and 292 hotel rooms to the Company's commercial portfolio and 1,915 units to its residential portfolio.*



     In addition, the Company has eight shopping centers and 12 residential apartment communities under active pre-construction development that are expected to open over the next four years.* The Company expects the total cost of these projects to be approximately $807 million (of which the Company's share will be $430 million).* In each instance, the Company has a signed partnership agreement to proceed with the development, owns or controls the land under an option agreement and has commenced or, in some cases, completed the entitlement process.


     The Company believes its 50-year history of real estate development and its experienced management team give the Company distinct advantages over its competitors in developing new projects. All 11 of the commercial and residential projects that were opened by the Company in 1997 were completed on-time and on-budget.

     The Company's development program focuses principally on growing or underserved markets where entitlements are difficult to obtain or where other factors favor the Company's extensive experience in working with local governments and regulatory agencies. The Company believes its experience with governments and government financing programs is a competitive advantage, especially with respect to its urban development strategy, where public/private partnerships are crucial.

     The Company's development activities also are enhanced by its experience in managing a diversified portfolio and its ability to move quickly to develop more than one property type in growth markets.

     See "Risk Factors -- Real Estate Development and Investment Risks," "-- Significant Geographic Concentration," "-- Illiquidity of Real Estate Investment," "-- Dependence on Rental Income From Real Property" and "-- Partnership Risks."

ACQUISITIONS

     The Company recently has taken advantage of acquisition opportunities, principally in the residential apartment area. These opportunities arose as a result of a downturn in the residential apartment market in the early 1990s, which made it more economical to buy and renovate existing properties than to build new projects. Accordingly, in the last five years, the Company has focused on the acquisition of

---------------


* This is a forward-looking statement and is based on current facts and expectations. The development and acquisition of real estate properties involves various risks, including an inability to obtain financing or government entitlements, construction delays and cost overruns. See "Risk Factors -- Real Estate Development and Investment Risks," "-- Dependence on Rental Income From Real Property," "-- Changes in Interest Rates,"
  "-- Tax-Exempt and UDAG Financing," "-- Reliance on Major Tenants," "-- Competition" and "-- Partnership Risks," for a more complete discussion of the risks associated with the Company's development and acquisition activities.

distressed properties in desirable locations and on existing properties that are in good condition but that present other opportunities to add value by restructuring the financing or repositioning the asset for a different tenant base. Since 1992, the Company has acquired an interest in 15 residential properties with 5,904 units. The average occupancy for these projects in 1997 was 92%. Approximately 28% of the total project costs of these properties were financed with tax-exempt bonds. The Company currently has contracts to purchase four residential properties, with an aggregate of 729 units, at an aggregate purchase price of $34.2 million, and is actively exploring other opportunities. In addition to acquisitions by the Residential Group, the Commercial Group has complemented its development program through the acquisition of increased ownership positions in its existing projects. During 1997, the Company acquired the remaining 75% ownership interest in Station Square, an entertainment project located on the Monongahela River in downtown Pittsburgh, PA and increased its ownership interest from 40% to 78% at Antelope Valley Mall, a regional shopping center located in Palmdale, California. See "Risk Factors -- Real Estate Development and Investment Risks," "-- Significant Geographic Concentration," "-- Illiquidity of Real Estate Investment," "-- Dependence on Rental Income From Real Property" and "-- Partnership Risks."


CAPITAL STRATEGY


     The Company believes that its capital strategy is an important aspect of maximizing returns to shareholders and that project returns should be evaluated in the context of the cost of capital and risk associated with each project. The Company utilizes nonrecourse mortgage financing as its primary source of capital. As part of its financing strategy, the Company employs a wide variety of financing techniques to fund new developments and acquisitions, including taxable and tax-exempt financing, syndications, joint venture securitizations and government-subsidized loans and incentives. The Company finances its projects at the time of construction or acquisition, primarily using variable-rate debt. It refinances the projects, generally with fixed-rate debt, upon stabilization when values allow the Company to withdraw some or all of its initial cash investment in the project. The Company continually evaluates its mature properties for opportunities to withdraw capital through additional refinancings. The capital generated by such refinancings is then reinvested in new projects. Other than indebtedness under the FCRPC Credit Agreement (as defined under the caption "Description of Certain Indebtedness -- Forest City Rental Properties Corporation Credit Agreement") and these Notes, all of the Company's mortgage indebtedness is nonrecourse. See "Description of Certain Indebtedness -- Mortgage Debt Financing."



     As part of its financing strategy, the Company has made significant use of tax-exempt financing. At January 31, 1998, the Company estimates there was approximately $151 million of tax-exempt financing outstanding, with a weighted average interest rate of 4.76%, including the costs of credit enhancement.* In addition, the Company estimates there was Urban Development Action Grant ("UDAG") loans and other government-subsidized funding of $74 million outstanding at January 31, 1998, with a weighted average interest rate of 2.25%.* The availability and cost of such financing is integral to the Company's analysis of the attractiveness of a project. The Company estimates that the use of these types of financings will lower the weighted average interest rate on the Company's mortgage debt by approximately 43 basis points at January 31, 1998.*


     The Company also has used syndication as a financing technique for its residential projects. Syndication permits the Company to withdraw a substantial portion of its invested capital from a project while retaining a significant interest in the property's cash flow and residual value. The Company's syndicated properties are generally financed using tax-exempt bonds. Syndicated properties generated $916,000 of operating income in 1996, and generated $799,000 of operating income in the nine months ended October 31, 1997. As of October 31, 1997, the Company had received $7.7 million of distribu-

---------------


* Represents management's estimate which is subject to change as a result of computing final results for January 1998 and the Company's normal year-end audit process. No assurance can be given that the Company will meet this projection. See "Risk Factors -- Information Concerning Forward-Looking Statements."

tions in excess of its original investment in these projects. See
"Business -- Residential Group -- Syndication Activity" and "Risk
Factors -- Potential Liability From Syndicated Properties."


     Reflecting the advantages of these financing techniques, the Company's projected overall weighted average interest rate on its mortgage debt was 7.47% at January 31, 1998.* See "-- New Development," "Use of Proceeds," "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Risk Factors -- Credit Facility Covenants," "-- Changes in Interest Rates" and "-- Tax-Exempt and UDAG Financing."


OPERATING AND ORGANIZATIONAL STRUCTURE


     For Federal income tax purposes, the Company operates as a "C" corporation, which distinguishes it from many competitors that operate as tax-qualified real estate investment trusts ("REITs"). As a "C" corporation, the Company is not subject to the mandatory distribution requirements imposed on REITs and is able to reinvest its earnings in new development opportunities. The tax benefits the Company receives from its depreciation and interest expense deductions significantly reduce its taxable income. The Company's consolidated tax position and the tax benefits generated from its real estate operations allow it to reduce the tax payable with respect to the earnings from its Land and Lumber Trading Groups. At January 31, 1997, the Company had net operating loss carryforward for tax purposes of $88.9 million, which expire in the years ending January 31, 2005 through January 31, 2011, and general business credits carryovers of $3.6 million, which expire in the years ending January 31, 2003 through January 31, 2011. In 1996, the Company did not incur a Federal corporate income tax liability, the Company did incur a net Federal alternative minimum tax liability of $2,904,000.


---------------


* Represents management's estimate which is subject to change as a result of computing final results for January 1998 and the Company's normal year-end audit process. No assurance can be given that the Company will meet this projection. See "Risk Factors -- Information Concerning Forward-Looking Statements."

             SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION

     The following selected historical consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, the Consolidated Financial Statements appearing elsewhere in this Prospectus Supplement and incorporated by reference in the accompanying Prospectus. The selected historical consolidated financial data excluding the items under "Other selected data" with respect to the fiscal years ended January 31, 1993, 1994, 1995, 1996 and 1997 are derived from the Audited Consolidated Financial Statements. The selected historical financial data set forth below, excluding the items under "Other selected data" for the nine months ended October 31, 1996 and October 31, 1997 were derived from the Company's Unaudited Consolidated Financial Statements for such periods. The selected historical consolidated financial data, excluding the items under "Other selected data" with respect to the fiscal years ended January 31, 1993 and 1994 are derived from audited consolidated financial statements of the Company not included or incorporated by reference herein or in the accompanying Prospectus. See the Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                            NINE MONTHS   NINE MONTHS
                               ENDED         ENDED                        FOR THE YEARS ENDED JANUARY 31,
                            OCTOBER 31,   OCTOBER 31,   -------------------------------------------------------------------
                               1997          1996          1997          1996          1995          1994          1993
                            -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                                           (IN THOUSANDS, EXCEPT RATIOS)
OPERATING RESULTS DATA:
  Revenues                  $  448,078    $  441,272    $   610,449   $   529,433   $   522,608   $   519,379   $   474,469
  Operating expenses           259,981       276,034        386,970       305,819       323,736       338,308       310,621
  Depreciation and
    amortization                54,265        52,730         73,304        65,716        65,580        65,309        59,272
  Interest expense              96,261        99,401        133,364       130,001       116,821       111,494       111,309
  Income tax expense
    (benefit)                   (3,398)       10,127         12,951        10,623        (5,964)        4,324        10,464
  Earnings (loss) before
    extraordinary gain(1)        2,332         9,930          9,171         6,939       (18,533)(2)       2,212(3)      12,687
BALANCE SHEET DATA:
  Total assets -- cost
    basis                   $2,822,802    $2,714,952    $ 2,741,405   $ 2,631,046   $ 2,584,734(4) $ 2,668,057  $ 2,625,404
  Long-term debt,
    including mortgage
    debt                     2,033,752     1,990,211      1,993,351     1,945,120     1,881,917     2,026,451     1,972,160
  Shareholders' equity         278,982       193,541        191,978       189,589       185,560       145,442       143,230
OTHER SELECTED DATA:
  Earnings before
    depreciation,
    amortization and
    deferred taxes from
    operations (EBDT)(5)    $   80,119    $   61,991    $    90,404   $    82,021   $    81,262   $    80,979   $    77,075
  Consolidated EBITDA(6)       233,903(7)    235,193(7) $   211,483   $   212,557   $   188,283   $   169,212   $   156,200
  Consolidated EBITDA(6)
    to Interest Ratio            2.01x(7)      1.95x(7)       1.74x         1.79x         1.77x         1.80x         1.58x


---------------


(1) Excludes extraordinary gain, net of tax.



(2) The loss before extraordinary gain for the year ended January 31, 1995 was due primarily to the loss on the sale of Park LaBrea Towers, a residential complex containing 2,825 units in Los Angeles, California, of approximately $19,200,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



(3) The decrease in earnings before extraordinary gain of $10,475,000 from the year ended January 31, 1993 to the year ended January 31, 1994 was due primarily to the gain on the sale of an interest in South Bay Galleria, less a provision for decline in real estate in the year ended January 31, 1993 of approximately $17,400,000.



(4) The decrease in total assets -- cost basis was due to the sale of Park LaBrea Towers, partially offset by an increase in other real estate costs.



(5) Earnings before depreciation, amortization and deferred taxes consists of net earnings (loss), excluding the provision for decline in real estate and gain (loss) on disposition of properties, net of tax, before deducting the non-cash charges from rental properties for depreciation and amortization and deferred taxes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- EBDT."



(6) These amounts are calculated in accordance with the definitions set forth in the Indenture relating to the Notes. This information is provided to illustrate the operation of certain of the covenants described under "Description of Notes -- Covenants" and the Company's historical compliance therewith.



(7) These amounts are calculated with respect to the 12 month periods ended October 31, 1997 and 1996.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company develops, acquires, owns and manages commercial and residential real estate properties in 21 states and the District of Columbia. The Company owns a portfolio that is diversified both geographically and by property types and operates through four principal business groups: Commercial Group, Residential Group, Land Group and Lumber Trading Group.

     The Company uses an additional measure, along with net earnings, to report its operating results. This measure, referred to as Earnings Before Depreciation, Amortization and Deferred Taxes ("EBDT"), is not a measure of operating results or cash flows from operations as defined by generally accepted accounting principles. However, the Company believes that EBDT provides additional information about its operations and, along with net earnings, is necessary to understand its operating results. The Company's view is that EBDT is also an indicator of the Company's ability to generate cash to meet its funding requirements. EBDT is defined and discussed in detail under "Results of Operations -- EBDT."


     EBDT for the nine months ended October 31, 1997 grew to $80,119,000 from $61,991,000 for the comparable period of 1996. EBDT for the nine months ended October 31, 1997 grew primarily as a result of a litigation settlement related to Toscana, a 563-unit apartment complex in Irvine, California
($6,991,000 -- see "Sale of Toscana/Extraordinary Gain" below), improved operations and acquisitions of apartment units by the Residential Group ($2,745,000), improved operations and the openings of new properties in the Commercial Group ($4,795,000), results of Lumber Trading Group ($1,299,000) and an increase in capitalized interest on development projects ($4,659,000). In addition, the increase in the provision for current income taxes for the nine months ended October 31, 1997 in the Commercial Group of $5,085,000 over the comparable period in 1996 is due primarily to 1996 net operating loss benefits generated by taxable income on the sale of Beachwood Place which were allocated to operating earnings. The income from the sale of Beachwood Place was reported in 1996 as Gain on Disposition of Properties, net of tax, and is not a component of EBDT. This increase in current taxes was offset by a decrease of $5,841,000 compared to 1996 in Corporate Activities which is attributable primarily to higher tax benefits in the current year and a refund of alternative minimum tax for 1996 received in 1997.


RESULTS OF OPERATIONS

     The Company reports its results of operations by each of its four principal business groups as it believes it provides the most meaningful understanding of the Company's financial performance.

     The major components of EBDT are Revenues, Operating Expenses and Interest Expense, each of which is discussed below. Net Operating Income ("NOI") is defined as Revenues less Operating Expenses. See the information in the table "Earnings before Depreciation, Amortization and Deferred Taxes" at the end of this Management's Discussion and Analysis of Financial Condition and Results of Operations.

  COMMERCIAL GROUP


     REVENUES. Revenues of the Commercial Group increased $1,047,000, or .5%, to $233,713,000 in the nine months ended October 31, 1997 compared to $232,666,000 for the comparable period of 1996. This increase is primarily the result of property openings including Atlantic Center in Brooklyn, New York ($5,983,000), Bruckner Boulevard in the Bronx, New York ($1,343,000), Gun Hill Road in the Bronx ($462,000), Marketplace at Riverpark in Fresno, California ($738,000), and Showcase in Las Vegas, Nevada ($1,173,000). In addition, Galleria at Sunset in Henderson, Nevada, the Marriott hotel in Charleston, West Virginia and the Ritz-Carlton hotel in Cleveland, Ohio realized increased revenues in the first nine months of 1997 over the prior year of $920,000, $833,000 and $1,182,000, respectively. Comparable office building revenues increased by $1,516,000. These increases were partially offset by

1996 land sales which did not recur ($8,830,000) and reductions in revenues from Beachwood Place which was sold in 1996 ($1,389,000) and the closing of the Handy Andy stores that were the Company's tenants ($3,032,000).



     OPERATING AND INTEREST EXPENSES. During the nine months ended October 31, 1997, operating expenses decreased $4,123,000, or 3.4%, and interest expense increased $4,374,000, or 6.7%, over the comparable period in 1996 to $117,310,000 and $69,969,000, respectively from $121,433,000 and $65,595,000 respectively. The decrease in operating expenses was attributable primarily to costs associated with the sale of land in 1996 ($7,531,000) which did not recur in 1997 and costs associated with properties which were sold or closed during 1996 ($1,863,000), partially offset by expenses associated with the opening of new retail properties ($3,155,000) and costs associated with increased hotel occupancy ($1,747,000). The increase in interest expense was attributable primarily to the opening of new properties.


  RESIDENTIAL GROUP


     REVENUES. Revenues for the Residential Group increased by $18,726,000, or 21.9% in the nine months ended October 31, 1997 to $104,087,000 from $85,361,000 for the comparable period in 1996. This increase reflects proceeds from the Toscana litigation settlement ($15,000,000 -- see "Sale of Toscana/Extraordinary Gain" below), development fees from The Knolls ($1,145,000) and the acquisitions of Emerald Palms ($1,021,000), Museum Tower ($1,600,000) and Colony Woods ($619,000). In addition, revenues for comparable properties improved over last year ($3,906,000) as a result of a 4% increase in average rental rates, offset by the loss of revenue due to the sale of Toscana ($5,289,000).


     OPERATING AND INTEREST EXPENSES. Operating expenses increased by $520,000, or 1.1%, to $46,915,000 in the nine months ended October 31, 1997 from $46,395,000 in the comparable period of 1996. Interest expense decreased by $1,877,000, or 7.7%, to $22,477,000 in the nine months ended October 31, 1997 from $24,354,000 for the comparable period of 1996. The increase in operating expenses is attributable primarily to the acquisitions of Museum Tower ($706,000), Colony Woods ($423,000) and Emerald Palms ($453,000), real estate taxes at The Laurels in Justice, Illinois ($332,000) and normal inflationary growth on the portfolio (approximately $800,000), partially offset by a decrease in operating expenses due to the sale of Toscana ($2,214,000). The decrease in interest expenses is primarily the result of the sale of Toscana ($3,049,000), partially offset by increases due to acquisition mortgages (approximately $1,200,000).

  LAND GROUP

     REVENUES. Revenues for the Land Group decreased by $15,983,000, or 56.7%, to $12,224,000 in the nine months ended October 31, 1997 from $28,207,000 in the comparable period in 1996. This decrease was attributable primarily to 1996 land sale activity at Silver Lakes in Fort Lauderdale, Florida and a significant sale of land located in Miami, Florida in the third quarter of 1996, both of which did not recur in 1997. Sales of land and related earnings vary from period to period, depending on management's decisions regarding the disposition of significant land holdings. It is anticipated that Land Group revenues for the year ending January 31, 1998 will be comparable to revenues for the prior year.*

     OPERATING AND INTEREST EXPENSES. Operating expenses and interest expense decreased by $13,240,000 and $862,000 (or 56.3% and 16.7%), respectively, in the nine months ended October 31, 1997 to $10,274,000 and $4,303,000, respectively, from $23,514,000 and $5,165,000, respectively, in the nine months ended October 31, 1996. The decrease in operating expenses reflects the fluctuation in

---------------

* This is a forward-looking statement and is based on current facts and expectations. The development and acquisition of real estate properties involves various risks, including an inability to obtain financing or government entitlements, construction delays and cost overruns. See "Risk Factors -- Real Estate Development and Investment Risks," "-- Dependence on Rental Income From Real Property," "-- Changes in Interest Rates,"
  "-- Tax-Exempt and UDAG Financing," "-- Reliance on Major Tenants,"
  "-- Competition" and "-- Partnership Risks," for a more complete discussion of the risks associated with the Company's development and acquisition activities.

sales volume from the prior year. The decrease in interest expense was due primarily to the reduction of principal of approximately $6,000,000 throughout 1996 on the acquisition and development mortgages relating to the Silver Lakes project and the reduction of interest rate on certain mortgages on the Seven Hill project in Henderson, Nevada.

  LUMBER TRADING GROUP

     REVENUES. Revenues of the Lumber Trading Group increased by $4,756,000, or 5.3%, to $94,377,000 in the nine months ended October 31, 1997 from $89,621,000 in the nine months ended October 31, 1996. The increase was due primarily to an increase in volume at Forest City/Babin ($2,694,000) and the sale of a facsimile business ($2,179,000).


     OPERATING AND INTEREST EXPENSES. Operating expenses in the Lumber Trading Group increased in the nine months ended October 31, 1997 by $2,751,000, or 3.5%, to $82,172,000 from $79,421,000 in the nine months ended October 31, 1996.
This increase reflected the fluctuation in variable expenses due to increased sales volume. Interest expense for the nine months ended October 31, 1997 decreased by $135,000, or 3.3%, to $3,949,000 from $4,084,000 in the same period for 1996. This decrease in interest expense was the result of a reduced rate of interest on the Lumber Trading Group's line of credit from an average of 8.49% for the nine months ended October 31, 1996 to 7.13% for the nine months ended October 31, 1997, partially offset by an increase of approximately $8,000,000 in the average borrowings for the same period which were the result of increased average physical inventory levels.


  CORPORATE ACTIVITIES

     REVENUES. Revenues of the Corporate Activities decreased $1,740,000, or 32.1%, for the nine months ended October 31, 1997 to $3,677,000 compared to $5,417,000 for the same period in 1996. Corporate Activities revenues consists primarily of interest income on advances made by the Company on behalf of its partners, and vary from year to year depending on interest rates and the amount of loans outstanding.

     OPERATING AND INTEREST EXPENSES. Operating expenses decreased $1,946,000, or 25.8%, in the nine months ended October 31, 1997 to $5,611,000 from $7,557,000 for the comparable period of 1996. This decrease was primarily the result of adjustments to estimated accruals. Interest expense, net of capitalized interest on development projects, decreased $4,640,000 for the nine months ended October 31, 1997 to ($4,437,000) from $203,000 for the nine months ended October 31, 1996. Interest expense consists primarily of interest expense on the term loan and revolving credit facility that has not been allocated to a principal business unit, net of interest capitalized on development projects.

  LOSS ON DISPOSITION OF PROPERTIES

     During the second quarter of 1997, the Company sold its interest in Woodridge, a land development project in suburban Chicago, Illinois and recorded a loss on disposition of $1,894,000, after tax. During the first quarter of 1997, the Company recorded a loss on disposition of Toscana, as discussed in the next paragraph.

  SALE OF TOSCANA/EXTRAORDINARY GAIN


     During February 1997, the Company sold Toscana, a 563-unit apartment complex in Irvine, California, back to the original land owner and settled litigation related to the property. As a result, the Company recorded operating income of $9,157,000, after tax, a loss on disposition of property of $21,462,000, after tax, and an extraordinary gain of $14,187,000, after tax, related to the extinguishment of a portion of the property's nonrecourse mortgage debt. The net result of these transactions to the Company is after-tax income of $1,882,000. Proceeds from the litigation settlement resulted in an increase to EBDT of $6,991,000 for the nine months ended October 31, 1997.

  NET EARNINGS

     For the nine months ended October 31, 1997, the Company's net earnings were $16,519,000 compared to net earnings of $12,830,000 for the nine months ended October 31, 1996.

  EBDT

     Earnings Before Depreciation, Amortization and Deferred Taxes ("EBDT") is defined as net earnings from operations before depreciation, amortization and deferred taxes on income, and excludes provision for decline in real estate, gain (loss) on disposition of properties and extraordinary gain. The Company excludes depreciation and amortization expense from EBDT because they are non-cash items and the Company believes the values of its properties, in general, have appreciated, over time, in excess of their original cost. Deferred income taxes are excluded because they are a non-cash item. Payment of income taxes has not been significant and is not expected to be significant in the foreseeable future. The provision for decline in real estate is excluded from EBDT because it is a non-cash item that varies from year to year based on factors unrelated to the Company's overall financial performance. The Company excludes gain (loss) on the disposition of properties from EBDT because it develops and acquires properties for long-term investment, not short-term trading gains. As a result, the Company views dispositions of properties other than commercial outlots or land held by the Land Group as nonrecurring items. Extraordinary gains are generally the result of the restructuring of nonrecourse debt obligations and are not considered to be a component of the Company's operating results.

FINANCIAL CONDITION AND LIQUIDITY


     On May 20, 1997, the Company sold 1,955,000 shares of its Class A Common Stock at $42 per share and realized net proceeds, after offering costs, of $76,084,000. The proceeds were used to repay the outstanding balance on the revolving credit facility ($71,000,000) and the remainder was allocated for working capital.



     On December 10, 1997, and as amended on January 20, 1998, the Company replaced its $37,500,000 term loan due July 1, 2001 and its $80,000,000 revolving credit facility with a Forest City Rental Properties Corporation ("FCRPC," a significant subsidiary of the Company) credit agreement. The FCRPC Credit Agreement, with a group of nine banks, consists of a $60,000,000 term loan due January 1, 2004 and a $165,000,000 revolving credit facility maturing December 10, 2000. Quarterly principal payments of $2,500,000 on the term loan will commence April 1, 1998. The revolving credit facility allows for up to $30,000,000 in outstanding letters of credit, which reduces the revolving credit available to the Company. The maturity date of the revolving credit facility may be extended for an additional year annually beginning December 10, 1998 by unanimous consent of the banks and may be converted to a four-year term loan at its maturity. As of January 31, 1998, the Company had $114,000,000 of recourse debt outstanding, comprised of borrowings of $60,000,000 on the term loan and $54,000,000 on the revolving credit facility.



     The new credit agreement provides, among other things, for 1) interest rates ranging from 1/4% to 3/4% over the prime rate or 2% to 2 1/2% over the London Interbank Offered Rate ("LIBOR"); 2) maintenance of debt service coverage ratios, specified level of net worth and cash flow (as defined) and 3) restriction on dividend payments. In addition, the Company has purchased interest rate caps for the debt under the FCRPC Credit Agreement in the amount of $25,000,000 for 1998 and $45,000,000 for 1999. The FCRPC Credit Agreement is being further amended in connection with this Offering. See "Description of Certain Indebtedness -- Forest City Rental Properties Corporation Credit Agreement."



     The Company believes that its sources of liquidity and capital are adequate. The Company's principal sources of funds are cash provided by operations, the revolving credit facility and refinancings of existing properties. The Company's principal use of funds are the financing of new developments, capital expenditures and payments on non-recourse mortgage debt on real estate.

     The Lumber Trading Group is financed separately from the rest of the Company's principal business groups, and the financing obligations of Lumber Trading Group are not recourse to the Company. Accordingly, the liquidity of Lumber Trading Group is discussed separately below under "Lumber Trading Group Liquidity."

  MORTGAGE REFINANCINGS


     During the year ended January 31, 1998, the Company completed $614,000,000 in financings, including $433,000,000 in refinancings, $115,000,000 for new development projects and $66,000,000 in acquisition mortgages. The Company has extended or refinanced virtually all of the debt maturing prior to January 31, 1998. The Company is actively pursuing the refinancing of the debt which matures within the next 12 months. In addition, the Company is attempting to extend the maturities and/or refinance the debt that is coming due in 1999 and 2000, generally pursuing long-term fixed rate debt to take advantage of the recent low interest rate levels.


  INTEREST RATE EXPOSURE


     At January 31, 1998, the composition of nonrecourse mortgage debt was estimated to be as follows:*



                                                                  AMOUNT        RATE(1)
                                                              --------------    -------
                                                              (IN THOUSANDS)
Fixed.......................................................    $1,122,445        7.88%
Variable --
  Swapped(2)................................................       283,695        7.97%
  Adjustable................................................       386,546        7.94%
  Tax-Exempt................................................       151,241        4.76%
UDAG and other subsidized loans (fixed).....................        73,473        2.25%
                                                                ----------       -----
                                                                $2,017,400        7.47%
                                                                ==========       =====


---------------

(1) The weighted average interest rates shown above include both the base index and the lender margin.


(2) Interest rates swaps have an average term of 2.1 years as of January 31, 1998.



     With respect to taxable variable-rate debt, the Company generally attempts to obtain interest rate protection for such debt with a maturity in excess of one year. The Company has purchased interest rate cap protection for its variable-rate debt portfolio in the amount of $293,675,000 and $373,675,000 for the fiscal years ending January 31, 1999 and 2000, respectively. The Company generally does not hedge tax-exempt debt because, since 1990, the base rate of this type of financing has averaged only 3.80% and has never exceeded 7.90%.



     At January 31, 1998, the Company estimates that a 100 basis point increase in taxable interest rates would increase the annual pre-tax interest cost of the Company's taxable variable-rate debt by approximately $3,900,000.* Although tax-exempt rates generally increase in an amount that is smaller than corresponding changes in taxable interest rates, the Company estimates that a 100 basis point increase in tax-exempt interest rates would increase the annual pre-tax interest cost of the Company's tax-exempt variable-rate debt by approximately $1,500,000.*


  LUMBER TRADING GROUP LIQUIDITY

     The Lumber Trading Group is separately financed with two lines of credit and an accounts receivable sale program. These credit facilities are without recourse to the Company.

---------------


* Represents management's estimate which is subject to change as a result of computing final results for January 1998 and the Company's normal year-end audit process. See "Risk Factors -- Information Concerning Forward-Looking Statements."

     The Lumber Trading Group's two lines of credit total a $46,000,000 commitment. These credit lines are secured by the assets of the Lumber Trading Group and are used by the Lumber Trading Group to finance its working capital needs. At October 31, 1997, the Lumber Trading Group had $34,700,000 of available credit under these facilities.


     The Lumber Trading Group also has sold an undivided ownership interest in a pool of accounts receivable of up to a maximum of $90,000,000 and uses this program to finance its working capital needs. At October 31, 1997, $49,000,000 had been sold under this accounts receivable program.

     The Company believes that the amounts available under these credit facilities, together with the accounts receivable sale program, will be sufficient to meet the Lumber Trading Group's liquidity needs.

  CASH FLOWS

     Net cash provided by operating activities was $60,972,000 and $81,243,000 for the nine months ended October 31, 1997 and 1996, respectively. The decrease in cash provided by operating activities in 1997 compared to 1996 is primarily the result of the reduction in accounts payable and accrued expenses of $55,290,000 primarily from the Lumber Trading Group and an increase in land held for development or sale of $9,724,000, offset by receipt of the $10,000,000 Toscana litigation settlement and a $31,802,000 increase in the collection of notes and accounts receivable primarily from the Lumber Trading Group.


     Net cash used in investing activities totaled $237,120,000 and $130,649,000 for the nine months ended October 31, 1997 and 1996, respectively. Capital expenditures, other than development and acquisition activities, totaled $31,609,000 (including both recurring and investment capital expenditures) in the nine months ended October 31, 1997 and were financed primarily with cash provided by operating activities. In the nine months ended October 31, 1997, net cash used in investing activities reflected the Company's use of $178,390,000 of funds for acquisition and development activities, which were financed with approximately $141,000,000 in new mortgage indebtedness and borrowings on the revolving credit facility. In addition, $27,121,000 was used for investments in and advances to affiliates, and includes investments in syndicated residential projects including The Grand in North Bethesda, Maryland ($9,700,000) and The Enclave in San Jose, California ($1,600,000); Land Group's investments in Silver Shores ($1,700,000) in Ft. Lauderdale, Florida and Seven Hills in Henderson, Nevada ($800,000); advances to the Company's New York affiliate for equity contributions for development projects ($8,400,000); and refundable deposits for financing commitments, net of refunds of previous deposits ($4,000,000).



     Net cash provided by financing activities totaled $161,942,000 and $37,755,000 in the nine months ended October 31, 1997 and 1996, respectively. Net proceeds from the sale of 1,955,000 shares of Class A Common Stock in May of 1997 were $76,084,000, which were initially used to repay $71,000,000 of borrowings under the FCRPC Credit Agreement. The Company's refinancing of mortgage indebtedness is discussed above in "Mortgages Refinancings" and borrowings under new mortgage indebtedness for acquisition and development activities is included in the preceding paragraph discussing net cash used in investing activities. In addition, net cash provided by financing activities in the nine months ended October 31, 1997 reflected net repayment of $3,937,000 on Lumber Trading Group's lines of credit, repayment of a $6,365,000 note payable relating to the purchase of the Company's additional 33 1/3% interest in the Pittsburgh Mall and assumption of a $5,521,000 note related to the sale of the Land Group's interest in Woodridge. In addition, financing activities for the nine months ended October 31, 1997 include the release of $3,600,000 in restricted cash related to the financing of Atlantic Center in Brooklyn, New York, payment of deferred financing costs of $5,448,000, purchase of 77,700 shares of treasury stock for $2,896,000 and payment of $2,590,000 of dividends.


SHELF REGISTRATION

     On December 3, 1997, the Company filed a shelf registration statement with the Securities and Exchange Commission for the potential offering on a delayed basis of up to $250,000,000 in debt or equity securities. This registration is in addition to the shelf registration filed March 4, 1997 of up to $250,000,000 in debt or equity securities. The Company sold approximately $82,000,000 of the earlier shelf registration through an equity offering completed on May 20, 1997 and currently the Company has available approximately $418,000,000 of debt, equity or any combination thereof.

STOCK SPLIT, DIVIDENDS, CAPITALIZATION AND TREASURY STOCK PURCHASE

     A three for two stock split of both the Company's Class A and Class B Common Stock, was effective February 17, 1997 to shareholders of record at the close of business on February 3, 1997. The stock split was effected as a stock dividend.

     Quarterly cash dividends of $.06 per share (post-split) on shares of both Class A and Class B Common Stock were paid on March 17, June 16 and September 15, 1997. The fourth 1997 quarterly dividend of $.06 per share on shares of both Class A and Class B Common Stock was paid on December 15, 1997 to shareholders of record at the close of business on December 1, 1997. The first 1998 quarterly dividend of $.07 per share on shares of both Class A and Class B Common Stock will be paid on March 16, 1998 to shareholders of record at the close of business on March 2, 1998.

     On June 10, 1997, the shareholders approved an amendment to the Company's Articles of Incorporation to increase the Company's capitalization to a) 48,000,000 shares of Class A Common Stock from 16,000,000 shares; b) 18,000,000 shares of Class B Common Stock from 6,000,000 shares; and c) 5,000,000 shares of preferred stock from 1,000,000 shares.


     On August 18, 1997, the Company purchased 77,700 shares of Class A Common Stock owned by Richard Miller, Aaron Miller and Gabrielle Miller, the children of Samuel H. Miller, the Company's Co-Chairman of the Board of Directors, and Ruth Miller, who died on November 26, 1996. The repurchase provided funds necessary to pay taxes on the estate of Ruth Miller. The shares were purchased at a price of $36.50 per share for an aggregate purchase price of $2,836,050 plus 8.0% interest from May 7, 1997 to August 18, 1997, less any dividends paid between those two dates, for a total of $2,896,000.


NEW ACCOUNTING STANDARDS

     In February 1997, FASB issued SFAS 128 "Earnings per Share," which is effective for fiscal years ending after December 15, 1997. This Statement simplifies the standards for computing earnings per share ("EPS") and makes them comparable to international EPS standards. The Company will adopt the provisions of SFAS 128 in its 1997 Annual Report, but does not expect this statement to have a material impact on EPS.


     In June 1997, FASB issued SFAS 131 "Disclosures about Segments of an Enterprise and Related Information," which is effective for periods beginning after December 15, 1997. This statement provides guidance on the determination of reporting segments and requires interim financial statement disclosure. The Company does not anticipate that significant changes to the segment information historically provided in its annual financial statements will occur as a result of the adoption of SFAS 131. Beginning with the Company's quarterly report on Form 10-Q for the quarter ending April 30, 1998, the Company will include interim segment information.

                 FOREST CITY ENTERPRISES, INC. AND SUBSIDIARIES



   EARNINGS BEFORE DEPRECIATION, AMORTIZATION AND DEFERRED TAXES FOR THE NINE
                     MONTHS ENDED OCTOBER 31, 1997 AND 1996

                                 (IN THOUSANDS)

                                                                                                          LUMBER
                                       COMMERCIAL GROUP     RESIDENTIAL GROUP       LAND GROUP         TRADING GROUP
                                      -------------------   ------------------   -----------------   -----------------
                                        1997       1996       1997      1996      1997      1996      1997      1996
                                      --------   --------   --------   -------   -------   -------   -------   -------
Revenues...........................   $233,713   $232,666   $104,087   $85,361   $12,224   $28,207   $94,377   $89,621
Operating expenses, including
  depreciation and amortization for
  non-real estate Groups...........    117,310    121,433     46,915    46,395    10,274    23,514    82,172    79,421
Interest expense...................     69,969     65,595     22,477    24,354     4,303     5,165     3,949     4,084
Income tax provision (benefit).....      2,858(a)  (2,227)     9,039(b) (1,442)   (2,897)     (187)    3,260     2,419
                                      --------   --------   --------   -------   -------   -------   -------   -------
                                       190,137    184,801     78,431    69,307    11,680    28,492    89,381    85,924
                                      --------   --------   --------   -------   -------   -------   -------   -------
Earnings before depreciation,
  amortization and deferred taxes
  (EBDT)...........................   $ 43,576   $ 47,865   $ 25,656   $16,054   $   544   $  (285)  $ 4,996   $ 3,697
                                      ========   ========   ========   =======   =======   =======   =======   =======
Reconciliation to net earnings:
Earnings before depreciation,
  amortization and deferred taxes
  (EBDT)...........................
Depreciation and
  amortization -- real estate
  Groups...........................
Deferred taxes -- real estate
  Groups...........................
Provision for decline in real
  estate, net of tax...............
Gain (loss) on disposition of
  properties, net of tax...........
Extraordinary gain, net of tax.....
Net earnings.......................


                                     CORPORATE ACTIVITIES           TOTAL
                                     ---------------------   -------------------
                                       1997        1996        1997       1996
                                     ---------   ---------   --------   --------
Revenues...........................   $ 3,677     $ 5,417    $448,078   $441,272
Operating expenses, including
  depreciation and amortization for
  non-real estate Groups...........     5,611       7,557     262,282    278,320
Interest expense...................    (4,437)        203      96,261     99,401
Income tax provision (benefit).....    (2,844)(c)   2,997       9,416      1,560
                                      -------     -------    --------   --------
                                       (1,670)     10,757     367,959    379,281
                                      -------     -------    --------   --------
Earnings before depreciation,
  amortization and deferred taxes
  (EBDT)...........................   $ 5,347     $(5,340)   $ 80,119   $ 61,991
                                      =======     =======    ========   ========
Reconciliation to net earnings:
Earnings before depreciation,
  amortization and deferred taxes
  (EBDT)...........................                          $ 80,119   $ 61,991
Depreciation and
  amortization -- real estate
  Groups...........................                           (51,964)   (50,444)
Deferred taxes -- real estate
  Groups...........................                            (2,467)    (5,049)
Provision for decline in real
  estate, net of tax...............                                --     (6,714)
Gain (loss) on disposition of
  properties, net of tax...........                           (23,356)    10,146
Extraordinary gain, net of tax.....                            14,187      2,900
                                                             --------   --------
Net earnings.......................                          $ 16,519   $ 12,830
                                                             ========   ========


---------------

(a) Increase in income tax provision in the Commercial Group for the nine months ended October 31, 1997 over the comparable period in 1996 is due primarily to 1996 net operating loss benefits generated by taxable income on the sale of Beachwood Place which were allocated to operating earnings. The sale of Beachwood Place was reported in 1996 as Gain on Disposition of Properties, net of tax, and is not a component of EBDT.


(b) Increase in income tax provision in the Residential Group for the nine months ended October 31, 1997 over the comparable period of 1996 is primarily attributable to $15 million in litigation proceeds related to the sale of Toscana which was recorded in 1997 (see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Sale of Toscana/Extraordinary Gain").


(c) Decrease in income tax provision in Corporate Activities for the nine months ended October 31, 1997 compared to the same period on 1996 is attributable primarily to higher tax benefits in the current year and a refund of Alternative Minimum Tax for 1996 received in 1997.

                   FOREST CITY RENTAL PROPERTIES CORPORATION

                            REAL ESTATE ACTIVITY(1)
                                 (IN THOUSANDS)

                                                                         JANUARY 31,
                                ----------------------------------------------------------------------------------------------
                                1998 PROJECTED*      1997         1996         1995          1994         1993         1992
                                ---------------   ----------   ----------   ----------    ----------   ----------   ----------
TOTAL REAL ESTATE -- END OF
  YEAR
  Completed rental
    properties, before
    depreciation.............     $2,386,000      $2,227,859   $2,085,284   $1,995,629(2) $2,101,528   $2,045,946   $1,878,394
  Projects under
    development..............        253,000         215,960      246,240      230,802       214,111      188,187      316,771
                                  ----------      ----------   ----------   ----------    ----------   ----------   ----------
                                   2,639,000       2,443,819    2,331,524    2,226,431     2,315,639    2,234,133    2,195,165
  Accumulated depreciation...       (435,000)       (387,733)    (338,216)    (293,465)     (272,518)    (232,905)    (193,683)
                                  ----------      ----------   ----------   ----------    ----------   ----------   ----------
  Rental properties, net of
    depreciation.............     $2,204,000      $2,056,086   $1,993,308   $1,932,966    $2,043,121   $2,001,228   $2,001,482
                                  ==========      ==========   ==========   ==========    ==========   ==========   ==========
ACTIVITY DURING THE YEAR
  Completed rental properties
    Additions................     $  169,000      $  160,690   $   89,028   $   77,265    $   50,384   $  200,440   $  279,319
    Acquisitions.............        102,000          22,264       28,587       32,811         5,198           --           --
    Dispositions.............       (113,000)        (40,379)     (27,960)    (215,975)(2)         --     (32,888)      (1,201)
                                  ----------      ----------   ----------   ----------    ----------   ----------   ----------
                                  $  158,000      $  142,575   $   89,655   $ (105,899)   $   55,582   $  167,552   $  278,118
                                  ----------      ----------   ----------   ----------    ----------   ----------   ----------
  Projects under development
    New development..........        180,000          98,403       58,798       49,585        54,317       39,045      199,346
    Transferred to completed
      rental properties......       (143,000)       (128,683)     (43,360)     (32,894)      (28,393)    (167,629)    (267,617)
                                  ----------      ----------   ----------   ----------    ----------   ----------   ----------
                                  $   37,000      $  (30,280)  $   15,438   $   16,691    $   25,924   $ (128,584)  $  (68,271)
                                  ----------      ----------   ----------   ----------    ----------   ----------   ----------
INCREASE (DECREASE) IN RENTAL
  PROPERTIES, AT COST........     $  195,000      $  112,295   $  105,093   $  (89,208)(2) $   81,506  $   38,968   $  209,847
                                  ==========      ==========   ==========   ==========    ==========   ==========   ==========

                                           JANUARY 31,
                               ------------------------------------
                                  1991         1990         1989
                               ----------   ----------   ----------
TOTAL REAL ESTATE -- END OF
  YEAR
  Completed rental
    properties, before
    depreciation.............  $1,600,276   $1,145,591   $1,003,795
  Projects under
    development..............     385,042      451,211      203,563
                               ----------   ----------   ----------
                                1,985,318    1,596,802    1,207,358
  Accumulated depreciation...    (160,616)    (136,192)    (113,004)
                               ----------   ----------   ----------
  Rental properties, net of
    depreciation.............  $1,824,702   $1,460,610   $1,094,354
                               ==========   ==========   ==========
ACTIVITY DURING THE YEAR
  Completed rental properties
    Additions................  $  462,796   $  147,546   $  213,130
    Acquisitions.............      28,143           --           --
    Dispositions.............     (36,254)      (5,750)     (17,987)
                               ----------   ----------   ----------
                               $  454,685   $  141,796   $  195,152
                               ----------   ----------   ----------
  Projects under development
    New development..........     387,582      363,448      183,721
    Transferred to completed
      rental properties......    (453,751)    (115,800)    (196,228)
                               ----------   ----------   ----------
                               $  (66,169)  $  247,648   $  (12,507)
                               ----------   ----------   ----------
INCREASE (DECREASE) IN RENTAL
  PROPERTIES, AT COST........  $  388,516   $  389,444   $  182,645
                               ==========   ==========   ==========


---------------

(1) The table includes real estate activity for Forest City Rental Properties Corporation only, and does not include the real estate activity relating to the Company's Land Group.

(2) Reflects the sale of Park LaBrea Towers, a residential complex containing 2,825 units in Los Angeles, California.


 * Represents management's estimate which is subject to change as a result of computing final results for January 1998 and the Company's normal year-end audit process. No assurance can be given that the Company will meet these projections. See "Risk Factors -- Information Concerning Forward-Looking Statements."

                                   PROPERTIES

     The following tables provide summary information regarding the Company's real estate portfolio as of January 31, 1998.

                     SHOPPING CENTERS -- EXISTING PORTFOLIO


                             YEAR
                          COMPLETED/                                                                           RETAIL SQ. FT.
                         DATE OF LAST     COMPANY                                                                INCLUDING
         NAME             RENOVATION    OWNERSHIP(%)       LOCATION                  MAJOR TENANTS              DEPT. STORES
         ----            ------------   ------------       --------                  -------------             --------------
REGIONAL MALLS
Antelope Valley Mall...  1990               78.0%      Palmdale, CA        Sears Roebuck and Co.; JC                839,000
                                                                           Penney's; Gottschalk's; Harris;
                                                                           Mervyn's
The Avenue at Tower
 City..................  1990/1996         100.0       Cleveland, OH       Dillard's                                790,000
Ballston Common........  1986/1995         100.0       Arlington, VA       Hecht's; JC Penney's; Sport and          490,000
                                                                           Health
Boulevard Mall.........  1962/1997          50.0       Amherst, NY         Jenss; JC Penney's; Kaufmann's           772,000
Canton Centre..........  1981/1988         100.0       Canton, OH          Kaufmann's; JC Penney's;                 680,000
                                                                           Montgomery Ward
Chapel Hill Mall.......  1966/1995          50.0       Akron, OH           Kaufmann's; JC Penney's; Sears           882,000
                                                                           Roebuck and Co.
Charleston Town
 Center................  1983/1994          50.0       Charleston, WV      Kaufmann's; JC Penney's; Sears           897,000
                                                                           Roebuck and Co.; Montgomery Ward;
                                                                           Stone and Thomas
Courtland Center.......  1968              100.0       Flint, MI           Crowley's; JC Penney's; Mervyn's         460,000
Galleria at Sunset.....  1996               60.0       Henderson, NV       Dillard's; Robinsons-May;                892,000
                                                                           Mervyn's; JC Penney's
Manhattan Town Center..  1987               37.5       Manhattan, KS       Dillard's; JC Penney's; Sears            380,000
                                                                           Roebuck and Co.
Rolling Acres Mall.....  1975               80.0       Akron, OH           Kaufmann's; JC Penney's; Sears         1,014,000
                                                                           Roebuck and Co.; Dillard's; Target
South Bay Galleria.....  1985               50.0       Redondo Beach, CA   Robinsons-May; Mervyn's;                 953,000
                                                                           Nordstrom's; General Cinema
Summit Park Mall.......  1972              100.0       Wheatfield, NY      Bon-Ton; Jenss; Sears Roebuck and        695,000
                                                                           Co.
Tucson Mall............  1982/1992          67.5       Tucson, AZ          Broadway's; Foley's; Dillard's;        1,293,000
                                                                           Mervyn's; JC Penney's; Sears
                                                                           Roebuck and Co.
                                                                                                                 ----------
   Subtotal............                                                                                          11,037,000
                                                                                                                 ----------
SPECIALTY RETAIL CENTERS
Atlantic Center........  1996               75.0%      Brooklyn, NY        Caldor; The Sports Authority;            391,000
                                                                           Pathmark; OfficeMax; Old Navy
Bowling Green Mall.....  1966               50.0       Bowling Green, KY   Kroger; Quality Big Lots                 242,000
Bruckner Boulevard.....  1996               70.0       Bronx, NY           Pergament; Seaman's; Young World;        114,000
                                                                           Old Navy
Chapel Hill Suburban...  1969               50.0       Akron, OH           Value City; Petzazz                      112,000
Courtyard..............  1990               50.0       Flint, MI           V.G.'s Market; Home Depot;               233,000
                                                                           OfficeMax
Flatbush Avenue........  1995/1998          80.0       Brooklyn, NY        Edward's Supermarket                     136,000
Gallery at MetroTech...  1990               80.0       Brooklyn, NY        Toys "R" Us                              163,000
Golden Gate............  1958/1996          50.0       Mayfield Hts., OH   OfficeMax; Old Navy; Champs;             260,000
                                                                           Michael's; Home Place
Grand Avenue...........  1997               70.0       Queens, NY          Edward's Supermarket                     100,000
Gun Hill Road..........  1997               70.0       Bronx, NY           Home Depot; Sneaker Stadium              147,000
Hunting Park...........  1996               70.0       Philadelphia, PA    Caldor; US Kidz; Payless Shoes           144,000
Marketplace at
 Riverpark.............  1996               50.0       Fresno, CA          Best Buy; Target; Marshall's; JC         453,000
                                                                           Penney's
Midtown Plaza..........  1961               50.0       Parma, OH           Hills                                    256,000
Newport Plaza..........  1977               50.0       Newport, KY         IGA                                      157,000
Northern Boulevard.....  1997               70.0       Queens, NY          Edward's Supermarket; Marshall's;        214,000
                                                                           Old Navy
The Plaza at Robinson
 Town Center...........  1989               50.0       Pittsburgh, PA      T.J. Maxx; IKEA; Hills;                  455,000
                                                                           Marshall's; Sears Roebuck and Co.


Showcase...............  1996               20.0       Las Vegas, NV       Coca-Cola(R); All Star Cafe              189,000
South Bay Southern.....  1978              100.0       Redondo Beach, CA   CompUSA                                  160,000
Tucson Place...........  1989              100.0       Tucson, AZ          Wal-Mart; Homelife; OfficeMax            276,000
                                                                                                                 ----------
   Subtotal............                                                                                           4,202,000
                                                                                                                 ----------
                                                    Shopping Centers at January 31, 1998                         15,239,000
                                                                                                                 ==========
                                                    Shopping Centers at January 31, 1997                         14,310,000
                                                                                                                 ==========


         NAME               GLA
         ----               ---
REGIONAL MALLS
Antelope Valley Mall...    287,000

The Avenue at Tower
 City..................    368,000
Ballston Common........    221,000

Boulevard Mall.........    261,000
Canton Centre..........    254,000

Chapel Hill Mall.......    321,000

Charleston Town
 Center................    360,000

Courtland Center.......    239,000
Galleria at Sunset.....    294,000

Manhattan Town Center..    185,000

Rolling Acres Mall.....    365,000

South Bay Galleria.....    385,000

Summit Park Mall.......    309,000

Tucson Mall............    408,000

                         ---------
   Subtotal............  4,257,000
                         ---------
SPECIALTY RETAIL CENTER
Atlantic Center........    391,000

Bowling Green Mall.....    242,000
Bruckner Boulevard.....    114,000

Chapel Hill Suburban...    112,000
Courtyard..............    124,000

Flatbush Avenue........    136,000
Gallery at MetroTech...    163,000
Golden Gate............    260,000

Grand Avenue...........    100,000
Gun Hill Road..........    147,000
Hunting Park...........    144,000
Marketplace at
 Riverpark.............    284,000

Midtown Plaza..........    256,000
Newport Plaza..........    157,000
Northern Boulevard.....    214,000

The Plaza at Robinson
 Town Center...........    455,000

Showcase...............    189,000
South Bay Southern.....    160,000
Tucson Place...........    276,000
                         ---------
   Subtotal............  3,924,000
                         ---------
Shopping Centers at
  January 31, 1998       8,181,000
                         =========
Shopping Centers at
  January 31, 1997       7,674,000
                         =========

                     OFFICE BUILDINGS -- EXISTING PORTFOLIO


                                 YEAR                                                                               LEASABLE
                               COMPLETED       COMPANY                                                               SQUARE
            NAME              OR ACQUIRED   OWNERSHIP (%)           LOCATION                MAJOR TENANTS             FEET
            ----              -----------   --------------          --------                -------------           --------
METROTECH CENTER
  One MetroTech.............     1991             65.0%      Brooklyn, NY            Brooklyn Union; Bear Stearns     932,000
                                                                                       & Co., Inc.
  Two MetroTech.............     1990             65.0       Brooklyn, NY            Securities Industry              521,000
                                                                                       Automation Corp.
  Nine MetroTech............     1997             65.0       Brooklyn, NY            Fire Department -- City of       317,000
                                                                                       New York
  Ten MetroTech Center......     1991             80.0       Brooklyn, NY            Internal Revenue Service         409,000
  Eleven MetroTech
    Center..................     1995             65.0       Brooklyn, NY            E-911 -- City of New York        216,000
  One Pierrepont Plaza......     1988             85.0       Brooklyn, NY            Morgan Stanley & Co.             672,000
                                                                                       Incorporated; Goldman,
                                                                                       Sachs & Co.; U.S. Attorney
                                                                                                                    ---------
    Subtotal................
                                                                                                                    3,067,000
                                                                                                                    ---------
TOWER CITY CENTER
  Chase Financial Tower.....     1991             95.0%      Cleveland, OH           Chase Financial                  119,000
  M.K. Ferguson Plaza(1)....     1990              1.0       Cleveland, OH           M.K. Ferguson; Chase             482,000
                                                                                       Financial
  Skylight Office Tower.....     1991             92.5       Cleveland, OH           Ernst & Young, L.L.P             321,000
  Terminal Tower............     1983            100.0       Cleveland, OH           Forest City Enterprises,         583,000
                                                                                     Inc.
                                                                                                                    ---------
    Subtotal................
                                                                                                                    1,505,000
                                                                                                                    ---------
MIT
  Clark Building............     1989             50.0%      Cambridge, MA           Oravax                           122,000
  Jackson Building..........     1987            100.0       Cambridge, MA           Ariad Pharmaceuticals             99,000
  Richards Building.........     1990            100.0       Cambridge, MA           Genzyme Tissue Repair;           126,000
                                                                                       Alkermes
                                                                                                                    ---------
    Subtotal................
                                                                                                                      347,000
                                                                                                                    ---------
OTHER
  Chagrin Plaza I & II......     1969             66.7%      Beachwood, OH           National City Bank               116,000
  Emery-Richmond............     1991             50.0       Warrensville Hts., OH   All State Insurance                5,000
  Halle Building............     1986             75.0       Cleveland, OH           Sealy, Inc.; North American      379,000
                                                                                       Refractories Co.
  Liberty Center............     1986             50.0       Pittsburgh, PA          Federated Investors              526,000
  San Vicente...............     1983             25.0       Brentwood, CA           Foote, Cone; Needham, Harper     469,000
  Signature Square I........     1986             50.0       Beachwood, OH           Ciuni & Panichi                   79,000
  Signature Square II.......     1989             50.0       Beachwood, OH           Sterling Software                 81,000
  Station Square............     1994            100.0       Pittsburgh, PA          Woodsons; Grand Concourse        144,000
                                                                                                                    ---------
    Subtotal................
                                                                                                                    1,799,000
                                                                                                                    ---------
Office Buildings at January 31, 1998                                                                                6,718,000
                                                                                                                    =========
Office Buildings at January 31, 1997                                                                                6,401,000
                                                                                                                    =========


                          HOTELS -- EXISTING PORTFOLIO

                                                               DATE OF
                                                              OPENING/           COMPANY
                 NAME                                        ACQUISITION      OWNERSHIP (%)          LOCATION       ROOMS
                 ----                                        -----------      -------------          --------       -----
Budgetel...............................                      1982                 28.4%          Mayfield Hts., OH    102
Charleston Marriott....................                      1983                 95.0           Charleston, WV       354
DoubleTree at Liberty Center...........                      1986                 50.0           Pittsburgh, PA       616
DoubleTree at Millender Center(1)......                      1985                  4.0           Detroit, MI          250
Ritz-Carlton...........................                      1990                 95.0           Cleveland, OH        208
                                                                                                                    -----
                                                                          Hotel Rooms at January 31, 1998 and 1997  1,530
                                                                                                                    =====

---------------

(1) Syndicated. See "Risk Factors -- Potential Liability From Syndicated Properties."

                        APARTMENTS -- EXISTING PORTFOLIO


                                                    DATE OF
                                                   OPENING/         COMPANY
                     NAME                         ACQUISITION    OWNERSHIP (%)             LOCATION          UNITS
                     ----                         -----------   ----------------     ---------------------   -----
Bayside Village I, II & III....................    1988-1989           50.0%         San Francisco, CA          862
Big Creek......................................    1996/1997           50.0          Parma Hts., OH             160
Boot Ranch.....................................      1991              50.0          Tampa, FL                  236
Boulevard Towers...............................      1969              50.0          Amherst, NY                402
Camelot........................................      1967              50.0          Parma, OH                  150
Chapel Hill Towers.............................      1969              50.0          Akron, OH                  402
Cherry Tree....................................    1996/1997           50.0          Strongsville, OH           276
Chestnut Lake..................................      1969              50.0          Strongsville, OH           789
Clarkwood......................................      1963              50.0          Warrensville Hts., OH      568
Classic Residence by Hyatt.....................      1990              50.0          Chevy Chase, MD            339
Classic Residence by Hyatt.....................      1989              50.0          Teaneck, NJ                221
Colony Woods...................................      1997             100.0          Bellevue, WA               396
Copper Creek...................................      1992              20.0          Houston, TX                300
Deer Run I & II................................    1987-1989           43.0          Twinsburg, OH              562
Emerald Palms..................................      1996             100.0          Miami, FL                  419
Enclave(1).....................................      1997               1.0          San Jose, CA                69
Fenimore Court(1)..............................      1982               0.5          Detroit, MI                144
Fort Lincoln II................................      1979              45.0          Washington, D.C.           176
Fort Lincoln III & IV..........................      1981              24.9          Washington, D.C.           306
Granada Gardens................................      1966              50.0          Warrensville Hts., OH      940
Greenbriar.....................................      1992              20.0          Houston, TX                400
Hamptons.......................................      1969              50.0          Beachwood, OH              649
Highlands I & II...............................    1988-1990          100.0          Grand Terrace, CA          556
Hunter's Hollow................................      1990              50.0          Strongsville, OH           208
Independence Place I...........................      1976              50.0          Parma Hts., OH             202
Kennedy Lofts(1)...............................      1990               0.5          Cambridge, MA              142
Knolls(1)......................................      1995               1.0          Orange, CA                 260
Laurels........................................      1995             100.0          Justice, IL                520
Lenox Club(1)..................................      1991               0.5          Arlington, VA              385
Lenox Park(1)..................................      1992               0.5          Silver Spring, MD          406
Liberty Hills..................................    1979-1986           50.0          Solon, OH                  396
Metropolitan...................................      1989             100.0          Los Angeles, CA            270
Midtown Towers.................................      1969              50.0          Parma, OH                  635
Millender Center(1)............................      1985               4.0          Detroit, MI                339
Museum Towers..................................      1997              89.0          Philadelphia, PA           286
Noble Towers...................................      1979              50.0          Pittsburgh, PA             133
Oaks...........................................      1994             100.0          Bryan, TX                  248
One Franklintown...............................      1988             100.0          Philadelphia, PA           335
Palm Villas....................................      1991             100.0          Henderson, NV              350
Panorama Towers................................      1978              99.0          Los Angeles, CA            154
Parmatown......................................    1972-1973          100.0          Parma, OH                  412
Pavilion(1)....................................      1992               0.5          Chicago, IL              1,115
Pebble Creek...................................    1995-1996           50.0          Twinsburg, OH              148
Peppertree.....................................      1993             100.0          College Station, TX        208
Pine Ridge Valley..............................    1967-1974           50.0          Willoughby, OH           1,147
Queenswood(1)..................................      1990               0.7          Corona, NY                 296
Regency Towers.................................      1994             100.0          Jackson, NJ                372
Shippan Avenue.................................      1980             100.0          Stamford, CT               148
Studio Colony..................................      1986              80.0          Los Angeles, CA            450
Surfside Towers................................      1970              50.0          Eastlake, OH               246
Tam-A-Rac I, II & III..........................    1990-1997           50.0          Willoughby, OH             454
Trolley Plaza..................................      1981             100.0          Detroit, MI                351
Trowbridge.....................................      1988              53.3          Southfield, MI             304
Twin Lakes Towers..............................      1966              50.0          Denver, CO                 254
Village Green..................................    1994-1995           25.0          Beachwood, OH              360
Vineyards......................................      1995             100.0          Broadview Hts., OH         336
Waterford Village(1)...........................      1994               1.0          Indianapolis, IN           520
White Acres....................................      1966              50.0          Richmond Hts., OH          473
Whitehall Terrace..............................      1997             100.0          Kent, OH                   188
Woodforest Glen................................      1992              20.0          Houston, TX                336
                                                                                                             ------
    Subtotal...................................                                                              22,709

Senior Citizens Apartments(2)..................                                                               9,402
                                                                                                             ------
                                                                            Apartments at January 31, 1998   32,111
                                                                                                             ======
                                                                            Apartments at January 31, 1997   31,441
                                                                                                             ======


---------------

(1) Syndicated. See "Business -- Residential Group -- Syndication Activity" and "Risk Factors -- Potential Liability From Syndicated Properties."

(2) Syndicated, subsidized units in 57 communities in which the Company holds a residual interest only. See "Risk Factors -- Potential Liability From Syndicated Properties."

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

MORTGAGE DEBT FINANCING


     The Company utilizes nonrecourse mortgage indebtedness, where the property is the sole security for each mortgage loan, as its primary source of capital. At October 31, 1997, the Company had approximately $1.9 billion of total mortgage indebtedness outstanding (all of which is nonrecourse), representing 95.5% of the Company's total debt. The Company has 4 separate non-recourse mortgages that are cross-collateralized and cross-defaulted and 4 separate mortgages that are cross-collateralized by excess cash flows and a pledge of limited partnership interests. The nonrecourse, non-cross-collateralized nature of the Company's mortgage indebtedness generally ensures that adverse results at one project will not affect the Company's other assets.



     At January 31, 1998, the Company had a weighted average interest rate on its outstanding mortgage debt of 7.47% (projected).* Outlined below is a schedule of the Company's projection of its portion of outstanding mortgage debt by maturity and weighted average interest rate by category as of January 31, 1998 (dollars in thousands).*



                                             FIXED
                                          TO MATURITY   VARIABLE(1)     TAX EXEMPT    UDAG       TOTAL
                                          -----------   -----------     ----------   -------   ----------
1998....................................  $   27,282     $ 78,756        $  2,394    $   243   $  108,675
1999....................................     180,161      314,558           1,326        243      496,288
2000....................................      93,210      112,788         115,928        243      322,169
2001....................................      71,305       39,499          31,593     10,668      153,065
2002....................................      46,840       99,847               0        760      147,447
Thereafter..............................     703,647       24,793               0     61,316      789,756
                                          ----------     --------        --------    -------   ----------
Ownership Total.........................  $1,122,445     $670,241        $151,241    $73,473   $2,017,400
                                          ==========     ========        ========    =======   ==========
Weighted Average Rate...................       7.88%      7.95%(2)          4.76%      2.25%        7.47%


---------------


(1) These amounts are prior to the effect of interest rate swaps described below which effectively reduce the amount of variable rate debt to $386.5 million.



(2) Rate includes the effect of approximately $284 million of interest rate swaps.



     The table above includes both the projected regularly scheduled annual amortization payments as well as the balloon payments due at maturity. The $151.2 million of Tax-Exempt debt shown above represents credit enhanced variable-rate bonds that generally adjust interest rates weekly. Although the underlying bonds have maturities that extend beyond 2001, the schedule reflects the maturity date of the credit enhancement. Of the $670.2 million of taxable variable-rate debt shown above, approximately $284 million is subject to interest rate swap agreements with an average rate of 7.97% and average term of
2.1 years, effectively converting that portion of the variable-rate debt to a fixed-rate through the maturity of the swap. As part of the Company's policy of mitigating the risks of significant increases in interest rates, the Company has purchased additional interest rate cap protection for the upcoming years. For 1998 and 1999, the Company has purchased $293.7 million and $373.7 million in interest rate cap protection. See "Risk Factors -- Changes in Interest Rates."



     In a typical development financing, the Company utilizes nonrecourse mortgage debt for approximately 80% of the cost of a new project at the time of construction, funding the remaining capital through equity invested by the Company. The financing is generally a variable-rate construction loan with a three to seven year maturity, permitting the Company to refinance without the payment of penalties. Under the terms of such loan, the Company guarantees, on a recourse basis, the lien-free completion of each project. Once the construction is completed, the Company's completion guaranty is


---------------


* Represents management's estimate which is subject to change as a result of computing final results for January 1998 and the Company's normal year-end audit process. No assurance can be given that the Company will meet this projection. See "Risk Factors -- Information Concerning Forward-Looking Statements."

released. Upon the completion and stabilization of each project, the Company refinances the initial construction loan, obtaining a permanent, generally fixed-rate, nonrecourse mortgage.

     The Company routinely has significant balloon mortgage payments due in each year. Historically, the Company has been successful in refinancing this indebtedness. As discussed under "Strategy for Growth and Competitive
Advantages -- Capital Strategy," an important part of the Company's financing strategy is to obtain capital through refinancing for redeployment in other projects.


     As a result of the increase in valuation typically created by the lease up of the project, the initial refinancing often can generate funds in excess of the initial construction mortgage, thereby reducing the Company's initial cash investment in the project. The next refinancing, typically within seven years, generally permits the Company to withdraw substantially all of, if not more than, its equity investment in the project. Subsequent refinancings of mature properties continue to provide new capital on a tax-free basis to help fund new projects.



     The table below sets forth the Company's refinancings over the past six years (dollars in thousands).



                                           REPAYMENT OF
                                            SCHEDULED
                                           MATURITIES &
                                            VOLUNTARY                           ACTUAL
PERIOD                                     REFINANCINGS        PERCENTAGE     REFINANCING   PERCENTAGE
------                                ----------------------   ----------     -----------   ----------
 1997    Fixed......................        $   68,069            14.6%       $  376,467       73.8%
         Variable...................           399,362            85.4           133,670       26.2
                                            ----------           -----        ----------      -----
         Total......................        $  467,431           100.0%       $  510,137        100%
                                            ==========           =====        ==========      =====
 1996    Fixed......................        $   72,235            15.0%       $  240,472       45.8%
         Variable...................           410,193            85.0           284,898       54.2
                                            ----------           -----        ----------      -----
         Total......................        $  482,428           100.0%       $  525,370      100.0%
                                            ==========           =====        ==========      =====
 1995    Fixed......................        $  101,441            28.1%       $  148,345       40.4%
         Variable...................           259,979            71.9           218,498       59.6
                                            ----------           -----        ----------      -----
         Total......................        $  361,420           100.0%       $  366,843      100.0%
                                            ==========           =====        ==========      =====
 1994    Fixed......................        $    7,594             2.7%       $   60,993       21.1%
         Variable...................           279,284            97.3           228,376       78.9
                                            ----------           -----        ----------      -----
         Total......................        $  286,878           100.0%       $  289,369      100.0%
                                            ==========           =====        ==========      =====
 1993    Fixed......................        $  103,217            37.9%       $  188,953       56.4%
         Variable...................           168,842            62.1           146,049       43.6
                                            ----------           -----        ----------      -----
         Total......................        $  272,059           100.0%       $  335,002      100.0%
                                            ==========           =====        ==========      =====
 1992    Fixed......................        $   16,850            22.6%       $   16,114       20.0%
         Variable...................            57,560            77.4            64,594       80.0
                                            ----------           -----        ----------      -----
         Total......................        $   74,410           100.0%       $   80,708      100.0%
                                            ==========           =====        ==========      =====



     See "Risk Factors -- Substantial Leverage; Ability to Service Debt," "-- Credit Facility Covenants," "-- Changes in Interest Rates" and
"-- Tax-Exempt and UDAG Financing."


FOREST CITY RENTAL PROPERTIES CORPORATION CREDIT AGREEMENT


     FCRPC, a wholly owned subsidiary of the Company, is a party to a Credit Agreement, dated as of December 10, 1997, and amended as of January 20, 1998 (hereinafter referred to as FCRPC Credit Agreement), with the lenders named therein, KeyBank National Association, as Administrative Agent and National City Bank, as Syndication Agent for the lenders thereunder. FCRPC and the Company have entered into a binding letter agreement (the "Letter Agreement") with the lenders pursuant to which the FCRPC Credit Agreement and the Guaranty will be amended concurrently with the Offering to, among other things, permit the Offering.

     Set forth below is a summary of certain terms of the FCRPC Credit Agreement and the Guaranty, each as modified to reflect the amendments described in the Letter Agreement. The summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the FCRPC Credit Agreement, the Guaranty and the Letter Agreement, which are included as exhibits to the Registration Statement of which the accompanying Prospectus is a part. For the purposes of the following discussion, capitalized terms used herein and not otherwise defined have the meanings assigned to them in the FCRPC Credit Agreement, the Guaranty or the Letter Agreement, as the case may be.


  GENERAL


     The FCRPC Credit Agreement, as amended, will provide for aggregate facilities of up to $225.0 million, consisting of a revolving credit facility (the "Revolving Credit Facility") of up to $225.0 million (including letters of credit of up to $30.0 million), under which Revolving Loans may be borrowed on a revolving basis until December 10, 2000 (such date, unless extended by the lenders and FCRPC, the "Termination Date"), at which time the Revolving Loans will mature, subject to FCRPC's right at such time to borrow Additional Term Loans to repay the outstanding Revolving Loans, with such Additional Term Loans being payable in 16 equal consecutive quarterly installments commencing on the first Quarterly Date after such Additional Term Loans are made. The FCRPC Credit Agreement had previously provided for $60.0 million in Initial Term Loans of which, at January 31, 1998, $60.0 million aggregate principal amount of Term Loans were outstanding under the FCRPC Credit Agreement. All of the Term Loans, along with all amounts of Revolving Loans outstanding at the time of the Offering will be repaid with the proceeds from the Offering, with the Term Loans being retired. At January 31, 1998, the Company had letters of credit outstanding under the prior FCRPC Credit Agreement in the amount of $16.2 million.


     The Company has purchased interest rate caps for the debt under the FCRPC Credit Agreement in the amount of $25.0 million for 1998 and $45.0 million for 1999.

     Borrowings under the FCRPC Credit Agreement are unsecured borrowings of FCRPC. The Company has unconditionally guaranteed the obligations of FCRPC under the FCRPC Credit Agreement pursuant to the Guaranty.


     The FCRPC Credit Agreement, as amended, will provide for a quarterly reduction of $2.5 million in aggregate Revolving Loan Commitments commencing April 1, 1998.


  PREPAYMENTS

     Loans outstanding under the FCRPC Credit Agreement may be prepaid in whole or in part without penalty, subject to customary provisions for payment of breakage and similar costs in the case of prepayment of Loans which bear interest based on the LIBOR Rate Option. Revolving Loans which are prepaid may be re-borrowed prior to the Termination Date.

  INTEREST RATES

     Term Loans under the FCRPC Credit Agreement bear interest at rates, at FCRPC's election, of (i) LIBOR plus a spread ranging between 200 and 250 basis points based upon the time after the Closing Date or (ii) Prime Rate plus a spread ranging between 25 and 75 basis points based upon the time after the Closing Date. Revolving Loans under the FCRPC Credit Agreement bear interest at rates, at FCRPC's election, of (i) LIBOR plus a spread of 200 basis points or
(ii) Prime Rate plus a spread of 25 basis points.

  FEES


     The Commitment Fee is calculated at the rate of three-eighths of one percent per annum ( 3/8%) on the average daily unborrowed amount of the Revolving Loan Commitment, payable on April 1, 1998 and on each Quarterly Date thereafter. In addition, FCRPC paid a Closing Fee of $787,000, and is obligated to pay an Administrative Agent Fee and Syndication Agent Fee in an agreed customary amount on a quarterly basis. Upon execution of the amendment to the FCRPC Credit Agreement contemplated by the Letter Agreement, FCRPC will pay to the lenders a fee of $150,000.


  COVENANTS

     The FCRPC Credit Agreement contains customary affirmative and negative covenants, including (i) restrictions on FCRPC or any of its Subsidiaries leasing, selling or otherwise transferring all or a substantial part of its assets, or subject to certain exceptions, being involved in any consolidation or merger; (ii) restrictions prohibiting FCRPC or any of its Subsidiaries from creating, assuming or suffering to exist any indebtedness for borrowed money or any Funded Indebtedness of any kind, subject to exceptions for, among other things, certain nonrecourse indebtedness, and certain permitted subordinated indebtedness; (iii) restrictions on liens of FCRPC and its Subsidiaries; (iv) restrictions on advances and loans by FCRPC and its Subsidiaries, subject to certain exceptions for, among other things, advances or loans secured by mortgages or made in the ordinary course in connection with the acquisition or development of properties; and (v) restrictions on guarantees by FCRPC or any of its Subsidiaries, subject to certain exceptions. The FCRPC Credit Agreement also prohibits FCRPC from permitting the Debt Service Coverage Ratio for the four consecutive quarters ending January 31, 1998, April 30, 1998, July 31, 1998 and October 31, 1998 to be less than 1.15:1.00 and for January 31, 1999 and each January 31, April 30, July 31 and October 31 thereafter to be less than 1.20:1.00.


     The FCRPC Credit Agreement, as amended, will prohibit payment by FCRPC of
(a) any dividends (in cash or otherwise) or any other distributions in respect of its capital stock, or any loans by FCRPC to the Company (any such dividends, distributions or loans are referred to hereinafter as "Distributions"), in the event of and during the continuance of any failure by FCRPC or the Company to make payment of principal, interest or any other charge due, whether at maturity or by acceleration, under the FCRPC Credit Agreement or the Guaranty (a "Payment Default"), and (b) of any Distributions in excess of the sum of amounts sufficient to pay, when due, all interest payments in respect on the Notes and amounts sufficient to pay, when due, all taxes of the Company, in the event of and during the continuance of any Event of Default under the FCRPC Credit Agreement or the Guaranty other than a Payment Default, with the further understanding that any such Distributions permitted by the foregoing shall be applied by the Company strictly to the permitted uses specified above.


  EVENTS OF DEFAULT


     The FCRPC Credit Agreement contains customary Events of Default, including a failure to pay principal or interest, a failure to comply with certain covenants, a material inaccuracy of a representation or warranty, a default on any other recourse indebtedness after any applicable cure period, a default under any nonrecourse indebtedness which has a material adverse effect on FCRPC, a Guaranty Default or "Change of Ownership Event," which would include a "Change of Control" under the Notes.


  GUARANTY OF FOREST CITY


     Under the Guaranty of Payment of Debt, made and issued as of December 10, 1997 and as amended as of January 20, 1998 (the "Guaranty"), between the Company and the syndicate of banks that are parties to the FCRPC Credit Agreement, the Company has guaranteed on a recourse basis the punctual and full payment of all obligations under the FCRPC Credit Agreement and the prompt observance and performance of all covenants, undertakings, obligations and agreements set forth in the FCRPC Credit Agreement and the notes issued in connection therewith. The Guaranty contains a number of affirmative and negative covenants, including (i) a covenant that the Company will not permit the Cash Flow Coverage Ratio (as defined in the FCRPC Credit Agreement) for any fiscal year to be less than 1.75:1.00 and for any four consecutive quarters to be less than 1.50:1.00; (ii) a covenant of the Company to not permit the Consolidated Shareholders' GAAP Equity (as defined in the FCRPC Credit Agreement) to be less than (a) on each Fiscal Quarterly Date (as defined in the FCRPC Credit Agreement) other than January 31, 1998 the sum of (x) $250 million, (y) 100% of the cash proceeds from any sale or issuance of equity, and (z) 25% of the Company's consolidated net income for such period, and (b) on each January 31 Fiscal Quarterly Date thereafter, the sum of
(x) $250 million, (y) 100% of the cash proceeds from any sale or issuance of equity, and (z) 50% of the Company's consolidated net income for such period;
(iii) a covenant of the Company not to permit its EBDT (as defined in the FCRPC Credit Agreement) at any time to fall below (a) $95 million for the fiscal year ending January 31, 1998, (b) $100 million for the fiscal year ending January 31, 1999, (c) $105 million for the fiscal year ending January 31, 2000, and (d) $110 million for the fiscal year ending January 31, 2001 and each January 31 thereafter; (iv) restrictive covenants including limitations on the amount of indebtedness, guarantees and liens that the Company or any Subsidiary (other than FCRPC and its Subsidiaries) may incur or have outstanding, and (v) restrictions on dividends and stock repurchases, subject to certain exceptions, under which the Company could pay dividends and repurchase stock of up to a combined total of $10 million in any year as measured by each anniversary at December 10. For the year ended December 10, 1997, the Company had paid dividends of $5.4 million including the annual dividend for 1996 and three quarterly dividends for 1997 and purchased treasury stock for $2.9 million. Total dividends paid and treasury stock purchased for the year ended December 10, 1997 of $8.3 million was 17% less than that permitted under (v) above. The Guaranty contains customary Events of Default, including the occurrence and continuation of an Event of Default under the FCRPC Credit Agreement, the failure to comply with certain covenants or a default on recourse indebtedness after any applicable cure period or any nonrecourse indebtedness which has a material adverse effect on the Company.



     The Guaranty, as amended, will prohibit the Company from causing FCRPC to pay, or from accepting, (i) any Distributions in the event of and during the continuance of Payment Default under the FCRPC Credit Agreement or the Guaranty and (ii) any Distributions in excess of the sum of amounts sufficient to pay, when due, all interest payments in respect of the Notes and amounts sufficient to pay, when due, all taxes of the Company, in the event of any Event of Default under the FCRPC Credit Agreement or the Guaranty other than a Payment Default under the FCRPC Credit Agreement or the Guaranty, with the further understanding that any such Distributions permitted by the foregoing shall be applied by the Company strictly to the permitted uses specified above. In addition, the Guaranty, as amended, will prohibit the Company from making payments on account of the Notes in the event of and during the continuance of any failure by FCRPC or the Company to make payment of principal, interest or any other charge due, whether at maturity or by acceleration, under the FCRPC Credit Agreement or the Guaranty.



     The Guaranty, as amended, will prohibit (i) the Company from causing FCRPC to guaranty the Notes; (ii) any amendment or modification of the Notes, the Indenture or any other document related thereto without the prior written consent of the lenders, other than amendments or modifications that do not adversely affect the FCRPC Credit Agreement and the Guaranty or their relationship to the Notes, the Indenture or any other documents relating thereto; and (iii) any optional redemption or defeasance of the Notes by the Company without the prior written consent of the lenders under the FCRPC Credit Agreement. A failure by the Company to comply with any of the covenants under the Guaranty or failure by FCRPC to comply with any of the covenants under the FCRPC Credit Agreement could result in an event of default, which could trigger the Company's obligation to repay all amounts outstanding under the FCRPC Credit Agreement. See "Risk Factors -- Credit Facility Covenants."

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND SENIOR MANAGERS:

     The following table sets forth certain information with respect to the Company's directors, executive officers, and senior managers.

  DIRECTORS


                                                                            DIRECTOR    JOINED
           NAME                        OCCUPATION AND POSITION               SINCE      COMPANY
           ----              -------------------------------------------    --------    -------
Albert B. Ratner...........  Co-Chairman of the Board of Directors            1960       1951
Samuel H. Miller...........  Co-Chairman of the Board of Directors and        1960       1945
                               Treasurer of the Company
Charles A. Ratner..........  President and Chief Executive Officer of         1972       1966
                             the Company
James A. Ratner............  Executive Vice President of the Company and      1984       1975
                               President of Forest City Rental
                               Properties Corporation, a subsidiary of
                               the Company
Ronald A. Ratner...........  Executive Vice President of the Company and      1985       1975
                               President of Forest City Residential
                               Group, Inc., a subsidiary of the Company
Brian J. Ratner............  Senior Vice President -- East Coast              1993       1987
                               Development of the Company
Deborah Ratner Salzberg....  Vice President of Forest City Residential,       1995      1985
                             Inc., a subsidiary of the Company
J Maurice Struchen.........  Retired Chairman and Chief Executive             1971         --
                             Officer of Society Corporation, now Key
                               Corporation (banking)
Joan K. Shafran............  Managing Partner, The Berimore Company           1997         --
                               (investments)
Michael P. Esposito,
  Jr. .....................  Retired Chief Administrative and Control         1995         --
                               Officer of The Chase Manhattan Bank,
                               N.A.; Chairman of the Board of Exel
                               Limited (Bermuda; insurance); Partner,
                               Inter-Atlantic Securities Corporation
                               (financial services)
Jerry V. Jarrett...........  Retired Chairman and Chief Executive             1984         --
                             Officer of Ameritrust Corporation (banking)
Scott S. Cowen.............  Dean and Professor, Weatherhead School of        1989         --
                               Management, Case Western Reserve
                               University
Nathan Shafran.............  Honorary Vice Chairman of the Board              1960       1939

  OTHER EXECUTIVE OFFICERS AND SENIOR MANAGERS


                                                                                        JOINED
           NAME                               POSITION                                  COMPANY
           ----              -------------------------------------------                -------
Thomas G. Smith............  Senior Vice President, Chief Financial                      1985
                             Officer and Secretary of the Company
William M. Warren..........  Senior Vice President, General Counsel and                  1953
                               Assistant Secretary
Linda M. Kane..............  Vice President -- Corporate Controller                      1990
Minta Monchein.............  Vice President -- Human Resources                           1979
Allan C. Krulak............  Vice President -- Director of Community                     1973
                             Affairs


  FOREST CITY COMMERCIAL GROUP

                                                                                        JOINED
           NAME                               POSITION                                  COMPANY
           ----              -------------------------------------------                -------
James A. Ratner............  President and Chief Executive Officer,                      1975
                               Commercial Group
David J. LaRue.............  Executive Vice President and Chief                          1986
                             Operating Officer, Commercial Group
Emerick Corsi..............  Senior Vice President -- Development,                       1979
                               Commercial Group
Gayle Friedland............  President -- Boston Division, Commercial                    1985
                               Group
William Hewitt.............  Senior Vice President -- West Coast                         1988
                             Leasing, Commercial Group
Brian Jones................  President -- West Coast Division,                           1976
                             Commercial Group
Patrick Lott...............  Senior Vice President -- Office Leasing,                    1987
                               Commercial Group
D. Layton McCown...........  Senior Vice President and Chief Financial                   1986
                               Officer, Commercial Group
Glenn Moenich..............  President -- Forest City Commercial                         1976
                               Construction
Brian J. Ratner............  Senior Vice President -- East Coast                         1987
                               Development, Commercial Group
Michael Stevens............  Senior Vice President -- Retail Leasing,                    1987
                               Commercial Group
Robert G. O'Brien..........  President -- Forest City Finance                            1988
                             Corporation
Jack R. Kuhn...............  President -- Office Building Division,                      1985
                             Forest City Commercial Management, Inc.
Rod Marques................  Vice President -- Administration, Forest                    1967
                             City Commercial Management, Inc.
Mark A. Randol.............  President -- Shopping Center Division,                      1979
                             Forest City Commercial Management, Inc.
Bruce Ratner...............  President and Chief Executive Officer,                      1983
                             Forest City Ratner Companies
David L. Berliner..........  Senior Vice President -- General Counsel,                   1989
                               Forest City Ratner Companies

                                                                                        JOINED
           NAME                               POSITION                                  COMPANY
           ----              -------------------------------------------                -------
Sandeep Mathrani...........  Senior Vice President -- Retail                             1994
                             Development, Forest City Ratner Companies
Joanne M. Minieri..........  Chief Financial Officer, Forest City Ratner                 1995
                               Companies
Robert P. Sanna............  Senior Vice President -- Construction,                      1989
                             Design and Development, Forest City Ratner
                               Companies
James P. Stuckey...........  Senior Vice President -- Office                             1994
                             Development, Forest City Ratner Companies
Terence M. Whalen..........  Chairman and Chief Executive Officer, First                 1989
                               New York Management
Donna C. Singleton.........  Senior Vice President -- Controller, First                  1984
                             New York Management

  FOREST CITY RESIDENTIAL GROUP


                                                                                        JOINED
           NAME                               POSITION                                  COMPANY
           ----              -------------------------------------------                -------
Ronald A. Ratner...........  President and Chief Executive Officer,                      1975
                               Residential Group
James Brady................  Vice President -- Financial Operations,                     1989
                               Residential Group
David J. Levey.............  Vice President -- Development                               1983
James J. Prohaska..........  Executive Vice President -- Operations,                     1974
                               Residential Group
Deborah Ratner Salzberg....  Vice President -- Forest City Residential,                  1985
                             Inc.
Greg Vilkin................  President -- Western Division, Residential                  1990
                               Group
Edward Pelavin.............  President, Forest City Capital Corporation                  1973
George Cvijovic............  Co-President -- Chief Operations' Officer,                  1977
                               Forest City Residential Management, Inc.
Angelo Pimpas..............  Co-President -- Chief Administrative                        1981
                             Officer, Forest City Residential
                               Management, Inc.


  FOREST CITY LAND GROUP

                                                                                        JOINED
           NAME                               POSITION                                  COMPANY
           ----              -------------------------------------------                -------
Robert F. Monchein.........  President, Land Group                                       1979
Mark Ternes................  Vice President, Land Group                                  1986

  FOREST CITY LUMBER TRADING GROUP

                                                                                        JOINED
           NAME                               POSITION                                  COMPANY
           ----              -------------------------------------------                -------
Milan Stoyanov.............  President, Lumber Trading Group                             1970
Lois Tonning...............  Vice President, Lumber Trading Group                        1970

                              DESCRIPTION OF NOTES



     The Notes are to be issued under an Indenture, to be dated as of March   ,
1998 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"). The statements under this caption relating to the Notes and the Indenture are summaries and do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Unless otherwise indicated, references under this caption to sections, "sec." or articles are references to the Indenture. Where reference is made to particular provisions of the Indenture or to defined terms not otherwise defined herein, such provisions or defined terms are incorporated herein by reference. A copy of the Indenture substantially in the form in which it is to be executed has been filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part. All references in this section to the "Company" refer solely to Forest City Enterprises, Inc., an Ohio corporation, and not to its subsidiaries. The following description of the terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus.



GENERAL



     The Notes will be senior unsecured obligations of the Company, will be
limited to $200 million aggregate principal amount and will mature on March   ,
2008. The Notes will bear interest at the rate per annum shown on the front
cover of this Prospectus from March   , 1998 or from the most recent Interest
Payment Date to which interest has been paid or provided for, payable
semi-annually on March   and September   of each year, commencing September   ,
1998, to the Person in whose name the Note (or any predecessor Note) is
registered at the close of business on the preceding           or           , as
the case may be. The Notes will bear interest on overdue principal (and premium, if any,) and overdue interest at the rate per annum shown on the front cover of this Prospectus plus 2%. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. (secs. 301, 307 and 310)



     Principal of (and premium, if any,) and interest on the Notes will be payable, and the Notes may be presented for registration of transfer and exchange, at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, the City of New York, provided that at the option of the Company, payment of interest on the Notes may be made by check mailed to the address of the Person entitled thereto as it appears in the Note Register. Until otherwise designated by the Company, such office or agency will be the corporate trust office of the Trustee, as Paying Agent and Registrar. (secs. 301, 305 and 1002)



     The Company is a holding company that operates primarily through its subsidiaries. Although the Notes are senior obligations of the Company, they are effectively subordinated to all existing and future indebtedness and other liabilities (including trade payables and capital lease obligations) of the Company's subsidiaries, including the borrowings under the FCRPC Credit Agreement. Moreover, because the Notes are not obligations of Forest City Rental Properties Corporation, the obligor under the FCRPC Credit Agreement, the Notes do not rank pari passu in right of payment with the Debt under the FCRPC Credit Agreement. At December 31, 1997, the Company's Subsidiaries had an aggregate of $2.7 billion of indebtedness and other liabilities. See "Risk
Factors -- Substantial Operations at Subsidiary Level; Structural
Subordination."



     The Notes will rank pari passu in right of payment with all other existing and future senior unsecured indebtedness of the Company, including the Company's Guaranty of the borrowings under the FCRPC Credit Agreement. The FCRPC Credit Agreement will prohibit the payment of principal and interest on the Notes during the existence of a payment default under the FCRPC Credit Agreement or the Guaranty. See "Risk Factors -- Credit Facility Covenants." The Notes will be effectively subordi-nated to all existing and future senior secured indebtedness of the Company, to the extent of the value securing such indebtedness.



BOOK-ENTRY, DELIVERY AND FORM



     The Notes will be issued in the form of a fully registered global note or notes (the "Global Notes"). The Global Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary") and registered in the name of the Depositary or its nominee, in each case for credit to an account of a direct or an indirect participant as described below.



     Except as set forth in the last paragraph below, the Global Notes may be transferred, in whole and not in part, only to the Depositary or its nominee or to a successor of the Depositary or its nominee.



     The Depositary has advised the Company as follows: it is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers (including the Underwriters), banks, trust companies and clearing corporations and certain other organizations. Indirect access to the Depositary's system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants or indirect participants.



     The Depositary has also advised that pursuant to procedures established by it (i) upon the issuance by the Company of the Global Notes, the Depositary will credit the accounts of participants designated by the Underwriters with the principal amount of the Global Notes purchased by the Underwriters, and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to participants' interests), the participants and the indirect participants. The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Such limits and such laws may impair the ability of such persons to own, transfer or pledge beneficial interests in a Global Note.



     So long as the Depositary, or its nominee, is the registered owner of the Global Notes, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the Indenture. Except as provided in the last paragraph below, owners of beneficial interests represented by the Global Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders thereof under the Indenture.



     Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.



     Principal and interest payments on the Global Notes registered in the name of the Depositary or its nominee, as the case may be, will be made by the Company, either directly or through a paying agent, to the Depositary or its nominee, as the case may be, as the registered owner of the Global Notes. The Depositary has advised the Company and the Trustee that its present practice is, upon receipt of any payment of principal or interest, to credit immediately the accounts of the relevant participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Notes as shown on the records of the Depositary. Payments by participants and indirect participants to owners of beneficial interests in the Global Notes will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such participants or indirect participants.



     As long as the Notes are represented by the Global Notes, the Depositary or its nominee, as the case may be, will be the holder of the Notes and therefore will be the only entity that can exercise a right to cause the repurchase of the Notes. See "Repurchase at the Option of Holders -- Asset Dispositions" and
" -- Change of Control." Notice by participants or indirect participants or by owners of beneficial interests in Global Notes held through such participants or indirect participants of the exercise of the option to elect repayment of beneficial interests in the Notes represented by the Global Notes must be transmitted to the Depositary in accordance with its procedures on a form required by the Depositary and provided to participants. In order to ensure that the Depositary's or its nominee, as the case may be, will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other participant or indirect participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant or indirect participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary. The Company will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.



     The Company will issue Notes in definitive form in exchange for the Global Notes if, (1) the Depositary is at any time unwilling or unable to continue as depositary or has ceased to be a clearing agency registered under the Exchange Act and, in each such case, a successor depositary is not appointed by the Company within 90 days, or (2) an Event of Default or an event that with notice or lapse of time (or both) would constitute an Event of Default shall have occurred or be continuing or (3) the Company by Company Order so requests. In each such instance, an owner of a beneficial interest in the Global Notes will be entitled to have Notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Notes in definitive form. Such definitive Notes will be registered in such names as the Depositary shall instruct the Trustee. Notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.



OPTIONAL REDEMPTION



     The Notes will be subject to redemption, at the option of the Company, in
whole or in part, at any time on or after March   , 2003 and prior to maturity,
upon not less than 30 nor more than 60 days' notice mailed to each Holder of Notes to be redeemed at such Holder's address appearing in the Note Register, in amounts of $1,000 or an integral multiple of $1,000, at the following Redemption Prices (expressed as percentages of the principal amount) plus accrued and unpaid interest, if any, to but excluding the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption
Date), if redeemed during the 12-month period beginning March of each of the years indicated:



                                                              REDEMPTION
                            YEAR                                PRICE
                            ----                              ----------
2003........................................................        %
2004........................................................        %
2005........................................................        %
2006 and thereafter.........................................     100%



The Notes will also be subject to redemption, at the option of the Company,
prior to March   , 2001 in the event that on or before March   , 2001 the
Company receives net proceeds from the sale of its Common Stock in one or more Public Equity Offerings, in which case the Company may, at its option, use all or a portion of any such net proceeds to redeem up to an aggregate amount equal to 33% of the original principal amount of the Notes; provided, however, that Notes in an aggregate principal amount equal to at least $130 million remain Outstanding after each such redemption. Any such redemption must occur on a Redemption Date within 75 days of any such sale and upon not less than 30 nor more than 60 days' notice mailed to each Holder of Notes to be redeemed at such Holder's address appearing in the Note Register, in amounts of $1,000 or an integral multiple of $1,000, at a
redemption price of     % of the principal amount of the Notes plus accrued and
unpaid interest, if any, to but excluding the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption
Date). (sec. 1101)



     If less than all the Notes are to be redeemed, the Trustee shall select not more than 60 days prior to the Redemption Date, in such manner as it shall deem fair and appropriate, the particular Notes to be redeemed or any portion thereof that is an integral multiple of $1,000. (sec. 1104)



     The Notes will not have the benefit of any sinking fund.



MANDATORY REDEMPTION



     Except as described below under "Repurchase at the Option of Holders -- Asset Dispositions" and "-- Change of Control," the Notes will not have the benefit of any mandatory redemption obligation of the Company.



REPURCHASE AT THE OPTION OF HOLDERS



  Asset Dispositions



     The Company may not, and may not permit any Subsidiary to, make any Asset Disposition in one or more related transactions unless: (i) the Company or the Subsidiary, as the case may be, receives consideration for such disposition at least equal to the fair market value for the assets sold or disposed of as determined by the Board of Directors of the Company in good faith and evidenced by a resolution of the Board of Directors filed with the Trustee; and (ii) all Net Available Proceeds, less any amounts invested within 365 days of such disposition in assets of the Company or any Subsidiary thereof used in a Permitted Business (including Capital Stock of an entity which is engaged in a Permitted Business), are applied within 365 days of such disposition to the permanent repayment or reduction of outstanding Debt that is pari passu with the Notes, or any outstanding Debt of any Subsidiary of the Company, the terms of which would require such application or prohibit payments pursuant to the following paragraph. The amount of Net Available Proceeds from any Asset Disposition less any amounts used in a Permitted Business or applied to reduce Debt during the 365 day period set forth in the preceding sentence constitutes "Excess Proceeds." Excess Proceeds will be segregated not later than 365 days after such disposition from the other assets of the Company and its subsidiaries and invested in cash or Cash Equivalents until such time as such Excess Proceeds are applied as specified in the following paragraph. Any Asset Disposition resulting from a condemnation of a property by a court or governmental agency having jurisdiction over such property shall not be required to comply with clause (i) of the first sentence of this paragraph but shall otherwise be subject to all requirements of this covenant.



     When the aggregate amount of Excess Proceeds exceeds $10,000,000, the Company will, within 30 days thereof, apply such aggregate Excess Proceeds (1) first, to make an Offer to Purchase outstanding Notes at 100% of their principal amount plus accrued interest to the date of purchase and, to the extent required by the terms thereof, any other Debt of the Company that is pari passu with the Notes at a price no greater than 100% of the principal amount thereof plus accrued interest to the date of purchase, (2) second, to the extent of any remaining Excess Proceeds following the completion of the Offer to Purchase, to the repayment of other Debt of the Company that is pari passu with the Notes, or any Debt of any Subsidiary of the Company, to the extent permitted under the terms thereof and (3) third, to the extent of any remaining Net Available Proceeds, to any other use as determined by the Company which is not otherwise prohibited by the terms of the Notes. Upon the completion of an Offer to Purchase pursuant to this paragraph, the amount of Excess Proceeds shall be reset to zero. (sec. 1018)

  Change of Control



     Within 30 days of the occurrence of a Change of Control, the Company will be required to make an Offer to Purchase all Outstanding Notes at a purchase price equal to 101% of their principal amount plus accrued interest to the date of purchase.



     A "Change of Control" will be deemed to have occurred at such time as either (a) any Person (other than a Permitted Holder) or any Persons acting together that would constitute a "group" (a "Group") for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto (other than Permitted Holders), together with any Affiliates or Related Persons thereof, shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision thereto) at least 30% of the aggregate voting power of all classes of Voting Stock of the Company; or (b) any Person or Group (other than Permitted Holders), together with any Affiliates or Related Persons thereof, shall succeed in having a sufficient number of its nominees elected to the Board of Directors of the Company such that such nominees, when added to any existing director remaining on the Board of Directors of the Company after such election who was a nominee of or is an Affiliate or Related Person of such Person or Group, will constitute a majority of the Board of Directors of the Company. (sec. 1019)



     In the event that the Company makes an Offer to Purchase the Notes, the Company intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.



     In order for the Company to repurchase the Notes upon a Change of Control, it may be necessary for the Company to recapitalize and/or refinance some or all of its outstanding indebtedness or to seek the consent of its lenders. There can be no assurance that such recapitalization, refinancing or consent, if required, would be accomplished or obtained on favorable terms, in a timely manner or at all. The failure of the Company to make an Offer to Purchase or to purchase the Notes pursuant to an Offer to Purchase will constitute an Event of Default under the Indenture. See "-- Events of Default."



COVENANTS



     The Indenture contains, among others, the following covenants:



  Limitation on Debt



     The Company may not Incur any Debt, and may not permit any Subsidiary of the Company to Incur any Debt unless, immediately after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds thereof,
(i) the Consolidated EBITDA to Interest Ratio of the Company for the last four full fiscal quarters for which quarterly or annual financial statements are available would be greater than 1.3 to 1 and (ii) the Consolidated Adjusted Net Worth of the Company would be greater than the Minimum Adjusted Net Worth of the Company.



     Notwithstanding the foregoing limitation, the Company or any Subsidiary of the Company may Incur the following Debt:



          (i) Debt Incurred by the Company under its Guarantee of the FCRPC Credit Agreement or by any Subsidiary of the Company under the FCRPC Credit Agreement in an aggregate principal amount at any one time not to exceed $225 million, and any renewal, extension, refinancing or refunding thereof (including, without limitation, the replacement of the banks under the FCRPC Credit Agreement with a new group of banks) in an amount which, together with any amount remaining outstanding or available under the FCRPC Credit Agreement, does not exceed $225 million; provided that such refinancing or refunding Debt does not have a Weighted Average Life that is less than the Weighted Average Life of the Debt being refinanced or refunded;



          (ii) Performance guarantees and performance bonds, surety bonds and appeal bonds in each case incurred in the ordinary course of business and consistent with past practices;



          (iii) Debt evidenced by the Notes;

          (iv) Debt (other than Debt described in another clause of this paragraph) outstanding on the date of original issuance of the Notes after giving effect to the application of the proceeds of the Notes;



          (v) Debt owed by the Company to any Wholly Owned Subsidiary of the Company for which fair value has been received or Debt owed by a Subsidiary of the Company to the Company or a Wholly Owned Subsidiary of the Company; provided, however, that (a) any such Debt owing by the Company to a Wholly Owned Subsidiary shall be Subordinated Debt evidenced by an intercompany promissory note and (b) upon either (1) the transfer or other disposition by such Wholly Owned Subsidiary or the Company of any Debt so permitted to a Person other than the Company or another Wholly Owned Subsidiary of the Company or (2) the issuance (other than directors' qualifying shares), sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Wholly Owned Subsidiary to a Person other than the Company or another such Wholly Owned Subsidiary, the provisions of this clause (v) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such transfer or other disposition;



          (vi) Debt Incurred by a Person prior to the time (A) such Person became a Subsidiary of the Company, (B) such Person merged into or consolidated with a Subsidiary of the Company or (C) another Subsidiary of the Company merged into or consolidated with such Person (in a transaction in which such Person became a Subsidiary of the Company) which Debt was not Incurred in anticipation of such transaction and was outstanding prior to such transaction, provided that after giving pro forma effect to such transaction and treating any Debt as having been Incurred at the time of such transaction, the Company could Incur at least $1.00 of additional Debt pursuant to the preceding paragraph;



          (vii) Development Debt Incurred by the Company or any Subsidiary of the Company; provided that the Incurrence of all such Development Debt would have been permitted under the limitations set forth in the first paragraph of this covenant on the date that the first $1.00 of such Debt was Incurred (the "Development Start Date") determined as if all such Development Debt had been incurred on the Development Start Date; provided, further that, if all such Development Debt could be Incurred by the Company or any Subsidiary of the Company on the Development Start Date in accordance with the immediately preceding proviso, then individual borrowings or draw downs in an aggregate amount of such Development Debt shall not be subject to the requirements of the first paragraph of this covenant;



          (viii) Debt Incurred by the Company or any of its Subsidiaries consisting of Permitted Interest Rate, Currency or Commodity Price Agreements;



          (ix) Debt which is exchanged for or the proceeds of which are used to refinance or refund, or any extension or renewal of, outstanding Debt Incurred pursuant to the preceding paragraph or clauses (iii), (iv), (vi) or (vii) of this paragraph (each of the foregoing, a "refinancing") in an aggregate principal amount not to exceed the principal amount of the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by the Company or the relevant Subsidiary as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company or the Subsidiary, as the case may be, incurred in connection with such refinancing; provided, however, that (A) in the case of any refinancing of Debt which is subordinated in right of payment to the Notes, the refinancing Debt is Incurred by the Company and constitutes Subordinated Debt; (B) the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, (1) does not have a Weighted Average Life less than the Weighted Average Life of the Debt being refinanced and does not have a maturity earlier than the final stated maturity of the Debt being refinanced and (2) does not permit redemption or other retirement (including pursuant to an offer to purchase) of such debt at the option of the holder thereof prior to the final stated maturity of the Debt being refinanced, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase) which is conditioned upon provisions substantially similar to those described under "Repurchase at the Option of Holders -- Asset Dispositions" and "-- Change of Control"; and (C) in the case of any refinancing of Debt Incurred by the Company, the refinancing Debt may be Incurred only by the Company, and in the case of any refinancing of Debt Incurred by a Subsidiary, the refinancing Debt may be Incurred only by such Subsidiary; provided, further, that Debt Incurred pursuant to this clause
     (ix) may not be Incurred more than 45 days prior to the application of the proceeds to repay the Debt to be refinanced; and



          (x) Debt Incurred by the Company or any Subsidiary of the Company not otherwise permitted to be Incurred pursuant to clauses (i) through (ix) above, which, together with any other outstanding Debt Incurred pursuant to this clause (x), has an aggregate principal amount not in excess of $50 million at any time outstanding. (sec. 1008)



  Limitation on Preferred Stock of Subsidiaries



     The Company may not cause, and may not permit, any Subsidiary of the Company to issue any Preferred Stock except:



          (i) Preferred Stock held by a Wholly-Owned Subsidiary or held by the Company;



          (ii) Preferred Stock of an entity when it is acquired which is outstanding at the time of such acquisition and not incurred in anticipation of such acquisition; provided, that the Company could Incur Debt in an amount equal to the liquidation value of such Preferred Stock pursuant to the first paragraph of "-- Limitation on Debt"; and



          (iii) Preferred Stock issued by a Subsidiary of the Company (other than Forest City Rental Properties Corporation), provided that (a) the liquidation value of such Preferred Stock is treated as Debt Incurred at the time such Preferred Stock is issued for all purposes under the Indenture, (b) all dividends on such Preferred Stock, whether or not declared or paid, are treated as Consolidated Interest Expense and (c) at the time of the issuance of such Preferred Stock and after giving effect to the issuance of such Preferred Stock as Debt Incurred at the time of the issuance thereof, the Company could Incur at least $1.00 of additional Debt pursuant to the first paragraph of "--Limitation on Debt." (sec. 1009)



  Limitation on Restricted Payments



     The Company (i) may not, and may not permit any Subsidiary of the Company to, directly or indirectly, declare or pay any dividend or make any distribution (including any payment in connection with any merger or consolidation derived from assets of the Company or any Subsidiary) in respect of its Capital Stock or to the holders thereof, excluding (a) any dividends or distributions by the Company payable solely in shares of its Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Redeemable Stock), (b) in the case of a Subsidiary of the Company, dividends or distributions payable to the Company or a Wholly Owned Subsidiary of the Company, pro rata dividends or distributions payable solely in shares of its Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Redeemable Stock) and (c) in the case of a Subsidiary of the Company, dividends or distributions payable pursuant to the terms of its organizational documents, (ii) may not, and may not permit any Subsidiary to, purchase, redeem, or otherwise acquire or retire for value
(a) any Capital Stock of the Company or (b) any options, warrants or other rights to acquire shares of Capital Stock of the Company or any securities convertible or exchangeable into shares of Capital Stock of the Company and
(iii) may not, and may not permit any Subsidiary of the Company to, redeem, repurchase, defease or otherwise acquire or retire for value prior to any scheduled maturity, repayment or sinking fund payment Debt of the Company which is subordinate in right of payment to the Notes (each of clauses (i) through (iii) being a "Restricted Payment") if: (1) an Event of Default, or an event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and is continuing or would result from such Restricted Payment, or (2) after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable four-fiscal-quarter period, the Company could not Incur at least $1.00 of additional Debt pursuant to the first paragraph of "--Limitation on Debt" above, or (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments from October 31, 1997 exceeds the sum of: (a) 25% of the sum of (i) cumulative Consolidated Net Income (or, in the case Consolidated Net Income shall be negative, less 100% of such deficit) of the Company since October 31, 1997 through the last day of the last full fiscal quarter ending immediately preceding the date of such Restricted Payment from the date of the Indenture (taken as a single accounting period) plus (ii) the amount of consolidated depreciation and amortization and deferred taxes included in such Consolidated Net Income less (iii) the amount of ordinary and necessary expenditures for the purpose of maintaining the real and personal property of the Company and its Subsidiaries in a state of good repair that was included in such Consolidated Net Income or that was capitalized and included on the consolidated balance sheet of the Company and its Subsidiaries since October 31, 1997; plus (b) 100% of the aggregate net proceeds received by the Company after the date of original issuance of the Notes, including the fair market value of property other than cash (determined in good faith by the Board of Directors of the Company as evidenced by a resolution of the Board of Directors filed with the Trustee), from contributions of capital or the issuance and sale (other than to a Subsidiary) of Capital Stock (other than Redeemable Stock) of the Company, options, warrants or other rights to acquire Capital Stock (other than Redeemable Stock) of the Company and the principal amount (or, in the case of Debt issued at a discount, the accreted value of such Debt) of Debt of the Company that has been converted into or exchanged for Capital Stock (other than Redeemable Stock and other than by or from a Subsidiary) of the Company after the date of original issuance of the Notes, provided that any such net proceeds received by the Company from an employee stock ownership plan financed by loans from the Company or a Subsidiary of the Company shall be included only to the extent such loans have been repaid with cash on or prior to the date of determination; plus (c) $10 million. Prior to the making of any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate setting forth the computations by which the determinations required by clauses
(2) and (3) above were made and stating that no Event of Default, or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, has occurred and is continuing or will result from such Restricted Payment.



     Notwithstanding the foregoing, so long as no Event of Default, or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and is continuing or would result therefrom, (i) the Company and any Subsidiary of the Company may pay any dividend on Capital Stock of any class within 60 days after the declaration thereof if, on the date when the dividend was declared, the Company or such Subsidiary could have paid such dividend in accordance with the foregoing provisions; (ii) the Company may refinance any Debt otherwise permitted by clause (ix) of the second paragraph under "Limitation on Debt" above or solely in exchange for or out of the net proceeds of the substantially concurrent sale (other than from or to a Subsidiary or from or to an employee stock ownership plan financed by loans from the Company or a Subsidiary of the Company) of shares of Capital Stock (other than Redeemable Stock) of the Company, provided that the amount of net proceeds from such exchange or sale shall be excluded from the calculation of the amount available for Restricted Payments pursuant to the preceding paragraph; (iii) the Company may purchase, redeem, acquire or retire any shares of Capital Stock of the Company solely in exchange for or out of the net proceeds of the substantially concurrent sale (other than from or to a Subsidiary or from or to an employee stock ownership plan financed by loans from the Company or a Subsidiary of the Company) of shares of Capital Stock (other than Redeemable Stock) of the Company; (iv) the Company may purchase or redeem any Debt from Net Available Proceeds to the extent permitted under "Repurchase at the Option of Holders -- Asset Dispositions"; and (v) the Company may make payments with respect to the extinguishment of fractional or odd-lot shares of its Capital Stock in an aggregate amount not in excess of $250,000. (sec. 1010)

  Limitations Concerning Distributions by and Transfers to Subsidiaries



     The Company may not, and may not permit any Subsidiary of the Company to, directly or indirectly, suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Company (i) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock or pay any Debt or other obligation owed to the Company or any other Subsidiary of the Company; (ii) to make loans or advances to the Company or any other Subsidiary; or (iii) to transfer any of its property or assets to the Company or any other Subsidiary. Notwithstanding the foregoing, the Company may, and may permit any Subsidiary of the Company to, suffer to exist any such encumbrance or restriction (a) pursuant to any agreement in effect on the date of original issuance of the Notes (including the FCRPC Credit Agreement); (b) pursuant to any future senior credit facility between Forest City Rental Properties Corporation and any financial institution or institutions or a senior credit facility between Forest City Trading Group, Inc. and a financial institution or institutions, provided that notwithstanding any such encumbrance or restriction contained therein, Forest City Rental Properties Corporation (in the case of a Forest City Rental Properties Corporation senior credit facility) and Forest City Trading Group, Inc. (in the case of a Forest City Trading Group, Inc. senior credit facility) shall be permitted to distribute to the Company, in the form of dividends, loans or advances, or any combination thereof, (i) amounts sufficient to pay, when due, all interest payments in respect of Debt of the Company, including the Notes, (ii) amounts sufficient to pay, when due, all taxes of the Company, and (iii) except in the case of any default by Forest City Rental Properties Corporation under any such future credit facility, not less than $3.0 million per fiscal year to pay administrative and other expenses of the Company, provided that any such future credit facility may contain encumbrances or restrictions that restrict the applicable Subsidiary's ability to make such distributions to the Company in the event that Forest City Rental Properties Corporation fails to make any payment of principal, interest or other amounts when due in accordance with the terms of such future credit facility (after giving effect to any applicable grace periods), (c) pursuant to an agreement relating to any Debt Incurred by a Person prior to the date on which such Person became a Subsidiary of the Company and outstanding on such date and not Incurred in anticipation of becoming a Subsidiary, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired; (d) pursuant to an agreement entered into by a Subsidiary of the Company in connection with the acquisition, development, construction or improvement of real property so long as such agreement is required by a third party prior to making capital contributions, or extending credit, to the Subsidiary; or (e) pursuant to an agreement effecting a renewal, refunding or extension of Debt Incurred pursuant to an agreement referred to in clause (a), (b), (c) or (d) (including, solely for purposes of this clause (e), renewals, refinancings and extensions of Debt Incurred pursuant to an agreement referred to in clause (d) that are in excess of the original amount of such Debt) above, provided, however, that the provisions contained in such renewal, refunding or extension agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement the subject thereof, in the reasonable judgment of the Chief Executive Officer of the Company and evidenced by a certificate therefrom filed with the Trustee. (sec.
1011)



  Limitation on Sale and Leaseback Transactions



     The Company may not, and may not permit any Subsidiary to, enter into any Sale and Leaseback Transaction unless all of the conditions of the Indenture described under "Repurchase at the Option of Holders -- Asset Dispositions" (including the provisions concerning the application of Net Available Proceeds) are satisfied with respect to such Sale and Leaseback Transaction, treating all of the consideration received in such Sale and Leaseback Transaction as Net Available Proceeds for purposes of such covenant. (sec. 1012)



  Limitation on Layered Debt of Subsidiaries



     The Company may not permit any Subsidiary to Incur any Debt that is by its terms subordinate in right of payment to the FCRPC Credit Agreement. (sec. 1013)


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  Limitation on Liens



     The Company may not, and may not permit any Subsidiary of the Company to, Incur or suffer to exist any Lien to secure Debt on or with respect to any property or assets now owned or hereafter acquired (i) if such Lien secures Debt which is pari passu with the Notes, unless the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien or (ii) if such Lien secures Debt which is subordinated to the Notes, unless any such Lien shall be subordinated to the Lien granted to the Holders of the Notes to the same extent as such subordinated Debt is subordinated in right of payment to the Notes. (sec. 1014) The foregoing restriction will not apply to Liens on property or other assets of the Company as described in the definition of Purchase Money Debt to secure Purchase Money Debt otherwise permitted under the Indenture or Liens to secure Debt Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Purchase Money Debt secured by a Lien so long as such Lien does not extend to any other property and the principal amount (or, in the case of Debt issued at a discount, the accreted value thereof) of Debt so secured is not increased. (sec. 1014)



  Limitation on Issuances and Sales of Capital Stock of Subsidiaries



     Subject to the "Mergers, Consolidations and Sales of Assets" covenant (if applicable), the Company (i) may not, and may not permit any Subsidiary of the Company to, transfer, convey, sell or otherwise dispose of any Capital Stock of such or any other Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Subsidiary thereof) and (ii) may not permit any Subsidiary of the Company to issue shares of its Capital Stock (other than directors' qualifying shares and other than to the Company or a Wholly Owned Subsidiary thereof) except, in either case, if (a) in the case of any Subsidiary of the Company other than Forest City Rental Properties Corporation, the Net Available Proceeds from such sale, assignment, transfer, issuance or conveyance are applied in accordance with the provisions of the Indenture described under "Repurchase at the Option of Holders -- Asset Dispositions" (including the provisions relating to the application of Net Available Proceeds) or (b) the issuance of Preferred Stock which is permitted by the provisions described under "-- Limitation on Preferred Stock of Subsidiaries." (sec. 1015)



  Transactions with Affiliates and Related Persons



     The Company may not, and may not permit any Subsidiary of the Company to, enter into any transaction (or series of related transactions) with an Affiliate or Related Person of the Company (other than the Company or a Wholly Owned Subsidiary of the Company), including any Investment, either directly or indirectly, unless such transaction is on terms no less favorable to the Company or such Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or Related Person and is in the best interests of such Company or such Subsidiary. For any transaction that involves in excess of $1 million but less than or equal to $5 million, the Chief Executive Officer of the Company shall determine that the transaction satisfies the above criteria and shall evidence such a determination by a certificate filed with the Trustee. For any transaction that involves in excess of $5 million, a majority of the disinterested members of the Board of Directors shall determine that the transaction satisfies the above criteria and shall evidence such a determination by a Board Resolution filed with the Trustee. For any transaction that involves in excess of $20 million, the Company shall also obtain an opinion from a nationally recognized expert with experience in appraising the terms and conditions of the type of transaction (or series of related transactions) for which the opinion is required stating that such transaction (or series of related transactions) is on terms no less favorable to the Company or such Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or Related Person of the Company, which opinion shall be filed with the Trustee. (sec.
1016)

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  Provision of Financial Information



     Whether or not the Company is required to be subject to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, or any successor provision thereto, the Company shall file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were so required, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so required. The Company shall also in any event
(a) within 15 days of each Required Filing Date (i) transmit by mail to all Holders, as their names and addresses appear in the Security Register, without cost to such Holders, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which the Company files with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto or would have been required to file with the Commission pursuant to such
Section 13(a) or 15(d) or any successor provisions thereto if the Company were required to be subject to such Sections and (b) if filing such documents by the Company with the Commission is not permitted under the Securities Exchange Act of 1934, promptly upon written request supply copies of such documents to any prospective Holder. (sec. 1017)



MERGERS, CONSOLIDATIONS AND CERTAIN SALES OF ASSETS



     The Company may not, in a single transaction or a series of related transactions, (i) consolidate with or merge into or reorganize with or into any other Person or permit any other Person to consolidate with or merge into or reorganize with or into the Company, or (ii) directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of its assets to any other Person, unless in each case: (1) in a transaction (or series) in which the Company does not survive or in which the Company sells, leases or otherwise disposes of all or substantially all of its assets, the successor entity to the Company is organized under the laws of the United States of America or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture executed and delivered to the Trustee in form satisfactory to the Trustee, all of the Company's obligations under the Indenture; (2) immediately before and after giving effect to such transaction (or series) and treating any Debt which becomes an obligation of the Company or a Subsidiary as a result of such transaction (or series) as having been Incurred by the Company or such Subsidiary at the time of the transaction (or series), no Event of Default or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default shall have occurred and be continuing; (3) immediately after giving effect to such transaction (or series), the Consolidated Net Worth of the Company (or other successor entity to the Company) is equal to or greater than 90% of the Company's Consolidated Net Worth immediately prior to the transaction (or series); (4) immediately after giving effect to such transaction (or series) and treating any Debt which becomes an obligation of the Company or a Subsidiary as a result of such transaction (or series) as having been Incurred by the Company or such Subsidiary at the time of the transaction (or series), the Company (including any successor entity to the Company), after giving pro forma effect thereto as if such transaction (or series) had occurred at the beginning of the most recently ended four full fiscal quarter period for which financial statements are available immediately preceding the date of such transaction, could Incur at least $1.00 of additional Debt pursuant to the Consolidated EBITDA to Interest Ratio test and the test of the excess of the Company's Consolidated Adjusted Net Worth over the Company's Minimum Adjusted Net Worth, each set forth in the first paragraph under
"-- Limitation on Debt" above; and (5) certain other conditions are met. (sec.
801)



CERTAIN DEFINITIONS



     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided. (sec. 101)



     "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control"

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when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.



     "Asset Disposition" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Subsidiaries (including a consolidation or merger or other sale of any such Subsidiary with, into or to another Person in a transaction in which such Subsidiary ceases to be a Subsidiary, but excluding (a) a disposition by a Subsidiary of such Person to such Person or a Wholly Owned Subsidiary of such Person or by such Person to a Wholly Owned Subsidiary of such Person and (b) a disposition resulting from foreclosure on the mortgage underlying a property or the transfer of the deed or other instrument of title in lieu of foreclosure on a property provided that in each case the Debt underlying such property has matured) of (i) shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of a Subsidiary of such Person, (ii) substantially all of the assets of such Person or any of its Subsidiaries representing a division or line of business or (iii) other assets or rights of such Person or any of its Subsidiaries outside of the ordinary course of business.



     "Board of Directors" means either the board of directors of the Company or any duly constituted committee thereof.



     "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles. The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person prepared in accordance with generally accepted accounting principles.



     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations or interests, including partnership interests, whether general or limited, of such Person.



     "Cash Equivalents" means, at any time, (i) any Debt (other than any Debt issued at a discount) fully guaranteed as to principal and interest by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof);
(ii) certificates of deposit of any financial institution that has combined capital and surplus and undivided profits of not less than $50,000,000 (or the equivalent thereof in another currency) and has a long-term debt rating of at least "AA" by Standard & Poor's Ratings Group or at least "Aa3" by Moody's Investors Service, Inc. or (iii) commercial paper issued by a corporation (other than the Company or any Subsidiary thereof) organized under the laws of any State of the United States and rated at least A-1 by Standard & Poor's Ratings Group and at least P-1 by Moody's Investors Service, Inc.



     "Common Development" of a Person means multiple parcels of real or personal property that are acquired, developed, constructed or improved by such Person in conjunction with, and as part of a written plan or arrangement with, a non-Affiliated Person (or with a group of Persons under the common control of a non-Affiliated Person).



     "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to other amounts upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.



     "Consolidated Adjusted Net Worth" of the Company means, at any date, the Consolidated Net Worth of the Company plus (i) the consolidated accumulated depreciation and amortization of the Company as of October 31, 1997 and plus
(ii) the consolidated depreciation and amortization expense of the Company for the period from November 1, 1997 through the date of any determination, deter-mined in the case of (i) and (ii) on a consolidated basis in accordance with generally accepted accounting principles.



     "Consolidated EBITDA" of any Person means for any period the Consolidated Net Income of such Person for such Period plus (i) Consolidated Interest Expense of such Person for such period, plus (ii) interest expense in respect of Non-Recourse Debt not paid in cash, but only to the extent deducted from Consolidated Interest Expense for such period, plus (iii) Consolidated Income Tax Expense of such Person for such period, plus (iv) the consolidated depreciation and amortization expense taken into account in determining the Consolidated Net Income of such Person for such period.



     "Consolidated EBITDA to Interest Ratio" of any Person means for any period (the "Reference Period") with respect to any date of calculation (the "Transaction Date") the ratio of (i) Consolidated EBITDA of such Person for such period to (ii) the sum of (A) Consolidated Interest Expense of such Person for such period. In making the foregoing calculation, (A) pro forma effect shall be given to any Debt, other than Non-Recourse Debt, Incurred during such Reference Period or subsequent to the end of such Reference Period and on or prior to the Transaction Date to the extent such Debt is outstanding at the Transaction Date, in each case as if such Debt had been Incurred on the first day of such Reference Period and after giving pro forma effect to the application of the proceeds thereof as if such application had occurred on such first day; (B) Consolidated Interest Expense attributable to interest on any Debt (whether existing or being Incurred) other than Non-Recourse Debt, computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Price Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months or at least equal to the remaining term of such Debt) had been the applicable rate for the entire period; (C) there shall be excluded from Consolidated Interest Expense any Consolidated Interest Expense related to any amount of Debt, other than Non-Recourse Debt, that was outstanding during such Reference Period or thereafter but that is not outstanding or is to be repaid on the Transaction Date; and (D) pro forma effect shall be given to Asset Dispositions and asset acquisitions by such Person (including giving pro forma effect to the application of proceeds of any Assets Dispositions) that occur during such Reference Period or thereafter and prior to the Transaction Date as if they had occurred and such proceeds had been applied on the first day of such Reference Period.



     "Consolidated Income Tax Expense" of any Person for any period means the consolidated provision for income taxes of such Person and its Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles.



     "Consolidated Interest Expense" of any Person means for any period the consolidated interest expense included in a consolidated income statement of such Person and its Subsidiaries (after deduction of (a) any consolidated interest income and (b) any interest expense in respect of Non-Recourse Debt not paid in cash, in each case to the extent included in such income statement) of such Person and its Subsidiaries for such period, calculated on a consolidated basis in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the amortization of Debt discounts; (ii) any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities;
(iii) fees with respect to Interest Rate, Currency or Commodity Price Agreements; (iv) Preferred Stock dividends of the Company and its Subsidiaries (other than with respect to Redeemable Stock) declared and paid or payable; (v) accrued Redeemable Stock dividends of the Company and its Subsidiaries, whether or not declared or paid; (vi) interest on Debt guaranteed by such Person or any of its Subsidiaries; (vii) the portion of any rental obligation or Capital Lease Obligation allocable to interest expense but only to the extent such amount exceeds $750,000 on a consolidated basis and (viii) the portion of the rental obligation in respect of any Sale and Leaseback Transaction allocable to interest expense (determined as if such obligation were a Capital Lease Obligation) but only to the extent such amount exceeds $750,000 on a consolidated basis.

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     "Consolidated Net Debt" of any Person means, as at any date, the consolidated Debt as at such date less consolidated cash and Cash Equivalents of such Person and its Subsidiaries as at such date, in each case determined on a consolidated basis in accordance with generally accepted accounting principles.



     "Consolidated Net Income" of any Person means for any period the consolidated net income (or loss) of such Person and its Subsidiaries for such period determined in accordance with generally accepted accounting principles; provided that to the extent taken into account in determining such consolidated net income (or loss) there shall be excluded therefrom (a) the net income (or loss) of any Person acquired by such Person or a Subsidiary of such Person in a pooling-of-interests transaction for any period prior to the date of such acquisition, (b) the net income (but not the net loss) of any Subsidiary of such Person which is subject to restrictions which prevent the payment of dividends and the making of distributions (by loans, advances, intercompany transfers or otherwise) to such Person to the extent of such restrictions, (c) the net income (or loss) of any Person that is not a Subsidiary of such Person except to the extent of the amount of dividends or other distributions actually paid to such Person by such other Person during such period, (d) gains or losses on disposition of properties by such Person or its Subsidiaries (as set forth on an income statement of such Person prepared in accordance with generally accepted accounting principles), (e) the cumulative effect of changes in accounting principles in the year of adoption of such changes, (f) all extraordinary gains and extraordinary losses of such Person and its Subsidiaries, (g) all gains or losses of such Person and its Subsidiaries resulting from the discontinued operations, or the disposal, of a segment of a business of such Person determined in each case in accordance with Accounting Principles Board Opinion No. 30; provided, however, that such gains and losses shall be excluded only to the extent such items are not included within extraordinary gains or extraordinary losses of such Person, and provided, further, however, that in no event shall such amounts be excluded beyond the fiscal year in which such gains or losses are first reported, (h) the provision for decline in real estate (as set forth on an income statement of such Person prepared in accordance with generally accepted accounting principles) and (i) the tax effect of any of the items described in clauses (a) through (h).



     "Consolidated Net Worth" of any Person means, at any date, the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Redeemable Stock of such Person; provided that, with respect to the Company, adjustments following the date of the Indenture to the accounting books and records of the Company in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of the Company by another Person shall not be given effect to.



     "consolidation" means, with respect to any Person, the consolidation of the accounts of such Person with the accounts of each Person in which such Person, directly or indirectly, owns an interest, if and to the extent the accounts of each such Person would be consolidated with the accounts of such Person in accordance with generally accepted accounting principles. The term "consolidated" has a correlative meaning.



     "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith), (v) every Capital Lease Obligation of such Person, (vi) all Receivables Sales of such Person, together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith, (vii) all Redeemable Stock issued by such Person,

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(viii) every obligation to pay rent or other payment amounts of such Person with respect to any Sale and Leaseback Transaction to which such Person is a party,
(ix) every obligation under Interest Rate, Currency or Commodity Price
Agreements of such Person and (x) every obligation of the type referred to in clauses (i) through (ix) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or for which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise. The "amount" or "principal amount" of Debt at any time of determination as used herein represented by (a) any contingent Debt, shall be the maximum liability upon the occurrence of the contingency giving rise to the obligation (unless the underlying contingency has not occurred and the occurrence of the underlying contingency is entirely within the control of the Company), (b) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles, (c) any Receivables Sale, shall be the amount of the unrecovered capital or principal investment of the purchaser (other than the Company or a Wholly Owned Subsidiary of the Company) thereof as of such time of determination, excluding amounts representative of yield or interest earned on such investment and (d) any Redeemable Stock, shall be the maximum fixed redemption or repurchase price in respect thereof.



     "Development Debt" of any Person means Debt of such Person or any mortgages, indentures, instruments or agreements under which there may be issued or existing or by which there may be secured or evidenced any Debt of such Person Incurred for the purpose of financing all or any part of the cost of acquiring, developing, constructing or improving, real or personal property that is owned or that immediately after the Incurrence of such Debt, will be owned, by such Person; provided that (a) the principal amount of any such Debt does not exceed 100% of the cost of such acquisition, development, construction or improvement plus expenses incurred in connection with the Incurrence of such Debt, (b) such cost will be included in "Total Real Estate" on the consolidated balance sheet of such Person, and (c) if such Debt is secured by a Lien, then
(i) such Lien attached to such real or personal property prior to, at the time of, or within 180 days after the acquisition of or the completion of developing, constructing or improving of such property, and (ii) such Lien does not extend to or cover any property other than the specific item of such property (or portion thereof), acquired, developed, constructed, or constituting the improvements made with the proceeds of such Debt, except in the case of Common Development, in which case such Lien may extend to any other property included within the Common Development.



     "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.



     "FCRPC Credit Agreement" means the Credit Agreement, dated as of December
10, 1997 and as amended through March   , 1998, among Forest City Rental
Properties Corporation, an Ohio corporation, as Borrower, various lending institutions named therein, Keybank National Association, individually and as administrative agent, and National City Bank, individually and as syndication agent, and any Debt the proceeds of which are used to renew, extend, refinance or replace such Credit Agreement and any Debt Incurred in connection with any subsequent or successive renewal, extension or refinancing of such Debt.



     "FCRPC Guaranty" means the Guaranty, dated as of December 10, 1997 and as
amended through March   , 1998, by the Company of the obligations under FCRPC
Credit Agreement and any guarantee by the Company (or any successor to the Company) of any renewal, extension, refinancing or replacement of such Credit Agreement.



     "guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person,
(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the holder of such

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Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "guaranteed," "guaranteeing" and "guarantor" shall have meanings correlative to the foregoing); provided, however, that the guaranty by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.



     "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Debt or other obligation (including by acquisition of Subsidiaries) or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.



     "Interest Rate, Currency or Commodity Price Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates, currency exchange rates or commodity prices or indices (excluding contracts for the purchase or sale of goods in the ordinary course of business).



     "Investment" by any Person in any other Person means (i) any direct or indirect loan, advance or other extension of credit or capital contribution to or for the account of such other Person (by means of any transfer of cash or other property to any Person or any payment for property or services for the account or use of any Person, or otherwise), (ii) any direct or indirect purchase or other acquisition, including by way of merger or consolidation, of any Capital Stock, bond, note, debenture, or other debt or equity security or evidence of Debt, or any other ownership interest, issued by such other Person, whether or not such acquisition is from such or any other Person, (iii) any direct or indirect payment by such Person on a guarantee of any obligation of or for the account of such other Person or any direct or indirect issuance by such Person of such a guarantee or (iv) any other investment of cash or other property by such Person in or for the account of such other Person, but shall not include trade accounts receivable in the ordinary course of business on credit terms made generally available to the customers of such Person.



     "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, Receivables Sale, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any agreement to give any security interest).



     "Minimum Adjusted Net Worth" of the Company means, as of any date, the sum of (i) $675 million, (ii) the amount of Recourse Debt Incurred after the date of original issuance of the Notes that is outstanding on any date of determination but only to the extent the amount of such Debt then outstanding exceeds $425 million, and (iii) 25% of the Company's consolidated net income (or zero in the case of a consolidated net loss) determined in accordance with generally accepted accounting principles for the period from November 1, 1997 through the date of any determination, determined on a consolidated basis in accordance with generally accepted accounting principles.



     "Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable Cash Equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of Debt or other obligations relating to such properties or assets or received in any other noncash form) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, provincial, foreign and local taxes

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required to be accrued as a liability as a consequence of such Asset
Disposition, (ii) all payments made by such Person or its Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments made to minority interest holders in Subsidiaries of such Person or joint ventures as a result of such Asset Disposition and (iv) appropriate amounts to be provided by such Person or any Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such assets and retained by such Person or any Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the Board of Directors, in its reasonable good faith judgment evidenced by a resolution of the Board of Directors filed with the Trustee; provided, however, that any reduction in such reserve within twelve months following the consummation of such Asset Disposition will be treated for all purposes of the Indenture and the Notes as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction.



     "Non-Recourse" as applied to any Debt means Debt of a Person (or any portion thereof) to the extent that, under the terms thereof, no personal recourse may be had against such Person or any affiliate of such Person for the payment of all or a portion of the principal of or interest or premium on such Debt, and enforcement of obligations on such Debt (except with respect to fraud, willful misconduct, intentional misrepresentation, misapplication of funds, waste and undertakings with respect to environmental matters) is limited only to recourse against interests in specified assets and properties owned by such Person (the "Subject Assets"), accounts and proceeds arising therefrom, and rights under purchase agreements or other agreements relating to such Subject Assets.



     "Offer to Purchase" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each Holder at his address appearing in the Note Register on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Notes within three Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable such Holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to the provisions described under "Certain Covenants -- Provision of Financial Information" (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the Company's business subsequent to the date of the latest of such financial statements referred to in clause (i)(including a description of the events requiring the Company to make the Offer to Purchase), (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Company to make the Offer to Purchase and (iv) any other information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:



          (1) the Section of the Indenture pursuant to which the Offer to Purchase is being made (including that a Change of Control or Asset Disposition, as applicable, has occurred);

          (2) the Expiration Date and the Purchase Date;



          (3) The aggregate principal amount of the Outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the Section hereof requiring the Offer to Purchase) (the "Purchase Amount");



          (4) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");



          (5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;



          (6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;



          (7) that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;



          (8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;



          (9) that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);



          (10) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or their Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;



          (11) that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and



          (12) that in the case of any Holder whose Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.



     Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.



     "pari passu", when used with respect to the ranking of any Debt of any Person in relation to other Debt of such Person, means that each such Debt (a) either (i) is not subordinated in right of payment to any other Debt of such Person or (ii) is subordinate in right of payment to the same Debt of such Person as is the other and is so subordinate to the same extent and (b) is not subordinate in right of payment to the other or to any Debt of such Person as to which the other is not so subordinate.

     "Permitted Business" means (i) developing, acquiring, owning and operating shopping centers, office buildings and mixed-use projects, including entertainment complexes and hotels, (ii) developing, acquiring, owning and operating multi-family properties, (iii) acquiring land and owning and developing land into master planned communities and other residential developments for resale and (iv) the lumber wholesaling business.



     "Permitted Holder" means (i) any of Samuel H. Miller, Albert B. Ratner, Charles A. Ratner, James A. Ratner, Ronald A. Ratner, Nathan Shafran or any spouse of any of the foregoing, and any trusts for the benefit of any of the foregoing, (ii) RMS, Limited Partnership and any general partner or limited partner thereof and any Person (other than a creditor) that upon the dissolution or winding up of RMS, Limited Partnership receives a distribution of Capital Stock of the Company, (iii) any group (as defined in Section 13(d) of the Securities Exchange Act of 1934, or any successor provision thereto) of two or more Persons or entities that are specified in the immediately preceding clauses
(i) and (ii), and (iv) any successive recombination of the Persons or groups that are specified in the immediately preceding clauses (i), (ii) and (iii).



     "Permitted Interest Rate, Currency or Commodity Price Agreement" of any Person means any Interest Rate, Currency or Commodity Price Agreement entered into with one or more financial institutions in the ordinary course of business that is designed (a) in the case of an interest rate or currency exchange agreement, to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby and, in the case of an agreement protecting such Person from fluctuations in interest rates, the profits and losses from such agreement are included in interest expense under generally accepted accounting principles, or,
(b) in the case of currency or commodity protection agreements, to protect such Person against currency exchange rate or commodity price fluctuations in the ordinary course of business relating to then existing financial obligations or then existing or sold production and not for purposes of speculation.



     "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to amounts upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.



     "Public Equity Offering" means an underwritten primary public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act of 1933, as amended.



     "Purchase Money Debt" of any Person means Debt (other than Development
Debt) of such Person Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property or other assets of such Person (other than property described in the definition of Development Debt) acquired after the date of original issuance of the Notes; provided that (i) the principal amount of any such Debt does not exceed 100% of such purchase price or cost and (ii) if such Debt is secured by a Lien, then (a) such Lien attached to such property or assets prior to, at the time of, or within 180 days after the acquisition, construction or improvement of such property or assets and (b) such Lien does not extend to or cover any property or assets other than the specific item of such property or assets (or portion thereof) acquired, constructed or improved with the proceeds of such Debt.



     "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money.



     "Receivables Sale" of any Person means any sale of Receivables of such Person (pursuant to a purchase facility or otherwise), other than in connection with a disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for purposes of collection and not as a financing arrangement.



     "Recourse Debt" of any Person means Debt of such Person that is not Non-Recourse Debt.

     "Redeemable Stock" of any Person means any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including upon the occurrence of an event) matures or is required to be redeemed (pursuant to any sinking fund obligation or otherwise) or is convertible into or exchangeable for Debt or is redeemable at the option of the holder thereof, in whole or in part, at any time prior to the final Stated Maturity of the Notes.



     "Related Person" of any Person means, without limitation, any other Person directly or indirectly owning (a) 5% or more of the outstanding Common Stock of such Person (or, in the case of a Person that is not a corporation, 5% or more of the equity interest in such Person) or (b) 5% or more of the combined voting power of the Voting Stock of such Person.



     "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 270 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.



     "Subordinated Debt" means Debt of the Company as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Debt shall be subordinate to the prior payment in full of the Notes to at least the following extent: (i) no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be permitted for so long as any default in the payment of principal (or premium, if any) or interest on the Notes exists; (ii) in the event that any other default that with the passing of time or the giving of notice, or both, would constitute an event of default exists with respect to the Notes, upon notice by 25% or more in principal amount of the Notes to the Trustee, the Trustee shall have the right to give notice to the Company and the holders of such Debt (or trustees or agents therefor) of a payment blockage, and thereafter no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be made for a period of 179 days from the date of such notice; and (iii) such Debt may not (x) provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the final Stated Maturity of the Notes or (y) permit redemption or other retirement (including pursuant to an offer to purchase made by the Company) of such other Debt at the option of the holder thereof prior to the final Stated Maturity of the Notes, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase made by the Company) which is conditioned upon a change of control of the Company pursuant to provisions substantially similar to those described under "-- Repurchase at the Option of Holders -- Change of Control" (and which shall provide that such Debt will not be repurchased pursuant to such provisions prior to the Company's repurchase of the Notes required to be repurchased by the Company pursuant to the provisions described under "-- Repurchase at the Option of Holders -- Change of Control").



     "Subsidiary" of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs, (iii) a limited liability company of which such Person or one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of the company, or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.



     "U.S. Government Obligations" means securities that are (x) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended) as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.



     "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.



     "Weighted Average Life" means, as of the date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the dates of each successive scheduled principal payment of such Debt or mandatory redemption of such Preferred Stock, respectively, and (b) the amount of such principal payments or redemption payments, by (ii) the sum of all such principal payments or redemption payments.



     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.



EVENTS OF DEFAULT



     The following will be Events of Default under the Indenture: (a) failure to pay principal of (or premium, if any, on) any Note when due; (b) failure to pay any interest on any Note when due, continued for 30 days; (c) default in the performance of, or a breach of, the covenant described under "Repurchase at the Option of Holders -- Asset Dispositions" and "-- Change of Control" and "Mergers, Consolidations and Certain Sales of Assets"; (d) failure to perform any other covenant or agreement of the Company under the Indenture or the Notes continued for 30 days after written notice to Holding by the Trustee or Holders of at least 25% in aggregate principal amount of Outstanding Notes; (e) a default or defaults under the terms of any Debt (other than Non-Recourse Debt) by the Company or any Subsidiary of the Company or under any mortgages, indentures, instruments or agreements under which there may be issued or existing or by which there may be secured or evidenced any Debt (other than Non-Recourse Debt) of the Company or any such Subsidiary with a principal or similar amount then outstanding of $10 million individually or in the aggregate, whether such Debt now exists or is hereafter created, which default or defaults result in the acceleration of the payment of such Debt or constitutes the failure to pay such Debt when due; (f) a default or defaults under the terms of any Non-Recourse Debt of the Company or any Subsidiary of the Company with an aggregate principal or similar amount then outstanding in excess of 20% of the aggregate principal or similar amount of all the then outstanding Non-Recourse Debt of the Company and its Subsidiaries, individually or in the aggregate, whether such Non-Recourse Debt now exists or is hereafter created, which default or defaults result in the acceleration of the payment of such Debt or constitutes the failure to pay such Debt when due;
(g) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any Subsidiary of the Company in an amount in excess of $10 million which remains undischarged or unstayed for a period of 45 days after the date on which the right to appeal has expired; and (h) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Subsidiary. (sec. 501)



     Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default (as defined) shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (sec. 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (sec. 512)



     If an Event of Default (other than an Event of Default described in Clause
(h) above) shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Notes may accelerate the maturity of all Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of acceleration of principal, have been cured or waived as provided in the Indenture. If an Event of Default specified in Clause (h) above occurs, the Outstanding Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. (sec. 502) For information as to waiver of defaults, see "Modification and Waiver."



     No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default (as defined) and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (sec. 507) However, such limitations do not apply to a suit instituted by a Holder of a Note for enforcement of payment of the principal of (and premium, if any,) or interest on such Note on or after the respective due dates expressed in such Note. (sec. 508)



     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the provisions described above under "Optional Redemption," an equivalent premium will also become and be immediately due and payable upon the acceleration of the Notes.



     The Company will be required to furnish to the Trustee quarterly a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. The Company will be required to deliver to the Trustee, as soon as possible and in any event within 10 days after the Company becomes aware of the occurrence of an Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default, an Officers' Certificate setting forth the details of such Event of Default or default, and the action which the Company proposes to take with respect thereto. (sec. 1020)

DEFEASANCE



     The Indenture will provide that, at the option of the Company, (A) if applicable, the Company will be discharged from any and all obligations in respect of the Outstanding Notes, or (B) if applicable, the Company may omit to comply with certain restrictive covenants, that such omission shall not be deemed to be an Event of Default under the Indenture and the Notes, in either case (A) or (B) upon the 123rd day after irrevocable deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of and premium, if any, and each installment of interest, if any, on the Outstanding Notes. With respect to clause (B), the obligations under the Indenture other than with respect to such covenants and the Events of Default other than the Events of Default relating to such covenants above shall remain in full force and effect. Such trust may only be established if, among other things (i) with respect to clause (A), the Company has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the Opinion of Counsel provides that Holders of the Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (B), the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (ii) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred or be continuing at any time during the 123-day period referred to above; (iii) the Company has delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and (iv) certain other customary conditions precedent are satisfied. (Article Twelve)



     In the event the Company omits to comply with its remaining obligations under the Indenture and the Notes after a defeasance of the Indenture with respect to the Notes as described under Clause (B) above and the Notes are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments.



MODIFICATION AND WAIVER



     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (b) reduce the principal amount of, (or the premium) or interest on, any Note, (c) change the place or currency of payment of principal of (or premium), or interest on, any Note, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (e) reduce the above-stated percentage of Outstanding Notes necessary to modify or amend the Indenture, (f) reduce the percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (g) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, except as otherwise specified, or (h) modify any of the provisions of the Indenture described under "Repurchase at the Option of the Holders -- Asset Dispositions" and "-- Change of Control" in a manner adverse to the Holders thereof. (sec. 902)



     The Holders of a majority in aggregate principal amount of the Outstanding Notes, on behalf of all Holders of Notes, may waive compliance by the Company with certain restrictive provisions of the Indenture. (sec. 1021) Subject to certain rights of the Trustee, as provided in the Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Notes, on behalf of all Holders of Notes, may waive any past default under the Indenture, except a default in the payment of principal (or premium, if any) or interest or a default arising from failure to purchase any Note tendered pursuant to an Offer to Purchase. (sec. 513)



GOVERNING LAW



     The Indenture and the Notes will be governed by the laws of the State of New York.



THE TRUSTEE



     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. (sec. 603)



     The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or any Affiliate, provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture
Act), it must eliminate such conflict or resign. (sec. 608)



     The Bank of New York is a lender to Subsidiaries of the Company of non-recourse project debt.

                                  UNDERWRITING


     Subject to the terms and conditions of the Underwriting Agreement and Pricing Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters has severally agreed to purchase, the principal amount of Notes set forth opposite its name below:



                                                               PRINCIPAL
                                                               AMOUNT OF
                        UNDERWRITER                              NOTES
                        -----------                           ------------
Goldman, Sachs & Co.........................................  $
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated....................................
McDonald & Company Securities, Inc. ........................
                                                              ------------
          Total.............................................  $200,000,000
                                                              ============


     Under the terms and conditions of the Underwriting Agreement and the Pricing Agreement, the Underwriters are committed to take and pay for all of the Notes, if any are taken.


     The Underwriters propose to offer the Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price
less a concession of      % of the principal amount of the Notes. The
Underwriters may allow, and such dealers may reallow, a concession not to exceed
     % of the principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.



     The Notes are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that they intend to make a market in the Notes but are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes. The Notes will not be listed on any securities exchange.



     The Company has agreed in the Underwriting Agreement that for a period of 90 days from the date of this Prospectus Supplement that it will not offer, sell, contract to sell or otherwise dispose of, without the prior written consent of Goldman, Sachs & Co., any debt securities of the Company which mature more than one year after the date of original issuance of the Notes.



     In connection with the Offering, the Underwriters may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the Offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes; short positions created by the Underwriters involve the sale by the Underwriters of a greater principal amount of Notes than they are required to purchase from the Company in the Offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to other broker-dealers in respect of the Notes sold in the Offering may be reclaimed by the Underwriters if such Notes are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time.



     Goldman, Sachs & Co. leases space from the Company in the ordinary course of its business (see "Business -- Commercial Group -- Office,
Mixed-Use -- Principal Office Tenants").

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.


                             VALIDITY OF THE NOTES


     The validity of the Notes to which this Prospectus Supplement relates will be passed upon for the Company by Jones, Day, Reavis & Pogue, Cleveland, Ohio, and for the Underwriters by Sullivan & Cromwell, New York, New York. Sullivan & Cromwell will rely as to all matters of Ohio law upon the opinion of Jones, Day, Reavis & Pogue.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
AUDITED FINANCIAL STATEMENTS AS OF JANUARY 31, 1997
Report of Independent Accountants...........................   F-2
Consolidated Balance Sheets as of January 31, 1997 and
  1996......................................................   F-3
Consolidated Statements of Earnings for the years ended
  January 31, 1997, 1996 and 1995...........................   F-4
Consolidated Statements of Shareholders' Equity for the
  years ended January 31, 1997, 1996 and 1995...............   F-5
Consolidated Statements of Cash Flows for the years ended
  January 31, 1997, 1996 and 1995...........................   F-6
Notes to Consolidated Financial Statements..................   F-8

UNAUDITED FINANCIAL STATEMENTS AS OF OCTOBER 31, 1997
Consolidated Balance Sheets as of October 31, 1997
  (unaudited) and January 31, 1997..........................  F-25
Consolidated Statements of Earnings and Retained Earnings of
  Nine Months and Three Months Ended October 31, 1997 and
  1996......................................................  F-26
Consolidated Statements of Cash Flows for the Nine Months
  Ended October 31, 1997 and 1996...........................  F-27
Notes to Unaudited Financial Statements.....................  F-29

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors
Forest City Enterprises, Inc.

We have audited the accompanying consolidated balance sheets of Forest City Enterprises, Inc. and its subsidiaries as of January 31, 1997 and 1996, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the three years in the period ended January 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Forest City Enterprises, Inc. and its subsidiaries as of January 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended January 31, 1997, in conformity with generally accepted accounting principles.

                                            Coopers & Lybrand L.L.P.

Cleveland, Ohio
March 13, 1997

                 FOREST CITY ENTERPRISES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                    January 31,
                                                              -----------------------
                                                                 1997         1996
                                                              ----------   ----------
                                                              (dollars in thousands)
ASSETS
Real Estate
  Completed rental properties...............................  $2,247,393   $2,101,564
  Projects under development................................     220,137      246,240
  Land held for development or sale.........................      52,649       77,279
                                                              ----------   ----------
                                                               2,520,179    2,425,083
  Less accumulated depreciation.............................    (399,830)    (347,912)
                                                              ----------   ----------
     Total Real Estate......................................   2,120,349    2,077,171
Cash........................................................      41,302       39,145
Notes and accounts receivable, net..........................     204,959      168,177
Inventories.................................................      48,769       41,186
Investments in and advances to affiliates...................     145,242      145,238
Other assets................................................     180,784      160,129
                                                              ----------   ----------
                                                              $2,741,405   $2,631,046
                                                              ==========   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Mortgage debt, nonrecourse..................................  $1,898,428   $1,832,059
Accounts payable and accrued expenses.......................     378,230      342,511
Notes payable...............................................      37,041       19,856
Long-term debt..............................................      94,923      113,061
Deferred income taxes.......................................     115,488      105,111
Deferred profit.............................................      25,317       28,859
                                                              ----------   ----------
     Total Liabilities......................................   2,549,427    2,441,457
                                                              ----------   ----------
SHAREHOLDERS' EQUITY
Preferred stock - convertible, without par value;
  1,000,000 shares authorized; no shares issued.............          --           --
Common stock - $.33 1/3 par value
  Class A, 16,000,000 shares authorized; 7,932,358 and
     7,906,990 shares issued, 7,696,408 and 7,903,990
     outstanding, respectively..............................       2,643        2,635
  Class B, convertible, 6,000,000 shares authorized;
     5,554,618 and 5,580,431 shares issued, 5,415,568 and
     5,467,931 outstanding, respectively....................       1,851        1,859
                                                              ----------   ----------
                                                                   4,494        4,494
Additional paid-in capital..................................      43,996       44,014
Retained earnings...........................................     152,077      143,590
                                                              ----------   ----------
                                                                 200,567      192,098
Less treasury stock, at cost; 1997: 235,950 Class A and
  139,050 Class B shares, 1996: 3,000 Class A and 112,500
  Class B shares............................................      (8,589)      (2,509)
                                                              ----------   ----------
     Total Shareholders' Equity.............................     191,978      189,589
                                                              ----------   ----------
                                                              $2,741,405   $2,631,046
                                                              ==========   ==========


The accompanying notes are an integral part of these consolidated financial statements.

                 FOREST CITY ENTERPRISES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                         For the Years Ended January 31,
                                                         --------------------------------
                                                           1997        1996        1995
                                                         --------    --------    --------
                                                         (in thousands, except per share
                                                                      data)
Revenues...............................................  $610,449    $529,433    $522,608
                                                         --------    --------    --------
Operating expenses.....................................   386,970     305,819     323,736
Interest expense.......................................   133,364     130,001     116,821
Provision for decline in real estate...................    12,263       9,581      10,133
Depreciation and amortization..........................    73,304      65,716      65,580
                                                         --------    --------    --------
                                                          605,901     511,117     516,270
                                                         --------    --------    --------
Gain (loss) on disposition of properties...............    17,574        (754)    (30,835)
                                                         --------    --------    --------
EARNINGS (LOSS) BEFORE INCOME TAXES....................    22,122      17,562     (24,497)
                                                         --------    --------    --------
INCOME TAX EXPENSE (BENEFIT)
  Current..............................................     1,935         370       6,057
  Deferred.............................................    11,016      10,253     (12,021)
                                                         --------    --------    --------
                                                           12,951      10,623      (5,964)
                                                         --------    --------    --------
NET EARNINGS (LOSS) BEFORE EXTRAORDINARY GAIN..........     9,171       6,939     (18,533)
Extraordinary gain, net of tax.........................     2,900       1,847      60,449
                                                         --------    --------    --------
NET EARNINGS...........................................  $ 12,071    $  8,786    $ 41,916
                                                         ========    ========    ========
NET EARNINGS PER COMMON SHARE
  Net earnings (loss) before extraordinary gain, net of
     tax...............................................  $    .70    $    .51    $  (1.37)
  Extraordinary gain, net of tax.......................       .22         .14        4.48
                                                         --------    --------    --------
NET EARNINGS PER COMMON SHARE..........................  $    .92    $    .65    $   3.11
                                                         ========    ========    ========

The accompanying notes are an integral part of these consolidated financial statements.

                 FOREST CITY ENTERPRISES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                COMMON STOCK
                                      ---------------------------------
                                          CLASS A           CLASS B       ADDITIONAL               TREASURY STOCK
                                      ---------------   ---------------    PAID-IN     RETAINED   ----------------
                                      SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL     EARNINGS   SHARES   AMOUNT     TOTAL
                                      ------   ------   ------   ------   ----------   --------   ------   -------   --------
                                                               (in thousands, except per share data)
BALANCES AT JANUARY 31, 1994, AS
  PREVIOUSLY REPORTED...............  5,146    $1,715   3,846    $1,282    $45,511     $96,934      --     $   --    $145,442
  Three-for-two stock split
    effective February 17, 1997
    applied retroactively...........  2,573      857    1,922      640      (1,497)         --      --         --          --
                                      -----    ------   -----    ------    -------     --------    ---     -------   --------
BALANCES AT JANUARY 31, 1994, AS
  RESTATED..........................  7,719    2,572    5,768    1,922      44,014      96,934      --         --     145,442
  Net earnings......................                                                    41,916                         41,916
  Dividends -- $.13 per share.......                                                    (1,798)                        (1,798)
                                      -----    ------   -----    ------    -------     --------    ---     -------   --------
BALANCES AT JANUARY 31, 1995, AS
  RESTATED..........................  7,719    2,572    5,768    1,922      44,014     137,052      --         --     185,560
  Net earnings......................                                                     8,786                          8,786
  Dividends -- $.17 per share.......                                                    (2,248)                        (2,248)
  Conversion of Class B shares to
    Class A shares..................    188       63     (188)     (63)                                                    --
  Purchase of treasury stock........                                                               116     (2,509)     (2,509)
                                      -----    ------   -----    ------    -------     --------    ---     -------   --------
BALANCES AT JANUARY 31, 1996, AS
  RESTATED..........................  7,907    2,635    5,580    1,859      44,014     143,590     116     (2,509)    189,589
  Net earnings......................                                                    12,071                         12,071
  Dividends:
    Annual 1996 -- $.21 per share...                                                    (2,797)                        (2,797)
    Quarterly 1997 -- $.06 per
      share.........................                                                      (787)                          (787)
  Conversion of Class B shares to
    Class A shares..................     25        8      (25)      (8)                                                    --
  Purchase of treasury stock........                                                               259     (6,080)     (6,080)
  Cash in lieu of fractional shares
    from three-for-two stock
    split...........................                                           (18)                                       (18)
                                      -----    ------   -----    ------    -------     --------    ---     -------   --------
BALANCES AT JANUARY 31, 1997........  7,932    $2,643   5,555    $1,851    $43,996     $152,077    375     $(8,589)  $191,978
                                      =====    ======   =====    ======    =======     ========    ===     =======   ========

The accompanying notes are an integral part of these consolidated financial statements.

                 FOREST CITY ENTERPRISES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              For the Years Ended January 31,
                                                             ---------------------------------
                                                               1997        1996        1995
                                                             ---------   ---------   ---------
                                                                      (in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
  Rents and other revenues received........................  $530,597    $508,494    $480,470
  Proceeds from land sales.................................    44,297      44,740      42,493
  Land development expenditures............................   (25,741)    (24,163)    (33,430)
  Operating expenditures...................................  (352,372)   (324,553)   (238,655)
  Interest paid............................................  (134,554)   (132,009)   (118,573)
                                                             --------    --------    --------
     NET CASH PROVIDED BY OPERATING ACTIVITIES.............    62,227      72,509     132,305
                                                             --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures.....................................  (157,601)   (122,878)   (121,602)
  Proceeds from disposition of properties..................    26,040      15,950      15,264
  Investments in and advances to affiliates................    (3,342)     (5,920)    (25,967)
                                                             --------    --------    --------
     NET CASH USED IN INVESTING ACTIVITIES.................  (134,903)   (112,848)   (132,305)
                                                             --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Increase in mortgage and long-term debt..................   175,202     103,993      99,894
  Payments on long-term debt...............................   (26,932)    (12,873)    (17,555)
  Principal payments on mortgage debt on real estate.......   (55,880)    (43,631)    (34,228)
  Increase in notes payable................................    22,820       6,140         434
  Payments on notes payable................................    (6,263)     (8,624)    (17,277)
  Increase in cash restricted for letter of credit.........   (15,200)         --          --
  Payment of deferred financing costs......................   (10,037)     (7,242)     (4,790)
  Purchase of treasury stock...............................    (6,080)     (2,509)         --
  Dividends paid to shareholders...........................    (2,797)     (2,248)     (1,798)
                                                             --------    --------    --------
       NET CASH PROVIDED BY FINANCING ACTIVITIES...........    74,833      33,006      24,680
                                                             --------    --------    --------
NET INCREASE (DECREASE) IN CASH............................     2,157      (7,333)     24,680
CASH AT BEGINNING OF YEAR..................................    39,145      46,478      21,798
                                                             --------    --------    --------
CASH AT END OF YEAR........................................  $ 41,302    $ 39,145    $ 46,478
                                                             ========    ========    ========

                 FOREST CITY ENTERPRISES, INC. AND SUBSIDIARIES

                                                              For the Years Ended January 31,
                                                             ---------------------------------
                                                               1997        1996        1995
                                                             ---------   ---------   ---------
                                                                      (in thousands)
RECONCILIATION OF NET EARNINGS TO NET CASH PROVIDED BY
  OPERATING ACTIVITIES
NET EARNINGS...............................................  $ 12,071    $  8,786    $ 41,916
  Depreciation.............................................    52,979      50,821      49,869
  Amortization.............................................    20,325      14,895      15,711
  Deferred income taxes....................................    10,377      11,461      24,201
  Provision for decline in real estate.....................    12,263       9,581      10,133
  (Gain) loss on disposition of properties.................   (17,574)        754      30,835
  Extraordinary gain.......................................    (4,797)     (3,055)    (90,823)
  Decrease (increase) in land held for development or
     sale..................................................     8,980       2,887      (5,768)
  (Increase) decrease in notes and accounts receivable.....   (40,579)     29,425         947
  (Increase) decrease in inventories.......................    (7,583)     (2,237)     24,271
  Increase (decrease) in accounts payable and accrued
     expenses..............................................    40,225     (29,232)     37,403
  (Decrease) increase in deferred profit...................    (3,542)      2,942        (592)
  (Increase) in other assets...............................   (20,918)    (24,519)     (5,798)
                                                             --------    --------    --------
     NET CASH PROVIDED BY OPERATING ACTIVITIES.............  $ 62,227    $ 72,509    $132,305
                                                             ========    ========    ========

Supplemental Non-Cash Disclosure:

     The following items represent the non-cash effect of reductions in the Company's interest in Granite Development Partners, L.P. and the Clark Building, and the disposition of the Company's interest in Beachwood Place, during the fiscal year ended January 31, 1997 and an increase in the Company's interest in Liberty Center during the fiscal year ended January 31, 1996.

Operating Activities
  Land held for development or sale........................  $ 15,650   $     --   $     --
  Notes and accounts receivable............................     3,797         --         --
  Other assets.............................................     5,175         --         --
  Accounts payable and accrued expenses....................    (5,311)        --         --
                                                             --------   --------   --------
       Total effect on operating activities................  $ 19,311   $     --   $     --
                                                             ========   ========   ========
Investing Activities
  Capital expenditures.....................................  $ 16,085   $(15,714)  $     --
  Investments in and advances to affiliates................     3,338         --         --
                                                             --------   --------   --------
       Total effect on investing activities................  $ 19,423   $(15,714)  $     --
                                                             ========   ========   ========
Financing Activities
  Mortgage and long-term debt..............................  $(39,362)  $ 15,714   $     --
  Notes payable............................................       628         --         --
                                                             --------   --------   --------
       Total effect on financing activities................  $(38,734)  $ 15,714   $     --
                                                             ========   ========   ========

The accompanying notes are an integral part of these consolidated financial statements.

                 FOREST CITY ENTERPRISES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     Forest City Enterprises, Inc. is a major, vertically integrated national real estate company with four principal business groups. The COMMERCIAL GROUP develops, acquires, owns and operates shopping centers, office buildings and mixed-use projects including hotels. The RESIDENTIAL GROUP develops or acquires, and owns and operates the Company's multi-family properties. The LAND GROUP owns and develops raw land into master planned communities and other residential developments for resale. The LUMBER TRADING GROUP operates the Company's lumber wholesaling business.

     Forest City Enterprises, Inc. owns approximately $2.5 billion of properties at cost in 20 states and Washington, D.C. The Company's executive offices are in Cleveland, Ohio. Regional offices are located in New York, Los Angeles, Boston, Chicago, Portland, Tucson, Detroit and Washington, D.C.

FISCAL YEAR

     The years 1996, 1995 and 1994 refer to the fiscal years ended January 31, 1997, 1996 and 1995, respectively.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Forest City Enterprises, Inc. and all wholly-owned subsidiaries ("Enterprises" and the "Company"). The Company also includes its proportionate share of the assets, liabilities and results of operations of its real estate partnerships, joint ventures and majority-owned corporations. These entities are included as of their respective fiscal year-ends (generally December 31).

     All significant intercompany accounts and transactions between consolidated entities have been eliminated. Entities which the Company does not control are accounted for on the equity method. Undistributed earnings of such entities included in retained earnings are $418,000 at January 31, 1997.

     The Company is required to make estimates and assumptions when preparing its financial statements and accompanying notes in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     Certain prior years' amounts in the accompanying financial statements have been reclassified to conform to the current year's presentation. The Consolidated Statements of Cash Flows have been presented using the direct method, whereas the indirect method was used in prior years.

RECOGNITION OF REVENUE AND PROFIT

     REAL ESTATE SALES -- The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 66, "Accounting for Sales of Real Estate" for reporting the disposition of properties.

     LEASING OPERATIONS -- The Company enters into leases with tenants in its rental properties. The lease terms of tenants occupying space in the shopping centers and office buildings range from 1 to 25 years, excluding leases with anchor tenants. Minimum rent revenues are recognized when due from tenants. Leases with most shopping center tenants provide for percentage rents when the tenants' sales volumes exceed stated amounts. The Company is also reimbursed for certain expenses related to operating its commercial properties.

                 FOREST CITY ENTERPRISES, INC. AND SUBSIDIARIES

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED
     LUMBER BROKERAGE -- The Company recognizes the gross margin on these sales as revenue. Sales invoiced for the years 1996 through 1994 were approximately $2,884,000,000, $2,337,500,000 and $2,697,500,000, respectively.

     CONSTRUCTION -- Revenue and profit on long-term fixed-price contracts are reflected under the percentage-of-completion method. On reimbursable cost-plus fee contracts, revenues are recorded in the amount of the accrued reimbursable costs plus proportionate fees at the time the costs are incurred.

RECOGNITION OF COSTS AND EXPENSES

     Operating expenses primarily represent the recognition of operating costs, administrative expenses and taxes other than income taxes.

     For financial reporting purposes, interest and real estate taxes during development and construction are capitalized as a part of the project cost.

     Depreciation is generally computed on a straight-line method over the estimated useful asset lives. The estimated useful lives of buildings range from 20 to 50 years.

     Major improvements are capitalized and expensed through depreciation charges. Repairs, maintenance and minor improvements are expensed as incurred. Costs and accumulated depreciation applicable to assets retired or sold are eliminated from the respective accounts and any resulting gains or losses are reported in the Consolidated Statements of Earnings.

     The Company periodically reviews its properties to determine if its carrying costs will be recovered from future operating cash flows. In cases where the Company does not expect to recover its carrying costs, an impairment loss is recorded as a provision for decline in real estate.

LAND OPERATIONS

     Land held for development or sale is stated at the lower of carrying amount or fair value less cost to sell.

INVENTORIES

     The lumber brokerage inventories are stated at the lower of cost or market. Inventory cost is determined by specific identification and average cost methods.

OTHER ASSETS

     Included in other assets are costs incurred in connection with obtaining financing, which are deferred and amortized over the life of the related debt. Costs incurred in connection with leasing space to tenants are also included in other assets and are deferred and amortized on the straight-line method over the lives of the related leases.

INCOME TAXES

     Deferred tax assets and liabilities reflect the tax consequences on future years of differences between the tax and financial statement basis of assets and liabilities at year-end. The Company has recognized the benefits of its tax loss carryforward and general business tax credits which it expects to use as a reduction of the deferred tax expense.

                 FOREST CITY ENTERPRISES, INC. AND SUBSIDIARIES

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED
FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company determined the estimated fair value of its debt and hedging instruments by aggregating the various types (i.e. fixed-rate versus variable-rate debt) and discounting future cash payments at interest rates that the Company believes approximates the current market. There was no material difference in the carrying amount and the estimated fair value of the Company's total mortgage debt and hedging instruments.

INTEREST RATE PROTECTION AGREEMENTS

     The Company maintains a practice of hedging its variable interest rate risk by purchasing interest rate caps or entering into interest rate swap agreements for periods of one to five years. The principal risk to the Company through its interest rate hedging strategy is the potential inability of the financial institution from which the interest rate protection was purchased to cover all of its obligations. To mitigate this exposure, the Company purchases its interest rate protection from either the institution that holds the debt or from institutions with a minimum A credit rating.

     The cost of interest rate protection is capitalized in other assets in the Consolidated Balance Sheets and amortized over the benefit period as interest expense in the Consolidated Statements of Earnings.

STOCK-BASED COMPENSATION

     The Company follows Accounting Principles Board Opinion (APBO) No. 25, "Accounting for Stock Issued to Employees", and related Interpretations to account for stock-based compensation. As such, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount the employee is required to pay for the stock.

STOCK SPLIT

     On December 11, 1996, the Board of Directors declared a three-for-two stock split of the Company's common stock payable February 17, 1997 to shareholders of record on February 3, 1997. The stock split was effected as a stock dividend. The stock split is given retroactive effect to the beginning of the earliest period presented in the accompanying Consolidated Balance Sheets and Consolidated Statements of Shareholders' Equity by transferring the par value of the additional shares issued from the additional paid-in capital account to the common stock accounts. All share and per share data included in this annual report, including stock option plan information, have been restated to reflect the stock split.

EARNINGS PER SHARE

     Earnings per share are computed by dividing net earnings by the weighted average number of common shares outstanding during the year of 13,155,236 in 1996, 13,480,164 in 1995 and 13,487,421 in 1994. Stock options outstanding during 1996 did not have a material dilutive effect on earnings per share.

CAPITAL STOCK

     Class B common stock is convertible into Class A common stock on a share-for-share basis. The 1,000,000 authorized shares of preferred stock without par value, none of which have been issued, may be convertible into Class A common stock.

                 FOREST CITY ENTERPRISES, INC. AND SUBSIDIARIES

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED
     Class A common shareholders elect 25% of the members of the Board of Directors and Class B common shareholders elect the remaining directors annually. The Company currently has 12 directors.

     During 1996, the Company repurchased 232,950 shares of Class A and 26,550 shares of Class B common stock, and during 1995, the Company repurchased 3,000 shares of Class A and 112,500 shares of Class B common stock. All these shares were held in treasury at January 31, 1997.

NEW ACCOUNTING STANDARD

     Effective February 1, 1996, the Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". SFAS No. 121 requires that long-lived assets to be held and used or disposed of should be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The Company adopted SFAS No. 121 and determined that no impairment loss is required to be recognized for real estate held and used or to be disposed of in the current year.

B. REAL ESTATE AND RELATED ACCUMULATED DEPRECIATION AND NONRECOURSE MORTGAGE
   DEBT

     The components of real estate cost and related nonrecourse mortgage debt are presented below.

                                                     January 31, 1997
                                   -----------------------------------------------------
                                                    Less                     Nonrecourse
                                     Total      Accumulated        Net        Mortgage
                                      Cost      Depreciation      Cost          Debt
                                   ----------   ------------   -----------   -----------
                                                      (in thousands)
Completed rental properties
  Residential....................  $  605,201    $  110,467    $   494,734   $   496,545
  Commercial
     Shopping centers............     787,468       125,721        661,747       682,596
     Office and other
       buildings.................     835,190       151,545        683,645       657,189
  Corporate and other
     equipment...................      19,534        12,097          7,437            --
                                   ----------    ----------    -----------   -----------
                                    2,247,393       399,830      1,847,563     1,836,330
                                   ----------    ----------    -----------   -----------
Projects under development
  Residential....................      46,564            --         46,564         9,601
  Commercial
     Shopping centers............      91,223            --         91,223         8,729
     Office and other
       buildings.................      82,350            --         82,350        12,070
                                   ----------    ----------    -----------   -----------
                                      220,137            --        220,137        30,400
                                   ----------    ----------    -----------   -----------
Land held for development or
  sale...........................      52,649            --    52,649.....        31,698
                                   ----------    ----------    -----------   -----------
                                   $2,520,179    $  399,830    $ 2,120,349   $ 1,898,428
                                   ==========    ==========    ===========   ===========

                 FOREST CITY ENTERPRISES, INC. AND SUBSIDIARIES

C. NOTES AND ACCOUNTS RECEIVABLE, NET

     Notes and accounts receivable are summarized below.

                                                                   January 31,
                                                              ---------------------
                                                                1997        1996
                                                              ---------   ---------
                                                                 (in thousands)
Lumber brokerage............................................  $ 153,944   $ 116,295
Real estate sales...........................................     14,509      13,862
Syndication activities......................................     12,865      15,072
Receivable from tenants.....................................     12,795      12,527
Other receivables...........................................     15,840      14,108
                                                              ---------   ---------
                                                                209,953     171,864
Allowance for doubtful accounts.............................     (4,994)     (3,687)
                                                              ---------   ---------
                                                              $ 204,959   $ 168,177
                                                              =========   =========

     Notes receivable at January 31, 1997 of $24,536,000, reflected in real estate sales and syndication activities in the table above, are collectible primarily over five years, with $15,488,000 being due within one year. The weighted average interest rate at January 31, 1997 and 1996 was 9.2% and 11.8%, respectively.

     In July 1996, the Lumber Trading Group entered into a three-year agreement under which it is selling an undivided interest in a pool of accounts receivable up to a maximum of $90,000,000. At January 31, 1997 and 1996, the Company had received $34,000,000 and $27,000,000, respectively, as net proceeds from this transaction. The program is non-recourse to the Company and the Company bears no risk as to the collectability of the accounts receivable. An interest in additional accounts receivable may be sold as collections reduce previously sold interests.

D. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Included in accounts payable and accrued expenses at January 31, 1997 and 1996 are book overdrafts of approximately $66,971,000 and $48,316,000, respectively. The overdrafts are a result of the Company's cash management program and represent checks issued but not yet presented to a Company bank for collection.

E. NOTES PAYABLE

     The components of notes payable, which represent indebtedness whose original maturity dates are within one year of issuance, are as follows.

                                                                    January 31,
                                                                 -----------------
                                                                  1997      1996
                                                                 -------   -------
                                                                  (in thousands)
Payable To
  Banks....................................................      $15,191   $12,743
  Other....................................................       21,850     7,113
                                                                 -------   -------
                                                                 $37,041   $19,856
                                                                 =======   =======

     Notes payable to banks reflect borrowings on the Lumber Trading Group's $46,000,000 bank lines of credit. The Company has the right to borrow an additional $10,000,000 for up to 90 days through

                 FOREST CITY ENTERPRISES, INC. AND SUBSIDIARIES

E. NOTES PAYABLE -- CONTINUED
May 31, 1997 under these bank lines of credit. Borrowings under these bank lines of credit, which are non-recourse to the Company, are collateralized by all the assets of the Lumber Trading Group and bear interest at prime and has a fee of 1/5% per annum on the unused portion of the available commitment. These bank lines of credit are subject to review and extension annually. The weighted average interest rate was 8.3% and 8.9% at January 31, 1997 and 1996, respectively.

     Interest expense on notes payable was $5,166,000 in 1996, $5,078,000 in 1995 and $5,321,000 in 1994. Interest actually paid on notes payable was $5,097,000 in 1996, $5,129,000 in 1995 and $5,527,000 in 1994.

F. MORTGAGE DEBT, NONRECOURSE

     Mortgage debt, which is collateralized by completed rental properties, projects under development and certain undeveloped land, is as follows.

                                                         January 31,
                                        ----------------------------------------------
                                                1997                      1996
                                        --------------------      --------------------

                                                    (dollars in thousands)
                                                     RATE(1)                   Rate(1)
                                                      ----                      ----
Fixed.................................  $917,547...   7.96%       $  738,217    8.09%
Variable --
  Taxable(2)..........................     769,169    7.38           910,767    7.16
  Tax-Exempt..........................     134,302    4.38           128,199    4.13
UDAG and other subsidized loans.......      77,410    2.60            54,876    2.56
                                        ----------                ----------
                                        $1,898,428    7.25        $1,832,059    7.19
                                        ==========                ==========

---------------

(1) The weighted average interest rates shown above include both the base index and the lender margin.

(2) At February 1, 1997, $330,385,000 of this debt is subject to interest rate swaps as described below.

     Debt related to projects under development at January 31, 1997 totals $30,400,000, out of a total commitment from lenders of $93,461,000. Of this outstanding debt, $25,288,000 is variable-rate debt and $5,112,000 is fixed-rate debt. The Company generally borrows funds for development and construction projects with maturities of three to seven years utilizing variable-rate financing. Upon opening and achieving stabilized operations, the Company generally obtains long-term fixed-rate financing.

                 FOREST CITY ENTERPRISES, INC. AND SUBSIDIARIES

F. MORTGAGE DEBT, NONRECOURSE -- CONTINUED
     As of January 31, 1997, the Company had entered into $378,385,000 of London Interbank Offered Rate ("LIBOR") interest rate swap agreements for durations ranging from one to five years, as follows.

SWAP BASE                          PRINCIPAL
LIBOR RATE        PERIOD          OUTSTANDING
----------  -------------------  --------------
                                 (in thousands)
  6.25%     03/15/96 - 12/29/00     $ 21,624
  6.28%     04/15/96 - 04/15/99       99,095
  6.54%     06/03/96 - 10/31/00       58,052
  6.64%     01/02/97 - 01/04/99       39,750
  6.21%     02/01/97 - 02/01/98       80,000
  6.28%     05/01/96 - 11/12/01       31,864
  6.25%     05/01/97 - 02/01/98       48,000
                                    --------
                                    $378,385
                                    ========

     The effect of these interest rate swap agreements reduces the Company's outstanding taxable variable-rate debt at February 1, 1997, to $438,784,000, which is 23.1% of the total mortgage debt.

     In addition, the Company has purchased LIBOR interest rate caps ranging from 6.50% to 9.85% on $40,969,000 of its variable-rate debt with varying expiration dates through February 1, 2001.

     The Urban Development Action Grants and other subsidized loans bear interest at rates which are below prevailing commercial lending rates and are granted to the Company as an inducement to develop real estate in economically underdeveloped areas. A right to participate by the local government in the future cash flows of the project is generally a condition of these loans. Participation in annual cash flows generated from operations is recognized as an expense in the period earned. Participation in appreciation and cash flows resulting from a sale or refinancing is recorded as an expense at the time of sale or is capitalized as additional basis and amortized if amounts are paid prior to the disposition of the property.

     Mortgage debt maturities for the next five years ending January 31 are as follows: 1998, $288,915,000; 1999, $167,563,000; 2000, $416,612,000; 2001,
$318,753,000 and 2002, $98,186,000.

     The Company is engaged in discussions with its current lenders and is actively pursuing new lenders to extend and refinance the mortgage debt that matures. The Company intends to convert a significant portion of its existing variable-rate debt to fixed-rate mortgages in order to reduce the volatility in the Company's project mortgage interest expense.

     Interest incurred on mortgage debt was $129,241,000 in 1996, $126,520,000 in 1995 and $110,899,000 in 1994, of which $1,383,000, $2,861,000 and $2,156,000 was capitalized, respectively. Interest actually paid on mortgage debt, net of capitalized interest, was $122,341,000 in 1996, $118,889,000 in 1995 and
$105,256,000 in 1994.

                 FOREST CITY ENTERPRISES, INC. AND SUBSIDIARIES

G. LONG-TERM DEBT

     Long-term debt is as follows.

                                                                  January 31,
                                                              -------------------
                                                               1997        1996
                                                              -------    --------
                                                                (in thousands)
Term loan...................................................  $45,000    $ 55,000
Revolving credit agreement..................................   48,000      53,000
Other debt..................................................    1,923       5,061
                                                              -------    --------
                                                              $94,923    $113,061
                                                              =======    ========

     At January 31, 1997, the Company had a term loan maturing July 1, 2001 and an $80,000,000 revolving credit agreement maturing July 25, 1998. The term loan requires quarterly principal payments of $2,500,000. The revolving credit agreement allows for up to $20,000,000 in outstanding letters of credit (none of which were outstanding at January 31, 1997), which shall reduce the revolving credit portion available to the Company. At its maturity, the revolving credit agreement may be renewed annually or converted to a seven-year term loan by the Company. The term loan and revolving credit agreement provide, among other things, for 1) interest rates which range from 1/4% to 3/4% over the prime rate or 2% to 2 1/2% over LIBOR; 2) the maintenance of a specified level of net worth and cash flows (as defined); and 3) a restriction on dividend payments. At January 31, 1997, approximately $7,203,000 of retained earnings were available for payment of dividends.

     The Company has entered into an interest rate swap agreement to fix $87,000,000 of the term loan and revolving credit agreement at the base LIBOR rate of 6.21% plus lender margin for the period February 1, 1997 to February 1, 1998.

     Interest rates on the other debt ranged primarily from 6.1% to 12.3% at January 31, 1997.

     Maturities of other debt for the next five years ending January 31 are as follows: 1998, $850,000; 1999, $794,000; 2000, $151,000; 2001, $80,000; and
2002, $22,000.

     Interest incurred on long-term debt was $6,982,000 in 1996, $7,764,000 in 1995 and $7,650,000 in 1994 of which $6,642,000, $6,500,000 and $4,893,000 was capitalized, respectively. Interest actually paid on long-term debt was $7,116,000 in 1996, $7,991,000 in 1995 and $7,790,000 in 1994.

CONSOLIDATED INTEREST

     Total interest incurred on all forms of indebtedness (included in Notes E, F and G) was $141,389,000 in 1996, $139,362,000 in 1995 and $123,870,000 in 1994
of which $8,025,000, $9,361,000 and $7,049,000 was capitalized, respectively. Interest paid on all forms of indebtedness was $134,554,000 in 1996, $132,009,000 in 1995 and $118,573,000 in 1994.

                 FOREST CITY ENTERPRISES, INC. AND SUBSIDIARIES

H. INCOME TAXES

     The provision (benefit) for income taxes consists of the following components.

                                                    For the Years Ended January 31,
                                                   ---------------------------------
                                                     1997        1996        1995
                                                   --------    --------    ---------
                                                            (in thousands)
Current
  Federal........................................  $   896     $   159     $  4,764
  Foreign........................................      580         143           63
  State..........................................      459          68        1,230
                                                   -------     -------     --------
                                                     1,935         370        6,057
                                                   -------     -------     --------
Deferred
  Federal........................................    6,985       6,083       (9,945)
  Foreign........................................     (126)         --           --
  State..........................................    4,157       4,170       (2,076)
                                                   -------     -------     --------
                                                    11,016      10,253      (12,021)
                                                   -------     -------     --------
Total provision (benefit)........................  $12,951     $10,623     $ (5,964)
                                                   =======     =======     ========

     The effective tax rate for income taxes varies from the federal statutory rate of 35% for 1996, 1995 and 1994 due to the following items.

                                                    For the Years Ended January 31,
                                                   ---------------------------------
                                                     1997        1996        1995
                                                   --------    --------    ---------
                                                            (in thousands)
Statement earnings (loss) before income taxes....  $22,122     $17,562     $(24,497)
                                                   =======     =======     ========
Income taxes computed at the statutory rate......  $ 7,742     $ 6,146     $ (8,574)
Increase (decrease) in tax resulting from:
  State taxes, net of federal benefit............    3,000       2,220         (839)
  Contribution carryover.........................      811         520          494
  Nondeductible lobbying costs...................      811          --           --
  Adjustment of prior estimated taxes............     (111)        566          589
  Valuation allowance............................      351         897          102
  Losses without tax benefits....................       --          --        2,067
  Other items....................................      347         274          197
                                                   -------     -------     --------
Total provision (benefit)........................  $12,951     $10,623     $ (5,964)
                                                   =======     =======     ========

                 FOREST CITY ENTERPRISES, INC. AND SUBSIDIARIES

H. INCOME TAXES -- CONTINUED
     An analysis of the deferred tax provision (benefit) is as follows.

                                                    For the Years Ended January 31,
                                                   ---------------------------------
                                                     1997        1996        1995
                                                   --------    --------    ---------
                                                            (in thousands)
Excess of tax over statement depreciation and
  amortization...................................  $ 4,730     $ 5,743     $  8,046
Allowance for doubtful accounts deducted for
  statement purposes.............................     (349)        461         (464)
Costs on land and rental properties under
  development expensed for tax purposes..........    3,244        (515)         366
Revenues and expenses recognized in different
  periods for tax and statement purposes.........   (2,652)      6,224      (14,893)
Development fees deferred for statement
  purposes.......................................     (109)     (1,326)        (400)
Provision for decline in real estate.............   (1,650)      3,547       (3,547)
Deferred state taxes, net of federal benefit.....    2,392       2,565          757
Interest on construction advances deferred for
  statement purposes.............................     (189)       (953)       1,609
Benefits of tax loss carryforward recognized
  against deferred taxes.........................    3,187      (5,656)      (1,869)
Deferred compensation............................    2,061        (734)      (1,728)
Valuation allowance..............................      351         897          102
                                                   -------     -------     --------
Deferred provision (benefit).....................  $11,016     $10,253     $(12,021)
                                                   =======     =======     ========

     The types of differences that give rise to significant portions of the deferred income tax liability are as follows.

                                                          TEMPORARY       DEFERRED TAX
                                                         DIFFERENCES    (ASSET)LIABILITY
                                                         -----------    ----------------
                                                                 (in thousands)
Depreciation...........................................   $237,653          $ 93,992
Capitalized costs......................................    142,517            56,365
Net operating losses...................................    (88,868)          (35,147)
General business credits...............................         --            (3,601)
Other..................................................      2,996             3,879
                                                          --------          --------
                                                          $294,298          $115,488
                                                          ========          ========

     Income taxes paid (refunded) totaled $830,000, $(888,000) and $3,244,000 in 1996, 1995 and 1994, respectively. At January 31, 1997, the Company had a net operating loss carryforward for tax purposes of $88,868,000 which will expire in the years ending January 31, 2005 through January 31, 2011 and general business credits carryovers of $3,601,000 which will expire in the years ending January 31, 2003 through January 31, 2011. The Company's deferred tax liability at January 31, 1997 is comprised of deferred liabilities of $194,574,000, deferred assets of $83,832,000 and a valuation allowance related to state taxes and general business credits of $4,746,000.

                 FOREST CITY ENTERPRISES, INC. AND SUBSIDIARIES

I. SEGMENT INFORMATION

     Principal business groups are determined by the type of customer served or the product sold. The COMMERCIAL GROUP develops, acquires, owns and operates shopping centers, office buildings and mixed-use projects including hotels. The RESIDENTIAL GROUP develops or acquires, and owns and operates the Company's multi-family properties. The LAND GROUP owns and develops raw land into master planned communities and other residential developments for resale to users principally in Arizona, Florida, Nevada, New York and Ohio. The LUMBER TRADING GROUP operates the Company's lumber wholesaling business. CORPORATE includes interest on corporate borrowings and general administrative expenses. The following tables summarize selected financial data by business segment for the fiscal years ended January 31, 1997, 1996 and 1995.

                                                                         For the Years Ended January 31,
                                                        ------------------------------------------------------------------
                                                                                                Earnings (Loss) Before
                                                                    Revenues                         Income Taxes
                                                        ---------------------------------   ------------------------------
                                                          1997        1996        1995        1997       1996       1995
                                                        ---------   ---------   ---------   --------   --------   --------
                                                                                  (in thousands)
Commercial Group......................................  $309,834    $294,241    $258,966    $(1,656)   $12,283    $  7,482
Residential Group(1)..................................   116,525     105,749     128,124      6,795      7,238       4,880
Land Group............................................    53,888      42,889      48,894      6,007      3,823       3,290
Lumber Trading Group(2)...............................   124,491      81,093      80,590      8,966      5,826       4,906
Provision for decline in real estate..................        --          --          --    (12,263)    (9,581)    (10,133)
Gain (loss) on disposition of properties..............        --          --          --     17,574       (754)    (30,835)
Corporate.............................................     5,711       5,461       6,034     (3,301)    (1,273)     (4,087)
                                                        --------    --------    --------    -------    -------    --------
    Consolidated......................................  $610,449    $529,433    $522,608    $22,122    $17,562    $(24,497)
                                                        ========    ========    ========    =======    =======    ========

                                                                     For the Years Ended January 31,
                                                                    ---------------------------------
                                                                               Real Estate
                                                                    ---------------------------------
                                  Identifiable Assets at
                                        January 31,                          Additions, net
                          ---------------------------------------   ---------------------------------
                             1997          1996          1995         1997       1996         1995
                          -----------   -----------   -----------   --------   ---------   ----------
                                                        (in thousands)
Commercial Group........  $1,699,056    $1,640,810    $1,566,320    $ 84,972   $ 83,623    $  95,264
Residential Group(1)....     642,873       613,480       614,609      26,120     27,612     (184,465)
Land Group..............      88,953       121,031       126,680     (25,658)    (8,887)       5,791
Lumber Trading Group....     209,901       172,305       175,107       2,285       (504)         542
Corporate...............     100,622        83,420       102,018       7,377      1,103          (62)
                          ----------    ----------    ----------    --------   --------    ---------
    Consolidated........  $2,741,405    $2,631,046    $2,584,734    $ 95,096   $102,947    $ (82,930)
                          ==========    ==========    ==========    ========   ========    =========

                          For the Years Ended January 31,
                          ------------------------------
                                   Real Estate
                          ------------------------------
                                 Depreciation and
                                   Amortization
                          ------------------------------
                            1997       1996       1995
                          --------   --------   --------

Commercial Group........  $54,875    $49,572    $46,870
Residential Group(1)....   15,419     14,001     17,108
Land Group..............      748         59         90
Lumber Trading Group....    2,140      1,962      1,377
Corporate...............      122        122        135
                          -------    -------    -------
    Consolidated........  $73,304    $65,716    $65,580
                          =======    =======    =======

---------------

(1) The Residential Group includes the Company's apartment and residential development divisions. In prior years, these divisions were reported separately. Segment information for the years ended January 31, 1996 and 1995 in this Note I combines these divisions to conform to the current year presentation.

(2) The Company recognizes the gross margin on lumber brokerage sales as revenue. Sales invoiced for the years ended January 31, 1997, 1996 and 1995 were approximately $2,884,000,000, $2,337,500,000 and $2,697,500,000,
    respectively.

                 FOREST CITY ENTERPRISES, INC. AND SUBSIDIARIES

J. LEASES

THE COMPANY AS LESSOR

     The following summarizes the minimum future rental income to be received on noncancelable operating leases of commercial properties that generally extend for periods of more than one year.

                                                                FOR THE YEARS
                                                              ENDING JANUARY 31,
                                                              ------------------
                                                                (in thousands)
1998........................................................      $  152,852
1999........................................................         149,394
2000........................................................         142,181
2001........................................................         134,404
2002........................................................         116,515
Later years.................................................         823,259
                                                                  ----------
     Total minimum future rentals...........................      $1,518,605
                                                                  ==========

     Most of the commercial leases include provisions for reimbursements of other charges including real estate taxes and operating costs. Other charges amounted to $94,033,000, $84,533,000 and $83,881,000 in 1996, 1995 and 1994,
respectively.

THE COMPANY AS LESSEE

     The Company is a lessee under various operating leasing arrangements for real property and equipment having terms expiring through 2076, excluding optional renewal periods.

     Minimum fixed rental payments under long-term leases (over one year) in effect at January 31, 1997 are as follows.

                                        FOR THE YEARS
                                      ENDING JANUARY 31,
                                      ------------------
                                        (in thousands)
1998................................       $  9,425
1999................................          8,711
2000................................          6,874
2001................................          6,373
2002................................          5,651
Later years.........................        140,915
                                           --------
  Total minimum lease payments......       $177,949
                                           ========

     Rent expense was $8,813,000, $6,986,000 and $6,468,000 for 1996, 1995 and
1994, respectively.

K. CONTINGENT LIABILITIES

     As of January 31, 1997, the Company has guaranteed loans totaling $1,661,000 and has $12,555,000 in outstanding letters of credit.

     The Company customarily guarantees lien-free completion of its construction. Upon completion the guarantees are released. The Company is also involved in certain claims and litigation related to its operations. Based upon the facts known at this time, management is of the opinion that the ultimate

                 FOREST CITY ENTERPRISES, INC. AND SUBSIDIARIES

K. CONTINGENT LIABILITIES -- CONTINUED
outcome of all such claims and litigation will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

L. STOCK OPTION PLAN

     During 1994, the Board of Directors of the Company and the shareholders approved the 1994 Stock Option Plan ("Plan"). Shares may be awarded under the Plan to key employees in the form of either incentive stock options or non-qualified stock options. The aggregate number of shares that may be awarded during the term of the Plan is 375,000 shares, subject to adjustments under the Plan. The maximum number of shares that may be awarded to any employee during any calendar year is 37,500 shares. The exercise price of all non-qualified and incentive stock options shall be at least equal to the fair market value of a share on the date the option is granted unless the grantee of incentive stock options constructively owns more than ten percent of the total combined voting power of all classes of stock of the Company, in which case the exercise price of each incentive stock option shall be not less than 110% of the fair market value of a share on the date granted. The Plan is administered by the Compensation Committee of the Board of Directors. During 1996, 180,900 Class A fixed stock options were granted. The options have a term of 10 years and vest over two to four years. No options were granted in 1994 and 1995.

     The Company applies APBO No. 25 and related Interpretations in accounting for its Plan. Accordingly, no compensation cost has been recognized for its Plan. During 1996, the Company adopted the disclosure provisions of SFAS No. 123 "Accounting for Stock-Based Compensation." Had compensation cost been determined in accordance with SFAS No. 123, net earnings and earnings per share for 1996 would have been reduced to the pro forma amounts indicated below.

                                                                 NET          EARNINGS
                                                               EARNINGS       PER SHARE
                                                            --------------    ---------
                                                            (in thousands)
As reported...............................................     $12,071          $.92
Pro forma.................................................     $11,846          $.90

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for the grant in 1996: dividend yield of .5%; expected volatility of 30.7%; risk-free interest rate of 6.5%; and expected life of 8.7 years.

                 FOREST CITY ENTERPRISES, INC. AND SUBSIDIARIES

L. STOCK OPTION PLAN -- CONTINUED
     A summary of stock option activity during 1996 is presented below.

                                                                          WEIGHTED
                                                                          AVERAGE
                                                           SHARES      EXERCISE PRICE
                                                          ---------    --------------
Outstanding at beginning of year........................         --
Granted.................................................    180,900        $28.75
Exercised...............................................         --
Forfeited...............................................         --
                                                          ---------
Outstanding at end of year..............................    180,900        $28.75
                                                          =========
Options exercisable at year end.........................         --
                                                          =========
Weighted average fair value of options granted during
  the year..............................................  $   14.37
                                                          =========
Range of exercise prices................................  $   28.75
                                                          =========
Weighted average remaining contractual life.............  9.6 years
                                                          =========

M. SUMMARIZED FINANCIAL INFORMATION

     Forest City Rental Properties Corporation ("Rental Properties") is a wholly-owned subsidiary engaged in the development, acquisition and management of real estate projects, including apartment complexes, regional malls and shopping centers, hotels, office buildings and mixed-use facilities. Condensed consolidated balance sheets and statements of earnings for Rental Properties and its subsidiaries follows.

                 FOREST CITY ENTERPRISES, INC. AND SUBSIDIARIES

M. SUMMARIZED FINANCIAL INFORMATION -- CONTINUED
           FOREST CITY RENTAL PROPERTIES CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                    January 31,
                                                              ------------------------
                                                                 1997          1996
                                                              ----------    ----------
                                                                   (in thousands)
ASSETS
Real Estate
  Completed rental properties...............................  $2,227,859    $2,085,284
  Projects under development................................     215,960       246,240
                                                              ----------    ----------
                                                               2,443,819     2,331,524
  Less accumulated depreciation.............................    (387,733)     (338,216)
                                                              ----------    ----------
          Total Real Estate.................................   2,056,086     1,993,308
Cash........................................................      14,194        24,430
Other Assets................................................     267,596       250,171
                                                              ----------    ----------
                                                              $2,337,876    $2,267,909
                                                              ==========    ==========
LIABILITIES AND SHAREHOLDER'S EQUITY
LIABILITIES
Mortgage debt, nonrecourse..................................  $1,866,730    $1,767,910
Accounts payable and accrued expenses.......................     101,532       130,099
Long-term debt..............................................      93,467       108,049
Other liabilities and deferred credits......................     157,466       150,143
                                                              ----------    ----------
          Total Liabilities.................................   2,219,195     2,156,201
                                                              ----------    ----------
SHAREHOLDER'S EQUITY
Common stock and additional paid-in capital.................       5,378         5,378
Retained earnings...........................................     113,303       106,330
                                                              ----------    ----------
          Total Shareholder's Equity........................     118,681       111,708
                                                              ----------    ----------
                                                              $2,337,876    $2,267,909
                                                              ==========    ==========

                 FOREST CITY ENTERPRISES, INC. AND SUBSIDIARIES

M. SUMMARIZED FINANCIAL INFORMATION -- CONTINUED
           FOREST CITY RENTAL PROPERTIES CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                          For the Years Ended January 31,
                                                          --------------------------------
                                                            1997        1996        1995
                                                          --------    --------    --------
                                                                   (in thousands)
Revenues................................................  $426,226    $398,576    $386,858
                                                          --------    --------    --------
Operating expenses......................................   228,110     198,282     205,707
Interest expense........................................   121,186     117,560     104,836
Provision for decline in real estate....................    11,684       9,581      10,133
Depreciation and amortization...........................    70,221      63,557      63,956
                                                          --------    --------    --------
                                                           431,201     388,980     384,632
                                                          --------    --------    --------
Gain (loss) on disposition of properties................    17,574        (754)    (30,835)
                                                          --------    --------    --------
EARNINGS (LOSS) BEFORE INCOME TAXES.....................    12,599       8,842     (28,609)
INCOME TAX EXPENSE (BENEFIT)
  Current...............................................      (989)     (1,213)       (375)
  Deferred..............................................     9,515       6,925      (7,573)
                                                          --------    --------    --------
                                                             8,526       5,712      (7,948)
                                                          --------    --------    --------
NET EARNINGS (LOSS) BEFORE EXTRAORDINARY GAIN...........     4,073       3,130     (20,661)
Extraordinary gain, net of tax..........................     2,900       1,847      60,449
                                                          --------    --------    --------
NET EARNINGS............................................  $  6,973    $  4,977    $ 39,788
                                                          ========    ========    ========

N. GAIN (LOSS) ON DISPOSITION AND EXTRAORDINARY GAIN

     During 1996, the Company recorded a gain on disposition of properties of $17,574,000, before tax of $7,976,000, primarily resulting from the sale of its 18.63% interest in Beachwood Place, a regional shopping center in suburban Cleveland, Ohio. In 1995, a loss on disposition of properties of $754,000, before tax of $276,000, was recognized on the sale of a California apartment complex.

     Extraordinary gains, net of tax, of $2,900,000 and $1,847,000 were recorded for 1996 and 1995, respectively. These gains were the result of the extinguishment of nonrecourse mortgage debt and related accrued interest on three rental properties. In 1994, loss on disposition of properties of $19,181,000, net of tax of $11,654,000, was recognized on the sale of Park LaBrea Towers, a 2,825-unit apartment complex located in Los
Angeles, California. Prior to the sale transaction, an extraordinary gain of $56,462,000, net of tax of $27,715,000, was recorded as a result of extinguishment of nonrecourse purchase money mortgage debt and related accrued interest.

     Also in 1994, two other rental properties recognized extraordinary gains on nonrecourse debt extinguishment, amounting to $3,987,000, net of tax.

O. SUBSEQUENT EVENT

     During February 1997, the Company settled litigation with the original land owner of Toscana, a 563-unit apartment complex in Irvine, California, and in connection therewith sold the property to the original land owner. As a result of these transactions, the Company recorded litigation settlement proceeds of $15,000,000, a pre-tax loss on disposition of the property of $35,505,000, and a pre-tax

                 FOREST CITY ENTERPRISES, INC. AND SUBSIDIARIES

O. SUBSEQUENT EVENT -- CONTINUED
extraordinary gain of $18,272,000 related to the extinguishment of a portion of the nonrecourse mortgage debt. The net result of these transactions to the Company was a pre-tax loss of $2,233,000.

QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)

                                                                     Quarter Ended
                                ---------------------------------------------------------------------------------------
                                JAN. 31,   OCT. 31,   JULY 31,    Apr. 30,   Jan. 31,   Oct. 31,   July 31,    Apr. 30,
         FISCAL YEAR              1997       1996       1996        1996       1996       1995       1995        1995
         -----------            --------   --------   ---------   --------   --------   --------   ---------   --------
                                                         (in thousands, except per share data)
Revenues......................  $169,177   $163,809   $148,492    $128,971   $170,643   $126,399   $120,807    $111,584
Earnings (loss) before income
  taxes(1)....................  $  2,065   $ 15,527   $  5,488    $   (958)  $ 21,131   $  1,706   $   (998)   $ (4,277)
Net earnings (loss) before
  extraordinary gain(1)(2)....  $   (759)  $  8,054   $  2,822    $   (946)  $ 10,450   $    601   $   (903)   $ (3,209)
Net earnings (loss)...........  $   (759)  $ 10,047   $  3,729    $   (946)  $ 10,450   $    601   $    944    $ (3,209)
Net earnings (loss) before
  extraordinary gain per
  common share(1)(2)(4).......  $   (.05)  $    .61   $    .21    $   (.07)  $    .77   $    .04   $   (.06)   $   (.24)
Net earnings (loss) per common
  share(4)....................  $   (.05)  $    .76   $    .28    $   (.07)  $    .77   $    .04   $    .08    $   (.24)
Dividends declared per common
  share(3)(4)
  Annual dividend
    Class A...................  $     --   $    .21   $     --    $     --   $     --   $    .17   $     --    $     --
    Class B...................  $     --   $    .21   $     --    $     --   $     --   $    .17   $     --    $     --
  Quarterly dividend
    Class A...................  $    .06   $     --   $     --    $     --   $     --   $     --   $     --    $     --
    Class B...................  $    .06   $     --   $     --    $     --   $     --   $     --   $     --    $     --
Market price range of common
  stock(4)
  Class A
    High......................  $  41.67   $  33.08   $  28.08    $  25.50   $  24.50   $  26.33   $  26.33    $  23.50
    Low.......................  $  32.67   $  27.83   $  24.50    $  22.00   $  21.33   $  24.50   $  22.00    $  20.25
  Class B
    High......................  $  40.67   $  32.67   $  28.08    $  25.42   $  24.33   $  26.00   $  26.25    $  23.58
    Low.......................  $  32.75   $  27.92   $  24.92    $  22.17   $  21.33   $  24.50   $  22.33    $  20.75

---------------

Both classes of common stock are traded on the American Stock Exchange ("Exchange") under the symbols, FCEA and FCEB. High and low prices shown are based upon data provided by the Exchange.

As of March 4, 1997, the number of registered holders of Class A and Class B common stock were 883 and 687, respectively.

(1) Third quarter 1996 data has been restated to reflect the reclassification of $3,297,000, before taxes, from provision for decline in real estate to extraordinary gain. This reclassification represents a $.15 reduction in net earnings (loss) before extraordinary gain per common share, but has no effect on net earnings of the Company.

(2) Excludes the extraordinary gain, net of tax of $2,900,000 ($.22 per share) and $1,847,000 ($.14 per share), in fiscal 1996 and 1995, respectively. These items are explained in Note N in the Notes to Consolidated Financial Statements.

(3) Future dividends will depend upon such factors as earnings, capital requirements and financial condition of the Company. Approximately $7,203,000 of retained earnings were available for payment of dividends as of January 31, 1997, under the restrictions contained in the term loan and revolving credit agreement with a group of banks.

(4) Adjusted for three-for-two split of Class A and Class B common stock effective February 17, 1997.

                 FOREST CITY ENTERPRISES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              October 31,1997     January 31, 1997
                                                              ----------------    ----------------
                                                                (UNAUDITED)

                                                                     (dollars in thousands)
ASSETS
Real Estate
  Completed rental properties...............................     $2,239,005          $2,247,393
  Projects under development................................        345,790             220,137
  Land held for development or sale.........................         53,791              52,649
                                                                 ----------          ----------
                                                                  2,638,586           2,520,179
  Less accumulated depreciation.............................       (435,623)           (399,830)
                                                                 ----------          ----------
          Total Real Estate.................................      2,202,963           2,120,349
Cash........................................................         27,096              41,302
Notes and accounts receivable, net..........................        196,618             204,959
Inventories.................................................         46,645              48,769
Investments in and advances to affiliates...................        174,452             145,242
Other assets................................................        175,028             180,784
                                                                 ----------          ----------
                                                                 $2,822,802          $2,741,405
                                                                 ==========          ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Mortgage debt, nonrecourse..................................     $1,941,887          $1,898,428
Accounts payable and accrued expenses.......................        346,099             378,230
Notes payable...............................................         26,288              37,041
Long-term debt..............................................         91,865              94,923
Deferred income taxes.......................................        113,411             115,488
Deferred profit.............................................         24,270              25,317
                                                                 ----------          ----------
          Total Liabilities.................................      2,543,820           2,549,427
                                                                 ----------          ----------
SHAREHOLDERS' EQUITY
Preferred stock -- convertible, without par value;
  5,000,000 and 1,000,000 shares authorized, respectively;
     no shares issued. .....................................             --                  --
Common stock -- $.33 1/3 par value
  Class A, 48,000,000 and 16,000,000 shares authorized,
     9,896,486 and 7,932,358 shares issued, 9,582,836 and
     7,696,408 outstanding, respectively. ..................          3,297               2,643
  Class B, convertible, 18,000,000 and 6,000,000 shares
     authorized, 5,545,490 and 5,554,618 shares issued,
     5,406,440 and 5,415,568 outstanding, respectively. ....          1,848               1,851
                                                                 ----------          ----------
                                                                      5,145               4,494
Additional paid-in capital..................................        119,429              43,996
Retained earnings...........................................        165,893             152,077
                                                                 ----------          ----------
                                                                    290,467             200,567
Less treasury stock, at cost: 313,650 Class A and 139,050
  Class B; 235,950 Class A and 139,050 Class B shares,
  respectively..............................................        (11,485)             (8,589)
                                                                 ----------          ----------
          Total Shareholders' Equity........................        278,982             191,978
                                                                 ----------          ----------
                                                                 $2,822,802          $2,741,405
                                                                 ==========          ==========

                See notes to consolidated financial statements.

                 FOREST CITY ENTERPRISES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF EARNINGS AND RETAINED EARNINGS
                                  (UNAUDITED)

                                                 Three Months Ended
                                                    October 31,            Nine Months Ended October 31,
                                             --------------------------    ------------------------------
                                                1997           1996            1997             1996
                                             -----------    -----------    -------------    -------------
                                                    (dollars in thousands, except per share data)
Revenues...................................  $   154,975    $   163,809     $   448,078      $   441,272
                                             -----------    -----------     -----------      -----------
Operating expenses.........................       91,904        103,470         259,981          276,034
Interest expense...........................       32,655         32,851          96,261           99,401
Provision for decline in real estate.......           --         11,107              --           11,107
Depreciation and amortization..............       18,354         17,977          54,265           52,730
                                             -----------    -----------     -----------      -----------
                                                 142,913        165,405         410,507          439,272
                                             -----------    -----------     -----------      -----------
Gain (loss) on disposition of properties...           --         17,123         (38,637)          18,057
                                             -----------    -----------     -----------      -----------
EARNINGS (LOSS) BEFORE INCOME TAXES........       12,062         15,527          (1,066)          20,057
                                             -----------    -----------     -----------      -----------
INCOME TAX EXPENSE (BENEFIT)
  Current..................................        2,737           (927)          4,387            1,758
  Deferred.................................       (1,324)         8,400          (7,785)           8,369
                                             -----------    -----------     -----------      -----------
                                                   1,413          7,473          (3,398)          10,127
                                             -----------    -----------     -----------      -----------
NET EARNINGS BEFORE EXTRAORDINARY GAIN.....       10,649          8,054           2,332            9,930
Extraordinary gain, net of tax.............           --          1,993          14,187            2,900
                                             -----------    -----------     -----------      -----------
NET EARNINGS...............................       10,649         10,047          16,519           12,830
Retained earnings at beginning of period...      156,144        146,373         152,077          143,590
Dividends on common stock -- $.06 and $.18
  per share, respectively in 1997; $.21 per
  share in 1996............................         (900)        (2,798)         (2,703)          (2,798)
                                             -----------    -----------     -----------      -----------
Retained earnings at end
  of period................................  $   165,893    $   153,622     $   165,893      $   153,622
                                             ===========    ===========     ===========      ===========
Weighted average common shares
  outstanding..............................   15,003,634     13,122,421      14,272,223       13,169,612
                                             ===========    ===========     ===========      ===========
NET EARNINGS PER COMMON SHARE
  Net earnings before extraordinary gain,
    net of tax.............................  $      0.71    $      0.62     $      0.16      $      0.75
  Extraordinary gain, net of tax...........           --           0.15            1.00             0.22
                                             -----------    -----------     -----------      -----------
NET EARNINGS PER COMMON SHARE..............  $      0.71    $      0.77     $      1.16      $      0.97
                                             ===========    ===========     ===========      ===========

                See notes to consolidated financial statements.

                 FOREST CITY ENTERPRISES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                 Nine Months Ended
                                                                    October 31,
                                                              ------------------------
                                                                1997           1996
                                                              ---------      ---------
                                                                   (in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
  Rents and other revenues received.........................  $ 431,987        401,571
  Proceeds from land sales..................................     15,237         25,942
  Land development expenditures.............................    (17,400)       (15,629)
  Operating expenditures....................................   (272,591)      (231,240)
  Interest paid.............................................    (96,261)       (99,401)
                                                              ---------      ---------
    NET CASH PROVIDED BY OPERATING ACTIVITIES...............     60,972         81,243
                                                              ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures......................................   (209,999)      (143,458)
  Proceeds from disposition of property.....................         --         33,052
  Investments in and advances to affiliates.................    (27,121)       (20,243)
                                                              ---------      ---------
    NET CASH USED IN INVESTING ACTIVITIES...................   (237,120)      (130,649)
                                                              ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Increase in mortgage and long-term debt...................    225,714        120,407
  Principal payments on mortgage debt on real estate........    (44,681)       (38,122)
  Payments on long-term debt................................    (76,557)       (24,319)
  Increase in notes payable.................................     35,470          6,749
  Payments on notes payable.................................    (46,754)       (13,384)
  Decrease in restricted cash...............................      3,600             --
  Payment of deferred financing costs.......................     (5,448)        (7,496)
  Net proceeds from sale of common stock....................     76,084             --
  Purchase of treasury stock................................     (2,896)        (6,080)
  Dividends paid to shareholders............................     (2,590)            --
                                                              ---------      ---------
    NET CASH PROVIDED BY FINANCING ACTIVITIES...............    161,942         37,755
                                                              ---------      ---------
NET DECREASE IN CASH........................................    (14,206)       (11,651)
CASH AT BEGINNING OF PERIOD.................................     41,302         39,145
                                                              ---------      ---------
CASH AT END OF PERIOD.......................................     27,096         27,494
                                                              =========      =========

RECONCILIATION OF NET EARNINGS TO NET CASH PROVIDED BY
  OPERATING ACTIVITIES
NET EARNINGS................................................  $  16,519         12,830
  Depreciation..............................................     42,974         40,157
  Amortization..............................................     11,291         12,573
  (Decrease) increase in deferred income taxes..............     (2,241)         8,519
  Loss (gain) on disposition of properties..................     38,637        (18,057)
  Provision for decline in real estate......................         --         11,107
  Extraordinary gain........................................    (18,272)        (4,797)
  (Increase) decrease in land held for development or
    sale....................................................     (7,296)         2,428
  Decrease (increase) in notes and accounts receivable......      7,193        (24,609)
  Decrease (increase) in inventories........................      2,124         (1,143)
  (Decrease) increase in accounts payable and accrued
    expenses................................................    (25,344)        29,946
  (Decrease) increase in deferred profit....................     (1,047)         2,285
  (Increase) decrease in other assets.......................     (3,566)        10,004
                                                              ---------      ---------
    NET CASH PROVIDED BY OPERATING ACTIVITIES...............  $  60,972         81,243
                                                              =========      =========

Supplemental Non-Cash Disclosure:

    The following items represent the non-cash effect of an increase in the Company's interest in Skylight Office Tower, the disposition of the Company's interest in Toscana, a reduction of the Company's interest in MIT Phase II, and the exchange of Woodridge during the period ended October 31, 1997 and a reduction of the Company's interest in the Clark Building during the period ended October 31, 1996.

                                                                 NINE MONTHS ENDED
                                                                    OCTOBER 31,
                                                              ------------------------
                                                                1997           1996
                                                              ---------      ---------
                                                                   (IN THOUSANDS)
Operating Activities
  Notes and accounts receivable.............................  $  (5,072)     $     212
  Other assets..............................................       (121)           844
  Accounts payable and accrued expenses.....................     (6,900)        (2,051)
  Deferred taxes............................................        164             --
                                                              ---------      ---------
        Total effect on operating activities................  $ (11,929)     $    (995)
                                                              ---------      ---------
Investing Activities
  Capital expenditures......................................  $  53,070      $   9,073
  Investments in and advances to affiliates.................      4,131             --
                                                              ---------      ---------
        Total effect on investing activities................  $  57,201      $   9,073
                                                              ---------      ---------
Financing Activities
  Mortgage and long-term debt...............................  $ (45,803)     $  (8,078)
  Notes payable.............................................        531             --
                                                              ---------      ---------
        Total effect on financing activities................  $ (45,272)     $  (8,078)
                                                              ---------      ---------




                See notes to consolidated financial statements.

                 FOREST CITY ENTERPRISES, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                OCTOBER 31, 1997



                                  (UNAUDITED)



A. Extraordinary Gain



     During the first quarter of 1997, the Company recorded an extraordinary gain, net of tax, of $11,045,000, or $.84 per share, resulting from debt extinguishment associated with Toscana, a 563-unit apartment complex which was sold in February 1997. In the second quarter, the Company recorded an extraordinary gain of $3,142,000, or $.22 per share, representing an adjustment of the estimated income tax effect of the Toscana debt extinguishment that occurred in the first quarter. See note E and "Sale of Toscana" in Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Results of Operations -- Corporate Activities.



B. Dividends



     On March 19, 1997, the Board of Directors declared a regular quarterly cash dividend of $.06 per share on both Class A and Class B common shares, payable June 16, 1997, to shareholders of record on June 2, 1997.



     On June 9, 1997, the Board of Directors declared a regular quarterly cash dividend of $.06 per share on both Class A and Class B common shares, payable September 15, 1997, to shareholders of record on September 2, 1997.



     On September 8, 1997, the Board of Directors declared a regular quarterly cash dividend of $.06 per share on both Class A and Class B common shares, payable December 15, 1997, to shareholders of record on December 1, 1997.



     On December 11, 1997, the Board of Directors declared a regular quarterly cash dividend of $.07 per share on both Class A and Class B common shares, payable March 16, 1998, to shareholders of record on March 2, 1998.



C. Authorized Shares



     On June 10, 1997, the shareholders approved amendments to the Company's Articles of Incorporation to increase the Company's capitalization to a) 48,000,000 shares of Class A common stock from 16,000,000 shares; b) 18,000,000 shares of Class B common stock from 6,000,000 shares; and c) 5,000,000 shares of preferred stock from 1,000,000 shares.



D. Treasury Stock



     On August 18, 1997, the Company purchased 77,700 shares of Class A common stock owned by three children of Samuel H. Miller, the Company's Co-Chairman of the Board of Directors, and Ruth Miller, who died on November 26, 1996. The purchase price was $36.50 per share plus 8% interest from May 7, 1997 to August 18, 1997, less dividends paid between those two dates, for a total of $2,896,000.



E. Earnings Per Share



     Earnings per share for the nine months ended October 31, 1997 does not equal the sum of the first three quarters because of the effect on weighted average common shares outstanding caused by the public offering of Class A common stock (see note F) and the purchase of treasury stock (see note D).

F. Public Offering/Supplementary Earnings Per Share



     On May 20, 1997, the Company sold to the public 1,955,000 shares of Class A common stock at an initial price of $42.00 per share. Had the issuance of these shares occurred at the beginning of each of the periods presented, earnings per share would have been as follows:



                                                               THREE MONTHS     NINE MONTHS
                                                                   ENDED           ENDED
                                                                OCTOBER 31,     OCTOBER 31,
                                                               ------------     -----------
                                                               1997    1996     1997    1996
                                                               -----   -----    -----   ----
Net earnings before extraordinary gain, net of tax..........   $.71    $.54     $ .16   $.66
Extraordinary gain, net of tax..............................     --     .13       .94    .19
                                                               ----    ----     -----   ----
Net earnings per common share...............................   $.71    $.67     $1.10   $.85
                                                               ====    ====     =====   ====



G. Long-Term Debt



     On December 10, 1997, the Company replaced its $37,500,000 term loan due July 1, 2001 and its $80,000,000 revolving credit facility with a new credit agreement. The new credit agreement with a group of nine banks consists of a $60,000,000 term loan due January 1, 2004 and a $165,000,000 revolving credit facility maturing December 10, 2000.



     Quarterly principal payments of $2,500,000 on the term loan will commence April 1, 1998. The revolving credit facility allows for up to $30,000,000 in outstanding letters of credit, which reduces the revolving credit portion available to the Company. The revolving credit facility may be renewed annually by unanimous consent of the banks or the outstanding revolving credit loans may be converted by the Company to a four-year term loan at its maturity. The new credit agreement provides, among other things, for 1) interest rates ranging from 1/4% to 3/4% over the prime rate or 2% to 2 1/2% over the London Interbank Offered Rate ("LIBOR"); 2) maintenance of a debt service coverage ratio, specified level of net worth and cash flow (as defined); and 3) restriction on dividend payments.

======================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF, OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                             ---------------------
                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT


                                                 PAGE
                                                 -----
Prospectus Supplement Summary..................    S-3
Risk Factors...................................   S-16
Use of Proceeds................................   S-28
Capitalization.................................   S-29
The Company....................................   S-30
Business.......................................   S-32
Strategy for Growth and Competitive
  Advantages...................................   S-61
Selected Consolidated Financial and Other
  Information..................................   S-65
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................   S-66
Properties.....................................   S-75
Description of Certain Indebtedness............   S-78
Management.....................................   S-83
Description of Notes...........................   S-86
Underwriting...................................  S-110
Validity of the Notes..........................  S-111
Index to Consolidated Financial Statements.....    F-1


                                   PROSPECTUS


Available Information..........................      2
Incorporation of Certain Documents by
  Reference....................................      2
Forest City....................................      4
Ratio of Earnings to Fixed Charges.............      4
Use of Proceeds................................      5
Description of Senior Debt Securities..........      5
Description of Subordinated Debt Securities....      9
Description of Preferred Stock.................     21
Description of Depositary Shares...............     23
Description of Common Stock....................     26
Plan of Distribution...........................     28
Validity of the Offered Securities.............     28
Experts........................................     29


======================================================
======================================================

                                  $200,000,000




                                  FOREST CITY
                               ENTERPRISES, INC.


                              % SENIOR NOTES DUE 2008


                             ---------------------

                         [FOREST CITY ENTERPRISES LOGO]

                             ---------------------

                              GOLDMAN, SACHS & CO.


                              MERRILL LYNCH & CO.



                               MCDONALD & COMPANY


                                SECURITIES, INC.

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are estimated as follows:

Securities and Exchange Commission Registration Fee.........  $   73,750.00
Trustee's Fees and Expenses*................................      15,000.00
Transfer Agent and Registrar Fees*..........................      15,000.00
Legal Fees and Expenses*....................................     400,000.00
Accounting Fees and Expenses*...............................     200,000.00
Printing Expenses*..........................................     400,000.00
Miscellaneous*..............................................      40,000.00
                                                              -------------
     Total..................................................  $1,143,750.00
                                                              =============

---------------

* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees, and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees, and agents for settlements, fines, or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees, and agents) are entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard to the corporation's best interests.

     Ohio law does not authorize payment of judgments to a director, officer, employee, or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is permitted, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee, or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation's articles, code of regulations, or by contract except with respect to the advancement of expenses of directors.

     Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees, or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.

     Forest City's Code of Regulations provides that Forest City shall indemnify any person made or threatened to be made a party to any action, suit, or proceeding, other than an action by or in the right of Forest City, by reason of the fact that he is or was a director, trustee, officer, employee, or agent of Forest City or of any other bank, corporation, partnership, trust or other enterprise for which he was serving as a director, officer, or employee at the request of Forest City, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of Forest City, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Under the terms of Forest City's directors' and officers' liability and company reimbursement insurance policy, directors and officers of Forest City are insured against certain liabilities, including liabilities arising under the Securities Act.

ITEM 16. EXHIBITS.

    EXHIBIT
     NUMBER                          DESCRIPTION OF DOCUMENT
    -------                          -----------------------
        1.1   --   Form of Underwriting Agreement for Debt Securities
                   incorporated by reference to Exhibit 1.1 to the Registrant's
                   Registration Statement on Form S-3 (No. 333-22695).
        1.2   --   Form of Underwriting Agreement for Preferred Stock
                   incorporated by reference to Exhibit 1.2 to the Registrant's
                   Registration Statement on Form S-3 (No. 333-22695).
        1.3   --   Form of Underwriting Agreement for Class A Common Stock
                   incorporated by reference to Exhibit 1.3 to the Registrant's
                   Registration Statement on Form S-3 (No. 333-22695).
        4.1   --   Form of Senior Subordinated Indenture between the Registrant and National City Bank, as Trustee thereunder incorporated by reference to Exhibit 4.1 to the Registrant's Registration
                   Statement on Form S-3 (No. 333-22695).
        4.2   --   Form of Junior Subordinated Indenture between the Registrant and National City Bank, as Trustee thereunder incorporated by reference to Exhibit 4.2 to the Registrant's Registration
                   Statement on Form S-3 (No. 333-22695).
        4.3   --   Form of Deposit Agreement, including form of Depositary
                   Receipt incorporated by reference to Exhibit 4.3 to the
                   Registrant's Registration Statement on Form S-3 (No.
                   333-22695).
        4.4   --   Credit Agreement, dated as of July 25, 1994, among Forest
                   City Rental Properties Corporation, the banks named therein and Society National Bank, as agent, incorporated by
                   reference to Exhibit 10.01 to the Registrant's Form 10-Q for the quarter ended July 31, 1994 (File No. 1-4372)
                   (Superceded by Exhibit 4.17).
        4.5   --   Guaranty of Payment of Debt, dated as of July 25, 1994,
                   between Forest City Enterprises, Inc. and the banks named
                   therein incorporated by reference to Exhibit 10.2 to the
                   Registrant's Form 10-Q for the quarter ended July 31, 1994
                   (File No. 1-4372) (Superceded by Exhibit 4.18).
        4.6   --   First Amendment to Credit Agreement, dated as of September
                   12, 1995 among Forest City Rental Properties Corporation,
                   the banks named therein and Society National Bank, as agent, incorporated by reference to Exhibit 10.3 to the
                   Registrant's Form 10-Q for the quarter ended October 31,
                   1995 (File No. 1-4372)(Superceded by Exhibit 4.17).
        4.7   --   First Amendment to Guaranty of Payment of Debt, dated as of
                   September 12, 1995, among Forest City Enterprises, Inc., the banks named therein and Society National Bank, as agent,
                   incorporated by reference to Exhibit 10.4 to the
                   Registrant's Form 10-Q for the quarter ended October 31,
                   1995 (File No. 1-4372)(Superceded by Exhibit 4.18).

    EXHIBIT
     NUMBER                          DESCRIPTION OF DOCUMENT
    -------                          -----------------------
        4.8   --   Second Amendment to Credit Agreement, dated as of April 4,
                   1996, among Forest City Rental Properties Corporation, the banks named therein and Society National Bank, as agent,
                   incorporated by reference to Exhibit 4.8 to the Registrant's
                   Registration Statement on Form S-3 (No. 333-22695)
                   (Superceded by Exhibit 4.17).
        4.9   --   Second Amendment to Guaranty of Payment of Debt, dated as of
                   April 4, 1996, among Forest City Enterprises, Inc., the
                   banks named therein and Society National Bank, as agent,
                   incorporated by reference to Exhibit 10.6 to the
                   Registrant's Form 10-K for the fiscal year ended January 31,
                   1997 (File No. 1-4372)(Superceded by Exhibit 4.18).
        4.10  --   Third Amendment to Credit Agreement, dated as of December
                   18, 1996, among Forest City Rental Properties Corporation, the banks named therein and KeyBank National Association,
                   f/k/a Society National Bank, as agent, incorporated by
                   reference to Exhibit 4.10 to the Registrant's Registration
                   Statement on Form S-3 (No. 333-22695)(Superceded by Exhibit
                   4.17).
        4.11  --   Third Amendment to Guaranty of Payment of Debt, dated as of
                   December 18, 1996, among Forest City Enterprises, Inc., the banks named therein and KeyBank National Association, f/k/a
                   Society National Bank, as agent, incorporated by reference to Exhibit 4.11 to the Registrant's Registration Statement
                   on Form S-3 (No. 333-22695)(Superceded by Exhibit 4.18).
        4.12  --   Amended Articles of Incorporation of the Registrant,
                   incorporated by reference to Exhibit 3.1 to the Registrant's
                   Form 10-Q for the quarter ended October 31, 1983 (File No.
                   1-4372).
        4.13  --   Code of Regulations of the Registrant, incorporated by
                   reference to Exhibit 3.2 to the Registrant's Form 10-K for the fiscal year ended January 31, 1997 (File No. 1-4372).
      **4.14  --   Certificate of Amendment by Shareholders to the Articles of
                   Incorporation of Forest City Enterprises, Inc. dated June
                   24, 1997.
        4.15  --   Fourth Amendment to Credit Agreement, dated as of January 1,
                   1997, among Forest City Rental Properties Corporation, the banks named therein and KeyBank National Association, f/k/a
                   Society National Bank, as agent, incorporated by reference to Exhibit 10.36 to the Registrant's Form 10-Q for the
                   quarter ended July 31, 1997 (File No. 1-4372)(Superceded by
                   Exhibit 4.17).
        4.16  --   Fourth Amendment to Guaranty of Payment of Debt, dated as of
                   January 1, 1997, among Forest City Enterprises, Inc., the
                   banks named therein and KeyBank National Association, f/k/a
                   Society National Bank, as agent, incorporated by reference to Exhibit 10.37 to the Registrant's Form 10-Q for the
                   quarter ended July 31, 1997 (File No. 1-4372)(Superceded by
                   Exhibit 4.18).
        4.17  --   Credit Agreement, dated as of December 10, 1997, among
                   Forest City Rental Properties Corporation, the banks named therein and KeyBank National Association, as administrative agent, and National City Bank, as syndication agent,
                   incorporated by reference to Exhibit 10.38 to the
                   Registrant's Form 10-Q for the quarter ended October 31,
                   1997 (File No. 1-4372).
        4.18  --   Guaranty of Payment of Debt, dated as of December 10, 1997, by and among Forest City Enterprises, Inc. and the banks
                   named therein, KeyBank National Association, as
                   administrative agent, and National City Bank, as syndication agent, incorporated by reference to Exhibit 10.39 to the
                   Registrant's Form 10-Q for the quarter ended October 31,
                   1997 (File No. 1-4372).

    EXHIBIT
     NUMBER                          DESCRIPTION OF DOCUMENT
    -------                          -----------------------
      **4.19  --   First Amendment to Credit Agreement, dated as of January 20,
                   1998, among Forest City Rental Properties Corporation, the banks named therein and KeyBank National Association, as
                   administrative agent, and National City Bank, as syndication agent.
      **4.20  --   First Amendment to Guaranty of Payment of Debt, dated as of
                   January 20, 1998, among Forest City Enterprises, Inc., the banks named therein and KeyBank National Association, as
                   administrative agent, and National City Bank, as syndication agent.
      **4.21  --   Letter Agreement, dated as of February 25, 1998, among
                   Forest City Enterprises, Inc., Forest City Rental Properties
                   Corporation, the banks named therein and KeyBank National
                   Association, as administrative agent, and National City
                   Bank, as syndication agent.
       *4.22  --   Form of Senior Indenture between the Registrant and The Bank of New York, as Trustee thereunder.
      **5     --   Opinion of Jones, Day, Reavis & Pogue.
     **12     --   Computation of Ratio of Earnings to Fixed Charges.
     **23.1   --   Consent of Coopers & Lybrand, L.L.P.
     **23.2   --   Consent of Jones, Day, Reavis & Pogue (contained in Exhibit
                   5).
     **24     --   Powers of Attorney.
     **25.1   --   Form T-1 Statement of Eligibility under the Trust Indenture
                   Act of 1939 of National City Bank, as Trustee under the
                   Senior Subordinated Indenture.
     **25.2   --   Form T-1 Statement of Eligibility under the Trust Indenture
                   Act of 1939 of National City Bank, as Trustee under the
                   Junior Subordinated Indenture.
      *25.3   --   Form T-1 Statement of Eligibility under the Trust Indenture
                   Act of 1939 of The Bank of New York, as Trustee under the
                   Senior Indenture.


---------------
  *Filed herewith.

 **Previously filed.

***To be filed by amendment.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that:

     For purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be determined to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registrant Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, the State of Ohio, on March 6, 1998.



                                          FOREST CITY ENTERPRISES, INC.
                                          By: /s/ THOMAS G. SMITH
                                            ------------------------------------


                                          Thomas G. Smith


                                          Senior Vice President,


                                          Chief Financial Officer and Secretary



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS PRE-EFFECTIVE AMENDMENT NO. 2 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                   SIGNATURE                                       TITLE                        DATE
                   ---------                                       -----                        ----

*                                                 Co-Chairman of the Board                    March 6, 1998
------------------------------------------------  and Director
Albert B. Ratner

*                                                 Co-Chairman of the Board,                   March 6, 1998
------------------------------------------------  Treasurer and Director
Samuel H. Miller

*                                                 President, Chief Executive                  March 6, 1998
------------------------------------------------  Officer and Director (Principal
Charles A. Ratner                                 Executive Officer)

/s/ THOMAS G. SMITH                               Senior Vice President, Chief                March 6, 1998
------------------------------------------------  Financial Officer and Secretary
Thomas G. Smith                                   (Principal Financial Officer)

*                                                 Vice President and Corporate                March 6, 1998
------------------------------------------------  Controller (Principal Accounting
Linda M. Kane                                     Officer)

*                                                 Executive Vice President                    March 6, 1998
------------------------------------------------  and Director
James A. Ratner

*                                                 Executive Vice President                    March 6, 1998
------------------------------------------------  and Director
Ronald A. Ratner

*                                                 Director                                    March 6, 1998
------------------------------------------------
Joan K. Shafran

*                                                 Director                                    March 6, 1998
------------------------------------------------
J. Maurice Struchen

                   SIGNATURE                                       TITLE                        DATE
                   ---------                                       -----                        ----
*                                                 Director                                    March 6, 1998
------------------------------------------------
Michael P. Esposito, Jr.

*                                                 Director                                    March 6, 1998
------------------------------------------------
Jerry V. Jarrett

*                                                 Director                                    March 6, 1998
------------------------------------------------
Scott S. Cowen

*                                                 Director                                    March 6, 1998
------------------------------------------------
Brian J. Ratner

*                                                 Director                                    March 6, 1998
------------------------------------------------
Deborah Ratner Salzberg


---------------


* The undersigned, pursuant to a Power of Attorney executed by each of the Directors and officers identified above and filed with the Securities and Exchange Commission, by signing his name hereto, does hereby sign and execute this Pre-Effective Amendment No. 2 to Registration Statement on behalf of each of the persons noted above, in the capacities indicated.



By: /s/ Thomas G. Smith                                                        March 6, 1998
    -----------------------------------------
    Thomas G. Smith, Attorney-in-Fact

                                 EXHIBIT INDEX


    EXHIBIT
     NUMBER                          DESCRIPTION OF DOCUMENT
    -------                          -----------------------
        1.1   --   Form of Underwriting Agreement for Debt Securities
                   incorporated by reference to Exhibit 1.1 to the Registrant's
                   Registration Statement on Form S-3 (No. 333-22695).
        1.2   --   Form of Underwriting Agreement for Preferred Stock
                   incorporated by reference to Exhibit 1.2 to the Registrant's
                   Registration Statement on Form S-3 (No. 333-22695).
        1.3   --   Form of Underwriting Agreement for Class A Common Stock
                   incorporated by reference to Exhibit 1.3 to the Registrant's
                   Registration Statement on Form S-3 (No. 333-22695).
        4.1   --   Form of Senior Subordinated Indenture between the Registrant and National City Bank, as Trustee thereunder incorporated by reference to Exhibit 4.1 to the Registrant's Registration
                   Statement on Form S-3 (No. 333-22695).
        4.2   --   Form of Junior Subordinated Indenture between the Registrant and National City Bank, as Trustee thereunder incorporated by reference to Exhibit 4.2 to the Registrant's Registration
                   Statement on Form S-3 (No. 333-22695).
        4.3   --   Form of Deposit Agreement, including form of Depositary
                   Receipt incorporated by reference to Exhibit 4.3 to the
                   Registrant's Registration Statement on Form S-3 (No.
                   333-22695).
        4.4   --   Credit Agreement, dated as of July 25, 1994, among Forest
                   City Rental Properties Corporation, the banks named therein and Society National Bank, as agent, incorporated by
                   reference to Exhibit 10.01 to the Registrant's Form 10-Q for the quarter ended July 31, 1994 (File No. 1-4372)
                   (Superceded by Exhibit 4.17).
        4.5   --   Guaranty of Payment of Debt, dated as of July 25, 1994,
                   between Forest City Enterprises, Inc. and the banks named
                   therein incorporated by reference to Exhibit 10.2 to the
                   Registrant's Form 10-Q for the quarter ended July 31, 1994
                   (File No. 1-4372) (Superceded by Exhibit 4.18).
        4.6   --   First Amendment to Credit Agreement, dated as of September
                   12, 1995 among Forest City Rental Properties Corporation,
                   the banks named therein and Society National Bank, as agent, incorporated by reference to Exhibit 10.3 to the
                   Registrant's Form 10-Q for the quarter ended October 31,
                   1995 (File No. 1-4372)(Superceded by Exhibit 4.17).
        4.7   --   First Amendment to Guaranty of Payment of Debt, dated as of
                   September 12, 1995, among Forest City Enterprises, Inc., the banks named therein and Society National Bank, as agent,
                   incorporated by reference to Exhibit 10.4 to the
                   Registrant's Form 10-Q for the quarter ended October 31,
                   1995 (File No. 1-4372)(Superceded by Exhibit 4.18).
        4.8   --   Second Amendment to Credit Agreement, dated as of April 4,
                   1996, among Forest City Rental Properties Corporation, the banks named therein and Society National Bank, as agent,
                   incorporated by reference to Exhibit 4.8 to the Registrant's
                   Registration Statement on Form S-3 (No. 333-22695)
                   (Superceded by Exhibit 4.17).
        4.9   --   Second Amendment to Guaranty of Payment of Debt, dated as of
                   April 4, 1996, among Forest City Enterprises, Inc., the
                   banks named therein and Society National Bank, as agent,
                   incorporated by reference to Exhibit 10.6 to the
                   Registrant's Form 10-K for the fiscal year ended January 31,
                   1997 (File No. 1-4372)(Superceded by Exhibit 4.18).
        4.10  --   Third Amendment to Credit Agreement, dated as of December
                   18, 1996, among Forest City Rental Properties Corporation, the banks named therein and KeyBank National Association,
                   f/k/a Society National Bank, as agent, incorporated by
                   reference to Exhibit 4.10 to the Registrant's Registration
                   Statement on Form S-3 (No. 333-22695)(Superceded by Exhibit
                   4.17).
        4.11  --   Third Amendment to Guaranty of Payment of Debt, dated as of
                   December 18, 1996, among Forest City Enterprises, Inc., the banks named therein and KeyBank National Association, f/k/a
                   Society National Bank, as agent, incorporated by reference to Exhibit 4.11 to the Registrant's Registration Statement
                   on Form S-3 (No. 333-22695)(Superceded by Exhibit 4.18).
        4.12  --   Amended Articles of Incorporation of the Registrant,
                   incorporated by reference to Exhibit 3.1 to the Registrant's
                   Form 10-Q for the quarter ended October 31, 1983 (File No.
                   1-4372).

    EXHIBIT
     NUMBER                          DESCRIPTION OF DOCUMENT
    -------                          -----------------------
        4.13  --   Code of Regulations of the Registrant, incorporated by
                   reference to Exhibit 3.2 to the Registrant's Form 10-K for the fiscal year ended January 31, 1997 (File No. 1-4372).
      **4.14  --   Certificate of Amendment by Shareholders to the Articles of
                   Incorporation of Forest City Enterprises, Inc. dated June
                   24, 1997.
        4.15  --   Fourth Amendment to Credit Agreement, dated as of January 1,
                   1997, among Forest City Rental Properties Corporation, the banks named therein and KeyBank National Association, f/k/a
                   Society National Bank, as agent, incorporated by reference to Exhibit 10.36 to the Registrant's Form 10-Q for the
                   quarter ended July 31, 1997 (File No. 1-4372)(Superceded by
                   Exhibit 4.17).
        4.16  --   Fourth Amendment to Guaranty of Payment of Debt, dated as of
                   January 1, 1997, among Forest City Enterprises, Inc., the
                   banks named therein and KeyBank National Association, f/k/a
                   Society National Bank, as agent, incorporated by reference to Exhibit 10.37 to the Registrant's Form 10-Q for the
                   quarter ended July 31, 1997 (File No. 1-4372)(Superceded by
                   Exhibit 4.18).
        4.17  --   Credit Agreement, dated as of December 10, 1997, among
                   Forest City Rental Properties Corporation, the banks named therein and KeyBank National Association, as administrative agent, and National City Bank, as syndication agent,
                   incorporated by reference to Exhibit 10.38 to the
                   Registrant's Form 10-Q for the quarter ended October 31,
                   1997 (File No. 1-4372).
        4.18  --   Guaranty of Payment of Debt, dated as of December 10, 1997, by and among Forest City Enterprises, Inc. and the banks
                   named therein, KeyBank National Association, as
                   administrative agent, and National City Bank, as syndication agent, incorporated by reference to Exhibit 10.39 to the
                   Registrant's Form 10-Q for the quarter ended October 31,
                   1997 (File No. 1-4372).
      **4.19  --   First Amendment to Credit Agreement, dated as of January 20,
                   1998, among Forest City Rental Properties Corporation, the banks named therein and KeyBank National Association, as
                   administrative agent, and National City Bank, as syndication agent.
      **4.20  --   First Amendment to Guaranty of Payment of Debt, dated as of
                   January 20, 1998, among Forest City Enterprises, Inc., the banks named therein and KeyBank National Association, as
                   administrative agent, and National City Bank, as syndication agent.
      **4.21  --   Letter Agreement, dated as of February 25, 1998, among
                   Forest City Enterprises, Inc., Forest City Rental Properties
                   Corporation, the banks named therein and KeyBank National
                   Association, as administrative agent, and National City
                   Bank, as syndication agent.
       *4.22  --   Form of Senior Indenture between the Registrant and The Bank of New York, as Trustee thereunder.
      **5     --   Opinion of Jones, Day, Reavis & Pogue.
     **12     --   Computation of Ratio of Earnings to Fixed Charges.
     **23.1   --   Consent of Coopers & Lybrand, L.L.P.
     **23.2   --   Consent of Jones, Day, Reavis & Pogue (contained in Exhibit
                   5).
     **24     --   Powers of Attorney.
     **25.1   --   Form T-1 Statement of Eligibility under the Trust Indenture
                   Act of 1939 of National City Bank, as Trustee under the
                   Senior Subordinated Indenture.
     **25.2   --   Form T-1 Statement of Eligibility under the Trust Indenture
                   Act of 1939 of National City Bank, as Trustee under the
                   Junior Subordinated Indenture.
      *25.3   --   Form T-1 Statement of Eligibility under the Trust Indenture
                   Act of 1939 of The Bank of New York, as Trustee under the
                   Senior Indenture.


---------------
  *Filed herewith.

 **Previously filed.

***To be filed by amendment.